As filed with the Securities and Exchange Commission on July 6, 2007
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL NUTRITION CENTERS, INC.
As Issuer and Registrant of Debt Securities

SEE TABLE OF ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS
LISTED ON THE FOLLOWING PAGE

Delaware	5499	72-1575168
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

Mark L. Weintrub
Senior Vice President and Chief Legal Officer
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Michael A. Woronoff
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
(310) 557-2900

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price	Fee(1)
Senior Floating Rate Toggle Exchange Notes due 2014	$300,000,000	100%	$300,000,000	$9,210.00
10.75% Senior Subordinated Exchange Notes due 2015	$110,000,000	100%	$110,000,000	$3,377.00
Guarantees of Senior Floating Rate Toggle Exchange Notes due 2014	—	—	—	(2)
Guarantees of 10.75% Senior Subordinated Exchange Notes due 2015	—	—	—	(2)

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act based on the book value as of July 5, 2007 of the Exchange Notes to be issued by the registrant in the exchange described herein.

(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the Guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

TABLE OF ADDITIONAL REGISTRANT SUBSIDIARY GUARANTORS

		Primary Standard
	State or Other	Industrial	I.R.S. Employer
	Jurisdiction of	Classification	Identification
Exact Name Specified in Charter*	Organization	Number	Number

General Nutrition Investment Company	Arizona	6794	51-0313878
GNC (Canada) Holding Company	Delaware	5499	25-1787452
General Nutrition Distribution Company	Delaware	5122	51-0343436
General Nutrition Government Services, Inc.	Delaware	5499	25-1797015
General Nutrition International, Inc.	Delaware	6794	51-0314976
GN Investment, Inc.	Delaware	5499	52-2081543
GNC US Delaware, Inc.	Delaware	6794	36-4345801
General Nutrition Systems, Inc.	Delaware	5499	51-0393924
Informed Nutrition, Inc.	Florida	5499	52-2005781
General Nutrition Corporation	Pennsylvania	5499	25-1124574
General Nutrition Distribution, L.P.	Pennsylvania	5122	23-2946511
General Nutrition, Incorporated	Pennsylvania	5499	25-1027307
Nutra Manufacturing Inc.	South Carolina	2834	52-1456779
General Nutrition Companies, Inc.	Delaware	5499	04-3056351
GNC Canada Limited	Delaware	5499	25-1787453
GNC Franchising, LLC	Pennsylvania	6794	25-1560212
Nutra Sales Corporation	Arizona	5499	52-2103619
GNC Funding, Inc.	Delaware	6794	20-8577837
GNC Card Services, Inc.	Ohio	6153	20-8488777

*	Address and telephone number of principal executive offices are the same as General Nutrition Centers, Inc.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2007
PROSPECTUS
General Nutrition Centers, Inc.

Offers to Exchange
Senior Floating Rate Toggle Exchange Notes due 2014
for all Outstanding
Senior Floating Rate Toggle Notes due 2014
and
10.75% Senior Subordinated Exchange Notes due 2015
for all Outstanding
10.75% Senior Subordinated Notes due 2015

The Exchange Notes:

•	The terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that some of the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

•	The notes will be guaranteed on a senior subordinated unsecured basis by each of our existing and future U.S. Subsidiaries (as defined under “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes”). If we fail to make payments on the Exchange Notes, the guarantors must make them instead.

•	There is no existing market for the exchange notes and we do not intend to apply for listing on any market or exchange.

The Exchange Offers:

•	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended.

•	The exchange offers are not subject to any conditions other than that they not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange all notes that are validly tendered and not withdrawn prior to the expiration of the exchange offers.

•	Tenders of Outstanding Notes may be withdrawn at any time before the expiration of the exchange offers.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offers and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus or the investment merits of the Exchange Notes. Any representation to the contrary is unlawful.

The date of this prospectus is          , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell the Exchange Notes in any jurisdiction where an offer or sale is not permitted.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Forward-looking statements may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Discussions containing such forward-looking statements may be found in Items 1, 2, 3, 7 and 7A hereof, as well as within this prospectus generally. In addition, when used in this prospectus, the words “subject to,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “project,” “may,” “will,” “should,” “can,” or the negative thereof, or variations thereon, or similar expressions, or discussions of strategy, are intended to identify forward-looking statements, which are inherently uncertain.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but we may not realize our expectations and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:

•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material product liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	the lack of long-term experience with human consumption of ingredients in some of our products;

•	increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

•	the impact of our substantial debt on our operating income and our ability to grow;

•	the failure to adequately protect or enforce our intellectual property rights against competitors;

•	changes in applicable laws relating to our franchise operations; and

•	our inability to expand our franchise operations or attract new franchisees.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

ii

MARKET AND INDUSTRY DATA

Throughout this prospectus, we use market data and industry forecasts and projections that we have obtained from market research, publicly available information, and industry publications. The industry forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and we cannot give you any assurance that any of the projected results will be achieved.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names, or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the owner of the trademark, trade name, or service mark.

The contents of our website, www.gnc.com, are not a part of this prospectus.

iii

SUMMARY

This summary highlights the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Before making an investment decision, you should carefully consider the information under the heading “Risk Factors” and our consolidated financial statements and accompanying notes in this prospectus. Unless the context requires otherwise or as otherwise indicated, “we,” “us,” “our,” and “GNC” refer to General Nutrition Centers, Inc. and its consolidated subsidiaries. “Guarantors” or “subsidiary guarantors” means our subsidiaries that will guarantee the payments due under the notes as described in “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.”

Company Overview

With our worldwide network of over 5,900 locations and our www.gnc.com website, we are the largest global specialty retailer of health and wellness products, including vitamins, minerals, and herbal and specialty supplements (“VMHS”), sports nutrition products, and diet products. We believe that the strength of our GNC® brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in our industry. We derive our revenues principally from product sales to third parties through our company-owned stores, franchise activities, and sales of products manufactured in our facilities. Our broad and deep product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, Pro Performance®, and Preventive Nutrition®, and under nationally recognized third-party brands.

Our domestic retail network, which is the largest specialty retail store network in the U.S. nutritional supplements industry according to Nutrition Business Journal’s Supplement Business Report 2006, is approximately ten times larger than that of our next largest U.S. specialty retail competitor, and provides a leading platform for our vendors to distribute their products to their target consumer. This gives us leverage with our vendor partners and has enabled us to negotiate product exclusives and first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through GNC stores, our website, or through drugstore.com. As the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates. We believe that our expansive retail network, our differentiated merchandise offering, and our quality customer service result in a unique shopping experience.

Our Strategic Repositioning

In 2005, we undertook a series of strategic initiatives to enhance our business and establish a foundation for stronger future performance. Specifically, we:

•	introduced a single national pricing structure in order to improve our customer value perception;

•	developed and executed a national, more diversified marketing program focused on reinforcing GNC’s brand name;

•	overhauled our field organization and store programs to improve our customer shopping experience;

•	focused our merchandising and marketing initiatives on driving increased traffic to our store locations;

•	improved our supply chain and inventory management, resulting in better in-stock levels;

•	reinvigorated our proprietary new product development activities;

•	revitalized our vendor relationships, including their new product development activities and our exclusive or first-to-market access to new products;

•	realigned our franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchised stores;

•	reduced our overhead cost structure; and

•	launched www.gnc.com.

These initiatives have allowed us to capitalize on our national footprint, brand awareness, and competitive positioning to improve our overall operating performance. Since the first quarter of 2005, domestic company-owned same store sales have improved with each successive quarter, culminating with a 6.5% increase in company-owned same store sales in the fourth quarter of 2006. For the year ended December 31, 2006, domestic same store sales increased 11.1%. We also realized steady improvement in our product categories, highlighted by particular strength in the sports nutrition and VMHS categories. During the latter part of 2005 we began to see a stabilizing diet category and, for the year ended December 31, 2006, we saw substantial improvement in the category compared to 2005. We anticipate that these positive trends in our business will continue in the future given that we believe they are the result of underlying changes to our business model implemented by our strategic initiatives.

Business Overview

The following charts illustrate, for the year ended December 31, 2006, the percentage of our net revenue generated by our three business segments and the percentage of our net U.S. retail supplement revenue generated by our product categories:

Net Revenue by Segment

Retail Revenue by Product

We have a diverse portfolio of product offerings, and we do not have any meaningful concentration of sales from any single product or product line. Our sales trends in the first half of 2005 were impacted by a decline in diet products related to the slowdown of the low-carbohydrate diet trend. However, excluding the diet category, we have been able to generate positive same store sales for eleven of the thirteen quarters since the beginning of 2004.

As of March 31, 2007, our retail network included 5,989 GNC locations globally, including: (1) 2,560 company-owned stores in the United States (including stores in all 50 states, the District of Columbia, and Puerto Rico); (2) 139 company-owned stores in Canada; (3) 1,021 domestic franchised stores; (4) 1,001 international franchised stores in 48 international markets; and (5) 1,268 GNC “store-within-a-store” locations under our strategic alliance with Rite Aid Corporation. In December 2005, we also started selling products through our website, www.gnc.com. This additional sales channel has enabled us to market and sell our products in regions where we do not have retail operations or have limited operations.

In addition to our large existing store base, we have a stable workforce and a vertically integrated structure. As a result, we can support higher sales volume without adding significant incremental costs, which enables us to convert a higher percentage of our net revenue into cash flow from operations. In addition, our stores require only modest capital expenditures, allowing us to generate substantial free cash flow before debt amortization.

Our franchise activities generate income primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees. We believe that our franchise program enhances our brand awareness and market presence and should enable us to continue to expand our store base internationally with limited capital expenditures on our part.

We offer a wide range of nutritional supplements sold under our GNC proprietary brand names and under nationally recognized third-party brand names. Sales of our proprietary brands generally have higher gross margins than sales of third-party brands and represented approximately 46% of our net retail product revenues at company-owned stores for 2006. We believe that this high percentage of proprietary branded sales is a testament to the value and quality perception of the GNC brand name by our consumers. We are a vertically integrated producer and supplier of nutritional supplements with technologically sophisticated manufacturing and distribution facilities supporting our retail stores. We believe our vertical integration allows us to better control costs, protect product quality, monitor delivery times, and maintain appropriate inventory levels.

Risks Related to Our Business and Strategy

Despite our competitive strengths, there are a number of risks and uncertainties that may affect our financial and operating performance and our ability to execute our business strategy, including unfavorable publicity or consumer perception of our products and any similar products distributed by other companies and our failure to appropriately respond to changing consumer preferences and demand for new products and services. In addition to these risks and uncertainties, you should also consider the risks discussed under “Risk Factors.”

Corporate History

We are a holding company and all of our operations are conducted through our operating subsidiaries.

On February 8, 2007, GNC Parent Corporation, our ultimate parent company at that time, entered into an Agreement and Plan of Merger with GNC Acquisition Inc. and its parent company, GNC Acquisition Holdings Inc. On March 16, 2007, the merger (the “March 2007 Merger”) was consummated. Pursuant to the merger agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation as the surviving corporation. Subsequently on March 16, 2007, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC.

The merger consideration totaled $1.65 billion, plus an agreed upon closing cash amount minus amounts of all funded debt outstanding at the closing. The merger consideration is subject to certain post-closing adjustments, including an adjustment for the aggregate amount of certain differences of working capital from an agreed upon working capital target. In addition, as a result of the March 2007 Merger, our Parent will obtain certain tax benefits. The merger was funded with a combination of equity contributions and our issuance of new debt. The new debt, which was entered into or issued on the closing, consisted of a Senior Credit Facility comprised of a $675.0 million term loan facility and a $60.0 million revolving credit facility (the “Senior Credit Facility”), $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the “Outstanding Senior Notes”), and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015 (the “Outstanding Senior Subordinated Notes”). We utilized proceeds from the new debt to repay our December 2003 Senior Credit Facility, our 8 5/8% senior notes issued in January 2005, and our 8 1/2% senior subordinated notes issued in December 2003. We contributed the remainder of the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to repay GNC Parent Corporation’s outstanding floating rate senior PIK notes issued in November 2006, pay the merger consideration, and pay fees and expenses related to the March 2007 Merger.

As a result of the March 2007 Merger, GNC Acquisition Holdings Inc. became the sole equity holder of GNC Parent LLC and the ultimate parent company of both GNC Corporation, our direct parent company, and us. The outstanding capital stock of GNC Acquisition Holdings Inc. is beneficially owned by affiliates of Ares Management LLC and Teachers’ Private Capital, certain institutional investors, certain of our directors, and certain former stockholders of GNC Parent Corporation, including members of our management. Refer to Note 25, “Subsequent Events,” to our consolidated financial statements included in this prospectus for additional information.

GNC Parent Corporation was formed in November 2006 to acquire all the outstanding common stock of GNC Corporation.

We were formed in October 2003 and GNC Corporation was formed as a Delaware corporation in November 2003 by Apollo Management V, L.P., an affiliate of Apollo Management V, L.P. and members of our management to acquire General Nutrition Companies, Inc. from Numico USA, Inc., a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. (collectively, “Numico”). In December 2003, we purchased all of the outstanding equity interests of General Nutrition Companies, Inc.

General Nutrition Companies, Inc. was founded in 1935 by David Shakarian who opened its first health food store in Pittsburgh, Pennsylvania. Since that time, the number of stores has continued to grow, and General Nutrition Companies, Inc. began producing its own vitamin and mineral supplements as well as foods, beverages, and cosmetics. General Nutrition Companies, Inc. was acquired in August 1999 by Numico Investment Corp. and, prior to its acquisition, was a publicly traded company listed on the Nasdaq National Market.

The Sponsors

Ares Management LLC (“Ares Management”) is a private investment firm with approximately $12 billion of committed capital. Founded in 1997, Ares Management specializes in originating and managing assets in both the leveraged finance and private equity markets. Ares Management’s private equity activities are conducted through the Ares Corporate Opportunities Funds (“ACOF”). ACOF’s retail and consumer product portfolio companies include National Bedding Company (Serta), Samsonite Corporation, Orchard Supply Hardware Stores Corp., Maidenform Brands, Inc. and Anchor Blue Retail Group, Inc. Ares Management’s leveraged finance activities in the U.S. and Europe are conducted through its Capital Markets Group and its management of Ares Capital Corporation (NASDAQ: ARCC), a publicly traded business development company. Ares Management’s expertise enables the firm to invest across a capital structure, from senior secured floating rate debt to common equity. The firm has over 150 employees and offices in Los Angeles, New York, and London (www.aresmgmt.com).

Teachers’ Private Capital is the private investment arm of the US$85 billion Ontario Teachers’ Pension Plan, an independent corporation responsible for investing the fund and administering the pensions of Ontario’s 264,000 active and retired teachers. With more than US$12 billion in assets, Teachers’ Private Capital is one of North America’s largest private investors, providing capital for large and mid-cap companies, infrastructure assets as well as venture capital for developing industries. It has completed a number of major retail and consumer product transactions, including Shoppers Drug Mart Corporation, Easton-Bell Sports Inc., Samsonite Corporation, National Bedding Company (Serta) and Doane Pet Care Company. Other notable private investments include Yellow Pages Group, Maple Leaf Sports & Entertainment and Alliance Laundry Holdings (www.otpp.com).

SUMMARY OF THE EXCHANGE OFFERS

The summary below describes the principal terms of the exchange offers. The description below is subject to important limitations and exceptions. Please read the section entitled “The Exchange Offers” in this prospectus which contains a more detailed description of the exchange offers. In this prospectus, the term “Outstanding Senior Notes” refers to the outstanding Senior Floating Rate Toggle Notes due 2014 and the term “Outstanding Senior Subordinated Notes” refers to the outstanding 10.75% Senior Subordinated Notes due 2015, all of which are referred to collectively as the “Outstanding Notes.” The term “Exchange Senior Notes” refers to the Senior Floating Rate Toggle Notes due 2014 and the term “Exchange Senior Subordinated Notes” refers to the 10.75% Senior Subordinated Notes due 2015, each as registered under the Securities Act of 1933, as amended (the “Securities Act”), and all of which are referred to collectively as the “Exchange Notes.” The terms “Senior Notes” and “Senior Subordinated Notes” refer collectively to the Outstanding Senior Notes and Exchange Senior Notes and to the Outstanding Senior Subordinated Notes and Exchange Senior Subordinated Notes, respectively. The term “Notes” refers collectively to the Outstanding Notes and the Exchange Notes.

The Exchange Offers	We are offering to exchange the Exchange Notes, which have been registered under the Securities Act, for the Outstanding Notes, which have not been registered under the Securities Act. We issued the Outstanding Notes on March 16, 2007.

In order to exchange your Outstanding Notes, you must promptly tender them before the expiration date (as described herein). All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the Exchange Notes on or promptly after the expiration date.

You may only exchange Outstanding Notes with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof.

Registration Rights Agreements	We sold the Outstanding Notes on March 16, 2007 to J.P. Morgan Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc. and other initial purchasers. Simultaneously with that sale, we signed registration rights agreements with the initial purchasers relating to the Outstanding Notes that require us to conduct these exchange offers.

You have the right under the registration rights agreements to exchange your Outstanding Notes for Exchange Notes. The exchange offers are intended to satisfy such right. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

For a description of the procedures for tendering Outstanding Notes, see the section “The Exchange Offers” under the heading “Procedures for Tendering Outstanding Notes.”

Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the applicable exchange offer. See the section “The Exchange Offers” under the heading “Expiration Date; Extensions; Amendments.” We do not currently intend to extend the expiration date.

Conditions to the Exchange Offers	The exchange offers are subject to conditions that we may waive in our sole discretion. The exchange offers are not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. See the section “The Exchange Offers” under the heading “Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes	If you are a record holder of Outstanding Notes and wish to participate in an exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the Outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold Outstanding Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes; and

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Outstanding Notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Outstanding Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offers.

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your Outstanding Notes at any time prior to the expiration of the applicable exchange offer. We will return to you any of your Outstanding Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer. See “The Exchange Offers” under the heading “Withdrawal Rights.”

Resales of Exchange Notes	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offers in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” Any holder of Outstanding Notes that:

• is our affiliate;

• does not acquire Exchange Notes in the ordinary course of its business; or

• tenders its Outstanding Notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of the exchange offers, we will have fulfilled a covenant under the registration rights agreement, and the payment of Additional Interest will cease. If you do not tender your Outstanding Notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the applicable indenture, except that we will not have any further obligation to you to provide for the exchange and registration of the

Outstanding Notes under the registration rights agreements. To the extent that Outstanding Notes are tendered and accepted in the exchange offers, the trading market for Outstanding Notes could be adversely affected.

Consequences of Failure to Exchange	If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offers, you will still have the restrictions on transfer provided in the Outstanding Notes and in the indentures that govern both the Outstanding Notes and the Exchange Notes. In general, the Outstanding Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the Outstanding Notes under the Securities Act. See the section “Risk Factors” under the heading “There are consequences associated with failing to exchange the Outstanding Notes for the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offers is LaSalle Bank National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section “The Exchange Offers” under the heading “Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See the section “Use of Proceeds.”

United States Federal Income Tax Consequences	Your participation in the exchange offers generally will not be a taxable exchange for U.S. federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “U.S. Federal Income Tax Considerations.”

SUMMARY DESCRIPTION OF EXCHANGE NOTES

The following summary contains basic information about the Exchange Notes and is not intended to be complete. It may not contain all of the information that may be important to you. The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the Outstanding Notes are not applicable to the Exchange Notes. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be governed by the same indenture relating to that series of Notes. For a more complete description of the Exchange Notes, see “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.” In this summary of the offering, the words “we,” “us,” and “our” refer only to General Nutrition Centers, Inc. and not to any of our subsidiaries.

Issuer	General Nutrition Centers, Inc.

Securities Offered	We are offering to exchange $300 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 and $110 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015.

Maturity	The Exchange Senior Notes will mature on March 15, 2014 and the Exchange Senior Subordinated Notes will mature on March 15, 2015.

Interest Payment Dates	March 15 and September 15 of each year, commencing on September 15, 2007. Interest will accrue from March 16, 2007.

Interest	We may elect to pay interest on the Exchange Senior Notes entirely in cash, entirely by increasing the principal amount of the Notes or issuing new Notes (“PIK interest”), or on 50% of the outstanding principal amount of the Exchange Senior Notes in cash and on 50% of the outstanding principal amount of the Exchange Senior Notes by increasing the principal amount of the Exchange Senior Notes or by issuing new Notes (“partial PIK interest”). Cash interest on the Exchange Senior Notes will accrue at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, will accrue at six-month LIBOR plus 5.25% per annum. If we elect to pay PIK interest or partial PIK interest, we will increase the principal amount of the Exchange Senior Notes or issue new Exchange Senior Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Notes on the relevant record date.

The Exchange Senior Notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes.

The Exchange Senior Subordinated Notes will accrue interest at 10.75% per annum.

Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	The Exchange Notes will be guaranteed on an unsecured senior basis by each of our existing and future U.S. Subsidiaries (as defined under “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes”). If we fail to make payments on the Exchange Notes, the guarantors must make them instead.

Ranking	The Exchange Senior Notes and the guarantees thereof will be our and the guarantors’ unsecured senior obligations and will:

• rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the Exchange Senior Subordinated Notes and the guarantees thereof;

• rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including the indebtedness and other obligations under our Senior Credit Facility;

• effectively rank junior to all of our and the guarantors’ existing and future secured debt, including borrowings under our Senior Credit Facility to the extent of the value of the assets securing that debt; and

• effectively rank junior to all indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables.

The Exchange Senior Subordinated Notes and the guarantees thereof will be our and the guarantors’ senior subordinated unsecured obligations and will:

• rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

• rank equally in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness;

• rank junior in right of payment to all of our and the guarantors’ existing and future senior debt, including our Senior Credit Facility and Exchange Senior Notes; and

• effectively rank junior to all indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables.

As of March 31, 2007, we had outstanding on a consolidated basis:

• Approximately $685.7 million of senior secured indebtedness outstanding, and an additional $50.6 million (excluding $9.4 million of letters of credit) available for borrowing on a senior secured basis, under the Senior Credit Facility and mortgages;

• $300.0 million of unsecured senior indebtedness, consisting of the Exchange Senior Notes; and

• $110.0 million of unsecured senior subordinated indebtedness, consisting of the Exchange Senior Subordinated Notes.

Our non-guarantor subsidiaries had $37.7 million of indebtedness and other liabilities outstanding as of that date.

Optional Redemption	We may redeem some or all of the Exchange Notes at any time on and after March 15, 2009, at the redemption prices set forth under “Description of Exchange Senior Notes — Optional Redemption” and “Description of Exchange Senior Subordinated Notes — Optional Redemption,” respectively.

In addition, at any time prior to March 15, 2009, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the Exchange Senior Notes with the net proceeds of certain equity offerings if at least 65% of the original aggregate principal amount of the Exchange Senior Notes remain outstanding immediately after such redemption. See “Description of Exchange Senior Notes — Optional Redemption.”

In addition, at any time prior to March 15, 2009, we may on one or more occasions redeem up to 50% of the aggregate principal amount of the Exchange Senior Subordinated Notes with the net proceeds of certain equity offerings if at least 50% of the original aggregate principal amount of the Exchange Senior Subordinated Notes remain outstanding immediately after such redemption. See “Description of Exchange Senior Subordinated Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, unless we have exercised our right to redeem your Exchange Notes as described above, you will have the right to require us to purchase all or a portion of your Exchange Notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and special interest, if any, to the date of purchase. See “Description of Exchange Senior Notes — Change of Control” and “Description of Exchange Senior Subordinated Notes — Change of Control.”

Asset Sale Offer	If we sell assets and we do not use the excess proceeds for specified purposes, we may be required to use such excess proceeds to offer to repurchase some of the Exchange Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, and special interest, if any, to the date of repurchase. See “Description of Exchange Senior Notes — Certain Covenants — Limitation on Asset Sales” and “Description of Exchange Senior Subordinated Notes — Certain Covenants — Limitation on Asset Sales.”

Certain Covenants	The indentures governing the Exchange Notes contain certain covenants that, among other things, limit our ability and our domestic subsidiaries’ abilities to:

• incur additional debt;

• make restricted payments;

• create liens;

• enter into certain transactions with affiliates;

• consolidate, merge, or sell all or substantially all of our assets; and

• incur restrictions on the ability of certain of our subsidiaries to pay dividends.

These covenants are subject to important and significant exceptions and qualifications. See “Description of Exchange Senior Notes — Certain Covenants” and “Description of Exchange Senior Subordinated Notes — Certain Covenants.”

Original Issue Discount on Exchange Senior Notes	We have the option to pay interest on the Exchange Senior Notes in cash interest or PIK interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the Exchange Senior Notes will be qualified stated interest even if we never exercise the option to pay PIK interest. Consequently, the Exchange Senior Notes will be treated as issued with original issue discount, and U.S. Holders (as defined in “Material United States Federal Income Tax and Estate Tax Consequences”) of Exchange Senior Notes will be required to include the original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. For more information, see “Material United States Federal Income Tax and Estate Tax Consequences.”

No Public Market	The Exchange Notes will be freely transferable but will be new securities, for which there is currently no established trading market. The initial purchasers in the offering of the Outstanding Notes have advised us that they presently intend to make a market in the Exchange Notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the Exchange Notes may not be available if you try to sell your Exchange Notes.

PORTALsm Trading of Notes	We expect the Exchange Notes to be eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages System of the National Association of Securities Dealers, Inc., or the PORTALsm Market. We do not intend to apply to list the Exchange Notes on any U.S. securities exchange.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your Outstanding Notes in the exchange offers. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely affect our business or financial performance. The following risks could materially harm our business, financial condition, future results, and cash flow. If that occurs, you could lose all or part of your investment.

Risks Related to the Notes

Our substantial debt could adversely affect our results of operations and financial condition and otherwise adversely impact our operating income and growth prospects.

As of March 31, 2007, our total debt was approximately $1,092.7 million, and we had an additional $50.6 million available for borrowing on a secured basis under our $60.0 million Senior Credit Facility after giving effect to the use of $9.4 million of the revolving credit facility to secure letters of credit. The majority of the debt under our Senior Credit Facility bears interest at variable rates. We are subject to additional interest expense if these rates increase significantly, which could also reduce our ability to borrow additional funds.

Our substantial debt could have important consequences on our financial condition. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Senior Notes and the Exchange Senior Subordinated Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to use all or a large portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, research and development efforts, capital expenditures, and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds, dispose of assets, or pay cash dividends.

For additional information regarding the interest rates and maturity dates of our existing debt, see “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Despite our current significant level of debt, we may still be able to incur additional debt, which could increase the risks described above, adversely affect our financial health, or prevent us from fulfilling our obligations under the Exchange Senior Notes and the Exchange Senior Subordinated Notes.

We and our subsidiaries may be able to incur additional debt in the future, including secured debt. Although the Senior Credit Facility and the indentures governing the Exchange Senior Notes and the Exchange Senior Subordinated Notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. If additional debt is added to our current level of debt, the risks described above would increase.

We require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control and, as a result, we may not be able to make payments on our debt obligations.

We may be unable to generate sufficient cash flow from operations, to realize anticipated cost savings and operating improvements on schedule or at all, or to obtain future borrowings under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. In addition, because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our debt. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets, or borrow more money. We may not be able to do so on terms satisfactory to us or at all.

If we are unable to meet our obligations with respect to our debt, we could be forced to restructure or refinance our debt, seek equity financing, or sell assets. If we are unable to restructure, refinance, or sell assets in a timely manner or on terms satisfactory to us, it could significantly and adversely affect our financial condition, the value of the Exchange Senior Notes and the Exchange Senior Subordinated Notes, and our ability to make any required cash payments under the Exchange Senior Notes and the Exchange Senior Subordinated Notes, causing us to default under our obligations. As of March 31, 2007, substantially all of our debt was subject to acceleration clauses. A default on any of our debt obligations could trigger these acceleration clauses and cause those and our other obligations to become immediately due and payable. Upon an acceleration of any of our debt, we may not be able to make payments under our debt.

The Exchange Senior Notes and related guarantees will be effectively subordinated to all of our and the guarantors’ secured debt.

The Exchange Senior Notes and the related guarantees will be general unsecured obligations. As of March 31, 2007, we and our subsidiaries had an aggregate of $685.7 million of secured indebtedness, secured by liens on substantially all of our assets and the assets of the guarantors. An additional $50.6 million (excluding $9.4 million of letters of credit) would have been available for borrowing on a senior secured basis. In the event that our secured creditors exercise their rights with respect to the pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by their liens and then to repay other secured indebtedness before any unsecured indebtedness, including the Exchange Senior Notes, is repaid. Holders of the Exchange Senior Notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness deemed to be of the same class as the Exchange Senior Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Exchange Senior Notes. As a result, holders of Exchange Senior Notes may receive less, ratably, than holders of secured indebtedness. In addition, we and the guarantors may incur additional secured indebtedness in the future. Depending on the amount of our future secured indebtedness, including borrowings under our Senior Credit Facility, the availability of our assets to satisfy our payment obligations on the Exchange Senior Notes may be further limited.

The Exchange Senior Subordinated Notes and related guarantees will be junior to all of our outstanding senior debt.

Your right to receive payments on the Exchange Senior Subordinated Notes will be junior to all of our outstanding senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the Exchange Senior Subordinated Notes will be junior to all of our guarantors’ outstanding senior indebtedness (including their guarantees of the Exchange Senior Notes or the Senior Credit Facility) and possibly to all of their future borrowings.

The Exchange Senior Subordinated Notes and the related guarantees will rank behind all of our and the guarantors’ outstanding senior indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Exchange Senior Subordinated Notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation, or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior indebtedness and of the guarantors’ senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the Notes or the guarantees thereof.

In addition, all payments on the Exchange Senior Subordinated Notes and the guarantees thereof will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on senior indebtedness.

In the event of a bankruptcy, liquidation, or reorganization or similar proceeding relating to us or the guarantors, holders of the Exchange Senior Subordinated Notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior indebtedness in full. However, because the indenture governing the Exchange Senior Notes will require that amounts otherwise payable to holders of the Exchange Senior Subordinated Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the Exchange Senior Subordinated Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of Notes may receive less, ratably, than the holders of our senior indebtedness.

As of March 31, 2007, the Exchange Senior Subordinated Notes and the guarantees were subordinated to $685.7 million of senior and secured indebtedness and approximately $50.6 million of additional senior indebtedness would have been available for borrowing under our Senior Credit Facility. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the Senior Subordinated Notes Indenture.

Because the Exchange Notes will be structurally subordinated to the debt of our non-guarantor subsidiaries, your right to receive payments on the Exchange Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Holders of the Exchange Notes will not have any claim as creditors of our subsidiaries that are not guarantors of the Exchange Notes. None of our foreign subsidiaries or future immaterial subsidiaries will guarantee the Exchange Notes. The Exchange Notes will be structurally subordinated to any existing and future preferred stock, indebtedness, and other liabilities, including trade payables, of any of our subsidiaries that do not guarantee the Exchange Notes. This is so even if such obligations do not constitute senior indebtedness. In addition, the indenture will, subject to limitations, permit our non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities that may be incurred by these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of preferred stock, indebtedness, and other liabilities will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the ability of the non-guarantor subsidiaries to pay dividends or distributions to us is subject to applicable local laws, tax laws, and other restrictions. During the three months ended March 31, 2007, our non-guarantor subsidiaries accounted for less than 6% of our revenues and, as of March 31, 2007, less than 2% of our total assets.

Under certain circumstances, a court could cancel the Exchange Notes or the related guarantees of our subsidiaries. The subsidiary guarantees may not be enforceable. In that event, you would cease to be our or our guarantors’ creditor and likely would have no source to recover amounts due under the Exchange Notes.

Our issuance of the Exchange Notes and the issuance of the related guarantees by certain of our subsidiaries may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the Exchange Notes. The court might do so if it found that, when we issued the Notes, and applied the proceeds therefrom as described under “Use of Proceeds,” (a) we received less than reasonably equivalent value or fair consideration, and (b) we either (i) were or were rendered insolvent, (ii) were left with inadequate capital to conduct our business, or (iii) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court might also avoid the Exchange Notes, without regard to factors (a) and (b), if it found that we issued the Exchange Notes with actual intent to hinder, delay, or defraud our creditors.

Similarly, if one of our subsidiaries who guarantees the Exchange Notes becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it found that when the subsidiary issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to the subsidiary, or if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud its creditors.

A court would likely find that neither we nor any subsidiary guarantor received reasonably equivalent value or fair consideration for incurring our obligations under the Exchange Notes and related guarantees unless we or the subsidiary guarantor benefited directly or indirectly from the Exchange Notes’ issuance.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all its property, or if its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indentures limit the liability of each subsidiary guarantor on its guarantee to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. This limitation may not protect the guarantees from fraudulent transfer attack and even if it does, the remaining amount due and collectible under the guarantees may not be sufficient to pay the Exchange Notes when due.

If a court avoided our obligations under the Exchange Notes and the obligations of all the subsidiary guarantors under their guarantees, you would cease to be our creditors or creditors of the guarantors and likely have no source from which to recover amounts due under the Exchange Notes.

Even if the guarantee of a subsidiary guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that subsidiary guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all the subsidiary guarantor’s other debt.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures, which could cause us to default on our debt obligations, including the Exchange Senior Notes and the Exchange Senior Subordinated Notes.

Upon certain “change of control” events, as that term is defined in the indentures governing the Exchange Senior Notes and the Exchange Senior Subordinated Notes, we will be required to make an offer to repurchase all or any part of each holder’s Exchange Notes at a price equal to 101% of the principal thereof, plus accrued interest to the date of repurchase. Because we do not have access to the cash flow of our subsidiaries, we will likely not have sufficient funds available at the time of any change of control event to repurchase all tendered Exchange Notes pursuant to this requirement. Our failure to offer to repurchase Exchange Notes or to repurchase Notes tendered following a change of control would result in a default under the indentures. Accordingly, prior to repurchasing the Exchange Notes upon a change of control event, we must refinance all of our outstanding indebtedness. We may be unable to refinance all of our outstanding indebtedness on terms acceptable to us or at all. If we were unable to refinance all such indebtedness, we would remain effectively prohibited from offering to repurchase the Exchange Notes.

In addition, our ability to repurchase the Exchange Notes in cash may be limited by the terms of other agreements relating to our debt outstanding at the time, including our Senior Credit Facility, which restricts our ability to purchase the Exchange Notes for cash until the debt under our Senior Credit Facility is paid in full. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would constitute an event of default under the indentures and would give the trustee and the holders of the Exchange Notes the rights described in “Description of Exchange Senior Notes — Defaults” and “Description of Exchange Senior Subordinated Notes — Defaults.”

In addition, our failure to make or consummate the change of control offer or pay the change of control purchase price when due may also be an event of default under the Senior Credit Facility and our other indebtedness, even if the change of control itself would not cause a default. These events may permit the lenders under the Senior Credit Facility and our other indebtedness to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes.

Restrictions in the agreements governing our existing indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

The agreements governing our existing indebtedness contain customary restrictions on us or our subsidiaries, including covenants that restrict us or our subsidiaries, as the case may be, from:

•	incurring additional indebtedness and issuing preferred stock;

•	granting liens on our assets;

•	making investments;

•	consolidating or merging with, or acquiring, another business;

•	selling or otherwise disposing our assets;

•	paying dividends and making other distributions to GNC Parent LLC or GNC Corporation; and

•	entering into transactions with our affiliates.

Our ability to comply with these covenants and other provisions of the Senior Credit Facility and the indentures governing the Exchange Senior Notes and the Exchange Senior Subordinated Notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those and other obligations to become immediately due and payable. If any of our debt is accelerated, we may not be able to repay it.

The Senior Credit Facility also requires that we meet specified financial ratios, including, but not limited to, fixed charge coverage and maximum total leverage ratios. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

U.S. persons will be required to pay U.S. federal income tax on accrual of original issue discount on the Exchange Senior Notes even if we do not pay cash interest.

None of the interest payments on the Exchange Senior Notes will be qualified stated interest for U.S. federal income tax purposes, even if we never exercise the option to pay PIK interest, because the Notes provide us with the option to pay cash interest or PIK interest for any interest payment period. Consequently, the Notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and U.S. Holders (as defined in “Material United States Federal Income Tax and Estate Tax Consequences”) of Exchange Senior Notes will be required to include the original issue discount in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See “Material United States Federal Income Tax and Estate Tax Consequences — U.S. Holders — Original Issue Discount.”

Risks Relating to the Exchange Offers

Your Outstanding Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your Outstanding Notes for exchange if you do not follow the exchange offer procedures. We will issue registered Notes as part of the exchange offers only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. If we do not receive your Outstanding Notes, letter of transmittal and other required documents by the time of expiration of the applicable exchange offer, we will not accept your Outstanding Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept your Outstanding Notes for exchange.

If you do not exchange your Outstanding Notes, there will be restrictions on your ability to resell your Outstanding Notes.

Following the exchange offers, Outstanding Notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered Outstanding Notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

There is no established trading market for the Exchange Notes and an actual trading market for the Exchange Notes may not develop.

The Exchange Notes are a new issue of securities with no existing trading market. We do not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market, although we expect that the Exchange Notes will be eligible for trading in The PORTALsm Market. Although the initial purchasers have informed us that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and their market-making may be discontinued at any time without notice. Accordingly, we cannot assure you that the Exchange Notes will become liquid on any trading market, or, in the case of non-tendering holders of Exchange Notes, that there will be a trading market for the Exchange Notes, or if there is such a market, that the Exchange Notes will be liquid on it, following the exchange offers. In addition, market-making activity may be limited during the pendency of an exchange offers.

The liquidity of and trading market for the Exchange Notes, may be adversely affected by the number of holders of the Exchange Notes, our operating performance and financial condition, prevailing interest rates and general declines in the market for similar securities. A decline of this sort may adversely affect the trading markets for the Exchange Notes and their liquidity independently of our prospects or financial performance.

Risks Relating to Our Business and Industry

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues, and growth prospects.

The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies, and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased competition for those products as more participants enter the market. For example, when the trend in favor of low-carbohydrate products developed, we experienced increased competition for our diet products from supermarkets, drug stores, mass merchants, and other food companies, which adversely affected sales of our diet products. Our international competitors include large international pharmacy chains, major international supermarket chains, and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements. We may not be able to compete effectively and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues, and growth prospects.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

We are highly dependent upon consumer perception of the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention, and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on our ability to generate revenues. For example, sales of some of our VMHS products, such as St. John’s Wort, Sam-e, and Melatonin, and more recently sales of Vitamin E, were initially strong, but we believe decreased substantially as a result of negative publicity. As a result of the above factors, our operations may fluctuate significantly from quarter to quarter, which may impair our ability to make payments when due on our debt. Period-to-period comparisons of our results should not be relied upon as a measure of our future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

Our business is particularly subject to changing consumer trends and preferences, especially with respect to our diet products. For example, the recent trend in favor of low-carbohydrate diets was not as dependent on diet products as many other dietary programs, which caused and may continue to cause a significant reduction in sales in our diet category. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

Furthermore, the nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of our stores as a source for the latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively;

•	manufacture and deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

We depend on the services of key executives and changes in our management team could affect our business strategy and adversely impact our performance and results of operations.

Some of our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We believe that they could not quickly be replaced with executives of equal experience and capabilities. Many of our executives are not bound by employment agreements with us, nor do we maintain key person life insurance policies on any of our executives. See “Management — Executive Compensation.”

In the last two years, we have experienced significant management changes. In December 2004, our then Chief Executive Officer resigned. In 2005, six of our then executive officers resigned at different times, including our former Chief Executive Officer, who served in that position for approximately five months. In November 2005, our board of directors appointed Joseph Fortunato, then our Chief Operating Officer, as our Chief Executive Officer. Some of these changes were the result of the officer’s personal decision to pursue other opportunities. The remaining changes were instituted by us as part of strategic initiatives executed in 2005. Effective April 17, 2006, our Chief Operating Officer resigned to become a senior officer of Linens ’n Things, Inc. Until March 2007, following completion of the March 2007 Merger, he continued to serve as Merchandising Counselor. In April 2006, we appointed a new Chief Merchandising Officer, who resigned effective April 28, 2006, because of disagreements about the direction of our merchandising efforts. Our Executive Chairman of the Board, Robert J. DiNicola resigned immediately prior to the closing of the March 2007 Merger. In addition, Susan Trimbo resigned effective as of March 31, 2007 as our Senior Vice President of Scientific Affairs, and Steven Nelson resigned, effective as of May 11, 2007, as our Senior Vice President of Marketing. We will continue to enhance our management team as necessary to strengthen our business for future growth. Although we do not anticipate additional significant management changes, these and other changes in management could result in changes to, or impact the execution of, our business strategy. Any such changes could be significant and could have a negative impact on our performance and results of operations. In addition, if we are unable to successfully transition members of management into their new positions, management resources could be constrained.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our results of operations.

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the United States Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” See “Business — Government Regulations — Product Regulation.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. For example, in April 2004, the FDA banned the sale of products containing ephedra. Sale of products containing ephedra amounted to approximately $35.2 million, or 3.3%, of our retail sales in 2003 and approximately $182.9 million, or 17.1%, of our retail sales in 2002. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S3546) which was passed by Congress in December 2006, imposes significant new regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. Although regulatory requirements created by the new legislation will not become mandatory until December 2007, this new legislation could raise our costs and negatively impact our business. In June 2007 the FDA adopted final regulations on Good Manufacturing Practices in manufacturing, packaging, and holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. Although we will have until June 2008 to comply with these new regulations, they could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with the new rules without incurring substantial additional expenses. If our third-party suppliers or vendors are not able to timely comply with the new rules, we may experience increased costs or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish a guidance governing the notification of new dietary ingredients in 2007. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement. Depending on its recommendations, particularly those relating to animal or human testing, such guidance could also raise our costs and negatively impact our business. We may not be able to comply with the new rules without incurring additional expenses, which could be significant. See “Business — Government Regulation — Product Regulation” for additional information.

Our failure to comply with FTC regulations and existing consent decrees imposed on us by the FTC could result in substantial monetary penalties and could adversely affect our operating results.

The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, we are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us to pay civil penalties and other amounts in the aggregate amount of $3.0 million. See “Business — Government Regulation — Product Regulation.” Failure by us or our franchisees to comply with the consent decrees and applicable regulations could occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

As a retailer, distributor, and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs, and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. We have been and may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of March 31, 2007, we have been named as a defendant in 92 pending cases involving the sale of products that contain ephedra. See “Business — Legal Proceedings.” Any product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income. All claims to date have been tendered to the third-party manufacturer or to our insurer, and we have incurred no expense to date with respect to litigation involving ephedra products. Furthermore, we are entitled to indemnification by Numico for losses arising from claims related to products containing ephedra sold before December 5, 2003. All of the pending cases relate to products sold before that time.

Our operations are subject to environmental and health and safety laws and regulations that may increase our cost of operations or expose us to environmental liabilities.

Our operations are subject to environmental and health and safety laws and regulations, and some of our operations require environmental permits and controls to prevent and limit pollution of the environment. We could incur significant costs as a result of violations of, or liabilities under, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations, or permit requirements.

Because we rely on our manufacturing operations to produce nearly all of the proprietary products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

Our manufacturing operations produced approximately 33% of the products we sold for the three months ended March 31, 2007 and approximately 34% for the year ended December 31, 2006. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facility located in Greenville, South Carolina. As of March 31, 2007, no one vendor supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide raw materials in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our Greenville, South Carolina facility for any reason, including regulatory requirements or the loss of certifications, power interruptions, fires, hurricanes, war, or other force majeure, could disrupt our supply of products, adversely affecting our sales and customer relationships.

If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name.

We have invested significant resources to promote our GNC brand name in order to obtain the public recognition that we have today. However, we may be unable or unwilling to strictly enforce our trademark in each jurisdiction in which we do business. In addition, because of the differences in foreign trademark laws concerning proprietary rights, our trademark may not receive the same degree of protection in foreign countries as it does in the United States. Also, we may not always be able to successfully enforce our trademark against competitors or against challenges by others. For example, a third party is currently challenging our right to register in the United States certain marks that incorporate our “GNC Live Well” trademark. This third party initiated proceedings in the United Stated Patent and Trademark Office to cancel four registrations for our “GNC Live Well” mark. Subsequently, we permitted three of these registrations to lapse and the Patent and Trademark Office has cancelled the fourth registration. Other third parties are also challenging our “GNC Live Well” trademark in foreign jurisdictions. Our failure to successfully protect our trademark could diminish the value and effectiveness of our past and future marketing efforts and could cause customer confusion. This could in turn adversely affect our revenues and profitability.

Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling, or using some aspect of our products, which could adversely affect our revenues and market share.

We are currently and may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling, or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our revenues and profitability.

A substantial amount of our revenues are generated from our franchisees, and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or if we fail to attract new franchisees.

As of March 31, 2007 and December 31, 2006 approximately 34%, and as of December 31, 2005 approximately 35%, of our retail locations were operated by franchisees. Our franchise operations generated approximately 15.0% of our revenues for the three months ended March 31, 2007 and approximately 15.6% of our revenues for the three months ended March 31, 2006 and the year ended December 31, 2006, and approximately 16.1% of our revenues for the year ended December 31, 2005. Our revenues from franchised stores depend on the franchisees’ ability to operate their stores profitably and adhere to our franchise standards. The closing of unprofitable franchised stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our revenues and operating income.

If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchised stores will depend solely upon increases in revenues at existing franchised stores, which could be minimal. In addition, our ability to open additional franchised locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and other countries that are not currently saturated with the products we offer. If we are unable to open additional franchised locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations.

Economic, political, and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

As of March 31, 2007, we had 139 company-owned Canadian stores and 1,001 international franchised stores in 48 international markets. We derived 8.5% of our revenues for the three months ended March 31, 2007 and 8.7% of our revenues for the year ended December 31, 2006 from our international operations. As part of our business strategy, we intend to expand our international franchise presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

•	political and economic instability of foreign markets;

•	foreign governments’ restrictive trade policies;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the imposition of, or increase in, duties, taxes, government royalties, or non-tariff trade barriers;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international franchise and marketing efforts;

•	difficulty in operating our manufacturing facility abroad and procuring supplies from overseas suppliers;

•	exchange controls;

•	problems entering international markets with different cultural bases and consumer preferences; and

•	fluctuations in foreign currency exchange rates.

Any of these risks could have a material adverse effect on our international operations and our growth strategy.

Franchise regulations could limit our ability to terminate or replace under-performing franchises, which could adversely impact franchise revenues.

Our franchise activities are subject to federal, state, and international laws regulating the offer and sale of franchises and the governance of our franchise relationships. These laws impose registration, extensive disclosure requirements, and bonding requirements on the offer and sale of franchises. In some jurisdictions, the laws relating to the governance of our franchise relationship impose fair dealing standards during the term of the franchise relationship and limitations on our ability to terminate or refuse to renew a franchise. We may, therefore, be required to retain an under-performing franchise and may be unable to replace the franchisee, which could adversely impact franchise revenues. In addition, we cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

We are not insured for a significant portion of our claims exposure, which could materially and adversely affect our operating income and profitability.

We have procured insurance independently for the following areas: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; (5) workers’ compensation insurance; and (6) various other areas. We are self-insured for other areas, including: (1) medical benefits; (2) workers’ compensation coverage in New York, with a stop loss of $250,000; (3) physical damage to our tractors, trailers, and fleet vehicles for field personnel use; and (4) physical damages that may occur at company-owned stores. We are not insured for some property and casualty risks due to the frequency and severity of a loss, the cost of insurance, and the overall risk analysis. In addition, we carry product liability insurance coverage that requires us to pay deductibles/retentions with primary and excess liability coverage above the deductible/retention amount. Because of our deductibles and self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. We currently maintain product liability insurance with a retention of $1.0 million per claim with an aggregate cap on retained loss of $10.0 million. As a result, our insurance and claims expense could increase in the future. Alternatively, we could raise our deductibles/retentions, which would increase our already significant exposure to expense from claims. If any claim exceeds our coverage, we would bear the excess expense, in addition to our other self-insured amounts. If the frequency or severity of claims or our expenses increase, our operating income and profitability could be materially adversely affected. See the section “Business — Legal Proceedings.”

The controlling stockholders of our Parent may take actions that conflict with the interests of other stockholders and investors. This control may have the effect of delaying or preventing changes of control or changes in management.

Affiliates of Ares Management LLC and Teachers’ Private Capital and certain of our directors and members of our management indirectly beneficially own substantially all of the outstanding equity of our Parent and, as a result, have the indirect power to elect our directors, to appoint members of management, and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, acquisitions, or sales of all or substantially all of our assets. The interests of our ultimate controlling stockholders might conflict with the interests of other stockholders or the holders of our debt. Our ultimate controlling stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of our debt.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We have entered into registration rights agreements with the initial purchasers of the Outstanding Notes in which we agreed, under certain circumstances, to use our commercially reasonable efforts to file a registration statement relating to offers to exchange the Outstanding Notes for Exchange Notes, thereafter to cause the registration statement to become effective under the Securities Act no later than 210 days following the closing date of the issuance of the Outstanding Notes and to complete the exchange offers no later than the 30th day following the effective date. The Exchange Notes will have terms identical in all material respects to the Outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreements. The Outstanding Notes were issued on March 16, 2007.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Outstanding Notes within the time periods specified in the registration rights agreement and keep the registration statement effective for up to two years after its effective date. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreement; or

•	if any holder of the Outstanding Notes notifies us within 30 days after such holder becomes aware of the following restrictions;

•	such holder is prohibited by applicable law or SEC rules or regulations from participating in any exchange offer;

•	such holder may not resell the Exchange Notes acquired by it in the exchange offers to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by such holder; or

•	such holder is a broker-dealer who elects to exchange the Outstanding Notes acquired for its own account as a result of market-making activities or other trading activities for the Exchange Notes, and holds Outstanding Note acquired directly from us or one of our affiliates.

Under the registration rights agreements, if we fail to file the registration statement, cause it to be declared effective and complete the applicable exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective (each a “registration default”), in each case by the deadlines set forth above (each a “target date”), the interest rate on the Outstanding Notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable registration default is cured, up to a maximum of 1.00% per annum of additional interest. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your Outstanding Notes for Exchange Notes in the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the broker-dealer acquired the Outstanding Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please see “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, We will accept for exchange in the applicable exchange offer any Outstanding Notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding Notes may only be tendered with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. We will issue the principal amount of Exchange Notes in exchange for the principal amount of Outstanding Notes surrendered in the applicable exchange offer.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Senior Notes and the Exchange Senior Subordinated Notes will be issued under, and entitled to the benefits of, the same indentures that authorized the issuance of the Outstanding Senior Notes and the Outstanding Senior Subordinated Notes. For a description of the indentures, see “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

This prospectus and the letters of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offers. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of Outstanding Notes and the applicable registration rights agreement, except we will not have any further obligation to you to provide for the registration of the Outstanding Notes under such registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the applicable exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offers.”

If you tender your Outstanding Notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on          , 2007. However, if we, in our sole discretion, extend the period of time for which the applicable exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the Outstanding Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Outstanding Notes (if we amend or extend the applicable exchange offer);

•	to extend any exchange offer or to terminate either exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent;

•	to extend either exchange offer or to terminate either exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreements, to amend the terms of either exchange offer in any manner, provided that in event of a material change in the terms of either exchange offer, including the waiver of a material condition, we will extend the applicable offer period if necessary so that at least five business days remain in the applicable exchange offer following notice of the material change;

provided that we will at all times comply with applicable securities laws, including our obligation to issue the Exchange Notes or return the Outstanding Notes deposited by or on behalf of security holders promptly after expiration or withdrawal of the exchange offers.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the Outstanding Notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable Outstanding Notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and we may terminate or amend any of the exchange offers as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

•	the representations described under “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any Outstanding Notes by giving oral or written notice of such extension to their holders. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

We expressly reserve the right to amend or terminate any exchange offer and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your Outstanding Notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for Outstanding Notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of Outstanding Notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing Outstanding Notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Outstanding Notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the Outstanding Notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your Outstanding Notes, either:

•	make appropriate arrangements to register ownership of the Outstanding Notes in your name; or

•	obtain a properly completed bond power from the registered holder of Outstanding Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the Outstanding Notes surrendered for exchange are tendered:

•	by a registered holder of the Outstanding Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing Outstanding Notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Outstanding Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly after expiration of the exchange offers issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Outstanding Notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business

In addition, each broker-dealer that is to receive Exchange Notes for its own account in exchange for Outstanding Notes must represent that such Outstanding Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Outstanding Notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of them incur any liability for any failure to give notification. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Outstanding Notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Outstanding Notes by causing the book-entry transfer facility to transfer those Outstanding Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Outstanding Notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive Exchange Notes for tendered Outstanding Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their Outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Outstanding Notes but your Outstanding Notes are not immediately available or you cannot deliver your Outstanding Notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of Outstanding Notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation of transfer of the Outstanding Notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Outstanding Notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Outstanding Notes at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the certificate numbers and principal amount of the Outstanding Notes; and

•	where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be promptly returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Outstanding Notes will be promptly credited to an account at the book-entry transfer facility, promptly after withdrawal or termination of the applicable exchange offer. Properly withdrawn Outstanding Notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

LaSalle Bank National Association has been appointed as the exchange agent for the exchange offers. LaSalle Bank National Association also acts as trustee under the indentures governing the Notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered Mail or Overnight Carrier: LaSalle Bank National Association, as Exchange Agent 135 S. LaSalle Street, Suite 1560 Chicago, Illinois 60603 Attention: Frank A. Pierson	By Facsimile Transmission: (312) 904-4018 To Confirm by Telephone: (312) 904-5527 For Information Call: (312) 904-5527	By Hand Delivery: LaSalle Bank National Association, as Exchange Agent 135 S. LaSalle Street, Suite 1560 Chicago, Illinois 60603 Attention: Frank A. Pierson

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreements provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Outstanding Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of Outstanding Notes pursuant to the exchange offers.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the costs of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of Outstanding Notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

•	tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your Outstanding Notes for Exchange Notes under the exchange offers, your Outstanding Notes will remain subject to the restrictions on transfer of such Outstanding Notes:

•	as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offerings of the Outstanding Notes.

In general, you may not offer or sell your Outstanding Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Outstanding Notes.

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the Exchange Notes.

We used the net proceeds from the offering of the Outstanding Notes, together with borrowings under the new Senior Credit Facility, to finance a portion of the March 2007 Merger. We contributed the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to pay the merger consideration, and pay fees and expenses related to the March 2007 Merger.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007 and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and their notes included in this prospectus.

As of March 31,
2007
(Dollars in millions)
(Unaudited)

Cash and cash equivalents	$7.1

Long-term debt (including current maturities):
Senior revolving credit facility	$—
Senior term loan facility	675.0
Senior notes	297.0
Senior subordinated notes	110.0
Mortgage and capital leases	10.7

Total long-term debt	1,092.7

Total equity	590.3

Total capitalization	$1,683.0

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 give effect to the March 2007 Merger as if they had occurred as of January 1, 2006. Because the merger was consummated on March 16, 2007, the effects of the merger are already reflected in the March 31, 2007 unaudited balance sheet included elsewhere in this prospectus. Therefore, a pro forma balance sheet as of March 31, 2007 is not presented.

The unaudited pro forma consolidated financial data are based on currently available information and certain assumptions that we believe to be reasonable under the circumstances. They are not necessarily indicative of our financial position or results of operations that would have occurred had the March 2007 Merger, taken place on the date indicated, nor are they necessarily indicative of future results. In accordance with SEC Staff Accounting Bulletin Topic 5J, the unaudited pro forma consolidated financial data have been prepared giving effect to the merger that is part of the March 2007 Merger, which was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” Under purchase accounting, the total acquisition consideration will be allocated to our assets and liabilities based upon management’s preliminary estimates of fair value. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies that we will arrange to obtain after the closing of the March 2007 Merger. The final allocation of the acquisition consideration will be based upon, among other things, management’s consideration of various resources including a final valuation analysis prepared by an independent valuation firm. Any adjustments based on that final allocation may change these preliminary allocations of the acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could differ materially from the unaudited pro forma consolidated financial data presented in this prospectus.

The unaudited pro forma consolidated statements of operations do not present the effect of non-recurring charges resulting from the March 2007 Merger as a result of the redemption premiums of $39.5 million related to the redemption of the existing debt, write-off of deferred financing fees of $13.9 million related to the existing debt, discretionary payments of $9.2 million, success bonus payments of $1.9 million and employer payroll taxes related to these payments of approximately $1.0 million. Apollo management termination fee of $7.5 million, advisor fees of $25.0 million, and the effect of expense related to the purchase accounting adjustment to inventory of $14.0 million.

The unaudited pro forma consolidated financial data are presented for informational purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and accompanying notes included in this prospectus.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Statement of Operations

	Predecessor	Merger		Offering		Pro Forma
For the Year Ended December 31, 2006	Historical	Adjustments		Adjustments		as Adjusted
		(Dollars in thousands)
		(1)		(2)

Revenues	$1,487,116	$—		$—		$1,487,116
Cost of sales, including costs of warehousing, distribution and occupancy	983,530	840	(a)	—		984,370

Gross profit	503,586	(840)		—		502,746
Compensation and related benefits	260,825	—		—		260,825
Advertising and promotion	50,745	—		—		50,745
Other selling, general and administrative	92,310	4,373	(b)	—		96,683
Foreign currency (gain) loss	(666)	—		—		(666)
Other (income) expense	1,203	—		—		1,203

Operating income	99,169	(5,213)		—		93,956
Interest expense, net	39,568	—		55,083	(d)	94,651

Income (loss) before income taxes	59,601	(5,213)		(55,083)		(695)
Income tax expense (benefit)	22,226	(1,898	)(c)	(20,050	)(e)	278

Net income (loss)	$37,375	$(3,315)		$(35,033)		$(973)

(1)	Reflects adjustments resulting from the March 2007 Merger.

(a)	Reflects an adjustment to depreciation expense to reflect an $8.4 million write up in property, plant, and equipment, depreciated over an average life of 10 years, as a result of the fair valuation adjustments recorded at March 16, 2007.

(b)	Represents an adjustment to amortization expense to reflect a $655.0 million write up in intangible assets recorded at March 16, 2007.

	Estimated Life in Years		Cost		Amortization Expense per Year		Pro Forma
Intangible Asset	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Adjustment
			(Dollars in thousands)

Brands — Retail	—	—	$67,476	$500,000	$—	$—	$—
Brands — Franchise	—	—	144,524	220,000	—	—	—
Gold Card — Retail	3	3	2,230	1,300	446	433	(13)
Gold Card — Franchise	3	3	340	2,000	68	667	599
Retail Agreements	5-10	25-35	8,500	54,000	1,180	1,771	591
Franchise Agreements	10-15	25	21,900	69,000	1,764	2,760	996
Manufacturing Agreements		25	—	55,000	—	2,200	2,200
Franchise Rights	1-5	1-5	2,995	1,661	1,137	1,137	—

			$247,965	$902,961	$4,595	$8,968	$4,373

(c)	Represents pro forma tax effect of the above adjustments at an estimated combined statutory rate of 36.4%.

Total Pro Forma
Adjustment
(Dollars in thousands)

Total offering adjustments	$(5,213)
Tax rate	36.4%

Pro forma tax effect	$(1,898)

(2)	Reflects adjustments attributable to the offering as described under “Use of Proceeds”.

(d)	Reflects the difference between the interest expense associated with the pre-acquisition indebtedness and the indebtedness incurred in connection with the offering. The interest rate under the new senior credit facility is based on a variable interest rate estimated at 7.55% (six-month LIBOR plus 2.25%) as set forth in the related credit agreement. Interest on the notes accrues at a variable interest rate estimated at 9.8% (six-month LIBOR plus 4.5%) and interest on the new senior subordinated notes accrues at a stated rate of 10.75%, as set forth in the terms of the respective indentures. A 1/8% change in interest rates would increase or decrease our annual interest cost on the variable debt by $1,230 thousand.

			Total Pro
	Historical	Pro Forma	Forma
	Amount	Amount	Adjustment
	(Dollars in thousands)

Interest expense related to the debt	$39,179	$92,859	$53,680
Interest expense related to deferred financing fees(i)	3,856	5,259	1,403

	$43,035	$98,118	$55,083

(i)	Deferred financing fees and amortization of original issue discount related to the offering are being amortized using the interest method over six years for the senior notes, seven years for the new senior subordinated notes, and six years for the Senior Credit Facility, using a straight line method of amortization.

(e)	Reflects the pro forma tax effect of above adjustments at an estimated combined statutory rate of 36.4%.

Total Pro Forma
Adjustment
(Dollars in thousands)

Total merger adjustments	$(55,083)
Tax rate	36.4%

Pro forma tax effect	$(20,050)

(i)	Tax effect calculation assumes that the tax deductible OID interest for the notes amount approximates the book interest expense amount and the interest payments are assumed to be paid in cash, therefore no adjustment is reflected for book versus tax differences.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Statement of Operations

	Predecessor	Successor	Merger		Offering		Pro Forma
For the Three Months Ended March 31, 2007	Historical	Historical	Adjustments		Adjustments		as Adjusted
	(Dollars in thousands)
			(1)		(2)

Revenues	$329,829	$62,080	$—		$—		$391,909
Cost of sales, including costs of warehousing, distribution and occupancy	212,175	42,776	(1,240	)(a)(b)	—		253,711

Gross profit	117,654	19,304	1,240		—		138,198
Compensation and related benefits	64,311	10,059	(10,053	)(d)	—		64,317
Advertising and promotion	20,473	229	—		—		20,702
Other selling, general and administrative	17,396	3,373	1,093	(c)	—		21,862
Foreign currency (gain) loss	(154)	—	—		—		(154)
Merger-related costs	34,603	—	(34,603	)(d)	—		—

Operating income	(18,975)	5,643	44,803		—		31,471
Interest expense, net	43,036	4,238	—		16,389	(f)	63,663

Income (loss) before income taxes	(62,011)	1,405	44,803		(16,389)		(32,192)
Income tax expense (benefit)	(10,697)	541	16,308	(e)	(5,966	)(g)	186

Net income (loss)	$(51,314)	$864	$28,495		$(10,423)		$(32,378)

(1)	Reflects adjustments resulting from the March 2007 Merger.

(a)	Represents an adjustment to eliminate inventory basis differences resulting from the fair valuation adjustments recorded at March 16, 2007.

(b)	Reflects an adjustment to depreciation expense to reflect an $8.4 million write up in property, plant, and equipment, depreciated over an average life of 10 years, as a result of the fair valuation adjustments recorded at March 16, 2007.

(c)	Represents an adjustment to amortization expense to reflect a $655.0 million write up in intangible assets recorded at March 16, 2007.

					Amortization Expense
	Estimated Life in Years		Cost		per Three Months		Pro Forma
Intangible Asset	Predecessor	Successor	Predecessor	Successor	Predecessor	Successor	Adjustment
			(Dollars in thousands)

Brands — Retail	—	—	$67,476	$500,000	$—	$—	$—
Brands — Franchise	—	—	144,524	220,000	—	—	—
Gold Card — Retail	3	3	2,230	1,300	112	108	(4)
Gold Card — Franchise	3	3	340	2,000	17	167	150
Retail Agreements	5-10	25-35	8,500	54,000	295	443	148
Franchise Agreements	10-15	25	21,900	69,000	441	690	249
Manufacturing Agreements	—	25	—	55,000	—	550	550
Franchise Rights	1-5	1-5	2,995	1,661	284	284	—

			$247,965	$902,961	$1,149	$2,242	$1,093

(d)	Represents adjustments to eliminate fees and expenses directly related to the March 2007 Merger.

(e)	Represents pro forma tax effect of the above adjustments at an estimated combined statutory rate of 36.4%.

Total Pro Forma
Adjustment
(Dollars in thousands)

Total merger adjustments	$44,803
Tax rate	36.4%

Pro forma tax effect	$16,308

(2)	Reflects adjustments attributable to the offering as described under “Use of Proceeds”.

(f)	Reflects the difference between the interest expense associated with the pre-acquisition indebtedness and the indebtedness incurred in connection with the Offering. The interest rate under the new senior credit facility is based on a variable interest rate estimated at 7.55% (six-month LIBOR plus 2.25%) as set forth in the related credit agreement. Interest on the notes accrues at a variable interest rate estimated at 9.8% (six-month LIBOR plus 4.5%) and interest on the new senior subordinated notes accrues at a stated rate of 10.75%, as set forth in the terms of the respective indentures. A 1/8% change in interest rates would increase or decrease our annual interest cost on the variable debt by $1,230 thousand.

		Merger		Total Pro
	Historical	Transaction	Pro Forma	Forma
	Amount(i)	Adjustments(i)	Amount	Adjustment
	(Dollars in thousands)

Interest expense related to the debt	$30,711	$(23,159)	$23,215	$15,663
Interest expense related to deferred financing fees(ii)	12,269	(11,680)	1,315	726

	$42,980	$(34,839)	$24,530	$16,389

(i)	Historical interest includes call premiums of $23.2 million and deferred fee extinguishment of $11.7 million resulting from the extinguishment of the predecessor debt, related to the March 2007 Merger.

(ii)	Deferred financing fees and amortization of original issue discount related to the offering are being amortized using the interest method over six years for the senior notes, seven years for the new senior subordinated notes, and six years for the Senior Credit Facility using a straight line method of amortization.

(g)	Reflects the pro forma tax effect of above adjustments at an estimated combined statutory rate of 36.4%.

Total Pro Forma
Adjustment
(Dollars in thousands)

Total offering adjustments	$(16,389)
Tax rate	36.4%

Pro forma tax effect(i)	$(5,966)

(i)	Tax effect calculation assumes that the tax deductible OID interest for the notes amount approximates the book interest expense amount and the interest payments are assumed to be paid in cash, therefore no adjustment is reflected for book versus tax differences.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below as of and for the years ended December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements and their notes included in this prospectus. The selected consolidated financial data presented below and for the 27 days ended December 31, 2003 and the period ended December 4, 2003 and as of and for the year ended December 31, 2002 are derived from our audited consolidated financial statements and their notes, which are not included in this prospectus. The selected consolidated financial data as of and for the period from January 1, 2003 to December 4, 2003 and data as of and for the years ended December 31, 2002 and 2001 represent the periods during which General Nutrition Companies, Inc. was owned by Numico.

The selected consolidated financial data presented below as of March 31, 2007, for the sixteen days ended March 31, 2007, for the period ended March 15, 2007, and for the three months ended March 31, 2006 are derived from our unaudited consolidated financial statements and the related notes included in this prospectus, and the consolidated financial data as of March 31, 2006 is derived from our unaudited consolidated financial statements and their notes not included in this prospectus, and include, in the opinion of management, all adjustments necessary for a fair statement of our financial position and operating results for those periods and as of those dates. Our results for interim periods are not necessarily indicative of our results for a full year’s operations.

On December 5, 2003, we acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico in a business combination accounted for under the purchase method of accounting. As a result, the financial data presented for 2003 include a predecessor period from January 1, 2003 through December 4, 2003 and a successor period from December 5, 2003 through December 31, 2003. The selected consolidated financial data for the period from January 1, 2003 to December 4, 2003 represent the period in 2003 that General Nutrition Companies, Inc. was owned by Numico. The selected consolidated financial data for the 27 days ended December 31, 2003 represent the period of operations in 2003 after the Numico acquisition.

As a result of the Numico acquisition, the consolidated statements of operations for the successor periods include the following: interest and amortization expense resulting from the December 2003 Senior Credit Facility and issuance of senior subordinated notes in December 2003 and senior notes in January 2005; amortization of intangible assets related to the Numico acquisition; and management fees that did not exist prior to the Numico acquisition. Further, as a result of purchase accounting, the fair values of our assets on the date of the Numico acquisition became their new cost basis. Results of operations for the successor periods are affected by the new cost basis of these assets.

On February 8, 2007, our parent corporation entered into an Agreement and Plan of Merger with GNC Acquisition Inc. and its parent company, GNC Acquisition Holdings Inc., pursuant to which GNC Acquisition Inc. agreed to merge with and into GNC Parent Corporation, and as a result GNC Parent Corporation would continue as the surviving corporation and a wholly owned subsidiary of GNC Acquisition Holdings Inc. (the “Merger”). This Merger was accounted for under the purchase method of accounting. As a result, the financial data presented as of March 31, 2007, and for the sixteen days ended March 31, 2007 represent a second successor period of operations.

As a result of the Merger, the consolidated statement of operations for the second successor period includes the following: interest and amortization expense resulting from the issuance of the Senior Floating Rate Toggle Notes and the 10.75% Senior Subordinated Notes; and amortization of intangible assets related to the Merger. Further, as a result of purchase accounting, the fair values of our assets on the date of the Merger became their new cost basis. Results of operations for the second successor period are affected by the new cost basis of these assets.

You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their related notes.

	Successor	Predecessor		Successor				Predecessor
	16 Days	Period	Three Months				27 Days	Period	Year
	Ended	Ended	Ended				Ended	Ended	Ended
	March 31,	March 15,	March 31,	Year Ended December 31,			December 31,	December 4,	December 31,
	2007	2007	2006	2006	2005	2004	2003	2003	2002
				(Dollars in millions)

Statement of Operations Data:
Revenue:
Retail	$45.4	$259.3	$294.9	$1,122.7	$989.4	$1,001.8	$66.2	$993.3	$1,068.6
Franchising	11.6	47.2	60.3	232.3	212.8	226.5	14.2	241.3	256.1
Manufacturing/Wholesale	5.1	23.3	31.7	132.1	115.5	116.4	8.9	105.6	100.3

Total Revenue	62.1	329.8	386.9	1,487.1	1,317.7	1,344.7	89.3	1,340.2	1,425.0
Cost of sales, including costs of warehousing, distribution and occupancy	42.8	212.2	256.9	983.5	898.7	895.2	63.6	934.9	969.9

Gross profit	19.3	117.6	130.0	503.6	419.0	449.5	25.7	405.3	455.1
Compensation and related benefits	10.1	64.3	65.9	260.8	228.6	230.0	16.7	235.0	245.2
Advertising and promotion	0.2	20.5	15.8	50.7	44.7	44.0	0.5	38.4	52.1
Other selling, general and administrative	3.4	17.2	21.0	92.4	76.2	73.7	5.1	70.9	86.0
Other expense (income)(1)	—	34.5	(0.6)	0.5	(3.1)	(0.3)	—	(10.1)	(211.3)
Impairment of goodwill and intangible assets(2)	—	—	—	—	—	—	—	709.4	222.0

Operating income (loss)	5.6	(18.9)	27.9	99.2	72.6	102.1	3.4	(638.3)	61.1
Interest expense, net	4.3	43.0	9.7	39.6	43.1	34.4	2.8	121.1	136.3
Gain on sale of marketable securities	—	—	—	—	—	—	—	—	(5.0)

Income (loss) before income taxes	1.3	(61.9)	18.2	59.6	29.5	67.7	0.6	(759.4)	(70.2)
Income tax expense (benefit)	0.5	(10.7)	6.8	22.2	10.9	25.1	0.2	(174.5)	1.0

Net income (loss) before cumulative effect of accounting change	0.8	(51.2)	11.4	37.4	18.6	42.6	0.4	(584.9)	(71.2)
Loss from cumulative effect of accounting change, net of tax(3)	—	—	—	—	—	—	—	—	(889.7)

Net income (loss)	$0.8	$(51.2)	$11.4	$37.4	$18.6	$42.6	$0.4	$(584.9)	$(960.9)

(1)	Other expense (income) includes foreign currency (gain) loss for all of the periods presented. Other expense (income) for the period ended March 15, 2007 included $34.6 million in transaction expenses related to the Merger. Other expense (income) for the year ended December 31, 2006 included a $1.2 million loss on the sale of our Australian manufacturing facility. Other expense (income) for the year ended December 31, 2005 included $2.5 million transaction fee income related to the transfer of our GNC Australian franchise rights to an existing franchisee. Other expense (income) for the period ended December 4, 2003 and the year ended December 31, 2002, includes $7.2 million and $214.4 million, respectively, received from legal settlement proceeds that we collected from a raw material pricing settlement.

(2)	On January 1, 2002, we adopted SFAS No. 142, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. For the periods ended December 4, 2003 and December 31, 2002, we recognized impairment charges of $709.4 million (pre-tax), and $222.0 million (pre-tax), respectively, for goodwill and other intangibles as a result of decreases in expectations regarding growth and profitability; additionally in 2003, the impairment resulted from increased competition from the mass market, negative publicity by the media on certain supplements, and increasing pressure from the FDA on the industry as a whole, each of which were identified in connection with a valuation related to the Numico acquisition.

(3)	Upon adoption of SFAS No. 142, we recognized a one-time impairment charge in the first quarter of 2002 of $889.7 million, net of tax to reduce the carrying amount of goodwill and other intangibles to their implied fair value.

	Successor		Predecessor			Successor								Predecessor
	16 Days		Period	Three								27 Days		Period	Year
	Ended		Ended	Months								Ended		Ended	Ended
	March 31,		March 15,	Ended March 31,		Year Ended December 31,						December 31,		December 4,	December 31,
	2007		2007	2006		2006		2005		2004		2003		2003	2002
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$7.1		na	$44.3		$24.1		$86.0		$85.2		$33.2		$9.4	$38.8
Working capital(4)	237.1		na	266.7		249.5		298.7		283.5		200.0		96.2	153.6
Total assets	2,178.3		na	1,024.1		968.8		1,025.6		1,032.6		1,018.9		1,038.1	1,878.3
Total current and non-current long-term debt	1,092.7		na	472.8		431.4		473.4		510.4		514.2		1,747.4	1,840.1
Stockholder’s equity (deficit)	590.3		na	302.4		312.3		340.9		322.4		278.2		(1,077.1)	(493.8)
Other Data:
Net cash provided by (used in ) operating activities	$2.2		$(46.8)	$12.5		$74.6		$64.2		$83.5		$4.7		$92.9	$111.0
Net cash used in operating activities	$(1,616.5)		$(6.2)	$(3.8)		$(23.4)		$(21.5)		$(27.0)		$(740.0)		$(31.5)	$(44.5)
Net cash provided by (used in) financing activities	$1,611.7		$38.6	$(50.4)		$(113.1)		$(41.7)		$(4.5)		$759.2		$(90.8)	$(44.3)
EBITDA(5)	$7.4		$(11.5)	$37.5		$138.4		$113.7		$141.0		$5.7		$(579.2)	$(765.5)
Capital expenditures(6)	$0.6		$5.7	$3.7		$23.8		$20.8		$28.3		$1.8		$31.0	$51.9
Number of stores (at end of period):
Company-owned stores(7)	2,699		2,699	2,661		2,688		2,650		2,642		2,748		2,757	2,898
Franchised stores(7)	2,022		2,018	1,996		2,007		2,014		2,036		2,009		1,978	1,909
Store-within-a-store locations(7)	1,268		1,266	1,160		1,227		1,149		1,027		988		988	900
Same store sales growth:(8)
Domestic Company-owned	0.5%		na	14.5%		11.1%		(1.5)%		(4.1)%		na		(0.4)%	(6.6)%
Domestic franchised	(3.6)%		na	6.8%		5.7%		(5.4)%		(5.5)%		na		(0.6)%	(3.7)%
Ratio of Earnings to Fixed Charges(9)	1.22	x	—	1.93	x	1.76	x	1.38	x	1.95	x	1.11	x	—	0.60x

(4)	Working capital represents current assets less current liabilities.

(5)	We define EBITDA as net income (loss) before interest expense (net), income tax (benefit) expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of our business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. We also have historically used EBITDA to determine our compliance with certain covenants in our December 2003 Senior Credit Facility and indentures governing the January 2005 senior notes and the December 2003 senior subordinated notes. For further information regarding the Company’s use of EBITDA to determine compliance with certain financial covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” The reconciliation of EBITDA as presented below is different than that used for purposes of the covenants under the indentures governing the Senior Notes and Senior Subordinated Notes. Historically, we have highlighted our use of EBITDA as a liquidity measure and for related purposes, because of our focus on the holders of our debt. At the same time, however, management has also internally used EBITDA as a performance measure. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

Management believes that EBITDA is commonly used by security analysts, lenders, and others; however, EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

Some of the limitations of EBITDA are as follows:

•	EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for working capital needs; and

•	EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on debt.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only for supplemental purposes. See our consolidated financial statements included in this prospectus.

The following table reconciles EBITDA to net (loss) income as determined in accordance with GAAP for the periods indicated:

	Successor	Predecessor		Successor				Predecessor
	16 Days		Three				27 Days	Period	Year
	Ended	Period Ended	Months Ended				Ended	Ended	Ended
	March 31,	March 15,	March 31,	Year Ended December 31,			December 31,	December 4,	December 31,
	2007	2007	2006	2006	2005	2004	2003	2003	2002
	(In millions)
Net income (loss)	$0.8	$(51.2)	$11.4	$37.4	$18.6	$42.6	$0.4	$(584.9)	$(960.9)
Interest expense, net	4.3	43.0	9.7	39.6	43.1	34.4	2.8	121.1	136.3
Income tax expense (benefit)	0.5	(10.7)	6.8	22.2	10.9	25.1	0.2	(174.5)	1.0
Depreciation and Amortization	1.8	7.4	9.6	39.2	41.1	38.9	2.3	59.1	58.1

EBITDA	$7.4	$(11.5)	$37.5	$138.4	$113.7	$141.0	$5.7	$(579.2)	$(765.5)

The following table reconciles net cash provided by operating activities as determined in accordance with GAAP to EBITDA for the periods indicated:

	Successor	Predecessor		Successor				Predecessor
	16 Days	Period	Three Months				27 Days	Period	Year
	Ended	Ended	Ended				Ended	Ended	Ended
	March 31,	March 15,	March 31,	Year Ended December 31,			December 31,	December 4,	December 31,
	2007	2007	2006	2006	2005	2004	2003	2003	2002
	(In millions)
Net cash provided by (used in) operating activities	$2.2	$(46.8)	$12.5	$74.6	$64.2	$83.5	$4.7	$92.9	$111.0
Cash paid for interest (excluding deferred financing fees)	0.1	38.7	8.6	40.2	32.7	32.7	0.7	122.5	138.0
Cash paid for taxes	0.1	1.2	0.2	23.2	2.9	5.1	—	2.5	30.7
Changes in accounts receivable	3.5	(1.6)	7.4	4.3	4.4	(3.4)	(2.9)	(59.9)	127.3
Changes in inventory	(4.5)	(0.1)	41.3	21.4	23.9	15.1	(3.8)	(29.0)	(22.2)
Changes in accounts payable	(0.7)	(3.7)	(25.8)	(0.8)	2.9	(3.9)	5.3	3.3	(18.8)
Changes in other assets and liabilities	6.7	0.8	(6.7)	(24.5)	(17.3)	11.9	1.7	(2.1)	(24.9)
Loss from cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	—	(889.7)
Impairment of goodwill and intangible assets	—	—	—	—	—	—	—	(709.4)	(222.0)
Gain on sale of marketable securities	—	—	—	—	—	—	—	—	5.1

EBITDA	$7.4	$(11.5)	$37.5	$138.4	$113.7	$141.0	$5.7	$(579.2)	$(765.5)

(6)	Capital expenditures for 2002 included approximately $13.9 million incurred in connection with our store reset and upgrade program. For the full year ended December 31, 2003, capital expenditures were $32.8 million.

(7)	The following table summarizes our stores for the periods indicated:

	Successor	Predecessor		Successor				Predecessor
	16 Days	Period	Three				27 Days	Period	Year
	Ended	Ended	Months				Ended	Ended	Ended
	March 31,	March 15,	Ended March 31,	Year Ended December 31,			December 31,	December 4,	December 31,
	2007	2007	2006	2006	2005	2004	2003	2003	2002
Company-owned stores
Beginning of period balance	2,699	2,688	2,650	2,650	2,642	2,748	2,757	2,898	2,960
New store openings	3	15	13	54	35	27	—	24	56
Franchise conversions(a)	—	17	27	80	102	55	4	56	61
Store closings	(3)	(21)	(29)	(96)	(129)	(188)	(13)	(221)	(179)

End of period balance	2,699	2,699	2,661	2,688	2,650	2,642	2,748	2,757	2,898

Franchised stores
Domestic
Beginning of period balance	1,022	1,046	1,156	1,156	1,290	1,355	1,352	1,352	1,364
Store openings	—	4	2	5	17	31	5	98	82
Store closings(b)	(1)	(28)	(35)	(115)	(151)	(96)	(2)	(98)	(94)

End of period balance	1,021	1,022	1,123	1,046	1,156	1,290	1,355	1,352	1,352

International
Beginning of period balance	996	961	858	858	746	654	626	557	457
Store openings	10	44	48	169	132	115	28	88	100
Store closings	(5)	(9)	(33)	(66)	(20)	(23)	—	(19)	—

End of period balance	1,001	996	873	961	858	746	654	626	557

Store-within-a-store (Rite Aid)
Beginning of period balance	1,266	1,227	1,149	1,149	1,027	988	988	900	780
Store openings	2	39	11	80	130	44	—	93	131
Store closings	—	—	—	(2)	(8)	(5)	—	(5)	(11)

End of period balance	1,268	1,266	1,160	1,227	1,149	1,027	988	988	900

Total Stores	5,989	5,983	5,817	5,922	5,813	5,705	5,745	5,723	5,707

(a)	Stores that were acquired from franchisees stores and subsequently converted into company-owned stores.

(b)	Includes franchised stores closed and acquired by us.

(8)	Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Beginning in the first quarter of 2006, we also included our internet sales, as generated through www.gnc.com and drugstore.com, in our domestic company-owned same store sales calculation. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchised store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period for the prior year. We exclude from the calculation sales during the period presented from the date of relocation to a different mall or shopping center and from the date of conversion. In the second quarter of 2006, we modified the calculation method for domestic franchised same store sales consistent with this description, which has been the method historically used for domestic company-owned same store sales. Prior to the second quarter of 2006, we had included in domestic franchised same store sales the sales from franchised store after relocation to a different mall or shopping center and from former company-owned stores after conversion to franchised stores. The franchised same store sales growth percentages for all prior periods have been adjusted to be consistent with the modified calculation method.

(9)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing this ratio of earnings to fixed charges, “fixed charges” includes interest expense on all indebtedness, whether expensed or capitalized, plus amortization of debt issuance costs and the portion of rental expense that is representative of the interest factor within these rentals. “Earnings” consist of pre-tax income (loss) from continuing operations plus fixed charges and unamortized capitalized debt issuance costs. Earnings were insufficient to cover fixed charges by $61.6 million for the period ended March 15, 2007, and $759.4 million for the period ended December 4, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

You should read the following discussion in conjunction with the information contained set forth under “Selected Financial Data” and our consolidated financial statements and accompanying notes included in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. Please refer to “Forward Looking Statements” included elsewhere in this prospectus.

Business Overview

We are the largest global specialty retailer of nutritional supplements, which include VMHS, sports nutrition products, diet products, and other wellness products. We derive our revenues principally from product sales through our company-owned stores and www.gnc.com, franchise activities, and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 5,900 locations operating under the GNC brand name.

Revenues and Operating Performance from our Business Segments

We measure our operating performance primarily through revenues and operating income from our three business segments, Retail, Franchise, and Manufacturing/Wholesale, and through monitoring of our unallocated costs from our warehousing, distribution and corporate segments, as follows:

•	Retail revenues are generated by sales to consumers at our company-owned stores and through www.gnc.com. Although we believe that our retail and franchise businesses are not seasonal in nature, historically we have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter, with the first half of the year being stronger than the second half of the year. According to Nutrition Business Journal’s Supplement Business Report 2006, our industry is projected to grow at an average annual rate of 4% for the next five years due in part to favorable demographics, including an aging U.S. population, rising healthcare costs, and the desire by many to live longer, healthier lives. As a leader in our industry, we expect our retail revenues to grow at or above the projected industry growth rate as a result of our disproportionate market share, scale economies in purchasing and advertising, strong brand awareness, and vertical integration.

•	Franchise revenues are generated primarily from:

(1) product sales to our franchisees;

(2) royalties on franchise retail sales; and

(3) franchise fees, which are charged for initial franchise awards, renewals, and transfers of franchises.

Since we do not anticipate the number of our domestic franchised stores to increase significantly, our domestic franchise revenue growth will be generated by royalties on increased franchise retail sales and product sales to our existing franchisees. We expect that the increase in the number of our international franchised stores over the next five years will result in increased initial franchise fees associated with new store openings and increased manufacturing/wholesale revenues from product sales to new franchisees. As franchise trends continue to improve, we also anticipate that franchise revenue from international operations will be driven by increased royalties on franchise retail sales and increased product sales to our franchisees.

•	Manufacturing/wholesale revenues are generated through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party products to and through Rite Aid and drugstore.com. While revenues generated through our strategic alliance with Rite Aid do not represent a substantial component of our business, we believe that sales of our products to and through Rite Aid will continue to grow in accordance with our projected retail revenue growth. Our revenues generated by our manufacturing and wholesale operations are subject to our available manufacturing capacity, and we anticipate that these revenues will remain stable over the next five years.

•	A significant portion of our business infrastructure is comprised of fixed operating costs. Our vertically integrated distribution network and manufacturing capacity can support higher sales volume without adding significant incremental costs. We therefore expect our operating expenses to grow at a lesser rate than our revenues, resulting in significant operating leverage in our business.

The following trends and uncertainties in our industry could positively or negatively affect our operating performance:

•	volatility in the diet category;

•	broader consumer awareness of health and wellness issues and rising healthcare costs;

•	interest in, and demand for, condition-specific products based on scientific research;

•	significant effects of favorable and unfavorable publicity on consumer demand;

•	lack of a single product or group of products dominating any one product category;

•	rapidly evolving consumer preferences and demand for new products; and

•	costs associated with complying with new and existing governmental regulation.

Executive Overview

In 2005, we undertook a series of strategic initiatives to rebuild the business and to establish a foundation for stronger future performance. These initiatives were implemented in order to reverse declining sales trends, a lack of connectivity with our customers, and deteriorating franchisee relations. In 2006, we continued to focus on these strategies and continued to see favorable results. These initiatives have allowed us to capitalize on our national footprint, brand awareness, and competitive positioning to improve our overall performance. Specifically, we:

•	introduced a single national pricing structure in order to simplify our pricing approach and improve our customer value perception;

•	developed and executed a national, more diversified marketing program focused on competitive pricing of key items and reinforcing GNC’s well-recognized and dominant brand name among consumers;

•	overhauled our field organization and store programs to improve our value-added customer shopping experience;

•	focused our merchandising and marketing initiatives on driving increased traffic to our store locations, particularly with promotional events outside of Gold Card week;

•	improved supply chain and inventory management, resulting in better in-stock levels of products generally and “never out” levels of top products;

•	reinvigorated our proprietary new product development activities;

•	revitalized vendor relationships, including their new product development activities and our exclusive or first-to-market access to new products;

•	realigned our franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchised stores in order to improve the financial performance of the franchise system;

•	reduced our overhead cost structure; and

•	launched internet sales of our products on www.gnc.com.

These and other strategies implemented in 2005 led to a reversal of the negative trends of the business. Domestic same store sales improved in each quarter of the year, culminating with a 6.5% increase in company-owned same store sales in the fourth quarter of 2006. For the year ended December 31, 2006, domestic same store sales increased 11.1%. For the first quarter ended March 31, 2007, domestic same store sales increased 0.5%. We also realized steady improvement in our product categories, highlighted by particular strength in the sports nutrition and VMHS categories. During the latter part of 2005 we began to see a stabilizing diet category and, for the year ended December 31, 2006, we saw substantial improvement in the category compared to 2005, although the category again showed some weakness in the first quarter of 2007. We anticipate that these positive trends in our business will continue in the future given that we believe they are the result of underlying changes to our business model implemented by our strategic initiatives.

The following discussion and analysis of our historical financial condition and results of operations covers periods prior to the consummation of the March 2007 Merger. Accordingly, the discussion and analysis of these periods does not reflect the significant impact the March 2007 Merger and related transactions has had on us. As a result of the March 2007 Merger and related transactions, we are highly leveraged. Significant additional liquidity requirements, resulting primarily from increased interest expense and other factors, such as increased depreciation and amortization as a result of the application of purchase accounting, will significantly affect our financial condition, results of operations, and liquidity going forward.

Related Parties

In the period ended March 15, 2007, the three months ended March 31, 2006, and the years ended December 31, 2006, 2005, and 2004, we had related party transactions with Apollo Management V and its affiliates. For further discussion of these transactions, see “Certain Relationships and Related Transactions” and the “Related Party Transactions” note to our consolidated financial statements included in this prospectus.

Results of Operations

The following information presented as of December 31, 2006, 2005, and 2004 and for the years ended December 31, 2006, 2005 and 2004, was derived from our audited consolidated financial statements and accompanying notes. The following information presented for the periods ended March 15, 2007 and March 31, 2007, as of March 31, 2007, and as of and for the three months ended March 31, 2006 was prepared by management and is unaudited. In the opinion of management, all adjustments necessary for a fair statement of our financial position and operating results for such periods and as of such dates have been included. In the table that follows and in the accompanying discussion, the period ended March 15, 2007 and the period ended March 31, 2007 have been combined for discussion purposes.

As discussed in the “Segment” note to our consolidated financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are revenues and operating income or loss for each segment. Revenues and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as warehousing and transportation costs, impairments, and other corporate costs. The following discussion compares the revenues and the operating income or loss by segment, as well as those items excluded from the segment totals.

Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Beginning in the first quarter of 2006, we also included our internet sales, as generated through www.gnc.com and drugstore.com, in our domestic company-owned same store sales calculation. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchised store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented from the date of relocation to a different mall or shopping center and from the date of a conversion. In the second quarter of 2006, we modified the calculation method for domestic franchised same store sales consistent with this description, which has been the method historically used for domestic company-owned same store sales. Prior to the second quarter of 2006, we had included in domestic franchised same store sales the sale from franchised stores after relocation to a different mall or shopping center and from former company-owned stores after conversion to franchised stores. The franchised same store sales growth percentages for all prior periods have been adjusted to be consistent with the modified calculation method.

Results of Operations for the Three Months Ended March 31, 2007 and 2006

	Predecessor	Successor	Combined		Predecessor
	Period	Period
	January 1, 2007	March 16, 2007
	to	to	Three Months Ended		Three Months Ended
	March 15, 2007	March 31, 2007	March 31, 2007		March 31, 2006
	(Dollars in millions and percentages expressed as a percentage of total net revenues)
	(Unaudited)
Revenues:
Retail	$259.3	$45.4	$304.7	77.8%	$294.9	76.2%
Franchise	47.2	11.6	58.8	15.0%	60.3	15.6%
Manufacturing/Wholesale	23.3	5.1	28.4	7.2%	31.7	8.2%

Total net revenue	329.8	62.1	391.9	100.0%	386.9	100.0%
Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	212.2	42.8	255.0	65.1%	256.9	66.4%
Compensation and related benefits	64.3	10.1	74.4	19.0%	65.9	17.0%
Advertising and promotion	20.5	0.2	20.7	5.3%	15.8	4.1%
Other selling, general and administrative expenses	16.4	3.0	19.4	4.9%	20.0	5.2%
Amortization expense	0.8	0.4	1.2	0.3%	1.0	0.3%
Foreign currency gain	(0.1)	—	(0.1)	0.0%	(0.6)	(0.2)%
Transaction related costs	34.6	—	34.6	8.8%	—	0.0%

Total operating expenses	348.7	56.5	405.2	103.4%	359.0	92.8%
Operating (loss) income:
Retail	28.2	5.3	33.5	8.6%	35.3	9.1%
Franchise	14.5	2.9	17.4	4.4%	16.1	4.2%
Manufacturing/Wholesale	10.3	2.0	12.3	3.1%	11.2	2.9%
Unallocated corporate and other (costs) income:
Warehousing and distribution of costs	(10.7)	(2.0)	(12.7)	(3.2)%	(12.8)	(3.3)%
Corporate costs	(61.2)	(2.6)	(63.8)	(16.3)%	(21.9)	(5.7)%

Subtotal unallocated corporate and other costs net	(71.9)	(4.6)	(76.5)	(19.5)%	(34.7)	(9.0)%

Total operating (loss) income	(18.9)	5.6	13.3	(3.4)%	27.9	7.2%
Interest expense, net	43.0	4.3	47.3		9.7

(Loss) income before income taxes	(61.9)	1.3	(60.6)		18.2
Income tax (benefit) expense	(10.7)	0.5	(10.2)		6.8

Net (loss) income	$(51.2)	$0.8	$(50.4)		$11.4

Results of Operations for the years ended December 31, 2006, 2005 and 2004

	Year Ended December 31,
	2006		2005		2004
	(Dollars in millions and percentages expressed as a percentage of total net revenues)

Revenue:
Retail	$1,122.7	75.5%	$989.4	75.1%	$1,001.8	74.5%
Franchise	232.3	15.6%	212.8	16.1%	226.5	16.8%
Manufacturing/Wholesale	132.1	8.9%	115.5	8.8%	116.4	8.7%

Total net revenue	1,487.1	100.0%	1,317.7	100.0%	1,344.7	100.0%
Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	983.5	66.1%	898.7	68.2%	895.2	66.5%
Compensation and related benefits	260.8	17.5%	228.6	17.3%	230.0	17.1%
Advertising and promotion	50.7	3.4%	44.7	3.4%	44.0	3.3%
Other selling, general and administrative expenses	87.8	6.0%	72.2	5.5%	69.7	5.2%
Amortization expense	4.6	0.3%	4.0	0.3%	4.0	0.3%
Foreign currency gain	(0.7)	0.0%	(0.6)	0.0%	(0.3)	0.0%
Other expense (income)	1.2	0.0%	(2.5)	(0.2)%	—	0.0%

Total operating expenses	1,387.9	93.3%	1,245.1	94.5%	1,242.6	92.4%
Operating income:
Retail	127.4	8.6%	77.2	5.9%	107.7	8.0%
Franchise	64.1	4.3%	52.0	3.9%	62.4	4.6%
Manufacturing / Wholesale	51.0	3.4%	46.0	3.5%	38.6	2.9%
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(50.7)	(3.4)%	(50.0)	(3.8)%	(49.3)	(3.7)%
Corporate costs	(91.4)	(6.2)%	(55.1)	(4.2)%	(57.3)	(4.2)%
Other (expense) income	(1.2)	0.0%	2.5	0.2%	—	0.0%

Subtotal unallocated corporate and other costs net	(143.3)	(9.6)%	(102.6)	(7.8)%	(106.6)	(7.9)%

Total operating income	99.2	6.7%	72.6	5.5%	102.1	7.6%
Interest expense, net	39.6		43.1		34.4

Income before income taxes	59.6		29.5		67.7
Income tax expense	22.2		10.9		25.1

Net income	$37.4		$18.6		$42.6

Note:  The numbers in the above tables have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons below were derived from the table above and could occasionally differ immaterially if you were to use the unrounded data for these calculations.

Comparison of the Three Months Ended March 31, 2007 and 2006

Revenues

Our consolidated net revenues increased $5.0 million, or 1.3%, to $391.9 million for the three months ended March 31, 2007 compared to $386.9 million for the same period in 2006. The increase was primarily the result of increased same store sales in our Retail segment, offset by decreased revenue in our Franchise and Manufacturing/Wholesale segments.

Retail.  Revenues in our Retail segment increased $9.8 million, or 3.3%, to $304.7 million for the three months ended March 31, 2007 compared to $294.9 million for the same period in 2006. Included as part of the revenue increase was $3.8 million in revenue for sales through www.gnc.com. Sales increases occurred in all major product categories, including VMHS, sports nutrition, and diet. Our domestic company-owned same store sales, including our internet sales, improved for the quarter by 0.5%. Similar to the sales trends in our domestic company-owned stores, our Canadian company-owned stores had improved same store sales of 10.4% in the first quarter of 2007. Our company-owned store base increased by 31 stores to 2,560 domestically, primarily due to franchise store acquisitions, and our Canadian store base increased by 7 stores to 139 at March 31, 2007 compared to 132 at March 31, 2006.

Franchise.  Revenues in our Franchise segment decreased $1.5 million, or 2.5%, to $58.8 million for the three months ended March 31, 2007 compared to $60.3 million for the same period in 2006. This decrease is primarily a result of operating 102 fewer franchise domestic stores in the first quarter of 2007 compared to the same period in 2006. There were 1,021 stores at March 31, 2007 compared to 1,123 stores at March 31, 2006. Our international franchise store base increased by 124 stores to 997 at March 31, 2007 compared to 873 at March 31, 2006.

Manufacturing/Wholesale.  Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facilities in South Carolina, as well as wholesale sales to Rite Aid and drugstore.com, decreased $3.3 million, or 10.4%, to $28.4 million for the three months ended March 31, 2007 compared to $31.7 million for the same period in 2006. Sales decreased in the South Carolina plant by $1.4 million, and wholesale sales to Rite Aid and drugstore.com decreased by $0.3 million. Additionally, we had $1.6 million in sales in the first quarter of 2006 from our Australia facility, which was sold in November, 2006.

Cost of Sales

Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, decreased $1.9 million, or 0.7%, to $255.0 million for the three months ended March 31, 2007 compared to $256.9 million for the same period in 2006. Consolidated cost of sales, as a percentage of net revenue, was 65.1% for the three months ended March 31, 2007 compared to 66.4% for the three months ended March 31, 2006.

Product costs.  Product costs decreased $2.9 million, or 1.5%, to $191.2 million for the three months ended March 31, 2007 compared to $194.1 million for the same period in 2006. Consolidated product costs, as a percentage of net revenue, were 48.8% for the three months ended March 31, 2007 compared to 50.1% for the three months ended March 31, 2006. These improvements were due to a higher mix of retail sales, which carry a higher margin than franchise and manufacturing/wholesale segment revenues, as well as lower product costs. Included in product costs is $1.4 million of non-cash expense from amortization of inventory step up to fair value due to the Merger.

Warehousing and distribution costs.  Warehousing and distribution costs increased $0.1 million, or 0.8%, to $13.4 million for the three months ended March 31, 2007 compared to $13.3 million for the same period in 2006. Consolidated warehousing and distribution costs, as a percentage of net revenue, were 3.4% for each of the three months ended March 31, 2007 and the three months ended March 31, 2006.

Occupancy costs.  Occupancy costs increased $0.9 million, or 1.8%, to $50.4 million for the three months ended March 31, 2007 compared to $49.5 million for the same period in 2006. This increase was the result of higher lease-related costs of $1.5 million, primarily a result of normal lease cost increases and the addition of 31 corporate stores since March 31, 2006, offset by a reduction in depreciation expense and other occupancy related expenses of $0.6 million. Consolidated occupancy costs, as a percentage of net revenue, were 12.9% and 12.8% for the three months ended March 31, 2007 and the three months ended March 31, 2006, respectively.

Selling, General and Administrative (“SG&A”) Expenses

Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $13.0 million, or

12.7%, to $115.7 million, for the three months ended March 31, 2007 compared to $102.7 million for the same period in 2006. These expenses, as a percentage of net revenue, were 29.5% for the three months ended March 31, 2007 compared to 26.5% for the three months ended March 31, 2006.

Compensation and related benefits.  Compensation and related benefits increased $8.5 million, or 12.9%, to $74.4 million for the three months ended March 31, 2007 compared to $65.9 million for the same period in 2006. The increase was the result of increases in: (1) non-cash stock based compensation expense of $3.8 million; (2) incentives and commission expense of $2.6 million; (3) base wage expense, primarily in our retail stores for part-time wages to support the increased sales volumes and number of stores, of $1.2 million; and (4) increased payroll taxes associated with these items of $1.2 million. These increases were partially offset by decreased other compensation expenses of $0.3 million. Included in the incentives and commission expense in 2007 were $10.1 million in accelerated discretionary payments made to vested option holders, and $1.9 million in success bonus payments related to the sale of the Company. Included in the incentives and commission expense in 2006 were $4.2 million in discretionary payments made in March, 2006, and approximately $2.5 million in unusual incentive expense due to the significant improvement in the financial results of the Company.

Advertising and promotion.  Advertising and promotion expenses increased $4.9 million, or 31.0%, to $20.7 million for the three months ended March 31, 2007 compared to $15.8 million during the same period in 2006. Advertising expense increased as a result of increased television and print advertising of $3.8 million, additional costs for store signage of $0.4 million, additional web site advertising related to our gnc.com web site of $0.3 million, and other advertising related costs of $0.4 million.

Other SG&A.  Other SG&A expenses, including amortization expense, decreased $0.4 million, or 1.9%, to $20.6 million for the three months ended March 31, 2007 compared to $21.0 million for the same period in 2006. This decrease was due to a decrease in bad debt expense of $0.3 million, and a decrease in other selling, general and administrative expenses of $0.1 million.

Merger-related Costs

Costs incurred by our parent, and recognized by us, in relation to the Merger, were $34.6 million in the three months ended March 31, 2007. These costs were comprised of selling-related expenses of $26.4 million, a contract termination fee paid to our previous owner of $7.5 million and other costs of $0.7 million.

Foreign Currency Gain

Foreign currency gain for the three months ended March 31, 2007 and for the three months ended March 31, 2006, resulted primarily from accounts payable activity with our Canadian subsidiary. The gain was $0.1 million for the three months ended March 31, 2007, and $0.6 million for the three months ended March 31, 2006.

Operating Income

As a result of the foregoing, consolidated operating income decreased $41.2 million or 147.7%, to ($13.3) million for the three months ended March 31, 2007 compared to $27.9 million for the same period in 2006. Operating income, as a percentage of net revenue, was (3.4%) for the three months ended March 31, 2007 and 7.2% for the three months ended March 31, 2006.

Retail.  Operating income decreased $1.8 million, or 5.1%, to $33.5 million for the three months ended March 31, 2007 compared to $35.3 million for the same period in 2006. This decrease was primarily due to higher advertising spending, which was partially offset by higher margins due to increased sales volumes.

Franchise.  Operating income increased $1.3 million, or 8.1%, to $17.4 million for the three months ended March 31, 2007 compared to $16.1 million for the same period in 2006. This increase is primarily attributable to an increase in margins related to wholesale sales to our international and domestic franchisees.

Manufacturing/Wholesale.  Operating income increased $1.1 million, or 9.8%, to $12.3 million for the three months ended March 31, 2007 compared to $11.2 million for the same period in 2006. This increase was primarily the result of improved margins on our third-party contract sales.

Warehousing and Distribution Costs.  Unallocated warehousing and distribution costs decreased $0.1 million, or 0.8%, to $12.7 million for the three months ended March 31, 2007 compared to $12.8 million for the same period in 2006.

Corporate Costs.  Corporate overhead cost increased $41.9 million, or 191.3%, to $63.8 million for the three months ended March 31, 2007 compared to $21.9 million for the same period in 2006. This increase was primarily the result of transaction related costs of $34.6 million and the discretionary payment made to vested option holders of $10.1 million, offset by decreases in other wage related expenses.

Interest Expense

Interest expense increased $37.6 million, or 387.6%, to $47.3 million for the three months ended March 31, 2007 compared to $9.7 million for the same period in 2006. This increase was primarily attributable to $34.8 million in call premiums and deferred fee writeoffs, and an increase in our debt and interest rates, as a result of the Merger.

Income Tax Expense

We recognized a $10.2 million consolidated income tax benefit during the three months ended March 31, 2007 compared to $6.8 million of tax expense for the same period of 2006. The effective tax rate for the three months ended March 31, 2006, was 37.1%.

Net Income

As a result of the foregoing, consolidated net income decreased $61.8 million to ($50.4) million for the three months ended March 31, 2007 compared to $11.4 million for the same period in 2006. Net income, as a percentage of net revenue, was (12.9%) for the three months ended March 31, 2007 and 3.0% for the three months ended March 31, 2006.

Comparison of the Years Ended December 31, 2006 and 2005

Revenues

Our consolidated net revenues increased $169.4 million, or 12.9%, to $1,487.1 million for the year ended December 31, 2006 compared to $1,317.7 million for the same period in 2005. The increase was primarily the result of increased same store sales in our Retail and Franchise segments and increased revenue in our Manufacturing/Wholesale segment due to a higher volume of third-party contracts for manufacturing sales for certain soft-gelatin products.

Retail.  Revenues in our Retail segment increased $133.3 million, or 13.5%, to $1,122.7 million for the year ended December 31, 2006 compared to $989.4 million for the same period in 2005. The sales increase was the result of improved same store sales of 11.1% in our domestic company-owned stores and 14.1% in our Canadian company-owned stores. Included in our domestic revenue was $17.2 million from our gnc.com website that began e-commerce in late December 2005. These same store increases came from growth in all of our major product categories including vitamins, minerals, herbs and supplements, sports nutrition and diet. Our company-owned store base increased by 37 stores to 2,554 domestically, primarily due to franchised store acquisitions, and our Canadian store base increased to 134 at December 31, 2006 compared to 133 at December 31, 2005.

Franchise.  Revenues in our Franchise segment increased $19.5 million, or 9.2%, to $232.3 million for the year ended December 31, 2006 compared to $212.8 million for the same period in 2005. This improvement in revenue resulted primarily from increased wholesale product sales of $10.4 million to our domestic franchisees and $8.0 million to our international franchisees and an increase in other revenue, consisting primarily of royalties from franchisees, of $1.1 million. Our domestic franchised stores recognized improved retail sales for the year ended December 31, 2006, as evidenced by an increase in same store sales for these stores of 5.7%. Our domestic franchised store base declined by 110 stores, to 1,046 at December 31, 2006, from 1,156 at December 31, 2005. Since the beginning of 2005, we have closed 85 domestic franchised stores and acquired 181 that were converted into company-owned stores. Our international franchised store base increased by 103 stores to 961 at December 31, 2006 compared to 858 at December 31, 2005.

Manufacturing/Wholesale.  Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facilities in South Carolina and Australia, until it was sold in November 2006, as well as wholesale sales to Rite Aid and drugstore.com, increased $16.6 million, or 14.4%, to $132.1 million for the year ended December 31, 2006 compared to $115.5 million for the same period in 2005. This increase was generated primarily by the Greenville, South Carolina manufacturing facility, which had an increase of $17.8 million, principally as a result of utilizing available manufacturing capacity for third-party product contract manufacturing. We also had an increase of $1.8 million in sales to Rite Aid. These increases were partially offset by decreased sales to drugstore.com of $2.1 million and a decrease in revenue at our Australia facility of $0.9 million.

Cost of Sales

Consolidated cost of sales, which includes product costs, costs of warehousing, distribution and occupancy costs, increased $84.8 million, or 9.4%, to $983.5 million for the year ended December 31, 2006 compared to $898.7 million for the same period in 2005. Consolidated cost of sales, as a percentage of net revenue, was 66.1% for the year ended December 31, 2006 compared to 68.2% for the year ended December 31, 2005.

Product costs.  Product costs increased $77.1 million, or 11.8%, to $732.8 million for the year ended December 31, 2006 compared to $655.7 million for the same period in 2005. This increase is primarily due to increased sales volumes at the retail stores. Consolidated product costs, as a percentage of net revenue, were 49.3% for the year ended December 31, 2006 compared to 49.8% for the year ended December 31, 2005. This improvement was due to increased volume in our Retail and Franchise segments, which generate higher margins than Manufacturing/Wholesale.

Warehousing and distribution costs.  Warehousing and distribution costs increased $1.1 million, or 2.1%, to $52.5 million for the year ended December 31, 2006 compared to $51.4 million for the same period in 2005. This increase was primarily a result of increased fuel costs that affected our private fleet, as well as the cost of common carriers, offset by cost savings in wages, benefits, and other distribution costs. Consolidated warehousing and distribution costs, as a percentage of net revenue, were 3.5% for the year ended December 31, 2006 compared to 3.9% for the year ended December 31, 2005.

Occupancy costs.  Occupancy costs increased $6.6 million, or 3.4%, to $198.2 million for the year ended December 31, 2006 compared to $191.6 million for the same period in 2005. This increase was the result of higher lease-related costs of $6.2 million, which was the result of a larger store base and normal increases in lease costs, and utility costs of $1.1 million, which were partially offset by a reduction in depreciation expense and other occupancy related expenses of $0.7 million. Consolidated occupancy costs, as a percentage of net revenue, were 13.3% for the year ended December 31, 2006 compared to 14.5% for the year ended December 31, 2005.

Selling, General and Administrative (“SG&A”) Expenses

Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $54.4 million, or 15.6%, to $403.9 million, for the year ended December 31, 2006 compared to $349.5 million for the same period in 2005. These expenses, as a percentage of net revenue, were 27.2% for the year ended December 31, 2006 compared to 26.5% for the year ended December 31, 2005.

Compensation and related benefits.  Compensation and related benefits increased $32.2 million, or 14.1%, to $260.8 million for the year ended December 31, 2006 compared to $228.6 million for the same period in 2005. The increase was the result of increases in: (1) incentives and commission expense of $29.4 million, a portion of which related to discretionary payments to employee stock option holders of $19.1 million and the remainder was incentive expense of $10.3 million; (2) base wage expense, primarily in our retail stores for part-time wages to support the increased sales volumes and our increased store base, of $6.0 million; and (3) non-cash stock based compensation expense of $1.7 million. These increases were partially offset by decreased severance costs of $1.7 million and self-insurance costs of $3.2 million.

Advertising and promotion.  Advertising and promotion expenses increased $6.0 million, or 13.4%, to $50.7 million for the year ended December 31, 2006 compared to $44.7 million during the same period in 2005.

Advertising expense increased as a result of an increase in television advertising of $7.6 million, offset by decreases in other advertising related expenses of $1.6 million.

Other SG&A.  Other SG&A expenses, including amortization expense, increased $16.2 million, or 21.3%, to $92.4 million for the year ended December 31, 2006 compared to $76.2 million for the same period in 2005. This increase was due to increases in: (1) professional expenses of $8.6 million, a portion of which related to a discretionary payment made to our non-employee stock option holders for $3.1 million; (2) commission expense on our internet sales through www.gnc.com of $4.7 million; (3) accrual for legal settlement of $3.5 million; (4) credit card discount fees of $1.5 million; and (5) intangible assets amortization of $0.6 million, in addition to a decrease in interest income on franchisee notes receivable of $0.8 million. These were partially offset by decreases in other SG&A expenses of $0.7 million and bad debt expense of $2.8 million, as a result of the decrease in accounts receivable, which was a direct result of the franchise acquisitions since the prior year.

Foreign Currency Gain

We recognized a consolidated foreign currency gain of $0.7 million in the year ended December 31, 2006 compared to a gain of $0.6 million for the year ended December 31, 2005. These gains resulted primarily from accounts payable activity with our Canadian subsidiary.

Other Expense / Income

Other expense for the year ended December 31, 2006 was $1.2 million, as a result of the loss on the sale of our Australian subsidiary, which was completed in the fourth quarter of 2006. Other income for the year ended December 31, 2005 was $2.5 million, which was the recognition of transaction fee income related to the transfer of our Australian franchise rights.

Operating Income

As a result of the foregoing, consolidated operating income increased $26.6 million, or 36.6%, to $99.2 million for the year ended December 31, 2006 compared to $72.6 million for the same period in 2005. Operating income, as a percentage of net revenue, was 6.7% for the year ended December 31, 2006 compared to 5.5% for the year ended December 31, 2005.

Retail.  Operating income increased $50.2 million, or 65.0%, to $127.4 million for the year ended December 31, 2006 compared to $77.2 million for the same period in 2005. The primary reason for the increase was increased sales and margin in all major product categories.

Franchise.  Operating income increased $12.1 million, or 23.3%, to $64.1 million for the year ended December 31, 2006 compared to $52.0 million for the same period in 2005. This increase is primarily attributable to an increase in wholesale sales to our international and domestic franchisees, to support the increased retail sales domestically and internationally as well as the increased store growth internationally.

Manufacturing/Wholesale.  Operating income increased $5.0 million, or 10.9%, to $51.0 million for the year ended December 31, 2006 compared to $46.0 million for the same period in 2005. This increase was primarily the result of higher third-party contract sales volume and increased efficiencies in production, enabling higher margins.

Warehousing and Distribution Costs.  Unallocated warehousing and distribution costs increased $0.7 million, or 1.4%, to $50.7 million for the year ended December 31, 2006 compared to $50.0 million for the same period in 2005. This increase was primarily a result of increased fuel costs, as well as the cost of common carriers, offset by reduced wages and other operating expenses in our distribution centers.

Corporate Costs.  Corporate overhead cost increased $36.3 million, or 65.9%, to $91.4 million for the year ended December 31, 2006 compared to $55.1 million for the same period in 2005. This increase was primarily the result of increases in: (1) incentive compensation expense, including discretionary payments to option holders; (2) professional fees; and (3) accruals for legal settlements, offset by decreases in severance and self-insurance costs.

Other expense/income.  Other expense for the year ended December 31, 2006 was $1.2 million, as a result of the loss on the sale of our Australian subsidiary. Other income for the year ended December 31, 2005 was $2.5 million, which was the recognition of transaction fee income related to the transfer of our Australian franchise rights.

Interest Expense

Interest expense decreased $3.5 million, or 8.1%, to $39.6 million for the year ended December 31, 2006 compared to $43.1 million for the same period in 2005. This decrease was primarily attributable to the write-off of $3.9 million of deferred financing fees in the first quarter of 2005 resulting from the early extinguishment of debt and an increase in other interest income, partially offset by an increase in our variable interest rate on our Senior Credit Facility.

Income Tax Expense

We recognized $22.2 million of consolidated income tax expense during the year ended December 31, 2006 compared to $10.9 million for the same period of 2005. The increased tax expense for the year ended December 31, 2006, was primarily the result of an increase in income before income taxes of $30.1 million. The effective tax rate remained relatively consistent for the year ended December 31, 2006, and was 37.3%, compared to 36.8% for the same period in 2005.

Net Income

As a result of the foregoing, consolidated net income increased $18.8 million, or 101.1%, to $37.4 million for the year ended December 31, 2006 compared to $18.6 million for the same period in 2005. Net income, as a percentage of net revenue, was 2.5% for the year ended December 31, 2006 and 1.4% for the year ended December 31, 2005.

Comparison of the Years Ended December 31, 2005 and 2004

Revenues

Our consolidated net revenues decreased $27.0 million, or 2.0%, to $1,317.7 million for the year ended December 31, 2005 compared to $1,344.7 million for the same period in 2004. The decrease was primarily the result of decreased same store sales in our Retail and Franchise segments, a reduced domestic franchised store base, and decreased revenue in our Wholesale/Manufacturing segment due to declining demand for Vitamin E soft-gel products.

Retail.  Revenues in our Retail segment decreased $12.4 million, or 1.2%, to $989.4 million for the year ended December 31, 2005 compared to $1,001.8 million for the same period in 2004. The revenue decrease occurred primarily in our diet category and was partially offset by increases in our sports nutrition and VMHS categories. The diet category experienced sales declines each quarter in 2005, with the first three quarters showing significant declines as a result of reduced demand for low-carb products. The fourth quarter diet sales, while remaining less than 2004, improved as a result of new product introductions. Our domestic company-owned same store sales improved each successive quarter during 2005, from a decline of 7.8% in the first quarter to an increase of 8.1% in the fourth quarter. For the total year 2005, our same store sales declined 1.5%. Our Canadian company-owned stores had similar trends in sales as our domestic company-owned stores, declining 11.0% in the first half of 2005 and increasing 0.3% in the second half of 2005. Our company-owned store base increased by 10 stores to 2,517 domestically, and declined by two stores to 133 in Canada at December 31, 2005.

Franchise.  Revenues in our Franchise segment decreased $13.7 million, or 6.0%, to $212.8 million for the year ended December 31, 2005, compared to $226.5 million for the same period in 2004. Our domestic franchised stores recognized lower retail sales for the year ended December 31, 2005, as evidenced by a decline in 2005 same store sales for these stores of 4.8%. This decline in retail sales resulted in decreased wholesale product sales to the franchisees of $11.0 million and a decrease in franchise royalty revenue of $1.1 million. Additionally, other franchise revenue decreased by $1.6 million. Our domestic franchised store base declined by 134 stores to 1,156 stores at December 31, 2005, from 1,290 stores at December 31, 2004. Our international franchised store base increased by 112 stores to 858 stores at December 31, 2005 compared to 746 stores at December 31, 2004. Our international franchisees pay a lower royalty rate and purchase fewer products from us than the domestic franchisees.

Manufacturing/Wholesale.  Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facilities in South Carolina and Australia, as well as wholesale sales to Rite Aid and drugstore.com, decreased $0.9 million, or 0.8%, to $115.5 million for the year ended December 31, 2005 compared to $116.4 million for the same period in 2004. This decrease occurred primarily in the Greenville, South Carolina plant, which had a decrease of $4.7 million as a result of declining demand for Vitamin E soft-gel products from third-party customers and a decrease in third-party sales at our Australian manufacturing facility of $0.5 million. These decreases were partially offset by increased sales to Rite Aid of $1.9 million and to drugstore.com of $2.4 million.

Cost of Sales

Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $3.5 million, or 0.4%, to $898.7 million for the year ended December 31, 2005 compared to $895.2 million for the same period in 2004. Consolidated cost of sales, as a percentage of net revenue, were 68.2% compared to 66.5% for the years ended December 31, 2005 and 2004, respectively.

Product costs.  Product costs decreased $1.4 million, or 0.2%, to $655.7 million for the year ended December 31, 2005 compared to $657.1 million for the same period in 2004. Consolidated product costs, as a percentage of net revenue, were 49.8% compared to 48.8% for the years ended December 31, 2005 and 2004, respectively. This increase, as a percentage of net revenue, was the result of increased promotional pricing in our Retail segment and increased discounts provided to our franchisees on wholesale sales in our Franchise segment. Our vendors partially offset this increase by providing reductions in product costs for their products that were promotionally priced.

Warehousing and distribution costs.  Warehousing and distribution costs increased $0.6 million, or 1.2%, to $51.4 million for the year ended December 31, 2005 compared to $50.8 million for the same period in 2004. This increase was primarily a result of increased fuel costs that affected our private fleet, as well as the cost of outside carriers, offset by efficiency cost savings in wages and other warehousing costs. Consolidated warehousing and distribution costs, as a percentage of net revenue, were 3.9% compared to 3.8% for the years ended December 31, 2005 and 2004, respectively.

Occupancy costs.  Occupancy costs increased $4.3 million, or 2.3%, to $191.6 million for the year ended December 31, 2005 compared to $187.3 million for the same period in 2004. This increase was the result of increased store rental costs of $2.7 million and increased other occupancy costs including depreciation of $1.6 million. Consolidated occupancy costs, as a percentage of net revenue, were 14.5% compared to 13.9% for the years ended December 31, 2005 and 2004, respectively.

Selling, General and Administrative (“SG&A”) Expenses

Our consolidated SG&A expenses including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $1.8 million, or 0.5%, to $349.5 million, for the year ended December 31, 2005 compared to $347.7 million for the same period in 2004. These expenses, as a percentage of net revenue, were 26.5% compared to 25.9% for the years ended December 31, 2005 and 2004, respectively.

Compensation and related benefits.  Compensation and related benefits decreased $1.4 million, or 0.6%, to $228.6 million for the year ended December 31, 2005 compared to $230.0 million for the same period in 2004. The decrease was the result of decreases in: (1) incentives and commission expense of $2.3 million; (2) 401(k) company paid matching expense of $1.1 million; and (3) other wage related expense of $0.4 million. The decreases were offset by increases in base wage expense, primarily in our retail stores, of $1.8 million and non-cash compensation expense of $0.6 million.

Advertising and promotion.  Advertising and promotion expenses increased $0.7 million, or 1.6%, to $44.7 million for the year ended December 31, 2005 compared to $44.0 million during the same period in 2004. Advertising expense increased as a result of an increase in product specific television advertising of $7.0 million and reduction of franchisee advertising contributions of $1.2 million, offset by decreases in: (1) print advertising of $3.1 million; (2) general marketing costs of $2.9 million; (3) store signage and merchandising costs of $1.0 million; and (4) other advertising related expenses of $0.5 million.

Other SG&A.  Other SG&A expenses, including amortization expense, increased $2.5 million, or 3.4%, to $76.2 million for the year ended December 31, 2005 compared to $73.7 million for the same period in 2004. This increase was due to (1) legal costs for certain products related to a third-party vendor of $1.9 million; (2) increases in commission expense on our consigned inventory sales of $1.1 million; (3) increases in other professional expenses of $0.9 million; and (4) a $1.0 million increase in various other SG&A costs. These increases were partially offset by a $1.2 million gain for our expected portion of the proceeds from the Visa/MasterCard antitrust litigation settlement and a decrease in general insurance expense of $1.2 million.

Foreign Currency Gain

We recognized a consolidated foreign currency gain of $0.6 million in the year ended December 31, 2005 compared to $0.3 million for the year ended December 31, 2004. This gain resulted primarily from accounts payable activity with our Canadian subsidiary.

Other Income and Expense

Other income for the year ended December 31, 2005 includes a transaction fee of $2.5 million, which was recognized for the transfer of our Australian franchise business.

Operating Income

As a result of the foregoing, operating income decreased $29.5 million or 28.9%, to $72.6 million for the year ended December 31, 2005 compared to $102.1 million for the same period in 2004. Operating income, as a percentage of net revenue, was 5.5% compared to 7.6% for the years ended December 31, 2005 and 2004, respectively.

Retail.  Operating income decreased $30.5 million, or 28.3%, to $77.2 million for the year ended December 31, 2005 compared to $107.7 million for the same period in 2004. The primary reason for the decrease was lower retail margin, due to lower diet sales and increased promotional retail pricing.

Franchise.  Operating income decreased $10.4 million, or 16.7%, to $52.0 million for the year ended December 31, 2005 compared to $62.4 million for the same period in 2004. This decrease is primarily attributable to a decrease in wholesale sales and margin, due to increases in discounts provided to our franchisees on wholesale sales and a reduced number of operating franchisees domestically.

Manufacturing/Wholesale.  Operating income increased $7.4 million, or 19.2%, to $46.0 million for the year ended December 31, 2005 compared to $38.6 million for the same period in 2004. This increase was primarily the result of an increase in license and other fee revenue from Rite Aid, increased wholesale sales volumes to drugstore.com, improved margins on third-party manufacturing sales, and increased manufacturing efficiencies at our South Carolina manufacturing facility.

Warehousing & Distribution Costs.  Unallocated warehousing and distribution costs increased $0.7 million, or 1.4%, to $50.0 million for the year ended December 31, 2005 compared to $49.3 million for the same period in 2004. This increase was primarily a result of increased fuel costs, offset by reduced wages and other operating expenses in our distribution centers.

Corporate Costs.  Corporate overhead costs decreased $2.2 million, or 3.8%, to $55.1 million for the year ended December 31, 2005 compared to $57.3 million for the same period in 2004. This decrease was primarily the result of the recognition of a $1.2 million gain for our expected portion of the proceeds from the Visa/MasterCard antitrust litigation settlement and a decrease in our insurance expense, offset by the recognition of $1.9 million in legal costs for certain products related to a third-party vendor and increases in other professional fees.

Other.  Other income for the year ended December 31, 2005 was $2.5 million, which was the recognition of transaction fee income related to the transfer of our Australian franchise rights.

Interest Expense

Interest expense increased $8.7 million, or 25.3%, to $43.1 million for the year ended December 31, 2005 compared to $34.4 million for the same period in 2004. This increase was primarily attributable to the write-off of $3.9 million of deferred financing fees, a result of the refinancing of our variable interest rate bank debt, which was replaced with $150.0 million of fixed interest rate senior notes in January 2005.

Income Tax Expense

We recognized $10.9 million of consolidated income tax expense during the year ended December 31, 2005 compared to $25.1 million for the same period of 2004. The decreased tax expense for the year ended December 31, 2005, was a result of a decrease in income before income taxes of $38.2 million. The effective tax rate for the year ended December 31, 2005 was 36.8%, compared to 37.0% for the year ended December 31, 2004.

Net Income

As a result of the foregoing, consolidated net income decreased $24.0 million to $18.6 million for the year ended December 31, 2005 compared to $42.6 million for the same period in 2004. Net income, as a percentage of net revenue, was 1.5% compared to 3.4% for the years ended December 31, 2005 and 2004, respectively.

Other Comprehensive Income

We recognized $0.1 million of foreign currency gain for the year ended December 31, 2005 compared to $0.9 million for the same period in 2004. The amounts recognized in each period resulted from foreign currency translation adjustments related to the investment in and receivables due from our Canadian and Australian subsidiaries.

Liquidity and Capital Resources

At March 31, 2007, we had $7.1 million in cash and cash equivalents and $237.1 million in working capital compared with $24.1 million in cash and cash equivalents and $249.6 million in working capital at December 31, 2006. The $12.5 million decrease in working capital was driven by an increase in our inventory value due to purchase accounting adjustments; an increase in our other current assets, primarily due to prepaid taxes; and a decrease in our accrued payroll; offset by a decrease in our cash, which was a result of the sweep of excess cash at the sale date by our former owner, an increase in our other current liabilities due to the recording of a payable to our former parent for an anticipated tax refund and an increase in the current portion of our long-term debt.

At December 31, 2006, we had $24.1 million in cash and cash equivalents and $249.6 million in working capital compared with $86.0 million in cash and cash equivalents and $298.7 million in working capital at December 31, 2005. The $49.1 million decrease in working capital was primarily driven by our decrease in cash offset by increases in inventory and accrued salaries and wages.

The following table summarizes our cash flows for the three months ended March 31, 2007 and 2006.

	Predecessor	Successor	Combined	Predecessor
	Period	Sixteen Days	Three Months	Three Months
	Ended	Ended	Ended	Ended
	March 15,	March 31,	March 31,	March 31,
	2007	2007	2007	2006
	(Dollars in millions)
Cash (used in) provided by operating activities	$(46.8)	$2.2	$(44.6)	$12.5
Cash used in investing activities	$(6.2)	$(1,616.5)	$(1,622.7)	$(3.8)
Cash provided by (used in) financing activities	$38.6	$1,611.7	$1,650.3	$(50.4)

Cash (Used In ) Provided by Operating Activities

Cash used in operating activities was $44.6 million for the three months ended March 31, 2007 and cash provided by operating activities was $12.5 million for the three months ended March 31, 2006. The primary reason for the decrease in cash provided by operating activities was a decrease in net income of $61.8 million for the combined three months ended March 31, 2007 compared with the same period in 2006. Additionally, accrued liabilities decreased $12.1 million for the three months ended March 31, 2007, primarily as a result of a decrease in our accrued payroll due to the payment of incentives previously accrued in 2006, and other assets increased $12.1 million, primarily due to an increase in prepaid taxes as a result of the net loss recognized for the period ended March 15, 2007. These were offset by changes in other working capital accounts.

Cash provided by operating activities was $74.6 million, $64.2 million and $83.5 million during the years ended December 31, 2006, 2005, and 2004, respectively. The primary reason for the changes in each year was the change in net income between each of the periods and changes in working capital accounts. Net income increased $18.8 million for the year ended December 31, 2006 compared with the same period in 2005. Net income decreased $24.0 million for the year ended December 31, 2005 compared with the same period in 2004.

For the three months ended March 31, 2006, inventory increased $42.2 million as a result of increases in our finished goods, bulk inventory and bulk packaging supplies and a decrease in our reserves. Inventory was increased in the first quarter 2006 to support our increased sales in all business segments, to ensure an in-stock position of our top-selling products, and to provide new products to our customers. Primarily as a result of the increase in inventory, accounts payable increased by $25.8 million for the three months ended March 31, 2006. Accounts receivable increased by $7.1 million for the three months ended March 31, 2006 primarily due to increased wholesale sales to franchisees and increased third-party sales by our Greenville, South Carolina plant. Accrued taxes increased by $6.6 million for the three months ended March 31, 2006 due to the increase in net income. Additionally, we had a prepaid tax that was utilized for the three months ended March 31, 2006.

For the year ended December 31, 2006, inventory increased $31.3 million, as a result of increases in our finished goods and a decrease in our reserves. This inventory increase continues to support our strategy of ensuring our top-selling products are always in stock, which helps support our same store sales growth and ensures stock is available for our increased store base. Additionally, our increased inventory allows our Manufacturing/Wholesale segment to better service our third-party customers. Franchise notes receivable decreased $4.6 million for the year ended December 31, 2006, as a result of payments on existing notes; reduction in our receivable portfolio, fewer company-financed franchise store openings than in prior years and the closing of 115 domestic franchises in 2006. Accrued liabilities increased by $12.3 million, primarily the result of increases in deferred revenue from our Gold Card program and increases in incentive accruals for our corporate incentive compensation program.

For the year ended December 31, 2005, inventory increased $33.3 million, as a result of increases in our finished goods, bulk inventory and packaging supplies and a decrease in our reserves. This inventory increase supports our strategy of ensuring our top-selling products are always in stock. Franchise notes receivable decreased $6.7 million for the year ended December 31, 2005, as a result of payments on existing notes, fewer company-financed franchise store openings than in prior years and the closing of 151 domestic franchises in 2005. Accrued interest for the year ended December 31, 2005 increased $6.0 million due to the 2005 issuance of the $150.0 million senior notes, which had interest payable semi-annually on January 15 and July 15 each year. Other assets decreased $6.7 million for the year ended December 31, 2005, primarily a result of a reduction in prepaids and long-term deposits.

For the year ended December 31, 2004, inventory increased $24.7 million, a result of increasing our finished goods and bulk inventory and a decrease in our reserves. Franchise notes receivable decreased $11.6 million in 2004, a result of payments on existing notes and fewer franchise store openings than in prior years. Accrued liabilities decreased $22.6 million for the year ended December 31, 2004, primarily a result of reductions of: (1) class action wage accrual of $4.2 million; (2) incentives of $4.5 million; (3) change of control payments of $9.2 million; (4) store closings accruals of $4.3 million; and (5) other accruals of $0.4 million. Net deferred taxes changed $24.2 million in the year ended December 31, 2004, a result of an increase in our deferred tax liability, which was due to book versus tax timing differences.

Cash Used in Investing Activities

We used cash in investing activities of $1,622.7 million, and $3.8 million for the three months ended March 31, 2007 and the three months ended March 31, 2006, respectively. Capital expenditures, which were primarily for improvements to our retail stores and our South Carolina manufacturing facility, were $6.3 million, and $3.7 million for the three months ended March 31, 2007 and the three months ended March 31, 2006, respectively. Additionally, we paid approximately $1.6 billion, or the full amount of the merger consideration, to our former shareholders as part of the Merger. See Note 1 to our consolidated financials statements for additional information.

We used cash from investing activities of $23.4 million, $21.5 million and $27.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. Capital expenditures, which were primarily for improvements to our retail stores and our South Carolina manufacturing facility and which represent the majority of our cash used in investing activities, were $23.8 million, $20.8 million, and $28.3 million during the years ended December 31, 2006, 2005, and 2004, respectively. We received $1.4 million in 2006 as a result of the sale of our Australian manufacturing facility. Additionally, in 2004 we received $15.7 million in purchase price adjustments and paid $13.6 million in purchase price adjustments and other acquisition costs related to the acquisition of General Nutrition Companies, Inc. from Numico.

We currently have no material capital commitments. Our capital expenditures typically consist of certain lease-required periodic updates in our company-owned stores and ongoing upgrades and improvements to our manufacturing facilities. Additionally, we expect to upgrade our point-of-sale register systems in 2007 and 2008.

Cash Provided By (Used In) Financing Activities

Predecessor.  For the period ended March 15, 2007, the cash flow presents the repayment by the seller of the Company of all outstanding debt and related costs including interest and premium payments, with available cash of seller, as the buyer did not assume the existing debt.

We used cash in financing activities of approximately $50.4 million for the three months ended March 31, 2006. In March, 2006, we made a restricted payment to the holders of our parent’s common stock of $49.9 million. This payment was determined to be in compliance with our debt covenants and the terms of GNC Corporation 12% Series A Exchangeable Preferred Stock as a one-time total payment. For the three months ended March 31, 2006, we also paid down an additional $0.5 million of debt.

Successor.  For the sixteen day period ended March 31, 2007, the Company received proceeds from the new debt offering and borrowings under our senior credit facility of $1,082.0 million; received equity of $552.3 million from our Parent; and paid financing fees of $27.9 million to finance the transaction. A summary of our new debt is as follows:

We used cash from financing activities of $113.1 million in 2006. The primary uses of this cash were: (1) a restricted payment of $49.9 million made in March 2006 to the holders of GNC Corporation’s common stock. This payment was determined to be in compliance with our debt covenants and the terms of GNC Corporation’s 12% Series A Exchangeable Preferred Stock as a one-time total payment, (2) $20.3 million in funds returned to GNC Corporation to fund $1.7 million in deferred IPO costs and a $19.0 million payment by GNC Corporation related to the redemption of its 12% Series A Exchangeable Preferred Stock in December 2006 offset by $0.4 million in proceeds contributed to us from GNC Corporation’s common stock activity, and (3) $42.0 million in debt payments, which included a $40.0 million payment in November 2006 under our December 2003 term loan facility.

In January 2005, we issued $150.0 million aggregate principal amount of senior notes and used the net proceeds from this issuance, along with $39.4 million cash on hand, to pay down $185.0 million of our indebtedness under our term loan facility. For the year ended December 31, 2005, we also paid $4.7 million in fees related to the January 2005 senior notes offering and paid down an additional $2.0 million of debt.

We used cash in financing activities of approximately $4.5 million for the year ended December 31, 2004. The primary uses of cash for the year ended December 31, 2004 was for payments on long term debt of $3.8 million and for payment of financing fees related to our issuance in December 2003 of senior subordinated notes and an amendment of our December 2003 Senior Credit Facility of $1.1 million.

$735.0 Million Senior Credit Facility.  In connection with the March 2007 Merger, we entered into the Senior Credit Facility with a syndicate of lenders. The Senior Credit Facility consists of a $675.0 million term loan facility and a $60.0 million revolving credit facility. We borrowed the entire $675.0 million under the new senior term loan facility, as well as approximately $10.5 million of the $60.0 million new senior revolving credit facility (excluding approximately $9.4 million of letters of credit), to fund the March 2007 Merger and related transactions. The $10.5 million borrowing under the new senior revolving credit facility was repaid by the end of March 2007. The term loan facility will mature in September 2013. The revolving credit facility will mature in March 2012. The Senior Credit Facility permits us to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, the Credit Agreement requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage of excess cash flow for each fiscal year must be used to pay down outstanding borrowings. GNC Corporation, our direct parent company, and our existing and future direct and indirect domestic subsidiaries have guaranteed our obligations under the Senior Credit Facility. In addition, the Senior Credit Facility is secured by first priority pledges (subject to permitted liens) of our equity interests and the equity interests of our domestic subsidiaries and our first-tier foreign subsidiaries.

All borrowings under the Senior Credit Facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, in each case, applicable margins of 1.25% per annum for the term loan facility and 1.25% per annum for the revolving credit facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.25% per annum for the revolving credit facility. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, us, and our subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation.

The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the Senior Credit Facility when due, (2) breach of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

Senior Notes.  In connection with the March 2007 Merger, we completed a private offering of $300.0 million of our Senior Floating Rate Toggle Notes due 2014 ( the “Senior Notes”). The Senior Notes are our senior unsecured obligations and are effectively subordinated to all of our existing and future secured debt, including the Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all our existing and future unsecured senior debt and rank senior to all our existing and future senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes are guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries (as defined in the Senior Notes Indenture). If we fail to make payments on the Senior Notes, the notes guarantors must make them instead.

We may elect in our sole discretion to pay interest on the Senior Notes in cash, entirely by increasing the principal amount of the Senior Notes or issuing new Senior Notes (“PIK interest”), or on 50% of the outstanding principal amount of the Senior Notes in cash and on 50% of the outstanding principal amount of the Senior Notes by increasing the principal amount of the Senior Notes or by issuing new Senior Notes (“partial PIK interest”). Cash interest on the Senior Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If we elect to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Notes or issue new Senior Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Notes on the relevant record date. The Senior Notes are treated as having been issued with original issue discount for U.S. federal income tax purposes.

We may redeem some or all of the Senior Notes at any time after March 15, 2009, at specified redemption prices. In addition, at any time prior to March 15, 2009, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Notes with the net proceeds of certain equity offerings if at least 65% of the original aggregate principal amount of the notes remain outstanding immediately after such redemption. If we experience certain kinds of changes in control, we must offer to purchase the notes at 101% of par plus accrued interest to the purchase date.

The Senior Notes Indenture contains certain limitations and restrictions on our and our restricted subsidiaries’ ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase our stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict our ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Notes Indenture restricts our and certain of our subsidiaries’ ability to declare or pay dividends to its stockholders.

Senior Subordinated Notes.  In connection with the March 2007 Merger, we completed a private offering of $110.0 million of our 10.75% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are our senior subordinated unsecured obligations and are subordinated to all our existing and future senior debt, including our Senior Credit Facility and the Senior Notes and rank equally with all of our existing and future senior subordinated debt and rank senior to all our existing and future subordinated debt. The Senior Subordinated Notes are guaranteed on a senior subordinated unsecured basis by each of our existing and future domestic subsidiaries (as defined in the Senior Subordinated Notes Indenture). If we fail to make payments on the Senior Subordinated Notes, the notes guarantors must make them instead. Interest on the Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

We may redeem some or all of the Senior Subordinated Notes at any time after March 15, 2009, at specified redemption prices. At any time prior to March 15, 2009, we may on one or more occasions redeem up to 50% of the aggregate principal amount of the Senior Subordinated Notes at a redemption price of 105% of the principal amount, plus accrued and unpaid interest (including special interest, if any) to the redemption date with net cash proceeds of certain equity offerings if at least 50% of the original aggregate principal amount of the Senior Subordinated Notes remains outstanding after the redemption. If we experience certain kinds of changes in control, we must offer to purchase the Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

The Senior Subordinated Notes Indenture contains certain limitations and restrictions on our and our restricted subsidiaries’ ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase our stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict our ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Subordinated Notes Indenture restricts our and certain of our subsidiaries’ ability to declare or pay dividends to our stockholders.

Predecessor Debt

Old Senior Credit Facility.  In connection with the Apollo acquisition, we entered into a senior credit facility with a syndicate of lenders. Our Parent’s and its domestic subsidiaries guaranteed our obligations under the senior credit facility. The senior credit facility at December 31, 2004 consisted of a $285.0 million term loan facility and a $75.0 million revolving credit facility. We borrowed the entire $285.0 million under the original term loan facility to fund part of the Apollo acquisition, with none of the $75.0 million revolving credit facility being utilized to fund the Apollo acquisition. This facility was subsequently amended in December 2004. In January 2005, as a stipulation of the December 2004 amendment to the senior credit facility, we used the net proceeds of the Senior Notes offering of $145.6 million, together with $39.4 million of cash on hand, to repay a portion of the debt under the prior $285.0 million term loan facility. We amended the senior credit facility again in May 2006 in order to reduce the term loan facility interest rates, remove a requirement to use a portion of equity proceeds to reduce the senior credit facility, and clarify our ability to make permitted restricted payments. The credit facility was repaid in connection with the March 2007 Merger.

Senior Notes.  In January 2005, we issued $150.0 million aggregate principal amount of Senior Notes, with an interest rate of 8 5/8% per year. The Senior Notes mature in 2011. We used the net proceeds of this offering of $145.6 million, together with $39.4 million of cash on hand, to repay $185.0 million of the debt under its term loan facility. The Senior Notes were repurchased pursuant to a tender offer in connection with the March 2007 Merger.

Senior Subordinated Notes.  On December 5, 2003, we issued $215.0 million aggregate principal amount of Senior Subordinated Notes in connection with the Numico acquisition. The Senior Subordinated Notes mature in 2010 and bear interest at the rate of 8 1/2% per year. The Senior Subordinated Notes indenture was subsequently supplemented in April 2004. Substantially, all of the Senior Subordinated Notes were repurchased pursuant to a tender offer in connection with the March 2007 Merger. The balance of the Notes were defeased at the same time.

Common and Preferred Stock.  In December 2003, our Parent’s principal stockholder and certain of our directors and members of our senior management made an equity contribution of $277.5 million in exchange for 50,470,287 shares of our Parent’s common stock and in the case of the our Parent’s principal stockholder, 100,000 shares of our Parent’s preferred stock. The proceeds of the equity contribution were contributed to us to fund a portion of the Numico acquisition price. In addition, our Parent subsequently sold shares of its common stock for net proceeds of approximately $1.6 million to certain members of its management. The proceeds of all of these sales were contributed by our Parent to the Company.

We expect to fund our operations through internally generated cash and, if necessary, from borrowings under our $60.0 million revolving credit facility. At March 31, 2007, we had $50.6 million available under our revolving credit facility, after giving effect to $9.4 million utilized to secure letters of credit. We expect our primary uses of cash in the near future will be debt service requirements, capital expenditures and working capital requirements. We anticipate that cash generated from operations, together with amounts available under our revolving credit facility, will be sufficient for the term of the revolving credit facility which matures on March 15, 2012, to meet our operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal on, to pay interest on, or to refinance our debt and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control. We are currently in compliance with our financial and debt covenant reporting and compliance requirements in all material respects.

Contractual Obligations

The following table summarizes our future minimum non-cancelable contractual obligations at March 31, 2007:

	Payments Due By Period
		Less than
	Total	1 year	1 - 3 years	4-5 years	After 5 years
			(In millions)

Long-term debt obligations(1)	$1,095.7	$8.0	$16.2	$16.6	$1,054.9
Scheduled interest payments(2)	627.0	93.5	185.3	182.8	165.4
Operating lease obligations(3)	330.6	97.1	122.9	61.2	44.4
Purchase obligations(4)(5)	16.1	4.2	4.1	3.3	4.5

	$2,078.5	$203.8	$339.7	$267.5	$1,267.6

(1)	These balances consist of the following debt obligations: (a) $110.0 million for our 10.75% Senior Subordinated Notes; (b) $300.0 million for our Senior Toggle Notes; (c) $675.0 million for our Senior Credit Facility; and (d) $10.7 million for our mortgage. See the “Long-Term Debt” note to our consolidated financial statements included elsewhere in this prospectus.

(2)	These balances represent the interest that will accrue on the long-term obligations, which includes some variable debt interest payments, which are estimated using current interest rates. See the “Long-Term Debt” note to our consolidated financial statements included elsewhere in this prospectus.

(3)	These balances consist of the following operating leases: (a) $301.0 million for company-owned retail stores, (b) $80.1 million for franchise retail stores, which is offset by $80.1 million of sublease income from franchisees, and (c) $29.6 million relates to various leases for tractors/trailers, warehouses, automobiles and various equipment at our facilities. See the “Long-Term Lease Obligation” note to our consolidated financial statements included elsewhere in this prospectus.

(4)	These balances consist of $3.5 million of advertising and inventory commitments and $12.6 million related to a management services agreement and credit facility administration fees. The management service agreement was made between the Company and its sponsors. In consideration of the sponsors’ services, the Company is obligated to pay an annual fee of $1.5 million for ten years commencing on March 16, 2007. See the “Related Party Transactions” note to our consolidated financial statements included elsewhere in this prospectus. The Company also has a $0.1 million credit facility administration fee due annually.

(5)	This balance excludes $21.5 million related to contracts with an advertising vendor, which were terminated by GNC and are currently in litigation. See prospectus, “Business-Legal Proceedings” in this prospectus.

The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2006:

	Payments Due By Period
		Less than
	Total	1 year	1 - 3 years	4 - 5 years	After 5 years
	(In millions)

Long-term debt obligations(1)	$431.3	$1.8	$57.4	$218.0	$154.1
Scheduled interest payments(2)	140.1	37.0	71.7	31.0	0.4
Operating lease obligations(3)	330.6	97.1	127.9	61.2	44.4
Purchase obligations(4)(5)	16.1	4.2	4.1	3.3	4.5

	$918.2	$140.1	$261.1	$313.6	$203.4

(1)	These balances consisted of the following debt obligations: (a) $215.0 million for our 8 1/2% Senior Subordinated Notes; (b) $150.0 million for our 8 5/8% Senior Notes; (c) $55.3 million for our senior credit facility; and (d) $11.0 million for our mortgage. See the “Long-Term Debt” note to our consolidated financial statements included elsewhere in this prospectus.

(2)	These balances represented the interest accruing on the long-term obligations, which includes some variable debt interest payments, estimated using current interest rates. See the “Long-Term Debt” note to our consolidated financial statements included elsewhere in this prospectus.

(3)	These balances consisted of the following operating leases: (a) $301.0 million for company-owned retail stores, (b) $80.1 million for franchise retail stores, which is offset by $80.1 million of sublease income from franchisees, (c) $29.6 million related to various leases for tractors/trailers, warehouses, automobiles and various equipment at our facilities. See the “Long-Term Lease Obligation” note to our consolidated financial statements included elsewhere in this prospectus.

(4)	These balances consisted of $3.5 million of advertising and inventory commitments and $12.6 million related to a management services agreement and credit facility administration fees. The management service agreement was made between the Company and Apollo Management V. In consideration of Apollo Management V’s services, the Company was obligated to pay an annual fee of $1.5 million for ten years commencing on December 5, 2003. See the “Related Party Transactions” note to our consolidated financial statements included elsewhere in this prospectus. The Company also had a $0.1 million credit facility administration fee due annually.

(5)	This balance excludes $21.5 million related to contracts with an advertising vendor, which were terminated by GNC and are currently subject to litigation. See “Business — Legal Proceedings” in this prospectus.

Off Balance Sheet Arrangements

As of March 31, 2007, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

We have a balance of unused barter credits on account with a third-party barter agency. We generated these barter credits by exchanging inventory with a third-party barter vendor. In exchange, the barter vendor supplied us with barter credits. We did not record a sale on the transaction as the inventory sold was for expiring products that were previously fully reserved for on our balance sheet. In accordance with the Accounting Principles Board (“APB”) No. 29, a sale is recorded based on either the value given up or the value received, whichever is more easily determinable. The value of the inventory was determined to be zero, as the inventory was fully reserved. Therefore, these credits were not recognized on the balance sheet and are only realized when we purchase services or products through the bartering company. The credits can be used to offset the cost of purchasing services or products. As of March 31, 2007, the available credit balance was $8.5 million and was $9.5 million as of December 31, 2006. The barter credits are available for use through March 31, 2009.

Effect of Inflation

Inflation generally affects us by increasing costs of raw materials, labor, and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our consolidated financial statements.

Foreign Exchange Rate Risk

We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases of goods and services that are denominated in currencies other than the U.S. dollar. The primary currencies to which we are exposed to fluctuations are the Canadian Dollar and the Australian Dollar. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

Interest Rate Risk

A portion of our debt is subject to changing interest rates. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of such debt and related interest payments. As of December 31, 2006, we had fixed rate debt of $376.1 million and variable rate debt of $55.3 million. We have not entered into futures or swap contracts at December 31, 2006. Based on our variable rate debt balance as of December 31, 2006, a 1% change in interest rates would increase or decrease our annual interest cost by $1.0 million.

In conjunction with the Merger, we entered into an interest rate swap, effective April 2, 2007, to hedge two $150 million portions of our variable rate debt under our $675 million term loan facility. Each of these $150 million notional amounts have a three month LIBOR tranche conforming to the interest payment dates on the term loan.

Critical Accounting Estimates

You should review the significant accounting policies described in the notes to our consolidated financial statements under the heading “Basis of Presentation and Summary of Significant Accounting Policies” included elsewhere in this prospectus.

Use of Estimates

Certain amounts in our financial statements require management to use estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to our consolidated financial statements under the heading “Basis of Presentation and Summary of Significant Accounting Policies” included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

•	the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

•	different estimates reasonably could have been used; or

•	changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods. We adopted FIN 48 on January 1, 2007. Please refer to Note 10 of our unaudited consolidated financial statements.

Revenue Recognition

We operate primarily as a retailer, through company-owned stores, franchised stores, and to a lesser extent, as a wholesaler. On December 28, 2005, we started recognizing revenue through product sales on our website, gnc.com. We apply the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management’s estimates after a review of historical customer returns. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third-party. We recognize revenues from franchise fees at the time a franchised store opens or at the time of franchise renewal or transfer, as applicable.

Inventories

Where necessary, we provide estimated allowances to adjust the carrying value of our inventory to the lower of cost or net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete, or in excess of need.

These future estimates are subject to the ongoing accuracy of management’s forecasts of market conditions, industry trends, and competition. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation, and rapid changes in demand for new and improved products or services.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on regular evaluations of our franchisees’ and third-party customers’ financial health, the current status of trade receivables, and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry, or the geographical regions and regulatory environments of our third-party customers and franchisees.

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates, foreign exchange rates, devaluation and inflation. As such, this estimate may differ from actual cash flows.

Self-Insurance

We have procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. We are is self-insured for such areas as: (1) medical benefits; (2) workers’ compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to our tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. We are not insured for certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. Our associated liability for this self-insurance was not significant as of December 31, 2006 and 2005. Prior to the Numico acquisition, General Nutrition Companies, Inc. was included as an insured under several of Numico’s global insurance policies.

We carry product liability insurance with a retention of $1.0 million per claim with an aggregate cap on retained losses of $10.0 million. We carry general liability insurance with retention of $100,000 per claim with an aggregate cap on retained losses of $600,000. The majority of our workers’ compensation and auto insurance are in a deductible/retrospective plan. We reimburse the insurance company for the workers compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

As part of the medical benefits program, we contract with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. We then reimburses these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $250,000 per incident with a maximum limit up to $2.0 million per participant, per benefit year, respectively. We have no additional liability once a participant exceeds the $2.0 million ceiling. Our liability for medical claims is included as a component of accrued benefits in the “Accrued Payroll and Related Liabilities” footnote and was $2.4 million and $3.0 million as of December 31, 2006 and 2005, respectively.

Goodwill and Indefinite-Lived Intangible Assets

On an annual basis, we perform a valuation of the goodwill and indefinite lived intangible assets associated with our operating segments. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets may result in an impact on their valuation.

Historically, we have recognized impairments to our goodwill and intangible assets based on declining financial results and market conditions. The most recent valuation was performed at October 1, 2006, and no impairment was found. There was also no impairment found during 2005 or 2004. At September 30, 2003, we evaluated the carrying value of our goodwill and intangible assets, and recognized an impairment charge accordingly. See the “Goodwill and Intangible Assets” note to our consolidated financial statements included elsewhere in this prospectus. Based upon our improved capitalization of our financial statements subsequent to the Numico acquisition, the stabilization of our financial condition, our anticipated future results based on current estimates and current market conditions, we do not currently expect to incur additional impairment charges in the near future.

Leases

We have various operating leases for company-owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, we receive varying amounts of reimbursements from landlords to compensate us for costs incurred in the construction of stores. These reimbursements are amortized by us as an offset to rent expense over the life of the related lease. We determine the period used for the straight-line rent expense for leases with option periods and conforms it to the term used for amortizing improvements.

Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. At any point in time we have various tax audits in progress. As a result, we also record reserves for estimates of probable settlements of these audits. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues.

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board, (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company continues to evaluate the adoption of SFAS 159 and its impact on our consolidated financial statements or results of operations.

In September 2006, the Financial Accounting Standards Board, (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements,

SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. We continue to evaluate the adoption of SFAS 157 and its impact on our consolidated financial statements or results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This bulletin expresses the SEC’s views regarding the process of quantifying financial statement misstatements. The interpretations in this bulletin are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. This statement is effective for annual financial statements with years ending December 31, 2006. We have adopted SAB 108 for the year ended December 31, 2006. We have evaluated the effects of applying SAB 108 and have determined that its adoption does not have a material impact on our consolidated financial statements or results of operations.

In March 2006, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF Abstract Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF 06-03”), that clarifies how a company discloses its recording of taxes collected that are imposed on revenue producing activities. EITF 06-03 is effective for the first interim reporting period beginning after December 15, 2006. We evaluated the effects of applying EITF 06-03 and determined that its adoption did not have a material impact on our consolidated financial statements or results of operations.

BUSINESS

GNC

With our worldwide network of over 5,900 locations and our www.gnc.com website, we are the largest global specialty retailer of health and wellness products, including VMHS products, sports nutrition products, and diet products. We believe that the strength of our GNC® brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. We derive our revenues principally from product sales through our company-owned stores, franchise activities, and sales of products manufactured in our facilities to third parties. Our broad and deep product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, Pro Performance®, and Preventive Nutrition®, and under nationally recognized third-party brands.

Our domestic retail network, which is approximately ten times larger than the next largest U.S. specialty retailer of nutritional supplements, provides a leading platform for our vendors to distribute their products to their target consumer. This gives us leverage with our vendor partners and has enabled us to negotiate product exclusives and first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our stores or our website. As the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates. We believe that our expansive retail network, our differentiated merchandise offering, and our quality customer service result in a unique shopping experience.

Industry Overview

We operate within the large and growing U.S. nutritional supplements retail industry. According to Nutrition Business Journal’s Supplement Business Report 2006, our industry generated $21.3 billion in sales in 2005 and an estimated $22.1 billion in 2006, and is projected to grow at an average annual rate of approximately 4% per year for at least the next five years. Our industry is also highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages.

We expect several key demographic, healthcare, and lifestyle trends to drive the continued growth of our industry. These trends include:

•	Increased Focus on Healthy Living: Consumers are leading more active lifestyles and becoming increasingly focused on healthy living, nutrition, and supplementation. According to the Nutrition Business Journal, a study by the Hartman Group found that 85% of the American population today is involved to some degree in health and wellness compared to 70% to 75% a few years ago. We believe that growth in the nutritional supplements industry will continue to be driven by consumers who increasingly embrace health and wellness as a critical part of their lifestyles.

•	Aging Population: The average age of the U.S. population is increasing. U.S. Census Bureau data indicates that the number of Americans age 65 or older is expected to increase by approximately 56% from 2000 to 2020. We believe that these consumers are significantly more likely to use nutritional supplements, particularly VMHS products, than younger persons and have higher levels of disposable income to pursue healthy lifestyles.

•	Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in the United States. A study released by the Kaiser Family Foundation and the Health Research and Educational Trust in 2006 found that between spring of 2005 and spring of 2006, premiums for employer-sponsored health insurance increased by 7.7%, more than twice the rate of general inflation. To reduce medical costs and avoid the complexities of dealing with the healthcare system, and given increasing incidence of medical problems and concern over the use and effects of prescription drugs, many consumers take preventive measures, including alternative medicines and nutritional supplements.

•	Increasing Focus on Fitness: In total, U.S. health club memberships increased 4.9% between January 2004 and January 2006 from 39.4 million members to a record 41.3 million and has grown approximately 70% from 24.1 million in 1995, according to the International Health, Racquet & Sportsclub Association. We believe that the growing number of fitness-oriented consumers, at increasingly younger ages, are interested in taking sports nutrition products to increase energy, endurance, and strength during exercise and to aid recovery after exercise.

Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail-order companies, and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: VMHS; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores, and mass merchants have narrow nutritional supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that the market share of supermarkets, drugstores, and mass merchants over the last five years has remained relatively constant.

Competitive Strengths

We believe we are well positioned to capitalize on the emerging demographic, healthcare, and lifestyle trends affecting our industry. Our competitive strengths include:

•	Broad National Specialty Retail Footprint. Our domestic retail network, which is the largest specialty retail store network in the U.S. nutritional supplements industry according to Nutrition Business Journal’s Supplement Business Report 2006, is approximately ten times larger than that of our next largest U.S. specialty retail competitor. As of March 31, 2007, we also have a worldwide network of over 1,000 locations in 48 international markets.

•	Largest Health and Wellness Brand with Strong Credibility. We believe we are uniquely recognized as a leader in the health and wellness retail product sector. According to the GNC 2005 Awareness Tracking Study Final Report commissioned by GNC from Parker Marketing Research, an estimated 90% of the U.S. population recognizes the GNC brand name as a source of health and wellness products. In addition, we currently have over four million customers who are members of our Gold Card loyalty program, which we believe is a significant strength and enhances our targeted marketing efforts.

•	Ability to Leverage Existing Retail Infrastructure. Our existing store base, the stable size of our workforce, and our vertically integrated structure can support higher sales volume without adding significant incremental costs, and enable us to convert a high percentage of our net revenue into cash flow from operations. In addition, our stores require only modest capital expenditures, both to establish and maintain, which allows us to generate substantial free cash flow before debt amortization.

•	New Product Development. We believe that new products are a key driver of customer traffic and purchases. Our internal development and science team, complemented by relationships with outside medical consultants, is focused on innovation and the continual development of high-potency specialty formulations of blockbuster items and condition-specific supplements.

•	Partner of Choice to Leading Industry Vendors. Given our brand credibility, worldwide distribution network and strong vendor relationships, we are often able to negotiate periods of exclusivity for new products and benefit from significant marketing expenditures by our vendors.

•	Experienced Management Team. Our senior management, who have been employed with us for an average of over 12 years.

Business Strategy

Our goal is to further capitalize on our position as the largest global specialty retailer of nutritional supplements and the trends affecting our industry by pursuing the following initiatives:

•	Increasing Store Productivity. We believe there is a significant opportunity to improve the productivity of our existing store base through new product introductions and implementing an enhanced point-of-sale system to track customer buying habits, better service our customers, and focus our merchandising at the store level.

•	Emphasis on Our Proprietary Products. We will continue to emphasize our proprietary brands, which typically have higher gross margins, by continually developing new products, including those that are focused on specific health concerns, such as joint support, blood pressure, and heart health, and featuring our proprietary brands through our in-store merchandising.

•	Marketing Initiatives. We will continue to encourage customer loyalty, facilitate direct marketing, and increase cross-selling and up-selling opportunities by using our extensive customer base, Gold Card member database, and expanded customer information that we are developing ourselves or in cooperation with other retailers.

•	Expansion of International and Domestic Store Base. We are committed to expanding our international store network by growing our international franchise presence, which requires minimal capital expenditures on our part. We opened 169 new international franchised locations and closed 66 such locations in 2006. We expect on average to open approximately 80 new international franchised locations each year over the next four to five years. We opened 131 company-owned stores in the United States, including 51 new stores and 80 stores that were acquired from franchisees and subsequently converted into company-owned stores, and closed 94 company-owned stores. We plan to open 50 new company-owned stores in 2007 in order to expand our domestic presence. In addition, Rite Aid has committed to open 300 new store- within-a-store locations by the end of 2006. As of December 31, 2006, Rite Aid had opened 250 of these 300 new locations. We agreed with Rite Aid that the remaining 50 locations will be opened in 2007. As of March 31, 2007, 41 of these remaining locations had been opened.

•	Internet Sales. We launched our www.gnc.com website in December 2005. Given our brand recognition, we believe there is significant opportunity to grow our revenue in this channel. In addition, our website acts as another advertising medium for us as well as a resource for consumers to educate themselves about the latest nutritional supplement trends and new product introductions.

•	Partnership Opportunities. We are exploring initiatives to partner with healthcare and wellness companies and other third parties to develop programs to market our products to employees of various businesses for wellness and preventive healthcare purposes in an effort to reduce overall healthcare costs.

Business Overview

The following charts illustrate, for the year ended December 31, 2006, the percentage of our net revenue generated by our three business segments and the percentage of our net U.S. retail supplement revenue generated by our product categories:

Net Revenue by Segment

Retail Revenue by Product

Throughout 2006, we did not have any meaningful concentration of sales from any single product or product line.

Retail Locations

Our retail network represents the largest specialty retail store network in the nutritional supplements industry according to Nutrition Business Journal’s Supplement Business Report 2006. As of March 31, 2007, there were 5,989 GNC store locations globally, including:

•	2,560 company-owned stores in the United States (all 50 states, the District of Columbia, and Puerto Rico);

•	139 company-owned stores in Canada;

•	1,021 domestic franchised stores;

•	1,001 international franchised stores in 48 markets; and

•	1,268 GNC “store-within-a-store” locations under our strategic alliance with Rite Aid Corporation.

Most of our company-owned and franchised U.S. stores are between 1,000 and 1,800 square feet and are located in shopping malls and strip centers. We have approximately ten times the domestic store base of our nearest U.S. specialty retail competitor.

Website.  In December 2005 we also started selling products through our website, www.gnc.com. This additional sales channel has enabled us to market and sell our products in regions where we do not have retail operations or have limited operations. Some of the products offered on our website may not be available at our retail locations, thus enabling us to broaden the assortment of products available to our customers. The ability to purchase our products through the internet also offers a convenient method for repeat customers to evaluate and purchase new and existing products. To date, we believe that a majority of the sales generated by our website are incremental to the revenues from our retail locations.

Franchise Activities

We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance, and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to continue to expand our store base internationally with limited capital expenditures on our part. Over the last year, we realigned our domestic franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchised stores in order to improve the financial performance of the franchise system.

Store-Within-a-Store Locations

To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance in December 1998 with Rite Aid to open our GNC store-within-a-store locations. Through this strategic alliance, we generate revenues from fees paid by Rite Aid for new store-within-a-store openings, sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products, and retail sales of certain consigned inventory. In May 2004, we extended our alliance with Rite Aid through April 30, 2009, with Rite Aid’s commitment to open 300 new store-within-a-store locations by December 31, 2006. At December 31, 2006, Rite Aid had opened 250 of these 300 new store-within-a-store locations with the remaining 50 locations expected to be opened in early 2007. We are currently in discussions with Rite Aid to establish new contract terms related to additional store-within-a-store openings in future periods. As of March 31, 2007, 41 of these remaining locations had been opened.

Marketing

We market our proprietary brands of nutritional products through an integrated marketing program that includes television, print, and radio media, storefront graphics, direct mailings to members of our Gold Card loyalty program, and point of purchase promotional materials.

Manufacturing and Distribution

With our technologically sophisticated manufacturing and distribution facilities supporting our retail stores, we are a vertically integrated producer and supplier of high-quality nutritional supplements. By controlling the production and distribution of our proprietary products, we can protect product quality, monitor delivery times, and maintain appropriate inventory levels.

Products

We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men, Ultra Mega, Pro Performance, and Preventive Nutrition, and under nationally recognized third-party brand names. We report our sales in four major nutritional supplement categories: VMHS; sports nutrition; diet; and other wellness. We offer an extensive mix of brands and products, including approximately 2,000 SKUs across multiple categories. This variety is designed to provide our customers with a vast selection of products to fit their specific needs. Sales of our proprietary brands at our company-owned stores represented approximately 46% of our net retail product revenues for 2006 and 47% for 2005.

Consumers may purchase a GNC Gold Card in any U.S. GNC store or at www.gnc.com for $15.00. A Gold Card allows a consumer to save 20% on all store and on-line purchases on the day the card is purchased and during the first seven days of every month for a year. Gold Card members also receive personalized mailings and e-mails with product news, nutritional information, and exclusive offers.

Products are delivered to our retail stores through our distribution centers located in Leetsdale, Pennsylvania; Anderson, South Carolina; and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchised stores and Rite Aid locations. Our distribution fleet delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchised stores on a weekly or biweekly basis depending on the sales volume of the store. Each of our distribution centers has a quality control department that monitors products received from our vendors to ensure quality standards.

Based on data collected from our point-of-sale systems, excluding certain required accounting adjustments of $0.8 million and $2.9 million for the three months ended March 31, 2007 and March 31, 2006, respectively, $0.1 million for 2006, $3.0 million for 2005, $3.4 million for 2004, and sales from gnc.com of $17.1 million in 2006, below is a comparison of our company-owned domestic store retail product sales by major product category and the percentages of our company-owned domestic store retail product sales for the periods shown:

	Three Months Ended March 31,				Year Ended December 31,
	2007		2006		2006		2005		2004
	(Dollars in millions)

U.S. Retail Product Categories:
VHMS	$112.0	40.1%	$108.6	39.1%	$415.3	40.0%	$377.7	40.6%	$362.6	38.4%
Sports Nutrition Products	100.3	35.9%	98.0	35.3%	369.7	35.6%	330.3	35.5%	293.2	31.1%
Diet and Weight Management Products	42.3	15.1%	45.8	16.5%	158.7	15.3%	135.2	14.5%	193.1	20.5%
Other Wellness Products	24.8	8.9%	25.1	9.1%	94.0	9.1%	87.8	9.4%	95.1	10.0%

Total U.S. Retail Revenues	$279.4	100.0%	$277.5	100.0%	$1,037.7	100.0%	$931.0	100.0%	$944.0	100.0%

VMHS

We sell vitamins and minerals in single vitamin and multi-vitamin form and in different potency levels. Our vitamin and mineral products are available in liquid, tablets, soft gelatin, and hard-shell capsules and powder forms. Many of our special vitamin and mineral formulations, such as Mega Men and Ultra Mega, are available only at GNC locations. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard “alphabet” vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea, and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus®. In addition to the Herbal Plus line, we offer a full line of whole food-based supplements and top selling herb and natural remedy products. Our target customers for VMHS products are women over the age of 35.

We also offer a variety of specialty products in our GNC and Preventive Nutrition product lines. These products emphasize third-party research and available literature regarding the positive benefits from certain ingredients. These offerings include products designed to provide nutritional support to specific areas of the body, such as joints, the heart and blood vessels, and the digestive system.

Sports Nutrition Products

Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. Our target consumer for sports nutrition products is the 18-49 year old male. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars, and high potency vitamin formulations, including GNC brands such as Pro Performance and popular third-party products.

Diet Products

Diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. Our target consumer for diet products is the 18-49 year old female. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars, and teas. Our retail stores offer our proprietary and third-party products suitable for different diet and weight management approaches, including low-carbohydrate and products designed to increase thermogenesis (a change in the body’s metabolic rate measured in terms of calories) and metabolism. We also offer several diet products, including our Body Answerstm product lines.

Other Wellness Products

Other wellness products is a comprehensive category that consists of sales of our Gold Card preferred membership and sales of other nonsupplement products, including cosmetics, food items, health management products, books, and video tapes.

Product Development

We believe a key driver of customer traffic and purchases is the introduction of new products. According to the GNC 2005 Awareness Tracking Study Final Report commissioned by GNC from Parker Marketing Research, consumers surveyed rated the availability of “new, innovative products” as an emerging strength of our business. We identify changing customer trends through interactions with our customers and leading industry vendors to assist in the development, manufacturing, and marketing of our new products. We develop proprietary products independently and through the collaborative effort of our dedicated development team. During 2006, we targeted our product development efforts on sports nutrition products, condition specific products, and specialty vitamins.

Research and Development

We have an internal research and development group that performs scientific research on potential new products and enhancements to existing products, in part to assist our product development team in creating new products, and in part to support claims that may be made as to the purpose and function of the product.

Business Segments

We generate revenues from our three business segments, Retail, Franchise, and Manufacturing/Wholesale. The following chart outlines our business segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by business segment, our total assets by business segment, total revenues by geographic area, and total assets by geographic area, see the “Segments” note to our consolidated financial statements included in this prospectus.

	Successor		Predecessor
	Sixteen Days		Period
	Ended		Ended		Three Months Ended
	March 31,		March 15,		March 31,		Year Ended December 31,
	2007		2007		2006		2006		2005		2004
	(Dollars in millions)
Retail	$45.4	73.1%	$259.3	78.6%	$294.9	76.2%	$1,122.7	75.5%	$989.5	75.1%	$1,001.8	74.5%
Franchise	11.6	18.7%	47.2	14.3%	60.3	15.6%	232.3	15.6%	212.8	I6.1%	226.5	16.8%
Manufacturing/Wholesale (Third Party)	5.1	8.2%	23.3	7.1%	31.7	8.2%	132.1	8.9%	115.4	8.8%	116.4	8.7%

Total	$62.1	100.0%	$329.8	100.0%	$386.9	100.0%	$1,487.1	100.0%	$1,317.7	100.0%	$1,344.7	100.0%

Retail

Our Retail segment generates revenues primarily from sales of products to customers at our company-owned stores in the United States and Canada, and on December 28, 2005 we started selling products through our website, www.gnc.com.

Locations

As of March 31, 2007, we operated 2,699 company-owned stores across 50 states and in Canada, Puerto Rico, and Washington, D.C. Most of our U.S. company-owned stores are between 1,000 and 1,800 square feet and are located primarily in shopping malls and strip shopping centers. Traditional mall and strip center locations typically generate a large percentage of our total retail sales. With the exception of our downtown stores, all of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations. Our store graphics are periodically redesigned to better identify with our GNC customers and provide product information to allow the consumer to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the consumer. As an on-going practice, we continue to reset and upgrade all of our company-owned stores to maintain a more modern and customer-friendly layout, while promoting our GNC Live Well theme.

Franchise

Our Franchise segment is comprised of our domestic and international franchise operations. Our Franchise segment generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees.

As a means of enhancing our operating performance and building our store base, we began opening franchised locations in 1988. As of March 31, 2007, there were 2,022 franchised stores operating, including 1,021 stores in the United States and 1,001 stores operating in international locations. Approximately 88% of our franchised stores in the United States are in strip shopping centers and are typically between 1,000 and 1,800 square feet. The international franchised stores are typically smaller and, depending upon the country and cultural preferences, are located in mall, strip center, street, or store-within-a-store locations. Typically, our international stores have a store format and signage similar to our U.S. franchised stores. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer site selection, construction assistance, accounting services, and a three-part training program, which consists of classroom instruction and training in a company-owned location, both of which occur prior to the franchised store opening, and actual on-site training during the first week of operations of the franchised store. We believe we have good relationships with our franchisees, as evidenced by our franchisee renewal rate of over 92% between 2001 and 2006. We do not rely heavily on any single franchise operator in the United States, since the largest franchisee owns and/or operates 9 store locations.

All of our franchised stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchised stores offer a more limited product selection than our franchised stores in the United States with the product selection heavily weighted toward proprietary products. Products are distributed to our franchised stores in the United States through our distribution centers and transportation fleet in the same manner as our company-owned stores. Products distributed to our international franchised stores are delivered to the franchisee’s freight forwarder at the U.S. port of deportation, at which point our responsibility for the delivery of the products ends.

Franchises in the United States

Revenues from our franchisees in the United States accounted for approximately 76% of our total franchise revenues for the year ended December 31, 2006. In 2006, new franchisees in the United States were required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license for a $30,000 fee. We typically offer limited financing to qualified franchisees in the United States for terms up to five years. Once a store begins operations, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for a ten-year period with two five-year renewal options. At the end of the initial term and each of the renewal periods, the renewal fee is generally 33% of the franchisee fee that is then in effect. The franchisee renewal option is at our election for all franchise agreements executed after December 1995. Franchisees must meet certain conditions in order to exercise the franchisee renewal option. Our franchisees in the United States receive limited geographical exclusivity and are required to follow the GNC store format.

Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. Generally, we enter into a five-year lease with one five-year renewal option with landlords for our franchised locations in the United States. This allows us to secure space at cost-effective rates, which we sublease to our franchisees at cost. By subleasing to our franchisees, we have greater control over the location and have greater bargaining power for lease negotiations than an individual franchisee typically would have. In addition, we can elect not to renew subleases for underperforming locations. If a franchisee does not meet specified performance and appearance criteria, the franchise agreement outlines the procedures under which we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory, and equipment, and operate the store as a company-owned store or re-franchise the location. The offering and sale of our franchises in the United States are regulated by the FTC and various stated authorities. See “— Government Regulation — Franchise Regulation.”

International Franchises

Revenues from our international franchisees accounted for approximately 24% of our total franchise revenues for the year ended December 31, 2006. In 2006, new international franchisees were required to pay an initial fee of approximately $25,000 for a franchise license for each store and on average continuing royalty fees of approximately 5%, with fees and royalties varying depending on the country and the store type. Our franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 457 international franchised locations at the end of 2001 to 961 international locations as of December 31, 2006, without incurring any capital expenditures related to this expansion. We typically generate less revenue from franchises outside the United States due to lower international royalty rates and due to the franchisees purchasing a smaller percentage of products from us compared to our domestic franchisees.

Franchisees in international locations enter into development agreements with us for either full-size stores, a store-within-a-store at a host location, or wholesale distribution center operations. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often the entire country. The international franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term and renewal periods, the international franchisee has the option to renew the agreement at 33% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term and each of the renewal periods, the international franchisee of a store-within-a-store location has the option to renew the agreement for up to a maximum of 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchised, excluding military bases. Our international franchisees must meet minimum standards and duties similar to our U.S. franchisees. Our international franchise agreements and international operations may be regulated by various country, local and international laws. See “ — Government Regulation — Franchise Regulation”.

Manufacturing/Wholesale

Our Manufacturing/Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/Wholesale segment generates revenues through sales of manufactured products to third parties, and the sale of our proprietary and third-party brand products to Rite Aid and drugstore.com. Our wholesale operations, including our Rite Aid and drugstore.com wholesale operations, are supported primarily by our Anderson, South Carolina distribution center.

Manufacturing

Our technologically sophisticated manufacturing and warehousing facilities support our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, to better control costs, to protect product quality, to monitor delivery times, and to maintain appropriate inventory levels. We operate two manufacturing facilities, one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to allow low-cost production of a variety of products of different quantities, sizes, and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity, and micro-bacterial testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of Rite Aid private label products for distribution to Rite Aid locations. We use our available capacity at these facilities to produce products for sale to third-party customers.

The principal raw materials used in the manufacturing process are natural and synthetic vitamins, herbs, minerals, and gelatin. We maintain multiple sources for the majority of our raw materials, with the remaining being single-sourced due to the uniqueness of the material. As of December 31, 2006, no one vendor supplied more than 10% of our raw materials. Our distribution fleet delivers raw materials and components to our manufacturing facilities and also delivers our finished goods and third-party products to our distribution centers.

Wholesale

Store-Within-a-Store Locations

To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open GNC store-within-a-store locations. As of March 31, 2007, we had 1,268 store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products, retail sales of certain consigned inventory and license fees. We are Rite Aid’s sole supplier for the PharmAssure® vitamin brand and a number of Rite Aid private label supplements. In May 2004, we extended our alliance with Rite Aid through April 30, 2009, with Rite Aid’s commitment to open 300 new store-within-a-store locations by December 31, 2006. At December 31, 2006, Rite Aid had opened 250 of these 300 new store-within-a-store locations with the remaining 50 locations expected to be opened in early 2007. We are currently in discussions with Rite Aid to establish new contract terms related to additional store-within-a-store openings for future years. As of March 31, 2007, 41 of these remaining locations had been opened.

Distribution Agreement with drugstore.com

We have an internet distribution agreement with drugstore.com, inc.; with an initial term through June 2009. Through this strategic alliance, drugstore.com was the exclusive internet retailer of our proprietary products, the PharmAssure vitamin brand, and certain other nutritional supplements until June 2005, when this exclusive relationship terminated. This alliance allows us to access a larger base of customers, who may not otherwise live close to, or have the time to visit, a GNC store and provides an internet distribution channel in addition to www.gnc.com. We generate revenues from the distribution agreement with drugstore.com through sales of our proprietary and third-party products on a wholesale basis and through retail sales of certain other products on a consignment basis.

Employees

As of March 31, 2007 we had a total of 4,975 full-time and 7,704 part-time employees, of whom approximately 10,319 were employed in our Retail segment; 33 were employed in our Franchise segment; 1,228 were employed in our Manufacturing/Wholesale segment; 458 were employed in corporate support functions; and 641 were employed in Canada. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Competition

The U.S. nutritional supplements retail industry is a large, highly fragmented, and growing industry, with no single industry participant accounting for a majority of total industry retail sales. Competition is based primarily on price, quality, and assortment of products, customer service, marketing support, and availability of new products. In addition, the market is highly sensitive to the introduction of new products.

We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail-order companies, other internet sites, and a variety of other smaller participants. In addition, we believe that the market is highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, we compete with supermarkets, drugstores, and mass merchants with heavily advertised national brands manufactured by large pharmaceutical and food companies and other retailers. Most supermarkets, drugstores, and mass merchants have narrow product offerings limited primarily to simple vitamins and herbs and popular third-party diet products. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements.

Trademarks and Other Intellectual Property

We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations, and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent, and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants, and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. For example, we are a party to license agreements entered into in connection with the Numico acquisition pursuant to which we license certain patent rights to Numico and Numico licenses to us specific patent rights and proprietary information. These license agreements generally continue in existence until the expiration of the licensed patent, if applicable, the licensee’s election to terminate the agreement, or the mutual consent of the parties. The patents which we own generally have a term of 20 years from their filing date, although none of our owned or licensed patents are currently associated with a material portion of our business. The duration of our trademark registrations is generally 10, 15, or 20 years, depending on the country in which the marks are registered, and the registrations can be renewed by us. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

Properties

As of March 31, 2007, there were 5,989 GNC store locations globally. In our Retail segment, all but one of our company-owned stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, substantially all of our franchised stores in the United States and Canada are located on premises we lease and then sublease to our respective franchisees. All of our franchised stores in 48 international markets are owned or leased directly by our franchisees. No single store is material to our operations.

As of March 31, 2007, our company-owned and franchised stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchised stores consisted of:

	Company-
United States and Canada	Owned Retail	Franchise	Other International	Franchise

Alabama	31	13	Aruba	2
Alaska	6	5	Australia	45
Arizona	45	10	Bahamas	4
Arkansas	18	6	Bahrain	2
California	210	156	Bolivia	1
Colorado	58	17	Brazil	1
Connecticut	38	5	Brunei	2
Delaware	12	5	Bulgaria	1
District of Columbia	5	2	Cayman Islands	3
Florida	207	107	Chile	115
Georgia	91	48	China	1
Hawaii	22	—	Colombia	7
Idaho	8	5	Costa Rica	10
Illinois	98	52	Dominican Republic	12

	Company-
United States and Canada	Owned Retail	Franchise	Other International	Franchise

Indiana	49	25	Ecuador	17
Iowa	26	7	Egypt	1
Kansas	20	11	El Salvador	9
Kentucky	39	8	Guam	3
Louisiana	36	9	Guatemala	22
Maine	8	—	Honduras	3
Maryland	51	25	Hong Kong	30
Massachusetts	52	8	India	9
Michigan	81	40	Indonesia	28
Minnesota	60	11	Israel	16
Mississippi	20	9	Japan	8
Missouri	43	20	Lebanon	5
Montana	4	3	Malaysia	29
Nebraska	8	14	Mexico	206
Nevada	14	9	Nicaragua	1
New Hampshire	15	5	Nigeria	1
New Jersey	73	39	Oman	1
New Mexico	18	2	Pakistan	4
New York	161	35	Panama	6
North Carolina	96	28	Paraguay	1
North Dakota	6	—	Peru	32
Ohio	101	54	Philippines	41
Oklahoma	29	7	Qatar	2
Oregon	23	5	Saudi Arabia	35
Pennsylvania	130	41	Singapore	56
Puerto Rico	23	—	South Korea	88
Rhode Island	12	1	Spain	1
South Carolina	28	23	Taiwan	23
South Dakota	5	—	Thailand	29
Tennessee	44	27	Turkey	39
Texas	207	73	UAE	6
Utah	19	7	Ukraine	4
Vermont	4	—	Venezuela	35
Virginia	79	23
Washington	47	15
West Virginia	22	2
Wisconsin	54	3
Wyoming	4	1
Canada	139	4

Total	2,699	1,025	Total	997

In our Manufacturing/Wholesale segment, we lease facilities for manufacturing, packaging, warehousing, and distribution operations. We manufacture a majority of our proprietary products at an approximately 300,000 square-foot facility in Greenville, South Carolina. We also lease an approximately 645,000 square-foot complex located in

Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to “fee-in-lieu-of-taxes” arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We lease a 210,000 square-foot distribution center in Leetsdale, Pennsylvania and a 112,000 square-foot distribution center in Phoenix, Arizona. We also lease space at a distribution center in Canada.

We lease four small regional sales offices in Clearwater, Florida; Fort Lauderdale, Florida; Tusin, California; and Mississauga, Ontario. None of the regional sales offices is larger than 5,000 square feet. Our 253,000 square-foot corporate headquarters in Pittsburgh, Pennsylvania, is owned by Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership, of which General Nutrition, Incorporated, one of our subsidiaries, is a limited partner entitled to share in 75% of the partnership’s profits or losses. The partnership’s ownership of the land and buildings, and the partnership’s interest in the ground lease to General Nutrition, Incorporated, are all encumbered by a mortgage in the original principal amount of $17.9 million, with an outstanding balance of $10.6 million as of March 31, 2007. This partnership is included in our consolidated financial statements.

Insurance and Risk Management

We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general products liability, workers’ compensation, auto liability, and other casualty and property risks. Our insurance rates are dependent upon our safety record as well as trends in the insurance industry. We also maintain workers’ compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year. We currently maintain product liability insurance and general liability insurance.

We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of products sold by GNC results in injury. With respect to product liability coverage, we carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to most of our vendors and their insurers to pay the costs associated with any claims arising from such vendors’ products. In many cases, our insurance covers such claims that are not adequately covered by a vendor’s insurance and provides for excess secondary coverage above the limits provided by our product vendors.

We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss, and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance. In addition, we may from time to time self-insure liability with respect to specific ingredients in products that we may sell.

Legal Proceedings

We are engaged in various legal actions, claims, and proceedings arising out of the normal course of business, including claims related to breach of contracts, product liabilities, intellectual property matters, and employment-related matters resulting from our business activities. As is inherent with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. We continue to assess our requirement to account for additional contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” We believe that the amount of any potential liability resulting from these actions, when taking into consideration our general and product liability coverage, including indemnification obligations of third-party manufacturers, and the indemnification provided by Numico under the purchase agreement entered into in connection with the Numico acquisition, will not have a material adverse impact on our financial position, results of operations, or liquidity. However, if we are required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on our financial condition and operating results.

As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse impact on our financial condition and operating results. We currently maintain product liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained loss of $10.0 million. We typically seek and have obtained contractual indemnification from most parties that supply raw materials for our products or that manufacture or market products we sell. We also typically seek to be added, and have been added, as additional insured under most of such parties’ insurance policies. We are also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms, and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer and by the absence of significant defenses by the insurers. We may incur material products liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

Ephedra (Ephedrine Alkaloids).  As of May 31, 2007, we had been named as a defendant in 89 pending cases involving the sale of third-party products that contain ephedra. Of those cases, one involves a proprietary GNC product. Ephedra products have been the subject of adverse publicity and regulatory scrutiny in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of its affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. In April 2004, the FDA banned the sale of products containing ephedra. All claims to date have been tendered to the third-party manufacturer or to our insurer, and we have incurred no expense to date with respect to litigation involving ephedra products. Furthermore, we are entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra sold prior to December 5, 2003. All of the pending cases relate to products sold prior to such time and, accordingly, we are entitled to indemnification from Numico for all of the pending cases.

Pro-Hormone/Androstenedione Cases.  We are currently defending against certain class action lawsuits (the “Andro Actions”) relating to the sale by GNC of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, “Andro Products”). In each case, plaintiffs seek to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased certain nutritional supplements from us alleged to contain one or more Andro Products. The original state court proceedings for the Andro Actions include the following:

•	Harry Rodriguez v. General Nutrition Companies, Inc. (previously pending in the Supreme Court of the State of New York, New York County, New York, Index No. 02/126277). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 6, 2002, alleged claims for unjust enrichment, violation of General Business Law Section 349 (misleading and deceptive trade practices), and violation of General Business Law Section 350 (false advertising). On July 2, 2003, the court granted part of our motion to dismiss and dismissed the unjust enrichment cause of action. On January 4, 2006, the court conducted a hearing on our motion for summary judgment and plaintiffs’ motion for class certification, both of which remain pending.

•	Everett Abrams v. General Nutrition Companies, Inc. (previously pending in the Superior Court of New Jersey, Mercer County, New Jersey, Docket No. L-3789-02). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 20, 2002, alleged claims for false and deceptive marketing and omissions and violations of the New Jersey Consumer Fraud Act. On November 18, 2003, the court signed an order dismissing plaintiff’s claims for affirmative misrepresentation and sponsorship with prejudice. The claim for knowing omissions remains pending.

•	Shawn Brown, Ozan Cirak, Thomas Hannon, and Luke Smith v. General Nutrition Companies, Inc. (previously pending in the 15th Judicial Circuit Court, Palm Beach County, Florida, Index. No. CA-02-14221AB). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about November 27, 2002, alleged claims for violations of the Florida Deceptive and Unfair Trade Practices Act, unjust enrichment, and violation of Florida Civil Remedies for Criminal Practices Act. These claims remain pending.

•	Andrew Toth v. General Nutrition Companies, Inc., et al. (previously pending in the Common Pleas Court of Philadelphia County, Philadelphia, Class Action No. 02-703886). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 8, 2003, alleged claims for violations of the Unfair Trade Practices and Consumer Protection Law, and unjust enrichment. The court denied the plaintiffs’ motion for class certification, and that order has been affirmed on appeal. Plaintiffs thereafter filed a petition in the Pennsylvania Supreme Court asking that the court consider an appeal of the order denying class certification. The Pennsylvania Supreme Court denied the petition after the case against GNC was removed as described below.

•	David Pio and Ty Stephens, individually and on behalf of all others similarly situated v. General Nutrition Companies, Inc. (previously pending in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 02-CH-14122). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 4, 2004, alleged claims for violations of the Illinois Consumer Fraud Act, and unjust enrichment. The motion for class certification was stricken, but the court afforded leave to the plaintiffs to file another motion. Plaintiffs have not yet filed another motion.

•	Santiago Guzman, individually, on behalf of all others similarly situated, and on behalf of the general public v. General Nutrition Companies, Inc. (previously pending on the California Judicial Counsel Coordination Proceeding No. 4363, Los Angeles County Superior Court). Plaintiffs filed this putative class action on or about February 17, 2004. The Second Amended Complaint, filed on or about November 27, 2006, alleged claims for violations of the Consumers Legal Remedies Act, violation of the Unfair Competition Act, and unjust enrichment. These claims remain pending.

On April 17 and 18, 2006, we filed pleadings seeking to remove each of the Andro Actions to the respective federal district courts for the districts in which the respective Andro Actions are pending. At the same time, we filed motions seeking to transfer each of the Andro Actions to the United States District Court for the Southern District of New York so that they may be consolidated with the recently-commenced bankruptcy case of MuscleTech Research and Development, Inc. and certain of its affiliates, which is currently pending in the Superior Court of Justice, Ontario, Canada under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, Case No. 06-CL-6241, with a related proceeding styled In re MuscleTech Research and Development, Inc., et al., Case No. 06 Civ 538 (JSR) and pending in district court in the Southern District of New York pursuant to chapter 15 of title 11 of the United States Code. We believe that the pending Andro Actions are related to MuscleTech’s bankruptcy case by virtue of the fact that MuscleTech is contractually obligated to indemnify us for certain liabilities arising from the standard product indemnity stated in our purchase order terms and conditions or otherwise under state law. In response to our removal and motions to transfer, the New York, Florida, New Jersey, and Pennsylvania suits are pending before or being transferred to the United States District Court for the Southern District of New York. The California suit and the Illinois suit have been remanded to state court.

Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition, or results of operations. As any liabilities that may arise from these cases are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

Class Action Settlement.  Five class action lawsuits were filed against us in the state courts of Alabama, California, Illinois, and Texas with respect to claims that the labeling, packaging, and advertising with respect to a third-party product sold by us were misleading and deceptive. We denied any wrongdoing and are pursuing indemnification claims against the manufacturer. As a result of mediation, the parties agreed to a national settlement of the lawsuits, which has been approved by the court. Notice to the class has been published in mass advertising media publications. In addition, notice has been mailed to approximately 2.4 million GNC Gold Card members. Each person who purchased the third-party product and who is part of the class and who presented a cash register receipt or original product packaging will receive a cash reimbursement equal to the retail price paid, net of sales tax. Class members who purchased the product, but who do not have a cash register receipt or original product packaging, were given an opportunity to submit a signed affidavit that would then entitle them to receive one or more coupons. The deadline for submission of register receipts, original product packaging, or signed affidavits, was January 5, 2007. The number of coupons will be based on the total amount of purchases of the product subject to a maximum of five coupons per purchaser. Each coupon will have a cash value of $10.00 valid toward any purchase of $25.00 or more at a GNC store. The coupons will not be redeemable by any GNC Gold Card member during Gold

Card Week and will not be redeemable for products subject to any other price discount. The coupons are to be redeemed at point of sale and are not mail-in rebates. They will be redeemable for a 90-day period from the date of issuance. We also agreed to donate 100,000 coupons to the United Way. In addition to the cash reimbursements and coupons, as part of the settlement we paid legal fees of approximately $1.0 million and incurred advertising and postage costs of approximately $0.4 million in 2006. Additionally, as of March 31, 2007, an accrual of $0.3 million existed for additional advertising and postage costs related to the notification letters. The deadline for class members to opt out of the settlement class or object to the terms of the settlement was July 6, 2006. A final fairness hearing took place on January 27, 2007. As of June 21, 2007, there had been 651 claims forms submitted. Due to the uncertainty that exists as to the extent of future sales to the purchasers, the coupons are an incentive for the purchasers to buy products or services from us (at a reduced gross margin). Accordingly, the Company will recognize the settlement by reducing revenue in future periods when the purchasers utilize the coupons.

Franklin Publications.  On October 26, 2005, General Nutrition Corporation was sued in the Common Pleas Court of Franklin County, Ohio by Franklin Publications, Inc. The case was subsequently removed to the United States District Court for the Southern District of Ohio, Eastern Division. The lawsuit is based upon the GNC subsidiary’s termination, effective as of December 31, 2005, of two contracts for the publication of two monthly magazines mailed to certain GNC customers. Franklin is seeking a declaratory judgment as to its rights and obligations under the contracts and monetary damages for the GNC subsidiary’s alleged breach of the contracts. Franklin also alleges that the GNC subsidiary has interfered with Franklin’s business relationships with the advertisers in the publications, who are primarily GNC vendors, and has been unjustly enriched. In its pleadings, Franklin does not specify the amount of damages sought, only that they are in excess of $25,000. In January 2007, Franklin advised the GNC subsidiary that it believes that its damages exceed $15 million. We dispute the claims and intend to vigorously defend the lawsuit. We believe that the lawsuit will not have a material adverse effect on our liquidity, financial condition, or results of operations. As any liabilities that may arise from this case are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

Wage and Hour Claim.  On August 11, 2006, we and General Nutrition Corporation, one of our wholly owned subsidiaries, were sued in federal district court for the District of Kansas by Michelle L. Most and Mark A. Kelso, on behalf of themselves and all others similarly situated. The lawsuit purports to certify a nationwide class of GNC store managers and assistant managers and alleges that GNC failed to pay time and a half for working more than 40 hours per week. Counsel for the plaintiffs contends that we and General Nutrition Corporation improperly applied fluctuating work week calculations and procedures for docking pay for working less than 40 hours per week under a fluctuating work week. In May 2007, the parties entered into a settlement of the claims, which is subject to court approval. We are required, no later than July 3, 2007, to send a notice to all potential claimants, who may then elect to opt in to the settlement. While the actual settlement amount will be based on the number of claimants who actually opt in to participate in the settlement, if approved by the court, the settlement contemplates a maximum total payment by us of $1.9 million if all potential claimants opt in. In addition, we will pay the plaintiffs’ counsel an agreed amount of $675,000 for attorneys’ fees following approval by the court of the settlement.

Pennsylvania claim

The Commonwealth of Pennsylvania has conducted an unclaimed property audit of General Nutrition, Inc., one of our wholly owned subsidiaries, for the period January 1, 1992 to December 31, 1997 generally and January 1, 1992 to December 31, 1999 for payroll and wages. As a result of the audit, the Pennsylvania Treasury Department made an assessment of an alleged unclaimed property liability of the subsidiary in the amount of $4.1 million. The subsidiary, which regularly records normal course liabilities for actual unclaimed properties, did not agree with the assessment and filed an appeal. Through discussions with the Pennsylvania Department of Treasury staff, the dispute was resolved in December 2006 when a settlement in principle was reached. The subsidiary and the Pennsylvania Department of Treasury have now entered into a settlement agreement, and in April 2007 the subsidiary paid in full the settlement amount of $2.0 million to the Commonwealth of Pennsylvania.

Government Regulation

Product Regulation

Domestic

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the FDA regulates the formulation, safety, manufacture, packaging, labeling, and distribution of dietary supplements, (including vitamins, minerals, and herbs), and over-the-counter drugs. The FTC has jurisdiction to regulate the advertising of these products.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”). DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. “Dietary supplements” are defined as vitamins, minerals, herbs, other botanicals, amino acids, and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts, or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient. The FDA has announced that it plans to issue a guidance governing notification of new dietary ingredients. While FTC guidance is not mandatory, they are a strong indication of the FDA’s current views on the topic of the guidance, including its position on enforcement. Depending upon the recommendations made in the guidance, particularly those relating to animal or human testing, such guidance could make it more difficult for us to successfully notify new dietary ingredients.

The FDA issued a consumer warning in 1996, followed by proposed regulations in 1997, covering dietary supplements that contain ephedrine alkaloids, which are obtained from the botanical species ephedra and are commonly referred to as ephedra. In February 2003 the Department of Health and Human Services announced a series of actions that the Department of Health and Human Services and the FDA planned to execute with respect to products containing ephedra, including the solicitation of evidence regarding the significant or unreasonable risk of illness or injury from dietary supplements containing ephedra and the immediate execution of a series of actions against ephedra products making unsubstantiated claims about sports performance enhancement. In addition, many states proposed regulations and three states enacted laws restricting the promotion and distribution of ephedra-containing dietary supplements. The botanical ingredient ephedra was formerly used in several third-party and private label dietary supplement products. In January 2003, we began focusing our diet category on products that would replace ephedra products. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. Sales of products containing ephedra amounted to approximately $35.2 million or 3.3% of our retail sales in 2003 and $182.9 million, or 17.1% of our retail sales in 2002. In February 2004, the FDA issued a final regulation declaring dietary supplements containing ephedra illegal under the FDCA because they present an unreasonable risk of illness or injury under the conditions of use recommended or suggested in labeling, or if no conditions of use are suggested or recommended in labeling, under ordinary conditions of use. The rule took effect April 12, 2004 and banned the sale of dietary supplement products containing ephedra. Similarly, the FDA issued a consumer advisory in 2002 with respect to dietary supplements that contain the ingredient Kava Kava, and the FDA is currently investigating adverse effects associated with ingestion of this ingredient. One of our subsidiaries, Nutra Manufacturing, Inc., manufactured products containing Kava Kava from December 1995 until August 2002. All stores were instructed to stop selling products containing Kava Kava in December 2002. The FDA could take similar actions against other products or product ingredients which it determines present an unreasonable health risk to consumers.

DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-market approval. Such statements must be submitted to the FDA within 30 days of marketing, and dietary supplements bearing such claims must include a label disclosure that “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function, or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a “health claim,” or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

In June 2007, the FDA adopted final regulations on Good Manufacturing Practices in manufacturing, packaging, and holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. Although we will have until June 2008 to comply with these new regulations, they could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with the new rules without incurring substantial additional expenses. If our third-party suppliers or vendors are not able to timely comply with the new rules, we may experience increased costs or delays in obtaining certain raw materials and third-party products.

In December 2006, Congress passed the Dietary Supplement and Nonprescription Consumer Protection Act (S3546) (Act). The Act, which becomes effective in December 2007, mandates reporting of “serious adverse events” associated with dietary supplements and over-the-counter drugs to FDA by a manufacturer, packer, or distributor whose name appears on the label of the product. Records must be maintained of all adverse events for six years after receipt. The Act also makes submission of a false report to FDA illegal. We may not be able to comply with the new requirements without incurring substantial additional expenses.

The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, to publicize information about illegal products, detain products intended for import, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of dietary supplements may increase or become more restrictive in the future.

In the most recent session of Congress, legislation (S 762 and HR 1249) similar to that which has been repeatedly proposed in past sessions of Congress was introduced which, if passed, would subject the dietary ingredient dehydroepiandrosterone (DHEA) to the requirements of the Controlled Substances Act, which would prevent our ability to sell products containing DHEA. In October 2004, legislation was passed subjecting specified substances formerly used in some dietary supplements, such as androstenedione or “andro,” to the requirements of the Controlled Substances Act. Under the 2004 law, these substances can no longer be sold as dietary supplements.

The FTC exercises jurisdiction over the advertising of dietary supplements and over-the-counter drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated, one of our subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. General Nutrition, Incorporated accepted a proposed consent order which was finalized in 1989, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by reliable and competent scientific evidence, and paid an aggregate of $0.6 million to the American Diabetes Association, Inc., the American Cancer Society, Inc., and the American Heart Association for the support of research in the fields of nutrition, obesity, or physical fitness. We also entered into a consent order in 1970 with the FTC, which generally addressed “iron deficiency anemia” type products. As a result of routine monitoring by the FTC, disputes arose concerning its compliance with these orders and with regard to advertising for certain hair care products. While General Nutrition, Incorporated believes that, at all times, it operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, General Nutrition, Incorporated entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations. In 2000, the FTC amended the 1970 order to clarify language in it that was believed to be ambiguous and outmoded.

The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. We review all products brought into our distribution centers to assure that such products and their labels comply with the consent decrees. We also review the use of third-party point of purchase materials such as store signs and promotional brochures. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur. Some of the products sold by franchised stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state, and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores. As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated, or relabeled certain of our products and revised certain provisions of our sales and marketing program. We believe we are in material compliance with the various consent decrees and with applicable federal, state, and local rules and regulations concerning our products and marketing program. Compliance with the provisions of national, state, and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity, or competitive position.

Foreign

Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising, and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

New Legislation or Regulation

We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping, or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

Franchise Regulation

We must comply with regulations adopted by the FTC and with several state laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s business practices in a number of ways, including limiting the ability to:

•	terminate or not renew a franchise without good cause;

•	interfere with the right of free association among franchisees;

•	disapprove the transfer of a franchise;

•	discriminate among franchisees with regard to franchise terms and charges, royalties, and other fees; and

•	place new stores near existing franchises.

To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted. Revisions to the FTC rule have also been proposed by the FTC and currently are in the comment stage of the rulemaking process.

Our international franchise agreements and franchise operations are regulated by various foreign laws, rules, and regulations. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Environmental Compliance

We are subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing our operations, including the handling, transportation, and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from our operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in our processes could also cause us to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations and environmental permits. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes were sent in connection with current or former operations at our facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing. From time to time, we have incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of our properties or properties at which our waste has been disposed. We believe we have complied with, and are currently complying with, our environmental obligations pursuant to environmental and health and safety laws and regulations and that any liabilities for noncompliance will not have a material adverse effect on our business or financial performance. However, it is difficult to predict future liabilities and obligations, which could be material.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of May 31, 2007.

Name	Age	Position

Joseph Fortunato	54	Director, President, and Chief Executive Officer
Curtis J. Larrimer	52	Executive Vice President and Chief Financial Officer
Tom Dowd	44	Executive Vice President of Store Operations and Development
Mark L. Weintrub	46	Senior Vice President, Chief Legal Officer, and Secretary
J. Kenneth Fox	56	Senior Vice President and Treasurer
Darryl Green	46	Senior Vice President of Domestic Franchising
Lee Karayusuf	56	Senior Vice President of Distribution and Transportation
Michael Locke	61	Senior Vice President of Manufacturing
Anthony Phillips	39	Senior Vice President of Business Analysis
Reginald N. Steele	61	Senior Vice President of International Franchising
Guru Ramanthan	44	Senior Vice President of Scientific Affairs
Joseph J. Weiss	41	Senior Vice President of Merchandising
Norman Axelrod	54	Chairman of the Board of Directors
David B. Kaplan	39	Director
Jeffrey B. Schwartz	32	Director
Lee Sienna	55	Director
Josef Prosperi	37	Director
Michele J. Buchignani	43	Director

Joseph Fortunato became our President and Chief Executive Officer in November 2005. He became a member of our board of directors on June 1, 2006. He served as our Executive Vice President and Chief Operating Officer beginning in December 2003 and was promoted to Senior Executive Vice President in June 2005. Since November 2005, Mr. Fortunato has also served as President and Chief Executive Officer of General Nutrition Companies, Inc., having previously served as Executive Vice President and Chief Operating Officer since November 2001. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Store Development and Operations from 1998 until 2000, Vice President of Financial Operations from 1997 until 1998, and Director of Financial Operations from 1990 until 1997.

Curtis J. Larrimer became an Executive Vice President in March 2005 and continues to serve as our Chief Financial Officer after having served as Senior Vice President of Finance and Chief Financial Officer of GNC since December 2004 and previously our Corporate Controller since February 2004. From August 2001 to December 2004, Mr. Larrimer also served as Senior Vice President of Finance and Corporate Controller of General Nutrition Companies, Inc. From January 1995 until August 2001, Mr. Larrimer served as Vice President and Controller of General Nutrition Companies, Inc. He began his employment with General Nutrition, Incorporated in the Budgets and Taxes department in 1980 and has held various positions, including Controller of the Retail and Manufacturing/Wholesale divisions and Assistant Corporate Controller, Vice President and Controller.

Mark L. Weintrub became Senior Vice President, Chief Legal Officer, and Secretary in March 2006. From March 2004 to March 2006, Mr. Weintrub operated a private law practice providing general counsel and commercial business legal services to a wide range of clients. From July 2001 to March 2004, he served as Vice President Administration, General Counsel, and Secretary for Authentix Inc., a privately held authentication solutions and brand protection company based in Dallas, Texas. From 1999 to 2001, he served as Vice President Administration, General Counsel, and Secretary of Ultrak, Inc., a publicly traded company currently known as MDI, Inc. Mr. Weintrub was also previously Associate General Counsel/Corporate Counsel of Zurn Industries, Inc., currently a wholly owned subsidiary of publicly traded Jacuzzi Brands, Inc. Mr. Weintrub began his professional career in private law practice in 1986.

Tom Dowd became Executive Vice President of Store Operations and Development in May 2007 (retroactive to April 2007) having served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation since December 2005 and as Senior Vice President of Stores since March 2003. From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company. From May 2000 until March 2001, Mr. Dowd was Senior Vice President of Retail Sales and was Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

J. Kenneth Fox became our Senior Vice President and Treasurer in December 2006. Previously, he served as our Vice President and Treasurer since June 1997. Mr. Fox began his employment with GNC as Manager of Corporate Accounting in July 1985 and has served in various Accounting and Finance positions, including Manager Accounting/Budgets, Assistant Corporate Controller, and Assistant Treasurer. Prior to 1985, Mr. Fox was employed by Wheeling Pittsburgh Steel Corporation, holding various accounting and budgeting positions.

Darryl Green became Senior Vice President, Domestic Franchising of GNC Franchising, LLC in August 2005. From November 2003 through July 2005, Mr. Green served as our Division Vice President for the Southeast. From July 2001 until November 2003, he consulted in the supplement and nutrition industry and was a member of the board of directors of Health Nutrition Systems Inc. in West Palm Beach, Florida. From June 1999 until June 2001, Mr. Green was our Vice President of Retail Sales.

Lee Karayusuf became Senior Vice President of Distribution and Transportation of General Nutrition Companies, Inc. in December 2000 with additional responsibility for its then affiliates, Rexall Sundown and Unicity. Mr. Karayusuf served as Manager of Transportation of General Nutrition Companies, Inc. from December 1991 until March 1994 and Vice President of Transportation and Distribution from 1994 until December 2000.

Michael Locke became Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico, the former parent company of General Nutrition Companies, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. (f/k/a General Nutrition Products, Inc.), and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Distribution Company, our indirect subsidiary.

Anthony Phillips became our Senior Vice President of Business Analysis in December 2006, having previously served as Vice President, Business Analysis from December 2005 to December 2006. From September 2003 to December 2005, Mr. Phillips served as Senior Director Merchandise Planning and Analysis, and from October 2000 to September 2003 he served as Senior Director, Retail Analysis. Mr. Phillips first joined GNC in March 1993 as an analyst in our merchandising and sales group.

Reginald N. Steele became Senior Vice President of International Franchising of General Nutrition International, Inc. in April 2001, having started as a Vice President in March 1994. From 1992 through March 1994, Mr. Steele was Executive Vice President and Chief Operating Officer of the Coffee Beanery, Ltd., a 300-unit gourmet coffee store retailer. From 1989 to 1992, Mr. Steele was employed as Senior Vice President of Franchising for Shoney’s Restaurants Inc., a casual dining restaurant company. From 1985 to 1989, Mr. Steele was the Director, Vice President and Executive Vice President of Franchise Operations for Arby’s, Inc., a 2,600-unit fast food chain.

Guru Ramanathan Ph.D., became Senior Vice President of Scientific Affairs in April 2007 having previously served as Vice President of Scientific Affairs since December 2003. Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998. Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation. Prior to joining General Nutrition Corporation,

Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston. Between 1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts.

Joseph J. Weiss became Senior Vice President of Merchandising in May 2006, after having served as Vice President of our diet and energy category since February 2005 and previously as Vice President of our VMHS category since January 2003. From 1997 to January 2003, Mr. Weiss was employed by Henkel Corporation, currently known as Cognis Corporation, where he managed branded raw ingredients and developed sales and marketing programs for leading supplement manufacturers. From 1992 to 1997, Mr. Weiss was employed by General Nutrition Companies, Inc. where he managed several product categories.

Norman Axelrod became Chairman of our Board of Directors in March 2007 upon consummation of the March 2007 Merger. Mr. Axelrod was Chief Executive Officer and Chairman of the Board of Directors of Linens ‘n Things, Inc. until its acquisition in February 2006. Mr. Axelrod joined Linens ‘n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the Board in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale’s, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod also serves on the Boards of Directors of Maidenform Brands, Inc. and Jaclyn, Inc.

David B. Kaplan became one of our directors in March 2007 upon consummation of the March 2007 Merger. Mr. Kaplan is a member of Ares Management and functions as a Senior Partner in the Private Equity Group. In April 2003, Mr. Kaplan joined Ares from Shelter Capital Partners, LLC. From 1991 to 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P., and its affiliates, during which time he served on the Board of Directors of multiple companies, including Allied Waste Industries Inc., Dominick’s Supermarkets, Inc. and WMC Finance Co. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as the Chairman of the Boards of Directors of both Maidenform Brands, Inc. and TPEP Holdings, Inc. (Tinnerman Palnut Engineered Products), Co-Chairman of the Board of Directors of Orchard Supply Hardware Stores Corporation, as well as a member of the Boards of Directors of Kinetics Holdings, LLC and Hub Holding Corp. (Anchor Blue Retail Group).

Jeffrey B. Schwartz became one of our directors in March 2007 upon consummation of the March 2007 Merger. Mr. Schwartz joined Ares Management in 2004 as Vice President in the Private Equity Group and has been a Principal in the Private Equity Group since 2007. From 2000 to 2004, Mr. Schwartz was an investment banker at Lehman Brothers and prior to that, he was an investment banker at the Wasserstein Perella Group. Mr. Schwartz also serves on the Boards of Directors of Samsonite Corporation, TPEP Holdings, Inc. (Tinnerman Palnut Engineered Products), and White Energy Inc.

Lee Sienna became one of our directors in March 2007 upon consummation of the March 2007 Merger. Since 2002, Mr. Sienna has been Vice President, Private Capital of Ontario Teachers’ Pension Plan Board (“Ontario Teachers”). From 1998 to 2002, Mr. Sienna was a partner at Calcap Corporate Finance Limited, a consulting firm specializing in mergers and acquisitions. From 1995 to 1998, Mr. Sienna was Vice President, Corporate Development at Dairyworld Foods. Prior to 1995, Mr. Sienna held various positions in management and corporate development for companies in the beverage, food and entertainment industries. Mr. Sienna also serves on the Boards of Directors of Samsonite Corporation, ALH Holding Inc. and Easton-Bell Sports Inc.

Josef Prosperi became one of our directors in March 2007 upon consummation of the March 2007 Merger. Mr. Prosperi has been a Director of the private equity group of Ontario Teachers’ since 2006 and joined Ontario Teachers’ in 1998 as an Analyst in the Investment Finance Division. Mr. Prosperi joined Ontario Teachers’ private equity group in 2000, and since then has held titles of increasing seniority, including Portfolio Manager from 2002 to 2006. Mr. Prosperi also serves on the Boards of Directors of National Bedding Company (Serta), Osprey Media Income Fund and Trimac Equipment Leasing Inc.

Michele J. Buchignani became one of our directors in March 2007 upon consummation of the March 2007 Merger. Ms. Buchignani has been a Director of the private equity group of Ontario Teachers’ since 2006 and joined Ontario Teachers’ in 2005 as Portfolio Manager. In 2004, Ms. Buchignani was a consultant to Paul Capital Partners. From 2000 to 2003, Ms. Buchignani was Head of the Private Equity Funds Group at CIBC World Markets (“CIBC”)

and was General Counsel for Canada at CIBC from 1996 to 1999. Previously, Ms. Buchignani was a Partner of the law firm Stikeman Elliott LLP in Toronto and London. Ms. Buchignani also serves on the Board of Directors of GCan Insurance Company.

Code of Ethics

The Company has adopted a Code of Ethics applicable to the Company’s directors, executive officers, including Chief Executive Officer, and senior financial officers. In addition, the Company has adopted a Code of Ethical Business Conduct for all employees.

Board Composition

As of March 31, 2007, our board of directors was composed of seven directors. Each director serves for annual terms and until his or her successor is elected and qualified. Pursuant to a stockholders agreement, two of our Parent’s principal stockholders each have the right to designate three members of our Parent’s board of directors (or, at the sole option of each, four members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own at least 10% of the outstanding common stock of our Parent. The stockholders agreement also provides for election of our Parent’s then-current chief executive officer to our Parent’s board of directors. Our Parent’s board of directors intends for our board of directors and the board of directors of GNC Corporation to have the same composition, which was put into place effective March 16, 2007 following the closing of the March 2007 Merger.

Board Committees

The board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors historically had an audit committee and a compensation committee, which had the same members as the audit committee and compensation committee of our direct and ultimate parent companies. In connection with the March 2007 Merger, our board of directors formed and appointed members to the audit committee and the compensation committee.

Audit Committee

The audit committee will select on behalf of our board of directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent auditors their independence, approves the compensation of the independent public accounting firm, reviews and discusses the audited financial statements with the independent auditors and management and will recommend to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the SEC or equivalent reports. The audit committee also oversees the Company’s internal audit function. The audit committee members are Jeff Schwartz and Joseph Prosperi. The audit committee is currently evaluating the appointment of a financial expert within the rules and regulations of the SEC.

Compensation Committee

The compensation committee reviews and either approves, on behalf of our board of directors, or recommends to the board of directors for approval the annual salaries and other compensation of our executive officers and individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The compensation committee members are Norman Axelrod, Lee Sienna, David Kaplan and Michele Buchignani.

Compensation Committee Interlocks and Insider Participation

In the year ended December 31, 2006, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on our board of directors or compensation committee.

Compensation Discussion and Analysis

Overview

As discussed elsewhere in this prospectus, on March 16, 2007 GNC Parent Corporation was acquired by GNC Acquisition Holdings Inc., which became our ultimate parent company. As a result of the March 2007 Merger, our compensation structure and policies with respect to executive compensation, are subject to review by the new compensation committee or our board of directors as a whole.

This Compensation Discussion and Analysis reflects the compensation structure and policies in effect immediately before the March 2007 Merger, subject to any changes made at the time of the closing of the March 2007 Merger or since the closing. The responsibilities and authority of the compensation committee discussed in this Compensation Discussion and Analysis refer to the responsibilities and authority in place immediately before the March 2007 Merger. Although we expect that the responsibilities and authority will remain generally the same, they are subject to change by our board of directors.

The compensation committee is empowered to review and approve the annual compensation and compensation structure for our executive officers and management compensation generally. It is also tasked to review and approve on an annual basis the compensation structure and annual compensation for board and committee service by non-employee directors.

The primary objective of our compensation program, including compensation of executives, is to attract and retain qualified employees who are enthusiastic about our mission and culture. A further objective of our compensation program is to provide incentives and to reward each employee for his or her contribution to us. In addition, we strive to promote an ownership mentality among key leadership and our directors. Finally, we intend for our compensation structure to be perceived as fair to our employees, stockholders, and noteholders.

Our compensation program is designed to reward each employee’s individual contribution, incentivize each employee’s future performance, and recognize our growth and financial performance. The compensation committee considers numerous factors, including the employees’ experience in conjunction with the level and complexity of the position. Regarding the compensation program and structure generally and all aspects of executive compensation, our management, principally our Chief Executive Officer, provides recommendations to the compensation committee; however, the compensation committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive or director compensation matters.

Elements of the Company’s Executive Compensation

Annual executive officer compensation consists of the following components:

•	Base salary. The compensation committee uses base salary to attract and retain a strong motivated leadership team at levels that are commensurate with other specialty retailers of comparable size to us.

•	Annual incentive compensation. Annual incentive compensation is included to reward executives for our growth and financial performance based on achievement of criteria approved by our compensation committee or the compensation committee of our Parent. The compensation committee receives input from our Human Resources Department and our Chief Executive Officer. As additional cash compensation that is contingent on our annual financial performance, it augments the base salary component while being tied directly to financial performance. Annual incentive compensation is documented in an annual plan, which is adopted by the compensation committee prior to the beginning of the applicable year.

•	Stock options. Stock options, which are discussed in more detail under “ — Stock Awards,” are granted to recognize and incentivize performance. Stock options provide a non-cash compensation component to drive performance, but with a long-term horizon, since value to the executive officer is dependent on continued employment and appreciation in our overall value.

•	Fringe benefits. Our executive officers participate in employee benefits generally available to all employees, as well as any benefits generally made available to our executive officers. In addition, the executive officers receive certain perquisites, which are primarily based on level of position, which are usually set forth in a written employment agreement. These fringe benefits provide our executive officers with certain items, such as insurance and parking, or additional cash compensation to meet specific goals, such as car allowance and professional assistance, which we believe are a necessary component for a competitive compensation package.

•	Severance compensation. Executive officers with an employment agreement are entitled to continued payments of base salary upon termination because of death or disability, termination by us without cause, or termination by the executive for good reason. Cause and good reason are defined in each employment agreement. Severance compensation may include a prorated payment of annual incentive compensation for the year in which employment is terminated if a bonus would have been payable had the executive been employed at the end of the year. These executives are also entitled to reimbursement of the cost of continuation coverage under COBRA to the extent it exceeds the amount they were paying for health insurance premiums while employed. This right continues for the greater of the remaining employment period under that employment agreement or the period base salary is continuing to be paid.

We believe that a competitive executive compensation program is needed in order both to attract and retain qualified executive officers.

Stock Awards

All of our employees, and the employees of direct and indirect subsidiaries and other affiliates, including our executive officers, are eligible for awards of stock options, restricted stock, and/or other stock-based awards under the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, which are intended to recognize and incentivize performance. The 2007 plan was established in 2007 in connection with the March 2007 Merger and grants were made to certain employees, including all of the current executive officers, on the closing date of the March 2007 Merger to purchase shares of our Parent’s Class A common stock. Since the closing of the March 2007 Merger, three additional grants have been made under the 2007 incentive plan. As of June 5 , 2007, options to purchase a total of 7,143,306 shares of our Parent’s Class A common stock had been granted under the 2007 incentive plan. For a discussion of the terms of these options, see “— How We Chose Amounts and/or Formulas for Each Element — Stock Options” below.

Approximately 19.2% of the stock options granted under the 2007 incentive plan on the closing date of the March 2007 Merger were granted to employees who are not executive officers. We believe that through a broad-based plan the economic interests of our employees, including our executives, are more closely aligned to ownership interests.

Prior to the March 2007 Merger, executive officers, other employees, and non-employee directors received grants of stock options under stock plans maintained by GNC Parent Corporation or, prior to November 2006, GNC Corporation, our direct or indirect parent companies at the time. All of the outstanding GNC Parent Corporation stock options, which became fully vested and exercisable in connection with the March 2007 Merger, were canceled as of the closing and each of the former optionholders received consideration equal to the number of option shares that were canceled multiplied by the merger consideration per share, less the aggregate exercise price of the canceled options and applicable withholding. Approximately 40.8% of the stock options granted by GNC Parent Corporation or GNC Corporation in 2006 were granted to employees who are not executive officers.

The compensation committee of our Parent intends for stock option grants generally to be considered on an annual basis, except for new hires, promotions, and special performance recognition. Stock option grants are recommended to the compensation committee of our Parent by management, but all grants must be approved by the compensation committee. Stock option grants may be approved by the compensation committee at in-person or telephonic meetings or by unanimous written consents. The date of grant is established based on the date of the meeting or, with respect to written consents, the date the last signature of the compensation committee members is obtained.

The compensation committee of our Parent sets the exercise price per share for stock option grants at an amount greater than or equal to the fair market value per share of our common stock. However, our ultimate parent company’s common stock has not been and is not publicly traded. Since December 31, 2005, the compensation committee has used a valuation methodology in which the fair market value of the common stock is based on our business enterprise value pursuant to impairment testing conducted in accordance with SFAS No. 142. The business enterprise value is then adjusted to reflect our estimated excess cash and the fair market value of our debt and discounted to reflect the lack of control marketability associated with the common stock. The determination of these discounts is based on the current and anticipated facts and circumstances affecting our business and the common stock.

The exercise price of the stock options granted on the closing date of the March 2007 Merger was based on the purchase price per share in connection with all of the equity contributions to fund a portion of the acquisition, which the board of directors of our Parent determined to be the best measure of the common stock’s fair market value as of that date.

The compensation committee of our Parent does not delegate any function of the stock option grants, other than common administrative functions that are delegated to the Chief Legal Officer, and executives are not treated differently from other employees.

Under the terms of the 2007 plan, the compensation committee is responsible for administering the 2007 plan and making any award determinations.

How We Chose Amounts and/or Formulas for Each Element

Base Salary.  The compensation committee intends to set executive base salary at a level to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our employees generally, noteholders, or stockholders. Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. Base salary amounts are determined by complexity and level of position as well as market comparisons.

Each year, we perform a market analysis with respect to the compensation of all executive officers. Although we do not use compensation consultants, we participate in various surveys and use the survey data for market comparisons. Currently, we use surveys with both base salary and other short-term compensation data, including incentive compensation and fringe benefits, that are available from Mercer Human Resource Consulting LLC, Western Management Group, and Watson Wyatt Worldwide in the specialty retail and non-durable manufacturing categories. In addition to focusing our analysis on the specific executive positions, we break down the survey information based on corporate and/or average store revenue and geographic location of comparable companies to ensure that we are using valid comparisons. We also use internal value comparisons; however, we do not have any specific point system or rating structure for internal values.

Annual Incentive Compensation.  Our executive officers are entitled to certain annual performance bonuses pursuant to the terms of their employment agreements or, if the executive officer does not have an employment agreement, as determined by the compensation committee. See “Employment Agreements with Our Named Executive Officers.” Each executive officer has target and maximum bonus amounts expressed as a percentage of his or her annual base salary. The respective percentages are determined by position and level of responsibility and are stated in the annual incentive plan adopted by the compensation committee. The target and maximum amounts in an annual incentive plan will not be lower than any thresholds established in an executive officer’s employment agreement. In addition, the target and/or maximum amounts may be increased by the terms of an employment agreement entered into after the adoption of an annual incentive plan.

The following table sets forth the target and maximum bonus amounts for each level of executive officer with respect to both the 2006 incentive plan adopted in December 2005 and the 2007 incentive plan adopted in June 2007 (which replaced and superseded the 2007 Incentive Plan adopted in December 2006):

	2006 Incentive Plan		2007 Incentive Plan
	Target	Maximum	Target	Maximum
Level	Amount	Amount	Amount	Amount

Executive Chairman	50%	120%	—	—
CEO	50%	120%	75%	125%
Executive Vice President	40%	100%	45%	100%
Senior Vice President	35%	55%	40%	75%

Each annual incentive plan then establishes thresholds, expressed as a percentage of the target amount or as the maximum amount, based on the achievement of certain financial performance goals. With respect to 2006, the goals were based on our budgeted revenue, EBITDA, and cash generation. For 2007, the goal is based on budgeted EBITDA. In both 2006 and 2007 EBITDA is subject to certain adjustment for non-recurring items as determined by our board of directors. The following table sets forth the thresholds and related goals with respect to both the 2006 incentive plan and the 2007 incentive plan:

	2006 Incentive Plan
			Budgeted
	Budgeted	Budgeted	Cash	2007 Incentive Plan
Thresholds	Revenue	EBITDA	Generation	Budgeted EBITDA

First threshold — 33% of target	100%	100.0%	100%	95%
Second threshold — 66% of target	100%	101.6%	100%	97%
Target	100%	103.1%	100%	100%
Maximum	100%	104.7%	100%	108%

We do not disclose our internal budget for results of operations, including budgeted revenue, EBITDA (as determined by our board of directors), and cash generation. These amounts constitute our confidential financial information, and we believe that disclosure of any of these amounts, whether with respect to historical periods or future periods, would cause us serious competitive harm by disclosing to competitors key elements of our internal projections.

Based on our financial performance in 2006, we achieved each of the maximum threshold goals described in the table above. As a result, in February 2007 each of our executive officers was paid the maximum possible annual incentive compensation under the 2006 incentive plan. Management believes that achieving 100%, or more, of the goal of meeting or exceeding 100% of budgeted EBITDA set in the 2007 incentive plan, while possible for our executive officers, will present a significant challenge.

Stock Options.  Our Parent’s compensation committee determines stock option grants awards in accordance with performance and level of position. Before the March 2007 Merger, stock options generally were subject to vesting in annual installments on the first four anniversaries of the date of grant and had a term of seven years.

The stock options granted on and subsequent to the closing date of the March 2007 Merger under the 2007 plan to our executive officers and non-employee directors, other than our Chief Executive Officer, were equally divided between non-qualified options granted at an exercise price of $5.00 per share, which is 100% of the purchase price per share in connection with all of the equity contributions to fund a portion of the March 2007 Merger, and non-qualified options granted at an exercise price of $7.50, which is 150% of that purchase price. They are subject to annual vesting over a five-year period and have a term of ten years.

Our Chief Executive Officer was granted both incentive stock options and non-qualified stock options, as follows: (1) an incentive stock option to purchase 80,000 shares of Class A common stock at an exercise price per share of $5.00; (2) a non-qualified stock option to purchase 1,182,877 shares of Class A common stock at an exercise price per share of $5.00; and a (3) a non-qualified stock option to purchase 1,262,877 shares of Class A common stock at an exercise price per share of $7.50. Each of these options vest in annual installments over a four-year period and have a term of ten years.

Fringe Benefits.  We provide a fringe benefit package for our executive officers. Generally, our executive officers are entitled to participate in, and to receive benefits under, any benefit plans, arrangements, or policies available to employees generally or to our executive officers generally. The basic fringe benefits package for our executive officers who are senior vice presidents consists of the following items:

•	health insurance in accordance with our health insurance plan or program in effect from time to time;

•	prescription drug coverage in accordance with our health insurance plan or program, or separate prescription drug coverage plan or program, in effect from time to time;

•	dental insurance in accordance with our dental insurance plan or program in effect from time to time;

•	long-term disability insurance in accordance with our long-term disability insurance plan or program in effect from time to time;

•	short-term disability insurance in accordance with our short-term disability insurance plan or program in effect from time to time;

•	life insurance coverage in accordance with our life insurance program in effect from time to time;

•	an automobile allowance in an annual amount equal to $5,000;

•	an allowance for professional assistance in an annual amount equal to $5,000;

•	a supplemental retirement allowance in an annual amount equal to $10,000;

•	a financial planning and tax preparation allowance in an annual amount equal to $3,000; and

•	for senior vice presidents located at our headquarters in Pittsburgh, Pennsylvania, a downtown Pittsburgh parking lease with an annual value in an amount equal to $2,640.

Executive officers at the executive vice president level receive additional fringe benefits, which generally consist of some of the allowances listed, but at higher amounts (car allowance of $11,500; professional assistance allowance of $10,500; and, if applicable, a Pittsburgh parking lease with a $3,300 value).

In addition to the basic package, we have executive officers who have historically received some of these allowances in greater amounts and have been grandfathered at those levels even though the current basic package is set at lower amounts. An additional benefit, a supplemental medical allowance of $6,000 per year is provided, on a grandfathered basis, to some of our executive officers.

Under certain circumstances, management may recommend and the compensation committee may approve more limited benefits or additional benefits, such as relocation expenses for new executives.

The fringe benefits for our Chief Executive Officer are in some respects set at a higher level as a matter of policy based on the position. In addition, the Chief Executive Officer’s fringe benefits were negotiated in connection with his employment agreement. See “Employment Agreements with Our Named Executive Officers.”

Severance Compensation.  We have developed a standard severance package for executive officers with employment agreements, which we believe is necessary to attract and retain qualified executive officers. The standard package generally consists of (1) either continued payment of base salary for the remainder of the employment term or the greater of the employment term and twelve months, (2) subject to our discretion, a prorated share of any annual incentive compensation for the year in which terminated, and (3) reimbursement for the excess cost of COBRA continuation coverage during the employment term or the greater of the remainder of the employment term and the period the executive is continuing to be paid base salary. If a termination without cause or for good reason is upon or within six months after a change in control, the severance period is either a fixed two years or the greater of the remainder of the employment term or two years. In the event of change of control, payment may be reduced in certain circumstances to avoid excess parachute payments under Section 280G of the Internal Revenue Code.

Executive officers who do not have employment agreements are typically eligible to receive a severance payment equal to three months of base salary.

Accounting and Tax Considerations

Our parent company’s stock option grant policies have been impacted by the implementation of SFAS No. 123 (Revised 2004), which it adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123 under the fair value method and expense those amounts in our income statement over the stock option’s remaining vesting period.

We have structured our compensation program in a manner intended to comply with Internal Revenue Code Section 409A and generally with Internal Revenue Code Section 162(m).

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income.

Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly traded corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Since neither our equity securities nor the equity securities of our direct or indirect parent companies are or have been publicly traded in 2006, we are not currently subject to any limitations under Section 162(m). Had we been subject to Section 162(m) in 2006, we might have been subject to deduction limitations with respect to some of our executive officers because of discretionary bonus payments paid in March 2006 to all optionholders and in December 2006 to all optionholders with vested stock options. These bonus payments were not performance-based. They were paid in connection with dividend payments to the stockholders of our parent company in March 2006 and to the stockholders of our indirect parent company in November 2006.

Summary Compensation Table

The following table sets forth information concerning compensation we paid to our principal executive officer, principal financial officer, and our most highly compensated executive officers for services rendered in all capacities to us during 2006. We refer to these executive officers as the named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)(2)	($)	($)(3),(4)	($)

Joseph Fortunato	2006	$565,384	$2,967,386	$—	$—	$678,461	$—	$837,111	$5,048,342
President and Chief
Executive Officer
Curis J. Larimer	2006	$301,923	$646,209	$—	$—	$301,923	$—	$368,771	$1,618,826
Executive Vice
President and Chief
Financial Officer
Tom Dowd	2006	$251,346	$425,093	$—	$—	$138,240	$—	$347,819	$1,162,498
Senior Vice President
and General Manager
of Retail Operations(5)
J. Kenneth Fox	2006	$176,301	$385,060	$—	$—	$80,086	$—	$427,333	$1,068,780
Senior Vice President
and Treasurer
Lee Karayusuf	2006	$194,628	$385,060	$—	$—	$107,045	$—	$503,654	$1,190,387
Senior Vice President
of Distribution and
Transportation
Robert J. DiNicola	2006	$741,731	$5,470,965	$—	$—	$890,077	$—	$767,963	$7,870,736
Former Executive
Chairman of the
Board(6)
Robert Homler	2006	$148,077	$1,000,744	$—	$—	$350,000	$—	$47,449	$1,546,270
Former Executive Vice
President and Chief
Operating Officer(7)

(1)	Reflects (a) discretionary payments we made in March 2006 to each of our parent company’s optionholders following a March 2006 distribution to the parent company’s common stockholders in the amount of $0.99 per share, and which were determined based on the per share amount of the distribution and the number of outstanding option shares held by each optionholder, and (b) discretionary payments we made in December 2006 to each of our indirect parent company’s optionholders with vested option shares following a November 2006 dividend to the indirect parent company’s common stockholders in the amount of $5.42 per share, and which were determined based on the per share amount of the dividend and the number of outstanding vested option shares held by each optionholder as of December 15, 2006.

(2)	Reflects annual incentive compensation paid in February 2007 with respect to performance in 2006 pursuant to our 2006 incentive plan. Our results of operations for 2006 met or exceeded each of the goals for the maximum bonus payable to each named executive officer under the 2006 incentive plan. See “Management — Compensation Discussion and Analysis.”

(3)	The components of all other compensation for the named executive officers are set forth in the following table:

		Imputed Value	Common	Payment on
		for Life	Stockholder	Exercise of
		Insurance	Distributions or	Numico
Named Executive Officer	Perquisites	Premiums	Dividends(a)	SARs(b)	Director Fees

Fortunato	$56,840	$552	$683,869	$95,850	$—
Larimer	$46,840	$552	$246,191	$75,188	$—
Dowd	$39,840	$239	$307,740	$—	$—
Fox	$21,784	$1,032	$364,726	$39,791	$—
Karayusuf	$39,000	$747	$410,320	$53,587	$—
DiNicola	$—	$—	$729,463	$—	$38,500
Homler	$46,840	$609	$—	$—	$—

(a)	Reflects common stockholder distributions or dividends paid in 2006, which were not factored into the grant date fair value of stock awards.

(b)	Reflects exercise of stock appreciation rights, or SARs, granted by our predecessor, Royal Numico NV, all of which were fully vested and exercisable. The remaining SARs were exercised in full in 2006 by the following named executive officers in the amounts indicated: Fortunato, 15,000 SARs; Larrimer, 10,000 SARs; Fox, 5,000 SARs; and Karayusuf, 10,000 SARs.

(4)	Perquisites include cash amounts received by the named executive officers for, or in reimbursement of, supplemental medical, supplemental retirement, parking, professional assistance, car allowance, financial services assistance, and, with respect to our Chief Executive Officer, reimbursement of country club dues. No perquisite received by a named executive officer in 2006 exceeded the greater of $25,000 or 10% of the named executive officer’s total perquisites.

(5)	Effective April 2007, Mr. Dowd was appointed Executive Vice President of Store Operations and Development.

(6)	Mr. DiNicola ceased serving as our Executive Chairman of the Board on March 16, 2007, the closing date of the March 2007 Merger.

(7)	Mr. Homler ceased serving as our Executive Vice President and Chief Operating Officer in April 2006, but continued to serve in a non-executive capacity as our Merchandising Counselor until his resignation effective on March 31, 2007.

Employment Agreements with our Named Executive Officers

Chief Executive Officer

We originally entered into an employment agreement with Mr. Fortunato in connection with the Numico acquisition in December 2003, which provided for a term through December 31, 2006, and an annual base salary of $350,000. The employment agreement was amended in June 2005 in connection with his promotion to Senior Executive Vice President and provided for, among other things, an additional year on the term and an increase in the base salary to $425,000. In November 2005, we entered into a new employment agreement with Mr. Fortunato in connection with his appointment as President and Chief Executive Officer. The employment agreement provided for, among other things, an employment term up to December 31, 2007 and an annual base salary of $550,000. The employment agreement was amended and restated in December 2006 to provide for, among other things, an employment term up to December 31, 2008, subject to automatic one-year renewals unless we or Mr. Fortunato provide at least one year advance notice of termination, and an annual base salary of $750,000. Mr. Fortunato was entitled to an annual performance bonus with a target bonus of 50% and a maximum bonus of 120% of his annual base salary based upon our attainment of annual goals established by our board of directors or compensation committee. Mr. Fortunato was also entitled to a one-time cash success bonus of $500,000 upon our change in control, as defined in the amended and restated employment agreement, or the completion of an initial public offering of common stock with gross proceeds of at least $200.0 million.

As a result of the March 2007 Merger, Mr. Fortunato was entitled to receive the $500,000 success bonus, which was paid to him on March 16, 2007, the closing date.

In connection with the March 2007 Merger, we entered into a new employment agreement with Mr. Fortunato, that provides for a five-year term with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year advance notice of termination, and an annual base salary of not less than $800,000, subject to certain upward adjustments. The new employment agreement provides for an annual performance bonus with a target bonus of 75% and a maximum bonus of 125% of Mr. Fortunato’s annual base salary based upon our attainment of annual goals established by our board of directors or compensation committee. The new employment agreement also provided that Mr. Fortunato will receive certain fringe benefits and perquisites similar to those provided to our other executive officers. The new Employment Agreement provides that upon a change in control all of Mr. Fortunato’s stock options will fully vest and become immediately exercisable and all restrictions with respect to restricted stock, if any, granted to Mr. Fortunato would lapse.

Upon Mr. Fortunato’s termination for death or total disability we will be required to pay to him (or his guardian or personal representative) (1) a lump sum equal to his base salary plus the annualized value of his perquisites and (2) a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year. We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits.

Under the new employment agreement, if Mr. Fortunato’s employment is terminated without cause, he resigns for good reason, or we decline to renew the employment term for reasons other than those that would constitute cause after the initial five-year employment term, then, subject to Mr. Fortunato’s execution of a release, (1) Mr. Fortunato will receive payment of (a) a lump sum amount of two times his base salary and the annualized value of his perquisites and (b) a lump sum amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years, starting no earlier than the effective date of the new employment agreement. If such termination occurs in anticipation of or during the two-year period following a change in control, or within six months prior to or at any time following the completion of an initial public offering of our Parent’s common stock, the multiple of base salary and annualized perquisites and of average annual bonus will increase from two times to three times; (2) we will pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits; and (3) Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination had Mr. Fortunato continued to be employed (36 months if such termination occurs in anticipation of a change in control, or within the six months prior to, or at any time following, an initial public offering of our Parent’s common stock).

Other Named Executive Officers

We originally entered into an employment agreement with Mr. Larrimer in connection with the Numico acquisition in December 2003 and his position as Senior Vice President of Finance and Corporate Controller. This original agreement provided for a term to December 31, 2004, and an annual base salary of $185,901. The original agreement was superseded by a new employment agreement in December 2004 with an extended term through December 31, 2006, and an increase in base salary to $275,000. In connection with his appointment as Executive Vice President and Chief Financial Officer, in March 2005, we entered into an amended and restated employment agreement with Mr. Larrimer. The term of Mr. Larrimer’s current employment agreement expires on December 31, 2006, subject to automatic annual one-year renewals commencing on December 15, 2005 and each December 15 thereafter, unless we or Mr. Larrimer provide advance notice of termination. As of the date of this prospectus, the term has automatically been extended until December 31, 2008. Mr. Larrimer’s base salary was increased to $350,000 per year in December 2006 and is subject to annual review by our board of directors or the compensation committee. Mr. Larrimer is entitled to an annual performance bonus as determined by our compensation committee. As described in “Compensation Discussion and Analysis,” our compensation committee has adopted annual incentive plans setting forth target and maximum bonus amount and performance goals at various threshold levels. Generally, a bonus is payable only if the executive is employed by us on the last day of the bonus period.

We entered into an employment agreement with Mr. Dowd in December 2004, which provides for an employment term up to December 31, 2006, subject to automatic annual one-year renewals commencing on December 15, 2005 and each December 15 thereafter, unless we or Mr. Dowd provide advance notice of termination. As of the date of this prospectus, the term has automatically been extended until December 31, 2008. The employment agreement provides for an annual base salary of $220,000, which was increased to $255,000 in December 2006 and is subject to annual review by our board of directors or the compensation committee. Mr. Dowd was promoted to the position of Executive Vice President of Store Operations and Development in May 2007 (retroactive to April 2007) and his annual base salary was increased to $310,000. Mr. Dowd is entitled to an annual performance bonus as determined by our compensation committee. As described in “Compensation Discussion and Analysis,” our compensation committee has adopted annual incentive plans setting forth target and maximum bonus amount and performance goals at various threshold levels. Generally, a bonus is payable only if the executive is employed by us on the last day of the bonus period.

The employment agreements of Mr. Larrimer and Mr. Dowd also provide for certain benefits upon termination of the executive’s employment. Upon death or disability, the executive (or his or her estate) will be entitled to the executive’s current base salary (less any payments made under company-sponsored disability benefit plans) for the remainder of the employment period, plus a pro rata share of the annual bonus based on actual employment. The prorated bonus payments are subject to the discretion of our board of directors or compensation committee.

Upon termination of employment by us without cause or voluntarily by the executive for good reason, Mr. Larrimer and Mr. Dowd are each entitled to salary continuation for the remainder of his employment period, a pro rata share of the annual bonus based on actual employment and, continuation of certain welfare benefits and perquisites through the remainder of the employment term. The prorated bonus payments are subject to the discretion of our board of directors or compensation committee. If the termination occurs upon or within six months following the March 2007 Merger or other change in control of us, the entitlements will be for a two-year period. Payment of benefits following termination by us without cause or voluntarily by the executive for good reason will be contingent upon execution of a written release by the executive.

The employment agreements further provide that if any payment to the executive would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments shall be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. The executive will have the right to designate those payments or benefits that shall be reduced or eliminated. Notwithstanding the foregoing, in the employment agreements for Messrs. DiNicola and Fortunato, the reduction will not apply if the executive would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

We do not have an employment agreement with Mr. Karayusuf or Mr. Fox.

In November 2006, in contemplation of a possible change in control of us, we entered into letter agreements with each of Messrs. Larrimer, Dowd, and Fox with respect to the payment of a success bonus if we completed a change in control transaction on or before June 30, 2007. The March 2007 Merger was a change in control for purposes of the success bonuses and payments were made on the closing date as follows: Larrimer, $200,000; Dowd, $50,000; and Fox, $10,000.

In March 2007, Messrs. Fortunato, Larrimer, Dowd, Fox, and Karayusuf, as the continuing named executive officers, purchased shares of our Parent’s Class A common stock and Series A preferred stock in connection with the completion of the March 2007 Merger. Under the terms of call agreements entered into with each of these named executive officers, our Parent has the option to repurchase all or any portion of the shares held by each named executive officer upon the termination of the named executive officer’s employment with the Company for any reason. The option must be exercised within 180 days after the named executive officer’s termination. Our Parent is generally entitled to repurchase the shares for the fair market value on the date of such termination. In the event that the named executive officer is terminated for cause or the named executive officer terminates employment without good reason, the purchase price will be the lesser of the named executive officer’s cost and the fair market value on the date of termination.

Former Executive Officers

We entered into an employment agreement with Mr. DiNicola in connection with his appointment as Interim Chief Executive Officer in December 2004, which had a term that expired on December 31, 2005, and provided for an annual base salary of $535,000. In December 2005, we entered into a new employment agreement, effective as of January 1, 2006. The new employment agreement provided for an employment term up to December 31, 2008, subject to automatic annual one-year renewals commencing on December 31, 2007 and each December 31 thereafter, unless we or Mr. DiNicola provided at least one year advance notice of termination. The new employment agreement provided for an annual base salary of $750,000. Mr. DiNicola was entitled to an annual performance bonus pursuant to the terms of his new employment agreement. He had a target bonus of 50% to 120% of his annual base salary, which was based upon our attainment of annual sales, EBITDA, and cash flow generation goals set by our board of directors or compensation committee. Mr. DiNicola was also entitled to a one-time cash success bonus of $1.0 million upon a change in control of us meeting criteria established in the new employment agreement. In connection with the new employment agreement, in January 2006, we also granted to Mr. DiNicola 42,675 shares of our common stock. Mr. DiNicola resigned as our Executive Chairman of the Board effective immediately prior to the closing of the March 2007 Merger. He was not entitled to any severance compensation under his employment agreement, but he was entitled to receive the $1.0 million success bonus, which was paid to him on March 16, 2007, the acquisition closing date.

We entered into an employment agreement with Mr. Homler in February 2005 in connection with his employment as Executive Vice President and Chief Merchandising Officer. The original employment agreement provided for a term up to December 31, 2006 and an annual base salary of $300,000. In January 2006, effective upon his appointment as Chief Operating Officer in December 2005, we entered into a new employment agreement with Mr. Homler. The January 2006 employment agreement provided for an employment term up to December 31, 2007, subject to automatic annual one-year renewals commencing on December 31, 2006 and each December 31 thereafter, unless we or Mr. Homler provide advance notice of termination. The January 2006 employment agreement provided for an annual base salary of $350,000.

Mr. Homler resigned as our Executive Vice President and Chief Operating Officer in April 2006. We entered into a new employment agreement with Mr. Homler in April 2006 for Mr. Homler to serve as our Merchandising Counselor. As of its effective date, the April 2006 employment agreement superseded the January 2006 employment agreement. The April 2006 employment agreement provided for an annual base salary of $50,000 and certain fringe benefits for Mr. Homler, and otherwise contained substantially the same terms and conditions as the January 2006 employment agreement, except that Mr. Homler was not required to devote his full-time services to the position. As in the January 2006 employment agreement, Mr. Homler was eligible for annual bonuses on a basis and in an amount to be determined by our board of directors or compensation committee in the exercise of their discretion for the applicable year. For 2006, Mr. Homler was eligible to receive an annual bonus determined on a basis and in an amount consistent with the January 2006 employment agreement based on Mr. Homler’s prior position as Executive Vice President and Chief Operating Officer and his previous annual base salary of $350,000.

Mr. Homler resigned as our Merchandising Counsel effective as of March 31, 2007. He was not entitled to any severance compensation under his employment agreement.

General

The employment agreements contain terms of confidentiality concerning trade secrets and confidential or proprietary information which may not be disclosed by the executive except as required by court order or applicable law. The agreements further provide certain non-competition and non-solicitation provisions which restrict the executive and certain relatives from engaging in activities which compete against our interests or those of our parent companies during the term of employment and for the longer of the first anniversary of the date of termination of employment or the period during which the executive receives termination payments.

Grants of Plan-Based Awards

No stock options or other stock awards were granted to the named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding exercisable and unexercisable equity awards granted to the named executive officers and held as of the end of 2006. No stock options were exercised in 2006.

Because the March 2007 Merger was a change in control of us, each of the outstanding stock options became fully vested and exercisable upon the change in control. Pursuant to the terms of the March 2007 Merger, at the effective time of the acquisition on March 16, 2007, each of the outstanding options was canceled and each optionholder, including the named executive officers, received an amount equal to the excess, if any, of the per share merger consideration paid in the March 2007 Merger over the exercise price per share of the option, multiplied by the number of shares of GNC Parent Corporation common stock subject to the option and subject to reduction for required withholding tax.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
	Option Awards							Awards:	Market or
			Equity					Number	Payout
			Incentive					of	Value of
			Plan				Market	Unearned	Unearned
			Awards:			Number	Value of	Shares,	Shares,
			Number of			of Shares	Shares or	Units or	Units or
	Number of	Number of	Securities of			or Units	Units of	Other	Other
	Securities	Securities	Underlying			of Stock	Stock	Rights	Rights
	Underlying	Underlying	Unexercised	Option		that have	that have	that have	that have
	Unexercised	Unexercised	Unearned	Exercise	Option	not	not	not	not
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Joseph Fortunato	378,099	126,034	—	$3.52	12/5/2010	—	—	—	—
	21,337	64,013		$3.52	6/22/2012
	23,329	69,987		$3.52	11/21/2012
Curtis J. Larimer	68,058	22,686	—	$3.52	12/5/2010	—	—	—	—
	19,988	59,967		$3.52	3/16/2012
Tom Dowd	56,715	18,905	—	$3.52	12/5/2010	—	—	—	—
	4,566	13,698		$3.52	12/15/2012
J. Kenneth Fox	56,715	18,905	—	$3.52	12/5/2010	—	—	—	—
	298	896		$3.52	12/15/2012
Lee Karayusuf	56,715	18,905	—	$3.52	12/5/2010	—	—	—	—
	298	896		$3.52	12/15/2012
Robert J. DiNicola	85,350	—	—	$3.52	12/5/2010	—	—	—	—
	512,100	—		$3.52	12/1/2011
	28,448	—		$3.52	12/15/2012
	227,601	—		$3.52	12/15/2012
Robert Homler	42,675	128,025		$3.52	3/16/2012	—	—	—	—
	64,012	192,038		$3.52	12/15/2012

Nonqualified Deferred Compensation

One of our subsidiaries maintains the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. Under the deferred compensation plan, an eligible employee of such subsidiary or a participating affiliate may elect to defer a portion of his or her future compensation under the plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned (or, if applicable, within 30 days of the date on which the employee first becomes eligible to participate in the plan). The minimum amount of salary that may be deferred by an eligible employee for a calendar year is $200, subject to a maximum of 25% of the employee’s salary otherwise payable for the year and the minimum amount of bonus that may be deferred by an eligible employee for a calendar year is $2,000, subject to a maximum of 25% of the employee’s bonus otherwise payable for the year. The employers participating in the plan may in their discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by eligible employees for that year. An eligible employee may elect at the time amounts are deferred under the plan to have such amounts credited to an in-service account, which is payable (subject to certain special elections for 2006 and 2007 pursuant to rules issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code) on a future date selected by the employee at the time the employee first elects to defer compensation under the plan, or to a retirement account, which is payable (subject to the special elections described above) upon the employee’s retirement (as defined in the plan). Payments will be made earlier than the dates described above as a result of the death or disability of an employee participating in the plan. If a participating employee dies before retirement, a death benefit will be paid to the employee’s beneficiaries in certain cases. For purposes of applying the provisions of the Internal Revenue Code and the Employee Retirement Income Security Act to the plan, the plan is intended to be an unfunded arrangement. It is expected that the plan will be amended in certain respects on or before December 31, 2007 to incorporate the applicable provisions of Section 409A of the Internal Revenue Code pursuant to the recently released final regulations issued by the Treasury Department.

The following table identifies the named executive officers that participate in the plan, their contributions, our contributions and the earnings in 2006, and their aggregate balance at the end of 2006.

			Aggregate		Aggregate
	Executive	Registrant	Earnings in	Aggregate	Balance at
	Contributions	Contributions	Last Fiscal	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Year	Distributions	Year-End
Name	Year ($)	Year ($)	($)	($)	($)

Joseph Fortunato	—	—	—	—	—
Curtis J. Larimer	$18,115	—	$25,366	—	$196,794
Tom Dowd	$20,256	—	$873	—	$25,737
J. Kenneth Fox	—	—	—	—	—
Lee Karayusuf	$112,045	—	$17,449	—	$250,278
Robert J. DiNicola	—	—	—	—	—
Robert Homler	—	—	—	—	—

Director Compensation

Our new board of directors has not yet established a director compensation policy. The director compensation policy in effect prior to the March 2007 Merger provided for our executive chairman of the board and each non-employee director to receive an annual retainer of $40,000 and a stipend of $2,000 for each board meeting attended in person or $500 for each meeting attended telephonically. Additionally, under that policy non-employee directors serving on board committees would receive a stipend of $1,000 for each meeting attended in person or $500 for each meeting attended telephonically. In addition, each non-employee director, upon election or appointment to the board of directors would receive a grant of non-qualified stock options to purchase a minimum of 42,675 shares of GNC Parent Corporation’s common stock, with the number to be determined by the GNC Parent Corporation board of directors in its discretion. When granted, these director options were fully vested and immediately exercisable, had an exercise price equal to the fair market value per share of the GNC Parent Corporation common stock on the date of grant, and expired in ten years, even upon the director’s termination of service with GNC Parent Corporation or us.

The table below sets forth information with respect to compensation for each of our directors for 2006. Each of our directors in 2006, other than Mr. Fortunato, who received no separate director compensation, resigned from our board of directors effective March 16, 2007, the closing date of the March 2007 Merger. The compensation paid to Mr. DiNicola as a director is reflected in the Summary Compensation Table above. Neither Mr. Fortunato nor Mr. DiNicola is, therefore, listed in the table below. In addition, our current directors other than Mr. Fortunato were not elected until effective March 16, 2007, and, therefore, received no director compensation in 2006.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All other
	Cash	Awards	Awards ($)	Compensation	Earnings	Compensation	Total
Name	($)	($)	(2)(1),(2)	($)	($)	($)(3)	($)

Laurence M. Berg	$38,500	—	—	—	—	$273,549	$312,049
Michael S. Cohen(4)	$38,500	—	$73,828	—	—	$328,259	$440,587
Peter P. Copses	$39,500	—	—	—	—	$273,549	$313,049
George G. Golleher	$38,500	—	—	—	—	$1,148,904	$1,187,404
Joseph W. Harch	$39,000	—	—	—	—	$273,549	$312,549
Andrew S. Jhawar	$39,500	—	—	—	—	$765,936	$805,436
Edgardo A. Mercadante	$41,500	—	—	—	—	$857,113	$898,613
John R. Ranelli(5)	$14,000	—	$155,337	—	—	$231,299	$400,636

(1)	The grant date fair value of each option award is the same as the dollar amount recognized for financial statement reporting purposes with respect to 2006 in accordance with SFAS 123R and reflected in the table above.

(2)	The table below sets forth information regarding exercisable and unexercisable stock options granted to the listed directors and held as of the end of 2006. No other stock awards were made to the directors, and no stock options were exercised by the directors in 2006. Because the March 2007 Merger was a change in control of us, each of the outstanding stock options became fully vested and exercisable upon the change in control. Pursuant to the terms of the March 2007 Merger, at the effective time of the acquisition on March 16, 2007, each of the outstanding options was canceled and each optionholder, including the named executive officers, received an amount equal to the excess, if any, of the per share merger consideration paid in the March 2007 Merger over the exercise price per share of the option, multiplied by the number of shares of GNC Parent Corporation common stock subject to the option and subject to reduction for required withholding tax.

	Total	Total
	Distributions or	Discretionary
Name(1)	Dividends	Payments

Laurence M. Berg	$—	$273,549
Michael S. Cohen	$54,710	$273,549
Peter P. Copses	$—	$273,549
George G. Golleher	$547,097	$601,807
Joseph W. Harch	$—	$273,549
Andrew S. Jhawar	$492,387	$273,549
Edgardo A. Mercadante	$364,726	$492,387
John R. Ranelli	$—	$231,299

(3)	All other compensation for the listed directors includes the distribution paid to common stockholders of our parent company in March 2006, the discretionary payments made to all optionholders in March 2006, the dividend paid to common stockholders of our indirect parent company in November 2006, and the discretionary payments made to all optionholders with vested options in December 2006. See note (1) to “Management — Summary Compensation Table.” The total common stockholder distribution or dividend and total discretionary payments to each listed director are set forth in the following table:

	Total	Total
	Distributions or	Discretionary
Name(1)	Dividends	Payments

Laurence M. Berg	$—	$273,549
Michael S. Cohen	$54,710	$273,549
Peter P. Copses	$—	$273,549
George G. Golleher	$547,097	$601,807
Joseph W. Harch	$—	$273,549
Andrew S. Jhawar	$492,387	$273,549
Edgardo A. Mercadante	$364,726	$492,387
John R. Ranelli	$—	$231,299

(4)	Elected as a director effective March 13, 2006.

(5)	Elected as a director effective July 6, 2006.

Potential Termination or Change-in-Control Payments

The following tables summarize the value of the compensation that the named executive officers would have received if they had terminated employment on December 31, 2006 under the circumstances shown. The tables exclude (1) compensation amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (2) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the amounts reflected for the prorated annual incentive compensation in 2006 are the amounts actually paid to the named executive officers in February 2007, since the hypothetical termination date is the last day of the fiscal year for which the bonus is to be determined.

Where applicable, the information in the tables uses a fair market value per share of $12.23 as of December 31, 2006 for GNC Parent Corporation’s common stock. We use a valuation methodology to determine the fair market value of our common stock based on our business enterprise value pursuant to impairment testing conducted in accordance with SFAS No. 142. The business enterprise value is adjusted to reflect our estimated excess cash and the fair market value of our debt and discounted to reflect the lack of control and marketability associated with our ultimate parent company’s common stock. The determination of these discounts is based on then current and anticipated facts and circumstances affecting our business and our ultimate parent company’s common stock.

For purposes of calculating any hypothetical reduction payment as a result of change in control payments, we have assumed that the change in control payments for any of the named executive officers would have included the amount of discretionary bonuses paid in March 2006 and December 2006, the amount of 2006 annual incentive compensation, the amount of any discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006 (see “Certain Relationships and Related Transactions — Dividends and Discretionary Payments”), and the value of any options granted in 2006. To the extent any of these amounts were paid prior to December 31, 2006, they are not reflected in the tables below.

Joseph Fortunato

	Before	After
	Change in	Change in
	Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$1,500,000	$1,500,000	$—	$1,500,000	$1,500,000	$—
Annual incentive compensation for 2006	$678,461	$678,461	$678,461	$678,461	$678,461	$—
Continued fringe benefits	$79,763	$79,763	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$2,380,237	$—	$—	$—	$2,380,237
Success bonus	$—	$500,000	$—	$—	$—	$500,000
Payment reduction amount	$—	$—	$—	$—	$—	$—
Net value	$2,258,224	$5,138,461	$678,461	$2,178,461	$2,178,461	$2,880,237

Mr. Fortunato entered into an employment agreement in November 2006 that was in effect as of December 31, 2006. In connection with the March 2007 Merger, he entered into a new employment agreement. See “— Employment Agreements with Our Named Executive Officers.” Pursuant to Mr. Fortunato’s November 2006 employment agreement, he was entitled to specified severance compensation in the event of a termination of employment by us without cause or by him for good reason. In either case, he would have been entitled to continued payments of base salary and benefits for the remainder of the term, but no less than two years if the termination occurs during the six-month period following a change in control (as defined in the November 2006 employment agreement). As of December 31, 2006, the remaining term of employment was two years. In addition, he would have been entitled to payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Fortunato, the prorated bonus payment would have been made provided that bonus targets were met for the year of the termination. Upon such a termination, all unvested stock options would have terminated and he would have been entitled to exercise vested options for a 90-day period following the termination. In addition to any other severance, Mr. Fortunato would have been entitled to the continuation of the fringe benefits available to him immediately prior to the termination for as long as he continues to receive payments of base salary after termination.

Pursuant to his November 2006 employment agreement and his option agreements, upon the occurrence of a change of control, all of Mr. Fortunato’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Fortunato would have been paid his success bonus as discussed above and the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

His November 2006 employment agreement further provided that if any payment to him would have been subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments would be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. He would have had the right to designate those payments or benefits that will be reduced or eliminated. However, the reduction did not apply if Mr. Fortunato would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. All determinations with regard to the excise tax and any reduction in connection with payments to the executive were to be made by a nationally recognized accounting firm that acts as our outside auditors at the time of the determination. Based on a hypothetical change in control on December 31, 2006, Mr. Fortunato would not have been subject to a reduction payment, whether or not his employment had also been terminated at that time.

Upon termination of his employment because of death or disability, Mr. Fortunato (or his estate) would have been entitled to his current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of the employment period, plus payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. With respect to Mr. Fortunato, the prorated bonus payment would have been made provided that bonus targets were met for the year of the termination. All unvested stock options as of the date of termination because of death or disability would have expired, and vested stock options as of the date of termination would have remained exercisable for a 180-day period.

Finally, although there is no requirement to do so or guarantee that it would have been paid, we have assumed that, in the exercise of discretion by our compensation committee, Mr. Fortunato would have been paid his prorated annual performance bonus for the year in which he voluntarily terminated his employment based on a hypothetical termination date of the end of that year.

Upon a termination of employment on December 31, 2006, the shares of GNC Parent Corporation common stock owned by Mr. Fortunato would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our board of directors.

Curtis J. Larrimer

	Before	After
	Change in	Change in
	Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$700,000	$700,000	$—	$700,000	$700,000	$—
Annual incentive compensation for 2006	$301,923	$301,923	$301,923	$301,923	$301,923	$—
Continued fringe benefits	$19,763	$19,763	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$759,298	$—	$—	$—	$759,298
Success bonus	$—	$200,000	$—	$—	$—	$200,000
Payment reduction amount	$—	$(1,105,090)	$—	$—	$—	$(353,714)
Net value	$1,021,686	$875,894	$301,923	$1,001,923	$1,001,923	$605,584

Pursuant to Mr. Larrimer’s employment agreement, he was entitled to specified severance compensation in the event of a termination of employment by us without cause or by him for good reason. In either case, he would have been entitled to continued payments of base salary and benefits for the remainder of the term, but no less than two years if the termination occurs during the six-month period following a change in control (as defined in the employment agreement). As of December 31, 2006, the remaining term of employment was two years. In addition, he would have been entitled to payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Larrimer, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. Upon such a termination, all unvested stock options would have terminated and he would have been entitled to exercise vested options for a 90-day period following the termination. In addition to any other severance, Mr. Larrimer would have been entitled to the continuation of insurance benefits available to him immediately prior to the termination for as long as he continues to receive payments of base salary after termination.

Pursuant to his option agreements, upon the occurrence of a change of control, all of Mr. Larrimer’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Larrimer would have been paid his success bonus as discussed above the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

His employment agreement further provides that if any payment to him would have been subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments would be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. He would have the right to designate those payments or benefits that will be reduced or eliminated. All determinations with regard to the excise tax and any reduction in connection with payments to the executive are to be made by a nationally recognized accounting firm that acts as our outside auditors at the time of the determination. Based on a hypothetical change in control on December 31, 2006, Mr. Larrimer would have been subject to a reduction payment, whether or not his employment had also been terminated at that time.

Upon termination of his employment because of death or disability, Mr. Larrimer (or his estate) would have been entitled to his current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of the employment period, plus payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Larrimer, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. All unvested stock options as of the date of termination because of death or disability would have expired, and vested stock options as of the date of termination would have remained exercisable for a 180-day period.

Finally, although there is no requirement to do so or guarantee that it would have been paid, we have assumed that, in the exercise of discretion by our compensation committee, Mr. Larrimer would have been paid his prorated annual performance bonus for the year in which he voluntarily terminated his employment based on a hypothetical termination date of the end of that year.

Upon a termination of employment on December 31, 2006, the shares of GNC Parent Corporation common stock owned by Mr. Larrimer would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our board of directors.

Tom Dowd

	Before	After
	Change in	Change in
	Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$510,000	$510,000	$—	$510,000	$510,000	$—
Annual incentive compensation for 2006	$138,240	$138,240	$138,240	$138,240	$138,240	$—
Continued fringe benefits	$19,763	$19,763	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$298,439	$—	$—	$—	$298,439
Success bonus	$—	$50,000	$—	$—	$—	$50,000
Payment reduction amount	$—	$(258,612)	$—	$—	$—	$—
Net value	$668,003	$757,830	$138,240	$648,240	$648,240	$348,439

Pursuant to Mr. Dowd’s employment agreement, he was entitled to specified severance compensation in the event of a termination of employment by us without cause or by him for good reason. In either case, he would have been entitled to continued payments of base salary and benefits for the remainder of the term, but no less than two years if the termination occurs during the six-month period following a change in control (as defined in the employment agreement). As of December 31, 2006, the remaining term of employment was two years. In addition, he would have been entitled to payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Dowd, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. Upon such a termination, all unvested stock options would have terminated and he would have been entitled to exercise vested options for a 90-day period following the termination. In addition to any other severance, Mr. Dowd would have been entitled to the continuation of insurance benefits available to him immediately prior to the termination for as long as he continues to receive payments of base salary after termination.

Pursuant to his option agreements, upon the occurrence of a change of control, all of Mr. Dowd’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Dowd would have been paid his success bonus as discussed above the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

His employment agreement further provides that if any payment to him would have been subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of us without subjecting such payment to the excise tax. He would have the right to designate those payments or benefits that will be reduced or eliminated. All determinations with regard to the excise tax and any reduction in connection with payments to the executive are to be made by a nationally recognized accounting firm that acts as our outside auditors at the time of the determination. Based on a hypothetical change in control on December 31, 2006, Mr. Dowd would have been subject to a reduction payment if his employment had also been terminated at the time of a December 31, 2006 change in control, but not upon a change in control without employment termination.

Upon termination of his employment because of death or disability, Mr. Dowd (or his estate) would have been entitled to his current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of the employment period, plus payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Dowd, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. All unvested stock options as of the date of termination because of death or disability would have expired, and vested stock options as of the date of termination would have remained exercisable for a 180-day period. Finally, although there is no requirement to do so, we have assumed that, in the exercise of discretion by our compensation committee, Mr. Dowd would have been paid his prorated annual performance bonus for the year in which he voluntarily terminated his employment based on a hypothetical termination date of the end of that year.

Upon a termination of employment on December 31, 2006, the shares of GNC Parent Corporation common stock owned by Mr. Dowd would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our board of directors.

J. Kenneth Fox

	Before	After
	Change in	Change in
	Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$48,750	$48,750	$—	$—	$—	$—
Annual incentive compensation for 2006	$80,086	$80,086	$80,086	$80,086	$80,086	$—
Continued fringe benefits	$2,470	$2,470	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$179,121	$—	$—	$—	$179,121
Success bonus	$—	$10,000	$—	$—	$—	$10,000
Payment reduction amount	$—	$—	$—	$—	$—	$—
Net value	$131,306	$320,427	$80,086	$80,086	$80,086	$189,121

We do not have an employment agreement with Mr. Fox. For purposes of this disclosure, we have assumed that if Mr. Fox’s employment was terminated without cause or for good reason, he would be eligible to receive a severance payment equal to three months of salary in accordance with our customary practice. We have also assumed that Mr. Fox would have been entitled to the continuation of insurance benefits available to him immediately prior to the termination for the same period.

Although there is no requirement to do so, we have assumed with respect to the termination scenarios reflected in the table that, in the exercise of discretion by our compensation committee, Mr. Fox would have been paid his prorated annual performance bonus for the year in which his employment terminated based on a hypothetical termination date of the end of that year.

Pursuant to his option agreements, upon the occurrence of a change of control, all of Mr. Fox’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Fox would have been paid his success bonus as discussed above the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

Lee Karayusuf

		After
	Before Change	Change in
	in Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$49,500	$49,500	$—	$—	$—	$—
Annual incentive compensation for 2006	$107,045	$107,045	$107,045	$107,045	$107,045	$—
Continued fringe benefits	$2,470	$2,470	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$179,121	$—	$—	$—	$179,121
Success bonus	$—	$—	$—	$—	$—	$—
Payment reduction amount	$—	$—	$—	$—	$—	$—
Net value	$159,015	$338,136	$107,045	$107,045	$107,045	$179,121

We do not have an employment agreement with Mr. Karayusuf. For purposes of this disclosure, we have assumed that if Mr. Karayusuf’s employment was terminated without cause or for good reason, he would be eligible to receive a severance payment equal to three months of salary in accordance with our customary practice. We have also assumed that Mr. Karayusuf would have been entitled to the continuation of insurance benefits available to him immediately prior to the termination for the same period.

Although there is no requirement to do so, we have assumed with respect to the termination scenarios reflected in the table that, in the exercise of discretion by our compensation committee, Mr. Karayusuf would have been paid his prorated annual performance bonus for the year in which his employment terminated based on a hypothetical termination date of the end of that year.

Pursuant to his option agreements, upon the occurrence of a change of control, all of Mr. Karayusuf’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Karayusuf would have been paid the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

Robert J. DiNicola

After
	Before Change	Change in
	in Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$1,500,000	$1,500,000	$—	$1,500,000	$1,500,000	$—
Annual incentive compensation for 2006	$890,077	$890,077	$890,077	$890,077	$890,077	$—
Continued fringe benefits	$—	$—	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$—	$—	$—	$—	$—
Success bonus	$—	$1,000,000	$—	$—	$—	$1,000,000
Payment reduction amount	$—	$—	$—	$—	$—	$—
Net value	$2,390,077	$3,390,077	$890,077	$2,390,077	$2,390,077	$1,000,000

Pursuant to Mr. DiNicola’s employment agreement, he was entitled to specified severance compensation in the event of a termination of employment by us without cause or by him for good reason. In either case, he would have been entitled to continued payments of base salary and benefits for the remainder of the term, but no less than two years if the termination occurs during the six-month period following a change in control (as defined in the employment agreement). As of December 31, 2006, the remaining term of employment was two years. In addition, he would have been entitled to payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. DiNicola, the prorated bonus payment would have been made provided that bonus targets were met for the year of the termination. Upon such a termination, all unvested stock options would have terminated and he would have been entitled to exercise vested options for a 180-day period following the termination.

Pursuant to his employment agreement and his option agreements, upon the occurrence of a change of control, all of Mr. DiNicola’s outstanding options would have become fully vested and immediately exercisable; however, all of Mr. DiNicola’s outstanding stock options vested prior to December 31, 2006.

His employment agreement further provides that if any payment to him would have been subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments would be reduced to the highest amount that may be paid by LNT without subjecting such payment to the excise tax. He would have the right to designate those payments or benefits that will be reduced or eliminated. However, the reduction does not apply if Mr. DiNicola would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. All determinations with regard to the excise tax and any reduction in connection with payments to the executive are to be made by a nationally recognized accounting firm that acts as our outside auditors at the time of the determination. Based on a hypothetical change in control on December 31, 2006, Mr. DiNicola would not have been subject to a reduction payment, whether or not his employment had also been terminated at that time.

Upon termination of his employment because of death or disability, Mr. DiNicola (or his estate) would have been entitled to his current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of the employment period, plus payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. With respect to Mr. DiNicola, the prorated bonus payment would have been made provided that bonus targets were met for the year of the termination. In the event of Mr. DiNicola’s termination because of death or disability, all of his outstanding options would have become fully vested and immediately exercisable; however, all of Mr. DiNicola’s outstanding stock options vested prior to December 31, 2006.

Finally, although there is no requirement to do so, we have assumed that, in the exercise of discretion by our compensation committee, Mr. DiNicola would have been paid his prorated annual performance bonus for the year in which he voluntarily terminated his employment based on a hypothetical termination date of the end of that year.

Robert Homler

		After
	Before Change	Change in
	in Control	Control
	Termination	Termination
	w/o Cause or	w/o Cause
	for Good	or for Good	Voluntary			Change in
Benefit	Reason	Reason	Termination	Death	Disability	Control

Continued base salary	$100,000	$100,000	$—	$50,000	$50,000	$—
Annual incentive compensation for 2006	$350,000	$350,000	$350,000	$350,000	$350,000	$—
Continued fringe benefits	$111,763	$111,763	$—	$—	$—	$—
Acceleration of vesting of stock options	$—	$2,973,386	$—	$—	$—	$2,973,386
Success bonus	$—	$—	$—	$—	$—	$—
Payment reduction amount	$—	$—	$—	$—	$—	$—
Net value	$561,763	$3,535,149	$350,000	$400,000	$400,000	$2,973,386

Pursuant to Mr. Homler’s employment agreement, he was entitled to specified severance compensation in the event of a termination of employment by us without cause or by him for good reason. In either case, he would have been entitled to continued payments of base salary and benefits for the remainder of the term, but no less than two years if the termination occurs during the six-month period following a change in control (as defined in the employment agreement). As of December 31, 2006, the remaining term of employment was two years. In addition, he would have been entitled to payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Homler, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. Upon such a termination, all unvested stock options would have terminated and he would have been entitled to exercise vested options for a 90-day period following the termination. In addition to any other severance, Mr. Homler would have been entitled to the continuation of the fringe benefits available to him immediately prior to the termination for as long as he continues to receive payments of base salary after termination.

Pursuant to his employment agreement and his option agreements, upon the occurrence of a change of control, all of Mr. Homler’s outstanding options would have become fully vested and immediately exercisable. In addition, in the event of a change in control, Mr. Homler would have been paid the discretionary bonus to be paid based upon the vesting of options that were not vested as of December 15, 2006.

His employment agreement further provides that if any payment to him would have been subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments would be reduced to the highest amount that may be paid by LNT without subjecting such payment to the excise tax. He would have the right to designate those payments or benefits that will be reduced or eliminated. However, the reduction does not apply if Mr. Homler would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. All determinations with regard to the excise tax and any reduction in connection with payments to the executive are to be made by a nationally recognized accounting firm that acts as our outside auditors at the time of the determination. Based on a hypothetical change in control on December 31, 2006, Mr. Homler would not have been subject to a reduction payment, whether or not his employment had also been terminated at that time.

Upon termination of his employment because of death or disability, Mr. Homler (or his estate) would have been entitled to his current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of the employment period, plus payment of a prorated share of the annual performance bonus based on the period of actual employment during the year. For Mr. Homler, the prorated bonus payment would have been subject to the discretion of our compensation committee; however, for purposes of this disclosure we have assumed the payment would have been made. All unvested stock options as of the date of termination because of death or disability would have expired, and vested stock options as of the date of termination would have remained exercisable for a 180-day period.

Finally, although there is no requirement to do so, we have assumed that, in the exercise of discretion by our compensation committee, Mr. Homler would have been paid his prorated annual performance bonus for the year in which he voluntarily terminated his employment based on a hypothetical termination date of the end of that year.

Upon a termination of employment on December 31, 2006, had Mr. Homler owned any shares of GNC Parent Corporation common stock, the shares would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2007 (the “Ownership Date”), the number of shares of our Parent’s common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of our Parent’s common stock, (2) each director, (3) each of the named executive officers, and (4) all directors and executive officers as a group.

Percentage ownership is based on a total of 87,799,995 shares of our Parent’s Class A common stock and Class B common stock outstanding as of the Ownership Date, subject to the assumptions described below.

Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of our Parent’s common stock, on or within 60 days of the Ownership Date, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person.

	Beneficial Ownership
	Class A	Class B
	Common	Common
Name of Beneficial Owner	Shares	Shares	Percentage

Directors and Named Executive Officers(1),(2):
Norman Axelrod	59,626	—		*
Michele Buchignani(3)	—	—	—
Tom Dowd	51,726	—		*
Joseph Fortunato	248,493	—		*
J. Kenneth Fox	41,440	—		*
David B. Kaplan(4)	—	—	—
Lee Karayusuf	33,093	—		*
Curtis J. Larrimer	74,533	—		*
Robert Homler(5)	—	—	—
Josef Prosperi(3)	—	—	—
Jeffrey B. Schwartz(6)	—	—	—
Lee Sienna(3)	—	—	—
All directors and executive officers as a group (19 persons)	727,888	—		*
Beneficial Owners of 5% or More of Outstanding Parent’s Common Stock:
Ares Corporate Opportunities Fund II, L.P(7)	33,539,898	—	38.2%
KL Holdings LLC(8)	4,605,028	—	5.2%
Ontario Teachers’ Pension Plan Board(9)	14,581,393	28,168,561	48.7%

*	Less than 1% of the outstanding shares.

(1)	Except as otherwise noted, the address of each director is c/o Ares Corporate Opportunities Fund II, L.P., 1999 Avenue of the Stars, Los Angeles, California 90067 and the address of each current executive officer is c/o General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

(2)	On March 16, 2007, in connection with the March 2007 Merger, our Parent entered into a stockholders agreement with each of our stockholders. Pursuant to the stockholders agreement, our Parent’s principal stockholders each have the right to designate three members of our Parent’s board of directors (or, at the sole option of each, four members of the board of directors, one of which shall be independent, for so long as they or their respective affiliates each own at least 10% of the outstanding common stock of our Parent. As a result, each of Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers’ Pension Plan Board may be deemed to be the beneficial owner of the shares of our Parent’s common stock held by the other parties to the stockholders’ agreement. Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers’ Pension Plan Board each expressly disclaims beneficial ownership of such shares of our Parent’s common stock.

(3)	Ms. Buchignani and Mr. Prosperi are directors of the private equity group of Ontario Teachers’ Pension Plan Board. Mr Sienna is a Vice President, Private Capital of Ontario Teachers’ Pension Plan Board. Each of Ms. Buchignani, Mr. Prosperi and Mr. Sienna disclaims beneficial ownership of the shares of our Parent’s common stock owned by Ontario Teachers’ Pension Plan Board. The address for each of Ms. Buchignani, Mr. Prosperi and Mr. Sienna is c/o Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management, Inc. and a member of Ares Partners Management Company, LLC, which are affiliates of ACOF II. Mr. Kaplan disclaims beneficial ownership of the shares owned by ACOF II, except to the extent of any pecuniary interest therein.

(5)	Mr. Homler’s address is 6 Brighton Road, Clifton, New Jersey 07015.

(6)	Mr. Schwartz is a Vice President in the Private Equity Group of Ares Management, Inc., an affiliate of ACOF II. Mr. Schwartz disclaims beneficial ownership of the shares owned by ACOF II, except to the extent of any pecuniary interest therein.

(7)	Reflects shares owned by Ares Corporate Opportunities Fund II, L.P. (“ACOFII”). The general partner of ACOF II is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II, and day-to-day manager of ACOF II, is ACOF Operating Manager II, L/P. (“ACOF Operating Manager II”). ACOF Operating Manager II, in turn, is owned by Ares Management LLC and Ares Management, Inc., each of which is directly and indirectly owned by Ares Partners Management Company, LLC. Each of the foregoing entities (collectively, the “Ares Entities”) and the partners, members and managers thereof, other than ACOF II, disclaims beneficial ownership of the shares owned by ACOF II, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(8)	The address of KL Holdings LLC is 1250 Fourth Street, Santa Monica, California 90401.

(9)	The address of Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

New Management Services Agreement

Upon completion of the March 2007 Merger, we entered into a management services agreement with our Parent. Under the agreement, our Parent agreed to provide us and our subsidiaries with certain services in exchange for an annual fee of $1.5 million, as well as customary fees for services rendered in connection with certain major financial transactions, plus reimbursement of expenses and a tax gross-up relating to a non-tax deductible portion of the fee. Under the terms of the management services agreement, we have agreed to provide customary indemnification to our Parent and its affiliates and those providing services on its behalf. In addition, upon completion of the March 2007 Merger, we paid an aggregate fee of $10.0 million, plus reimbursement of expenses, to our Parent for services rendered in connection with the March 2007 Merger.

New Stockholders’ Agreement

Upon completion of the March 2007 Merger, our Parent entered into a stockholders agreement with each of its stockholders, which includes certain of our directors, employees, and members of our management and our principal stockholders. Through a voting agreement, the stockholders agreement gives each of Ares Corporate Opportunities Fund II, L.P. (“Ares Fund II”) and Ontario Teachers’ Pension Plan Board, our Parent’s principal stockholders, the right to designate three members of our Parent’s board of directors (or, at the sole option of each, four members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own at least 10% of the outstanding common stock of our Parent. The voting agreement also provides for election of our Parent’s then-current chief executive officer to our Parent’s board of directors. Under the terms of the stockholders agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including a majority of the directors designated by Ares Fund II and a majority of the directors designated by Ontario Teachers’. The stockholders agreement also contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights. In addition, the stockholders agreement contains registration rights that require our Parent to register common stock held by the stockholders who are parties to the stockholders agreement in the event our Parent registers for sale, either for its own account or for the account of others, shares of its common stock.

Apollo Management and Advisory Services

Immediately prior to the completion of the Numico acquisition, we, together with GNC Corporation, entered into a management services agreement with Apollo Management V, L.P., which controlled the principal stockholder of GNC Parent Corporation until the consummation of the March 2007 Merger. Under this management services agreement, Apollo Management V agreed to provide to GNC Corporation and us investment banking, management, consulting, and financial planning services on an ongoing basis and financial advisory and investment banking services in connection with major financial transactions that may be undertaken by us or our subsidiaries in exchange for a fee of $1.5 million per year, plus reimbursement of expenses. Under the management services agreement, GNC Corporation and us agreed to provide customary indemnification. In addition, on December 5, 2003, GNC Corporation and us incurred an aggregate structuring fee of $7.5 million, plus reimbursement of expenses to Apollo Management V for financial advisory services rendered in connection with the Numico acquisition, which was paid in January 2004. These services included assisting GNC Corporation and us in structuring the Numico acquisition, taking into account tax considerations and optimal access to financing, and assisting in the negotiation of material agreements and financing arrangements in connection with the Numico acquisition. Although we believe these fees are comparable to management fees paid by portfolio companies of other private equity firms with comparable experience and sophistication, there is no assurance that these agreements are on terms comparable to those that could have been obtained from unaffiliated third parties.

The merger agreement required the management services agreement to be terminated on or before the closing of the merger. Our board of directors and the board of directors of GNC Corporation approved the termination of the management services agreement in exchange for a one-time payment to Apollo Management V of $7.5 million, representing approximately the present value of the management fees payable for the remaining term of the management services agreement, which was paid upon closing of the March 2007 Merger.

Restricted Payments and Discretionary Payments

In March 2006, we made payments totaling $49.9 million, or $0.99 per share, to our common stockholders. At the same time, we made discretionary payments to each of our employee and non-employee optionholders totaling $4.8 million, which were recommended to and approved by our board of directors. The discretionary payments were determined based on the $0.99 per share paid to GNC Corporation’s common stockholders and the number of outstanding option shares held by each holder.

Dividend and Discretionary Payments

In November 2006, GNC Parent Corporation paid a dividend totaling $275.0 million to its common stockholders of record. We also made discretionary payments to each of our employee and non-employee optionholders. Discretionary payments totalling approximately $17.2 million were made in December 2006 determined based upon the dividend payment per share and the number of outstanding vested option shares held by each optionholder as of December 15, 2006. We also determined to make discretionary payments based upon the dividend payment per share and the number of outstanding unvested option shares held by each optionholder following December 15, 2006, which were paid upon closing of the March 2007 Merger.

Director Independence

Through a voting agreement, our Parent’s stockholders agreement gives each of our Parent’s principal stockholders the right to designate three members of our Parent’s board of directors (or, at the sole option of each, four members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own at least 10% of the outstanding common stock of our Parent. The voting agreement also provides for election of our Parent’s then-current chief executive officer to our Parent’s board of directors. Our Parent’s board of directors intends for our board of directors and the board of directors of GNC Corporation to have the same composition, which was put into place effective March 16, 2007 following the closing of the March 2007 Merger. Each member of the current board of directors is either an affiliate of one our Parent’s principal stockholders or one of our executive officers.

Our board of directors has historically had an audit committee and a compensation committee, which have had the same members as the audit committee and compensation committee of our direct and ultimate parent companies. In connection with the March 2007 Merger, our new board of directors appointed members to the audit committee or the compensation committee, which are the same members as the audit committee and compensation committee of our direct and ultimate parent companies.

Consultancy Agreement with the Wife of Reginald Steele

Mr. Steele’s wife is the sole owner of a consulting business, which she has operated since the early 1980s. In April 2004, she entered into a consultancy agreement with our international franchisee in the Asian and Pacific regions to provide business consulting services. The agreement provided for a 12-month term and an annual payment of $120,000 to the consulting business, which was payable monthly. The agreement was entered into on an arms-length basis, and the services provided and payments received by the consulting business were consistent with those for similar clients. During 2004, the consulting business received total payments of $90,000 and in 2005 received total payments of $40,000, reflecting a one-month extension of the agreement. The agreement was not further renewed.

DESCRIPTION OF CERTAIN DEBT

Senior Credit Facility

Concurrently with the closing of the 2007 Merger Transaction, we entered into a Senior Credit Facility provided by a syndicate of lenders arranged by lead senior arrangers J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. Our Senior Credit Facility consists of a $675.0 million term loan facility and a $60.0 million revolving credit facility.

Interest rate; fees.  All borrowings under the Senior Credit Facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum plus, in each case, applicable margins of 1.50% per annum for the term loan facility and 1.50% per annum for the revolving credit facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.25% per annum for the revolving credit facility. In addition to paying interest on outstanding principal under the Senior Credit Facility, we paid a commitment fee to the lenders under the revolving credit facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

Guarantees; security.  Our obligations under our Senior Credit Facility are guaranteed by our parent and by all our existing and future direct and indirect subsidiaries other than any immaterial subsidiaries, foreign subsidiaries, and certain other subsidiaries. In addition, the Senior Credit Facility is secured by first priority pledges (subject to permitted liens) of our equity interest and those equity interests of our existing and future direct and indirect subsidiaries and a perfected first priority security interests in and mortgages on substantially all tangible and intangible assets, except that only up to 66% of the capital stock of our first-tier foreign subsidiaries are pledged in favor of the Senior Credit Facility.

Maturity.  The term loan facility will mature on the date that is six and one-half years following March 16, 2007. The revolving credit facility will mature on the date that is five years following March 16, 2007.

Prepayment; reduction.  Our Senior Credit Facility permits all or any portion of the loans outstanding thereunder to be prepaid at any time and commitments thereunder to be terminated in whole or in part at our option without premium or penalty (except LIBOR breakage costs).

Subject to certain exceptions, our Senior Credit Facility requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage of excess cash flow for each fiscal year (with reductions to be agreed upon) must be used to pay down outstanding borrowings.

Covenants.  The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on our parent’s and our and our subsidiaries’ ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates and change the passive holding company status of our parent.

Events of default.  The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the Senior Credit Facility when due, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (viii) the actual or asserted invalidity of documents relating to any guarantee or security document, (ix) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility and (x) the occurrence of a change in control. If any such event of default occurs, the lenders under the Senior Credit Facility would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

DESCRIPTION OF EXCHANGE SENIOR NOTES

GNC issued the Outstanding Senior Notes, and will issue the Exchange Senior Notes, under the Senior Notes Indenture among itself, the Guarantors and LaSalle Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Senior Notes Indenture and those made part of the Senior Notes Indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Senior Notes are identical in all material respects to the Outstanding Senior Notes, except that the Exchange Senior Notes will have been registered under the Securities Act and, therefore, will not contain certain provisions regarding liquidated damages under certain circumstances relating to the registration rights agreement, which provisions will terminate upon the consummation of the exchange offer.

You can find the definitions of certain terms used in this description under the subheading “— Certain definitions.” In this description, “we,” “our,” “us” and “GNC” refer only to General Nutrition Centers, Inc. and not to any of its Subsidiaries.

The following description is a summary of the material provisions of the Senior Notes Indenture. It does not restate that agreement in its entirety. Although we believe that we have disclosed in this prospectus all the material provisions of the Senior Notes Indenture, we urge you to read the Senior Notes Indenture because it, and not this description, defines your rights as holders of the Exchange Senior Notes. Copies of the Senior Notes Indenture are available as set forth below under “— Additional information.” Certain defined terms used in this description but not defined below under “— Certain definitions” have the meanings assigned to them in the Senior Notes Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Senior Notes Indenture.

Brief Description of the Exchange Senior Notes

The Exchange Senior Notes:

•	will be general unsecured obligations of GNC;

•	will be guaranteed on a senior unsecured basis by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries;

•	will be pari passu in right of payment with any existing and future senior Indebtedness of GNC, including the indebtedness and other obligations under our Senior Credit Facility;

•	will be senior in right of payment to all existing and future subordinated Indebtedness of GNC, including our Senior Subordinated Notes; and

•	will be structurally subordinated to all indebtedness and other obligations (including trade payables) of our non-guarantor Subsidiaries.

Brief Description of the Note Guarantees

The Exchange Senior Notes will be guaranteed by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries.

Each guarantee of the Exchange Senior Notes:

•	will be a general unsecured obligation of that Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of our Senior Credit Facility; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of that Guarantor, including guarantees of our Senior Subordinated Notes.

The Exchange Senior Notes and the Note Guarantees will be effectively subordinated to all of GNC’s and the Guarantors’ secured indebtedness (including indebtedness under our Senior Credit Facility, which is secured by substantially all of the assets of GNC and the Guarantors and future secured indebtedness) to the extent of the value of the assets securing such indebtedness. See “Risk Factors — The Exchange Senior Notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured debt.”

Not all of our Subsidiaries will guarantee the Exchange Senior Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 6% of our consolidated revenue for the three months ended March 31, 2007 and held approximately 2% of our consolidated total assets as of March 31, 2007.

As of the date of the Senior Notes Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described under “— Certain Covenants — Designation of Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Senior Notes Indenture. Our Unrestricted Subsidiaries will not guarantee the Exchange Senior Notes.

Principal, Maturity and Interest

The Exchange Senior Notes will mature on March 15, 2014. GNC issued $300.0 million in aggregate principal amount of Exchange Senior Notes on March 16, 2007. GNC may issue additional Exchange Senior Notes under the Senior Notes Indenture from time to time after this offering in an unlimited principal amount without the consent of the holders of outstanding Exchange Senior Notes. Any issuance of additional Exchange Senior Notes is subject to all of the covenants in the Senior Notes Indenture, including the covenant described below under the caption “— Certain Covenants — Limitations on Indebtedness.” In addition, in connection with the payment of PIK Interest and Partial PIK Interest, GNC is entitled, without the consent of the holders, to increase the outstanding principal amount of the Exchange Senior Notes or to issue additional Exchange Senior Notes (the “PIK Notes”) under the Senior Notes Indenture having the same terms as the Exchange Senior Notes (in each case, a “PIK Payment”), as set forth below. The Exchange Senior Notes, any additional Exchange Senior Notes subsequently issued under the Senior Notes Indenture (including any PIK Notes) will be treated as a single class for all purposes under the Senior Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Exchange Senior Notes” for purposes of this description of Exchange Senior Notes include any additional Exchange Senior Notes and any PIK Notes that are actually issued, and references to the “principal amount” of any Note include any increase in the principal amount of that Note as a result of a PIK Payment. GNC will only issue Exchange Senior Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, except that certificated PIK Notes may be issued in other principal amounts as indicated below.

For any interest payment on the Exchange Senior Notes, GNC may, at its option, elect to pay interest on the Exchange Senior Notes:

(1) entirely in cash (“Cash Interest”);

(2) entirely by increasing the principal amount of the outstanding Exchange Senior Notes or by issuing PIK Notes having an aggregate principal amount equal to the amount of interest then due and owing (“PIK Interest”); or

(3) on 50% of the outstanding principal amount of the Exchange Senior Notes in cash and on 50% of the outstanding principal amount of the Exchange Senior Notes by increasing the principal amount of the outstanding Exchange Senior Notes or by issuing PIK Notes having an aggregate principal amount equal to the amount of interest being paid in the form of PIK Interest (“Partial PIK Interest”).

GNC may elect the form of interest to be paid with respect to each interest period on the Exchange Senior Notes by delivering a notice to the trustee at least five business days prior to the beginning of that interest period. The trustee will promptly deliver a corresponding notice to the holders. In the absence of such an election, interest on the Exchange Senior Notes will be payable entirely in cash. Interest for the first interest period commencing on the date of the Senior Notes Indenture will be payable entirely in cash.

Interest on the Exchange Senior Notes will accrue at a rate equal to the Applicable LIBOR Rate plus 450 basis points. PIK Interest on the Exchange Senior Notes will accrue at a rate equal to the Applicable LIBOR Rate plus 525 basis points and be payable:

(1) with respect to Exchange Senior Notes represented by one or more global Exchange Senior Notes registered in the name of, or held by, The Depository Trust Company (or any successor depositary) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Exchange Senior Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000); and

(2) with respect to Exchange Senior Notes represented by certificated Exchange Senior Notes, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar).

The trustee will, at the request of GNC, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders of certificated Exchange Senior Notes on the relevant record date, as shown by the records of the register of holders. In the event that GNC elects to pay Partial PIK Interest for any interest period, each holder of Exchange Senior Notes will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Exchange Senior Notes held by such holder on the relevant record date and PIK Interest in respect of 50% of the principal amount of the Exchange Senior Notes held by such holder on the relevant record date.

Following an increase in the principal amount of the outstanding global Exchange Senior Notes as a result of a PIK Payment, the global Exchange Senior Notes will bear interest on such increased principal amount from and after the applicable interest payment date. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Exchange Senior Notes issued pursuant to a PIK Payment will mature on March 15, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Notes Indenture and will have the same rights and benefits as the Exchange Senior Notes issued on the date of the Senior Notes Indenture.

Interest on the Exchange Senior Notes will be payable semi-annually in arrears on March 15, and September 15, commencing on September 15, 2007. Interest on overdue principal and interest (including special interest, if any), will accrue at a rate equal to the then applicable interest rate on the Exchange Senior Notes. GNC will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

Interest on the Exchange Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Senior Notes

If a holder of Exchange Senior Notes has given wire transfer instructions to GNC, GNC will pay all required cash payments of principal, interest (including special interest, if any) and premium, if any, on that holder’s Exchange Senior Notes in accordance with those instructions. All other payments on the Exchange Senior Notes will be made at the office or agency of the paying agent and registrar unless GNC elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Exchange Senior Notes

The trustee will initially act as paying agent and registrar. GNC may change the paying agent or registrar without prior notice to the holders of the Exchange Senior Notes, and GNC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Exchange Senior Notes in accordance with the Senior Notes Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Exchange Notes. Holders of the Exchange Senior Notes will be required to pay all taxes due on transfer. GNC is not required to transfer or exchange any Note selected for redemption. Also, GNC is not required to transfer or exchange any Note for a period of 15 days before a selection of Exchange Senior Notes to be redeemed.

The Note Guarantees

The Exchange Senior Notes will be guaranteed by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantees will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Under certain circumstances, a court could cancel the Exchange Notes or the related guarantees of our subsidiaries. The subsidiary guarantees may not be enforceable. In that event, you would cease to be our or our guarantors’ creditor and likely would have no source to recover amounts due under the Exchange Notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than GNC or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Senior Notes Indenture, its Note Guarantees pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Notes Indenture.

The Note Guarantees of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) GNC or a Restricted Subsidiary of GNC, if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant of the Senior Notes Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) GNC or a Restricted Subsidiary of GNC, if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant of the Senior Notes Indenture;

(3) if GNC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Notes Indenture; or

(4) upon legal defeasance or satisfaction and discharge of the Senior Notes Indenture as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

See “— Certain Covenants — Limitations on Asset Sales.”

Optional Redemption

At any time prior to March 15, 2009, GNC may on any one or more occasions redeem up to 35% of the aggregate principal amount of Exchange Senior Notes issued under the Senior Notes Indenture at a redemption price of 100% of the aggregate principal amount, plus a premium equal to the interest rate per annum on the Exchange Senior Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest (including special interest, if any) to the redemption date, subject to the rights of holders of Exchange Senior

Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Exchange Senior Notes originally issued under the Senior Notes Indenture (excluding Exchange Senior Notes held by GNC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Exchange Senior Notes will not be redeemable at GNC’s option prior to March 15, 2009.

Upon not less than 30 nor more than 60 days’ notice, the Exchange Senior Notes are redeemable, at GNC’s option, in whole or in part, at any time and from time to time on and after March 15, 2009 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest (including special interest, if any) on the Exchange Senior Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of holders of Exchange Senior Notes on the relevant record date to receive interest due on the relevant interest payment date:

Redemption
Period	Price

2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

Selection and Notice of Redemption

In the event that less than all of the Exchange Senior Notes are redeemed pursuant to an optional redemption, selection of the Exchange Senior Notes for redemption will be made by the trustee on a pro rata basis, unless another method is required by stock exchange rule or other regulation. No Exchange Senior Notes of $2,000 or less may be redeemed in part. Notices of redemption must be mailed by first-class mail at least 30, but not more than 60, days before the redemption date to each holder of Exchange Senior Notes to be redeemed at the holder’s registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note must state the portion of the principal amount to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Exchange Senior Notes or portions thereof called for redemption as long as GNC has deposited with the paying agent for the Exchange Senior Notes funds in satisfaction of the applicable redemption price pursuant to the Senior Notes Indenture.

Mandatory Redemption

GNC is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Senior Notes.

Change of Control

The Senior Notes Indenture provides that upon the occurrence of a Change of Control (as defined below), each holder of Exchange Senior Notes will have the right to require GNC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Exchange Senior Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Notes Indenture. In the Change of Control Offer, GNC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Exchange Senior Notes repurchased plus accrued and unpaid interest (including special interest, if any) on the Exchange Senior Notes repurchased to the date of purchase, subject to the rights of holders of Exchange Senior Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, GNC will mail a notice to each holder describing the transaction or transactions that constitute the Change of

Control and offering to repurchase Exchange Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Notes Indenture and described in such notice. GNC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Exchange Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Notes Indenture, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, GNC will, to the extent lawful:

(1) accept for payment all Exchange Senior Notes or portions of Exchange Senior Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Senior Notes or portions of Exchange Senior Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Exchange Senior Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Senior Notes or portions of Exchange Senior Notes being purchased by GNC.

The paying agent will promptly mail to each holder of Exchange Senior Notes properly tendered the Change of Control Payment for such Exchange Senior Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Exchange Senior Notes surrendered, if any. GNC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require GNC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Notes Indenture does not contain provisions that permit the holders of the Exchange Senior Notes to require that GNC repurchase or redeem the Exchange Senior Notes in the event of a takeover, recapitalization or similar transaction.

GNC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Notes Indenture applicable to a Change of Control Offer made by GNC and purchases all Exchange Senior Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Senior Notes Indenture as described above under the caption “— Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

The occurrence of a Change of Control may constitute a default under our Senior Credit Facility. Future Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require GNC to repurchase the Exchange Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on GNC. Finally, GNC’s ability to pay cash to the holders upon a repurchase may be limited by GNC’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — We may not be able to satisfy our obligation to holders of the Exchange Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of GNC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Senior Notes to require GNC to repurchase its Exchange Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GNC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Senior Notes Indenture contains covenants, including, among others, the following:

Limitations on Indebtedness

The Senior Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that GNC and any Restricted Subsidiary of GNC that is a Guarantor may incur Indebtedness if, on the date of the Incurrence of such Indebtedness, GNC’s Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by GNC and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GNC and its Subsidiaries thereunder) not to exceed the greater of (a) $785.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by GNC or any of its Restricted Subsidiaries since the date of the Senior Notes Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described below under the caption “— Certain Covenants — Limitations on Asset Sales” or (b) the amount of the Borrowing Base as of the date of such Incurrence, in each case less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by GNC or any of its Restricted Subsidiaries resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction;

(2) the Guarantee by GNC or any Guarantor of Indebtedness of GNC or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(3) the Incurrence by GNC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among GNC and any of its Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than GNC or a Restricted Subsidiary of GNC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not GNC or a Restricted Subsidiary of GNC, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by GNC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(4) the Incurrence by GNC and the Guarantors of Indebtedness represented by the Exchange Senior Notes and the Note Guarantees to be issued on the date of the Senior Notes Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(5) the Incurrence by GNC and any Restricted Subsidiary of Indebtedness existing on the date of the Senior Notes Indenture;

(6) the Incurrence by GNC or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Notes Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (7), (14), (15) or (16) of this paragraph;

(7) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of GNC or a Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding measured at the time of Incurrence;

(8) the Incurrence by GNC or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(9) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business to secure workers’ compensation and other insurance coverage;

(10) the Incurrence by the Foreign Subsidiaries of Indebtedness if, at the time of Incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries Incurred pursuant to this clause (10) and then outstanding does not exceed the greater of (x) $50.0 million and (y) an amount equal to 50% of the consolidated book value of the inventories of the Foreign Subsidiaries measured at the time of Incurrence;

(11) the Incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to GNC or to any other Restricted Subsidiary of GNC or their assets (other than such Receivables Subsidiary and its assets and, as to GNC or any Restricted Subsidiary of GNC, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not Guaranteed by any such Person;

(12) the Incurrence by GNC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, letters of credit (not supporting Indebtedness for borrowed money), bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(13) Indebtedness arising from agreements of GNC or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of GNC or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness Incurred pursuant to this clause (13) shall at no time exceed the gross proceeds actually received by GNC and its Restricted Subsidiaries in connection with such dispositions;

(14) Contribution Indebtedness;

(15) Indebtedness of Persons that are acquired by GNC or any Restricted Subsidiary or merged into GNC or a Restricted Subsidiary in accordance with the terms of the Senior Notes Indenture; provided that (a) such Indebtedness is not incurred in contemplation of such acquisition or merger; and (b) after giving effect to such acquisition or merger, either (x) GNC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Consolidated Coverage Ratio of GNC and its Restricted Subsidiaries is no less than such Consolidated Coverage Ratio immediately prior to such acquisition or merger; and

(16) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness, which may include Indebtedness under Credit Facilities, in an aggregate principal amount not to exceed $50.0 million outstanding at any one time.

For purposes of determining compliance with this “Limitations on indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, GNC will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness outstanding under our Senior Credit Facility on the date on which Exchange Senior Notes are first issued and authenticated under the Senior Notes Indenture will initially be deemed to have been Incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, for purposes of determining compliance with this “Limitations on indebtedness” covenant, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including any payment of PIK Interest on the Exchange Senior Notes in the form of additional Exchange Senior Notes) will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount thereof shall be included in Consolidated Interest Expense of GNC as accrued.

GNC will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt. However, if any such Indebtedness ceases to be Non-Recourse Debt, then such event shall constitute an Incurrence of Indebtedness by GNC or a Restricted Subsidiary.

Limitations on Restricted Payments

The Senior Notes Indenture provides that:

(A) GNC will not, and will not permit any of its Restricted Subsidiaries to, take any of the following actions:

(1) declare or pay any dividend or make any other payment or distribution on account of GNC’s or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving GNC or any of its Restricted Subsidiaries) or to the direct or indirect holders of GNC’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of GNC or to GNC or a Restricted Subsidiary of GNC and other than payments of dividends on, and mandatory repurchases at Stated Maturity of, Disqualified Stock that was issued after the date of the Senior Notes Indenture in compliance with the covenant described under “— Limitations on Indebtedness”);

(2) purchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger or consolidation involving GNC) any Capital Stock of GNC or any direct or indirect parent of GNC;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation before scheduled maturity, scheduled repayment or scheduled sinking fund payment; provided that this restriction does not apply to a purchase, repurchase, redemption or other acquisition made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption or acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

if at the time GNC or its Restricted Subsidiary makes a Restricted Payment:

(1) a Default or Event of Default has occurred and is continuing or would result therefrom;

(2) GNC would not, after giving effect to such Restricted Payment, be permitted to Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— Limitations on indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the date of the Senior Notes Indenture (excluding Restricted Payments permitted by clauses (1) through (3), (5) through (8) and (10) through (16) of paragraph (B) below) would exceed, without duplication, the sum of:

(a) 50% of the Consolidated Net Income of GNC accrued during the period, treated as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the Senior Notes Indenture to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of GNC are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

(b) 100% of the aggregate net proceeds received by GNC since the date of the Senior Notes Indenture as a contribution to its common equity capital or from the issue or sale of Capital Stock of GNC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of GNC that have been converted into or exchanged for such Capital Stock (other than (x) Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of GNC, (y) any contribution to capital that was used to permit an Incurrence of Contribution Indebtedness and (z) Excluded Contributions), less the amount of any such net proceeds that are utilized for an Investment pursuant to clause (12) of the definition of “Permitted Investments;”

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to 100% of the net proceeds (including the Fair Market Value of any non-cash proceeds) of such disposition or repayment;

(d) to the extent that any Unrestricted Subsidiary of GNC designated as such after the date of the Senior Notes Indenture is redesignated as a Restricted Subsidiary after the date of the Senior Notes Indenture, the lesser of (i) the Fair Market Value of GNC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Senior Notes Indenture; and

(e) 100% of any dividends (including the Fair Market Value of any non-cash assets) received by GNC or any of its Restricted Subsidiaries after the date of the Senior Notes Indenture from an Unrestricted Subsidiary of GNC, to the extent such dividends were not already included pursuant to clause 3(a) above.

(B) The provisions of paragraph (A) above will not prohibit the following actions:

(1) any Restricted Payment made in exchange for or out of the proceeds of the substantially concurrent sale of, Capital Stock of GNC, other than (x) Disqualified Stock, (y) any such proceeds that were used to permit an Incurrence of Contribution Indebtedness or that were designated as Excluded Contributions and (z) any sale of Capital Stock to a Subsidiary or an employee stock ownership plan or other trust established by GNC or any of its Subsidiaries; and provided that the net proceeds from any such sale of Capital Stock will be excluded from clause 3(b) of paragraph (A) above;

(2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of GNC that is permitted to be Incurred by the covenant described under “— Limitations on indebtedness;”

(3) within 60 days after completion of a Change of Control Offer or an Asset Sale Offer (including the purchase of all Exchange Senior Notes tendered pursuant thereto), any purchase or redemption of Subordinated Obligations that are required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale;

(4) the payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above;

(5) any purchase or redemption of any shares of Capital Stock of GNC from current or former employees or directors of GNC and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors or in connection with the termination of such position in an aggregate amount after the date of the Senior Notes Indenture not in excess of $5.0 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years; provided that such amount may be increased by an amount equal to (x) the cash proceeds received by GNC or any Restricted Subsidiary from the sale of Capital Stock of GNC (other than Disqualified Stock) or of Parent (to the extent contributed to GNC as common equity) to members of management, directors or consultants of GNC, any Restricted Subsidiary or Parent (other than any such proceeds (x) that were used to permit an Incurrence of Contribution Indebtedness or that were designated as Excluded Contributions, or (y) that were included for purposes of clause 3(b) of paragraph (A) above); plus (y) the cash proceeds of key man life insurance policies received since the date of the Senior Notes Indenture by GNC or Parent (to the extent contributed to GNC as common equity) or any Restricted Subsidiary;

(6) the payment of any dividend by a Restricted Subsidiary to the holders of all of its common equity interests on a pro rata basis;

(7) the payments described above under the caption “Use of proceeds,” including making a loan (the “Closing Date Loan”) to Parent as described therein, and any Restricted Payment deemed to occur upon a forgiveness of the Closing Date Loan or any accrued interest thereon;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(9) the payment of dividends on GNC’s common stock (or the payment of dividends to Parent to fund the payment by Parent of dividends on its common stock) following any public offering of common stock of Parent or GNC, as the case may be, after the date of this indenture, of up to 6.0% per annum of the net proceeds received by GNC (or by Parent and contributed to GNC as common equity) from such public offering other than any public offering constituting an Excluded Contribution or that was used as a basis to Incur Contribution Indebtedness; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of Net Proceeds received by GNC (or by Parent and contributed to GNC as common equity) from such public offering;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of GNC or any Restricted Subsidiary of GNC issued after the date of the Senior Notes Indenture in accordance with the terms of the Senior Notes Indenture;

(11) upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Exchange Senior Notes pursuant to “— Change of control” (including the purchase of all Exchange Senior Notes tendered), any purchase or redemption of Subordinated Obligations that are required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(12) the distribution, as a dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to GNC or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(13) Investments that are made with Excluded Contributions;

(14) Restricted Payments to permit the making of payments pursuant to the Management Agreement as the same is in effect on the date of the Senior Notes Indenture or as it may be amended from time to time (so long as no such amendment is less advantageous to the holders of the Exchange Senior Notes in any material respect than the Management Agreement as in effect on the date of the Senior Notes Indenture) or for any other reasonable financial advisory, financing, underwriting or placement fees or other reasonable fees in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of GNC in good faith;

(15) any Permitted Payments to Parent; and

(16) Restricted Payments not to exceed $50.0 million in the aggregate since the date of the Senior Notes Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by GNC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Designation of Unrestricted Subsidiaries

The Senior Notes Indenture provides that the Board of Directors of GNC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by GNC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “— Limitations on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by GNC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of GNC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of GNC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Limitations on restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of GNC as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “— Limitations on Indebtedness,” GNC will be in default of such covenant. The Board of Directors of GNC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GNC; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of GNC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Limitations on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Restrictions on Distributions from Restricted Subsidiaries

The Senior Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to take the following actions:

(1) pay dividends or make any other distributions on its Capital Stock to GNC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to GNC or any of its Restricted Subsidiaries;

(2) make any loans or advances to GNC or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its property or assets to GNC or any of its Restricted Subsidiaries.

However, this prohibition does not apply to:

(1) our Senior Credit Facility, and any additional agreements governing Indebtedness existing on the date of the Senior Notes Indenture, in each case, as in effect on the date of the Senior Notes Indenture, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Senior Notes Indenture;

(2) the Senior Notes Indenture, the Exchange Senior Notes and the Note Guarantees;

(3) any restriction with respect to a Restricted Subsidiary that is either:

(a) pursuant to an agreement relating to any Indebtedness (i) Incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by GNC, or (ii) of another Person that is assumed by GNC or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person and is outstanding on the date of such acquisition, merger or consolidation; provided that any restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to Indebtedness Incurred either as consideration in, or for the provision of any portion of the funds or credit support used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by GNC, or such acquisition of assets, merger or consolidation shall not be permitted pursuant to this clause (a); or

(b) pursuant to any agreement, not relating to any Indebtedness, existing when a Person becomes a Subsidiary of GNC or acquired by GNC or any of its Subsidiaries, that, in each case, is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (it being understood for purposes of this clause (b) that if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed by GNC when such Person becomes the Successor Company), and, in the case of clauses (a) and (b), which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(4) any restriction with respect to a Restricted Subsidiary pursuant to an agreement (a “Refinancing Agreement”) that effects a refinancing, extension, renewal or replacement of Indebtedness under an agreement referred to in this covenant (an “Initial Agreement”) or contained in any amendment to an Initial Agreement; provided that the restrictions contained in any such Refinancing Agreement or amendment are not materially more restrictive, taken as a whole, than the restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

(5) any restriction that is a customary restriction on subletting, assignment or transfer of any property or asset that is subject to a lease, license, asset sale or similar contract, or on the assignment or transfer of any lease, license or other contract;

(6) any restriction by virtue of a transfer, agreement to transfer, option, right, or Lien with respect to any property or assets of GNC or any Restricted Subsidiary not otherwise prohibited by the Senior Notes Indenture;

(7) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of GNC or a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements;

(8) any restriction with respect to a Restricted Subsidiary, or any of its property or assets, imposed pursuant to an agreement for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, or the property or assets that are subject to such restriction, pending the closing of such sale or disposition;

(9) any restriction existing by reason of applicable law, rule, regulation or order;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of GNC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions existing under Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

(13) restrictions contained in Indebtedness incurred by a Foreign Subsidiary that is permitted to be incurred pursuant to the covenant entitled “— Limitations on Indebtedness;” provided that such restrictions relate only to one or more Foreign Subsidiaries; or

(14) restrictions contained in Indebtedness that is permitted to be incurred pursuant to the covenant entitled “— Limitations on Indebtedness;” provided that such restrictions are not materially more restrictive, taken as a whole, than the restrictions permitted by clauses (1) and (2) of this paragraph.

Limitations on Asset Sales

The Senior Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) GNC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by GNC or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) the assumption of Indebtedness of GNC, other than Disqualified Stock of GNC, or any Restricted Subsidiary;

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale;

(d) securities received by GNC or any Restricted Subsidiary from the transferee that are converted by GNC or such Restricted Subsidiary into cash within 60 days after the Asset Sale;

(e) an amount equal to the fair market value of Indebtedness of GNC or any Restricted Subsidiary received by GNC or a Restricted Subsidiary as consideration for any Asset Sale, determined at the time of receipt of such Indebtedness by GNC or such Restricted Subsidiary; and

(f) consideration consisting of Additional Assets;

(3) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, GNC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of GNC;

(3) to make a capital expenditure; or

(4) to acquire Additional Assets.

Pending the final application of any Net Proceeds, GNC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Senior Notes Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (3) of the first paragraph of this covenant will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, GNC will make an Asset Sale Offer to all holders of Exchange Senior Notes and, at GNC’s option, holders of other Indebtedness that is pari passu with the Exchange Senior Notes to purchase the maximum principal amount of Exchange Senior Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest (including special interest, if any) to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, GNC may use those Excess Proceeds for any purpose not otherwise prohibited by the Senior Notes Indenture. If the aggregate principal amount of Exchange Senior Notes and other pari passu Indebtedness tendered into any Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Exchange Senior Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

GNC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws or regulations are applicable in connection with the repurchase of Exchange Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Senior Notes Indenture, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Notes Indenture by virtue of such compliance.

Our Senior Credit Facility will contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the Exchange Senior Notes. The exercise by the holders of Exchange Senior Notes of their right to require GNC to repurchase Exchange Senior Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on GNC. In the event an Asset Sale occurs at a time when GNC is prohibited from purchasing Exchange Senior Notes, GNC could seek the consent of its other lenders and noteholders to the purchase of Exchange Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If GNC does not obtain such a consent or repay such borrowings, GNC will remain prohibited from purchasing Exchange Senior Notes. In that case, GNC’s failure to purchase tendered Exchange Senior Notes would constitute an Event of Default under the Senior Notes Indenture which could, in turn constitute a default under the other Indebtedness. Finally, GNC’s ability to pay cash to the holders upon a repurchase may be limited by GNC’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Limitations on Transactions with Affiliates

The Senior Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, engage in any transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of GNC (an “Affiliate Transaction”) on terms that:

(1) taken as a whole are less favorable to GNC or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm’s-length dealings with a nonaffiliate; and

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15.0 million, has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then GNC must obtain a fairness opinion. A fairness opinion means an opinion from an independent investment banking firm, accounting firm or appraiser of national standing which indicates that the terms of such transaction are fair to GNC or such Restricted Subsidiary from a financial point of view.

The provisions of the paragraphs above shall not prohibit the following actions:

(1) any Restricted Payment permitted by the covenant described under “— Limitations on restricted payments” (including payments permitted pursuant to paragraph (B) of such covenant) or any Permitted Investment;

(2) the performance of the obligations of GNC or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement, severance agreement or any other similar arrangement entered into in the ordinary course of business;

(3) payment of compensation, performance of indemnification or contribution obligations in the ordinary course of business;

(4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors;

(5) any transaction between GNC and a Restricted Subsidiary or between Restricted Subsidiaries or any transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(6) any other transaction arising out of agreements existing on the date of the Senior Notes Indenture and described in the “Certain relationships and related transactions” section of this offering memorandum relating to the initial offering of the Exchange Senior Notes;

(7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to GNC or the Restricted Subsidiary than those that could be obtained at such time in arm’s-length dealings with a nonaffiliate;

(8) transactions with a Person (other than an Unrestricted Subsidiary of GNC) that is an Affiliate of GNC solely because GNC owns, directly or through a Restricted Subsidiary, Capital Stock of, or controls, such Person;

(9) payments described above under the caption “Use of Proceeds”;

(10) the issuance of Capital Stock (other than Disqualified Stock) of GNC to any Person, or a contribution to the common equity capital of GNC;

(11) the payment of rent due under the Master Lease, dated as of March 23, 1999, between Gustine Sixth Avenue Associates, Ltd. and General Nutrition, Incorporated, as in effect on the date of the Senior Notes Indenture or as amended in compliance with the provisions of this covenant; and

(12) payments made pursuant to the Management Agreement as the same is in effect on the date of the Senior Notes Indenture or as it may be amended from time to time (so long as no such amendment is less advantageous to the holders of the Exchange Senior Notes in any material respect than the Management Agreement as in effect on the date of the Senior Notes Indenture) or any financial advisory, financing, underwriting or placement fees or other reasonable fees in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of GNC in good faith.

Limitations on Liens

The Senior Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of its properties or assets, including Capital Stock, whether owned on the date of the Senior Notes Indenture or thereafter acquired, except Permitted Liens.

Reporting Requirements

The Senior Notes Indenture provides that whether or not required by the SEC’s rules and regulations, so long as any Exchange Senior Notes are outstanding, GNC will furnish to the holders of the Exchange Senior Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K (beginning with a Form 10-K for the year ending December 31, 2006, which Form 10-K need not be filed with the SEC or furnished to holders until April 15, 2007) if GNC were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if GNC were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on GNC’s consolidated financial statements by GNC’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, GNC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, GNC will not be required to file or furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K, except to the extent the rules and regulations of the SEC actually require it to do so.

If at any time, GNC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GNC will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. GNC agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GNC’s filings for any reason, GNC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GNC were required to file those reports with the SEC.

In the event that Parent or any other direct or indirect parent company of GNC is or becomes a Guarantor of the Exchange Senior Notes, the Senior Notes Indenture will permit GNC to satisfy its obligations in this covenant by filing and furnishing reports relating to Parent or such other direct or indirect parent company in lieu of reports relating to GNC; provided, however, that such reports are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other direct or indirect parent company and any of its Subsidiaries other than GNC and its Restricted Subsidiaries, on the one hand, and the information relating to GNC, the Guarantors and the other Restricted Subsidiaries of GNC on a standalone basis, on the other hand.

In addition, GNC and the Guarantors agree that, for so long as any Exchange Senior Notes remain outstanding, at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Future Guarantors

The Senior Notes Indenture provides that if GNC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Senior Notes Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor of the Exchange Senior Notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Merger and Consolidation

The Senior Notes Indenture provides that GNC will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, and GNC will not, and will not permit any of its Restricted Subsidiaries to, convey or transfer all or substantially all the consolidated assets of GNC and its Restricted Subsidiaries to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) the Successor Company, if not GNC, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of GNC under the Exchange Senior Notes, the Senior Notes Indenture;

(3) immediately after giving effect to such transaction or series of transactions no Default or Event of Default exists;

(4) either (a) GNC or the Successor Company, if GNC is not the continuing obligor under the Senior Notes Indenture, will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-

quarter period, be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of “— Limitations on Indebtedness” or (b) the pro forma Consolidated Coverage Ratio of the Successor Company immediately after giving effect to such transaction would be no less than the Consolidated Coverage Ratio of GNC immediately prior to such transaction; and

(5) GNC will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Senior Notes Indenture; provided that:

(a) in giving such opinion such counsel may rely on such Officer’s Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

(b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

In addition, GNC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

The Successor Company will be substituted for, and may exercise every right and power of, GNC under the Senior Notes Indenture. Thereafter, GNC (if it is not the Successor Company) will be relieved of all obligations and covenants under the Senior Notes Indenture, except that, in the case of a conveyance or transfer of less than all its assets, GNC will not be released from the obligation to pay the principal of and interest on the Exchange Senior Notes.

The provisions of this covenant do not prohibit:

(1) any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to GNC or any other Restricted Subsidiary; and

(2) a merger of GNC with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing GNC in another jurisdiction to realize tax or other benefits.

Defaults

An Event of Default under the Senior Notes Indenture is defined as:

(1) a default in any payment of interest (including special interest, if any) on or with respect to any Exchange Senior Note when due, continued for 30 days;

(2) a default in the payment of principal of, or premium, if any, on any Exchange Senior Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by GNC or any of its Restricted Subsidiaries to comply with its obligations under the covenant described under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by GNC or any of its Restricted Subsidiaries to comply with its other agreements contained in the Exchange Senior Notes or the Senior Notes Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding Exchange Senior Notes;

(5) the failure by GNC or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “Cross Acceleration Provision”);

(6) events of bankruptcy, insolvency or reorganization of GNC or a Significant Subsidiary (the “Bankruptcy Provisions”);

(7) the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $25.0 million against GNC or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 90 days and is not discharged, waived or stayed (the “Judgment Default Provision”); or

(8) the failure of any Note Guarantees of the Exchange Senior Notes by a Guarantor that is a Significant Subsidiary to be in full force, except as contemplated by the terms thereof or of the Senior Notes Indenture, or the denial in writing by any such Guarantor of its obligations under the Senior Notes Indenture or any such Guarantee if such Default continues for 10 days.

The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.

If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of GNC or any Significant Subsidiary, occurs and is continuing, either the trustee, by notice to GNC, or the holders of at least a majority in principal amount of the outstanding Exchange Senior Notes, by notice to GNC and the trustee, may declare the principal of and accrued but unpaid interest on all of such Exchange Senior Notes to be due and payable.

Upon such a declaration, such principal and interest will be due and payable immediately; provided that so long as any Indebtedness is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness and (2) five Business Days after the holders of such Indebtedness or the Representative thereof receive notice from GNC of the acceleration with respect to the payment of the Exchange Senior Notes. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of GNC occurs and is continuing, the Exchange Senior Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Senior Notes may rescind any such acceleration with respect to the Exchange Senior Notes and its consequences.

Subject to the provisions of the Senior Notes Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Senior Notes Indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest (including special interest, if any) and premium, if any, when due, no holder may pursue any remedy with respect to the Senior Notes Indenture or the Exchange Senior Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Exchange Senior Notes have requested the trustee to pursue the remedy;

(3) such holders have offered and, if requested, provided, the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the Exchange Senior Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the Exchange Senior Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that:

(1) conflicts with law or the Senior Notes Indenture;

(2) the trustee determines is unduly prejudicial to the rights of any other holder; or

(3) would involve the trustee in personal liability.

Before taking any action under the Senior Notes Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, interest (including special interest, if any) and premium, if any, on any Exchange Senior Note, the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, GNC is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. GNC also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action GNC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of GNC or any Guarantor, as such, will have any liability for any obligations of GNC or any Guarantor under the Exchange Senior Notes, the Senior Notes Indenture, the Exchange Senior Notes guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Senior Notes by accepting an Exchange Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and Waivers

Subject to certain exceptions, the Senior Notes Indenture or the Exchange Senior Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Exchange Senior Notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the Exchange Senior Notes then outstanding. However, without the consent of each holder, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Exchange Senior Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Exchange Senior Note;

(3) reduce the principal amount of or extend the Stated Maturity of any Exchange Senior Note;

(4) reduce the premium payable upon the redemption or repurchase of any Exchange Senior Note or change the time at which any Exchange Senior Note may be redeemed as described under “— Optional redemption” above;

(5) make any Exchange Senior Note payable in money other than that stated in the Exchange Senior Note;

(6) make any change in the provisions of the Senior Notes Indenture relating to the rights of holders of, Exchange Senior Notes to receive payment of principal, interest (including special interest, if any) and premium, if any, on the Exchange Senior Notes on or after the respective due dates expressed in the Exchange Senior Notes or impair the rights of any holder of Exchange Senior Notes to sue for the enforcement of any payment of principal, interest (including special interest, if any) and premium, if any, on such holder’s Exchange Senior Notes on or after the respective due dates;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Senior Notes Indenture, except in accordance with the terms of the Senior Notes Indenture; or

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, GNC, the Guarantors and the trustee may amend or supplement the Senior Notes Indenture or Exchange Senior Notes in the following manner:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of GNC under the Senior Notes Indenture;

(3) to provide for uncertificated Exchange Senior Notes in addition to or in place of certificated Exchange Senior Notes; provided, however, that the uncertificated Exchange Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Senior Notes are described in Section 163 (f) (2) (B) of the Code;

(4) to add guarantees with respect to the Exchange Senior Notes, to secure the Exchange Senior Notes, to add to the covenants of GNC for the benefit of the noteholders or to surrender any right or power conferred upon GNC;

(5) to make any change that does not adversely affect the rights of any holder;

(6) to comply with any requirement of the SEC in connection with the qualification of the Senior Notes Indenture under the TIA; or

(7) to conform the text of the Senior Notes Indenture, the Note Guarantees or the Exchange Senior Notes to any provision of the description of Exchange Senior Notes in this section of the offering memorandum to the extent that such provision in this description of Exchange Senior Notes was intended to be a verbatim recitation of a provision of the Senior Notes Indenture, the Note Guarantees or the Exchange Senior Notes.

The consent of the noteholders is not necessary under the Senior Notes Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Senior Notes Indenture becomes effective, GNC is required to mail to the noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such noteholders, or any defect in such notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Senior Notes Indenture provides that GNC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Exchange Senior Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Exchange Senior Notes to receive payments in respect of the principal of, or interest or premium (including special interest, if any) on, such Exchange Senior Notes when such payments are due from the trust referred to below;

(2) GNC’s obligations with respect to the Exchange Senior Notes concerning issuing temporary Exchange Senior Notes, registration of Exchange Senior Notes, mutilated, destroyed, lost or stolen Exchange Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and GNC’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Senior Notes Indenture.

In addition, GNC may, at its option and at any time, elect to have the obligations of GNC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Senior Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Exchange Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Exchange Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) GNC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Exchange Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium (including special interest, if any) on, the outstanding Exchange Senior Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and GNC must specify whether the Exchange Senior Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, GNC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) GNC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Notes Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Exchange Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, GNC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Exchange Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GNC or any Guarantor is a party or by which GNC or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Senior Notes Indenture) to which GNC or any of its Subsidiaries is a party or by which GNC or any of its Subsidiaries is bound;

(6) GNC must deliver to the trustee an officers’ certificate stating that the deposit was not made by GNC with the intent of preferring the holders of Exchange Senior Notes over the other creditors of GNC with the intent of defeating, hindering, delaying or defrauding any creditors of GNC or others; and

(7) GNC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Senior Notes Indenture will be discharged and will cease to be of further effect as to all Exchange Senior Notes issued thereunder, when:

(1) either:

(a) all Exchange Senior Notes that have been authenticated, except lost, stolen or destroyed Exchange Senior Notes that have been replaced or paid and Exchange Senior Notes for whose payment money has been deposited in trust and thereafter repaid to GNC, have been delivered to the trustee for cancellation; or

(b) all Exchange Senior Notes issued under the Senior Notes Indenture that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and GNC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of Exchange Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Exchange Senior Notes not delivered to the trustee for cancellation for principal, premium and accrued interest (including special interest, if any) to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GNC or any Guarantor is a party or by which GNC or any Guarantor is bound;

(3) GNC or any Guarantor has paid or caused to be paid all sums payable by it under the Senior Notes Indenture; and

(4) GNC has delivered irrevocable instructions to the trustee under the Senior Notes Indenture to apply the deposited money toward the payment of the Exchange Senior Notes at maturity or on the redemption date, as the case may be.

In addition, GNC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

LaSalle Bank National Association will serve as the trustee for the Exchange Senior Notes.

Governing Law

Both the Senior Notes Indenture and the Exchange Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the Senior Notes Indenture and registration rights agreement without charge by writing to General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222; Attention: Secretary.

Certain Definitions

“Acquisition” means the acquisition of GNC Parent Corporation pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated February 8, 2007 by and among GNC Acquisition Holding Inc., a Delaware corporation, GNC Acquisition Inc. and GNC Parent Corporation, as in effect on the date of the Senior Notes Indenture.

“Additional Assets” means

(1) any property or assets (other than assets that would be classified as short-term, in accordance with GAAP) to be used by GNC or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by GNC or another Restricted Subsidiary; provided that such Restricted Subsidiary is primarily engaged in a Related Business;

(3) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided that such Restricted Subsidiary is primarily engaged in a Related Business; and

(4) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under “— Certain covenants — Limitations on asset sales,” the aggregate amount of Net Proceeds permitted to be invested pursuant to this clause (4) shall not exceed at any one time outstanding 2.5% of Consolidated Tangible Assets.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than GNC or any Subsidiary of GNC) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of GNC or any of its Subsidiaries solely by reason of such Investment.

“Applicable LIBOR Rate” means, for each interest period with respect to the Exchange Senior Notes, the rate determined by GNC (notice of such rate to be sent to the trustee on the date of determination thereof) equal to the greater of (a) 1.250% or (b) the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of six months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such interest period; provided that if no such British Bankers’ Association LIBOR rate is available to GNC, the Applicable LIBOR Rate for the relevant interest period shall instead be the rate at which JPMorgan Chase Bank N.A. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of six months as of approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period, in amounts equal to $1.0 million.

“Asset Sale” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary, other than directors’ qualifying shares, property or other assets, each referred to for the purposes of this definition as a “disposition,” by GNC or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

(1) disposition by a Restricted Subsidiary to GNC or by GNC or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition in the ordinary course of business of inventory, equipment, obsolete or surplus assets or other assets no longer used or useful in the conduct of the business of GNC and its Restricted Subsidiaries;

(3) the sale of Cash Equivalents in the ordinary course of business;

(4) a transaction or a series of related transactions in which the fair market value of the assets disposed of, in the aggregate, does not exceed $5.0 million;

(5) the sale or discount, with or without recourse, and on commercially reasonable terms, of accounts receivable or Exchange Senior Notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for Exchange Senior Notes receivable;

(6) the licensing of intellectual property in the ordinary course of business;

(7) for purposes of the covenant described under “— Certain Covenants — Limitations on Asset Sales” only, a disposition subject to the covenant described under “— Certain Covenants — Limitations on Restricted Payments” or a Permitted Investment;

(8) a disposition of property or assets that is governed by the provisions described under “— Merger and Consolidation;”

(9) the sale of franchisee accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (9), Exchange Senior Notes received in exchange for the transfer of franchisee accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said Exchange Senior Notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

(10) the transfer of franchise accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(11) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(12) the granting of Liens (and foreclosure thereon) not prohibited by the Senior Notes Indenture;

(13) the closure and disposition of retail stores or distribution centers and any sales of a store owned by GNC to a franchisee, in each case in the ordinary course of business;

(14) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(15) any sublease of real property by GNC or any Restricted Subsidiary to a franchisee in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the Senior Notes Indenture governing the Exchange Senior Notes.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of GNC or any committee thereof duly authorized to act on behalf of such board, unless the context indicates reference to the board of directors of a Person other than GNC, in which event such reference shall be to the board of directors of the Person to whom such reference is made, or any committee thereof duly authorized to act on behalf of such board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; provided, however, that any accounts receivable owned by a Receivables Subsidiary, or that GNC or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

(2) 50% of the book value of all inventory, net of reserves, owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means any of the following:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to our Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means:

(1) any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holder or any of its Related Parties or a Permitted Group, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of GNC, including, without limitation, through a merger or consolidation or purchase of Voting Stock of GNC; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of GNC;

(2) after an Equity Offering that is an initial public offering of Capital Stock of GNC, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of GNC, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of GNC then in office;

(3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of GNC and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(4) the adoption of a plan relating to the liquidation or dissolution of GNC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of

(1) the aggregate amount of EBITDA of GNC and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements of GNC are available, to

(2) Consolidated Interest Expense of GNC for such four fiscal quarters; provided, however, that:

(a) if GNC or any Restricted Subsidiary:

(i) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (including the use of the proceeds therefrom) as if such Indebtedness had been Incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation shall be computed based on:

(A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(ii) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period GNC or any Restricted Subsidiary has made any Asset Sale of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GNC or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to GNC and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GNC and its continuing Restricted Subsidiaries are no longer liable for, or are indemnified from, such Indebtedness after such sale;

(c) if since the beginning of such period GNC or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including all Pro Forma Cost Savings, as if such Investment or acquisition had occurred on the first day of such period; and

(d) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into GNC or any Restricted Subsidiary since the beginning of such period, has made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by GNC or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including all Pro Forma Cost Savings, as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition of assets, or any transaction governed by the provisions described under “— Certain covenants — Merger and consolidation,” or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of GNC, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness bears, at the option of GNC or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of GNC or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under any revolving Credit Facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Interest Expense” means, as to any Person, for any period, the total consolidated interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent Incurred by such Person and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations determined as if such lease were a capitalized lease, in accordance with GAAP;

(2) amortization of debt discount;

(3) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Restricted Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary;

(4) non-cash interest expense;

(5) net costs associated with Hedging Obligations;

(6) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Restricted Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Restricted Subsidiary; and

(7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person, other than the referent Person or any Subsidiary thereof, in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to GNC, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by GNC or any Restricted Subsidiary.

For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not (as to GNC) a Restricted Subsidiary and, as to any other Person, an unconsolidated Person, except that:

(a) the referent Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such

Person during such period to the referent Person or a Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below, and

(b) the net loss of such Person shall be included to the extent funded by the referent Person or any of its Restricted Subsidiaries;

(2) any extraordinary, unusual or non-recurring gain, loss or expense (together with any provision for taxes related thereto);

(3) the cumulative effect of a change in accounting principles;

(4) any reduction to the Consolidated Net Income of any Person caused by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation;

(5) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with any asset sale (other than in the ordinary course of business);

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(8) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the March 2007 Merger or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed);

(9) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141;

(10) unrealized gains and losses relating to hedging transactions and mark-to-market Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52; and

(11) fees, expenses and charges in connection with the March 2007 Merger.

“Consolidated Secured Debt” means, as of any date, the sum of:

(1) the aggregate amount required to be shown on a consolidated balance sheet of GNC and its Restricted Subsidiaries as of such date in respect of Indebtedness that is secured by a Lien on any property or assets of GNC or any of its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; and

(2) to the extent not required to be shown on a consolidated balance sheet of GNC and its Restricted Subsidiaries as of such date, the face amount of all letters of credit outstanding as of such date under any Credit Facility that is secured by a Lien on any property or assets of GNC or any of its Restricted Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, as of any date, the ratio of (1) the Consolidated Secured Debt of GNC outstanding on such date after giving effect to all Incurrences and repayments of Indebtedness made or to be made on such date to (2) the EBITDA of GNC for the most recently ended four full fiscal quarters ending prior to the date of such determination for which internal financial statements of GNC are available.

In addition, for purposes of calculating the Consolidated Senior Leverage Ratio:

(1) if on such date of determination or since the beginning of such period GNC or any Restricted Subsidiary is making or has made any Asset Sale of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that is the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period;

(2) if on such date of determination or since the beginning of such period GNC or any Restricted Subsidiary, by merger or otherwise, is making or has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise is acquiring or has acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto, including all Pro Forma Cost Savings, as if such Investment or acquisition had occurred on the first day of such period; and

(3) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into GNC or any Restricted Subsidiary since the beginning of such period, has made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by GNC or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including all Pro Forma Cost Savings, as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition of assets, or any transaction governed by the provisions described under “— Certain covenants — Merger and consolidation,” or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of GNC, based on reasonable assumptions.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles, other than patents, trademarks, copyrights, licenses and other intellectual property, shown on the balance sheet of GNC and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups, other than write-ups in connection with acquisitions, subsequent to the date of the Senior Notes Indenture in the book value of any asset, except any such intangible assets, owned by GNC or any of its Restricted Subsidiaries.

“Contribution Indebtedness” means Indebtedness of GNC or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the common equity capital of GNC after the date of the Senior Notes Indenture; provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the Incurrence date thereof. Any equity contribution that forms the basis of an Incurrence of Contribution Indebtedness will be disregarded for purposes of the calculations called for by the first paragraph of the “Limitations on restricted payments” covenant and will not be considered to be an Equity Offering (for purposes of the “Optional redemption” provisions of the Senior Notes Indenture) or an Excluded Contribution.

“Credit Facilities” means, one or more debt facilities (including, without limitation, our Senior Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means, as to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of clauses (1), (2) and (3), prior to the 91st day after the Stated Maturity of the Exchange Senior Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GNC to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GNC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “Certain Covenants — Limitations on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of GNC that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

“EBITDA” means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income:

(1) income tax expense;

(2) Consolidated Interest Expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(3) depreciation expense;

(4) amortization expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(5) other non-cash charges or non-cash losses;

(6) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Senior Notes Indenture (in each case whether or not consummated) or pursuant to the March 2007 Merger;

(7) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees);

(8) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid pursuant to the Management Agreement; and

(9) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Capital Stock (other than Disqualified Stock and other than to GNC or any of its Subsidiaries), or a contribution to the equity capital (other than by a Subsidiary of GNC or an Excluded Contribution), of GNC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means, with respect to a series of Exchange Senior Notes, the registered Exchange Senior Notes that will be exchanged for the Outstanding Senior Notes, pursuant to the terms of the registration rights agreement, having substantially the same terms as such Outstanding Senior Notes.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by GNC from (a) contributions to its common equity capital; and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of GNC or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an officer’s certificate. Excluded Contributions will not be permitted to be used as a basis for Incurring Contribution Indebtedness or for the purpose of permitting any Restricted Payment, other than pursuant to clause (14) of paragraph (B) under “Limitations on Restricted Payments.” Also, Excluded Contributions will not be considered an “Equity Offering” for purposes of the “Optional Redemption” provisions of the Senior Notes Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of GNC.

“Foreign Subsidiary” means any Restricted Subsidiary of GNC that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“GNC” means General Nutrition Centers, Inc., a Delaware corporation, and its successors and assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or such other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposits made in the ordinary course of business.

The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” means

(1) GNC’s direct and indirect Domestic Subsidiaries existing on the date of the Senior Notes Indenture; and

(2) any Domestic Subsidiary created or acquired by GNC after the date of the Senior Notes Indenture, other than any Immaterial Subsidiary, that becomes a Guarantor pursuant to the provisions of the Senior Notes Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $2.0 million and whose total revenues for the most recent 12-month period do not exceed $2.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount, including Indebtedness on which interest is payable through the issuance of additional Indebtedness, shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of Indebtedness of such Person for borrowed money if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(2) the principal of obligations of such Person evidenced by bonds, debentures, Exchange Senior Notes or other similar instruments if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(3) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments, the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(5) all Capitalized Lease Obligations of such Person;

(6) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, if such Person is a Subsidiary of GNC, any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends, the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors of such Person or the board of directors of the issuer of such Capital Stock;

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(a) the fair market value of such asset at such date of determination; and

(b) the amount of such Indebtedness of such other Persons;

(8) all Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person, such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time; and

(10) the aggregate liquidation preference of any Preferred Stock issued by any Restricted Subsidiary of GNC (other than to GNC or another Restricted Subsidiary).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Senior Notes Indenture, or otherwise in accordance with GAAP.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is party or a beneficiary.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If GNC or any Restricted Subsidiary of GNC sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of GNC such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of GNC, GNC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

“Management Agreement” means the Management Services Agreement, to be dated the closing date of the Acquisition, by and between GNC and GNC Acquisition Holdings Inc., as in effect on the date of the Senior Notes Indenture.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” from an Asset Sale means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form, therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or to any other Person, other than GNC or any Restricted Subsidiary, owning a beneficial interest in the assets disposed of in such Asset Sale; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by GNC or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither GNC nor any Restricted Subsidiary;

(a) provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness; or

(b) is directly or indirectly liable, as a guarantor or otherwise; and

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of GNC or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” means, individually, any Guarantee of payment of the Exchange Senior Notes by a Guarantor pursuant to the terms of the Senior Notes Indenture and, collectively, all such Note Guarantees. Each such Note Guarantee will be in the form prescribed in the Senior Notes Indenture.

“Exchange Senior Notes” means General Nutrition Centers, Inc.’s Senior Floating Rate Toggle Notes due 2014 issued pursuant to the Senior Notes Indenture.

“Officer” means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of GNC.

“Officer’s Certificate” means a certificate signed by at least one Officer.

“Opinion of Counsel” means a written opinion from legal counsel satisfactory to the trustee. The counsel may be an employee of or counsel to GNC or the trustee.

“Parent” means GNC Parent Corporation, a Delaware corporation, and its successors and assigns.

“Partial PIK Interest” has the meaning set forth under “Principal, maturity and interest.”

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to GNC’s initial public offering of common stock, by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Permitted Holders and their Related Parties) beneficially owns (together with its Affiliates) more of the Voting Stock of GNC that is beneficially owned by such group of investors than is then collectively beneficially owned by the Permitted Holders and their Related Parties in the aggregate.

“Permitted Holder” means Ares Corporate Opportunities Fund II, L.P., Ares Management, Inc., Ares Management LLC and Ontario Teachers’ Pension Plan Board.

“Permitted Investment” means:

(1) any Investment by GNC or any Restricted Subsidiary in a Restricted Subsidiary, GNC or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) any Investment by GNC or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, GNC or a Restricted Subsidiary;

(3) any Investment by GNC or any Restricted Subsidiary in Cash Equivalents;

(4) any Investment by GNC or any Restricted Subsidiary in receivables owing to GNC or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as GNC or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received as consideration in sales or other dispositions of property or assets made in compliance with the covenant described under “— Certain covenants — Limitations on asset sales;”

(6) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to GNC or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(7) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the Senior Notes Indenture;

(8) any Investment by GNC or any Restricted Subsidiary in Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “— Certain covenants — Limitations on indebtedness;”

(9) any Investment by GNC or any Restricted Subsidiary in pledges or deposits:

(a) with respect to leases or utilities provided to third parties in the ordinary course of business; or

(b) otherwise described in the definition of “Permitted Liens;”

(10) loans by GNC or any Restricted Subsidiary to franchisees in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

(11) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by GNC or a Restricted Subsidiary of GNC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

(12) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of GNC or an employee stock ownership plan or similar trust) of Capital Stock of GNC (other than Disqualified Stock); provided that the amount of any Net Proceeds that are utilized for any such Investment will be excluded from clause 3(b) of the first paragraph set forth under “Certain covenants — Restricted payments”; provided, however, that the value of any non-cash net proceeds shall be as conclusively determined by the Board of Directors of GNC in good faith;

(13) any sublease of real property to a franchisee, any advertising cooperative with franchisees and any trade credit extended to franchisees, in each case in the ordinary course of business;

(14) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of GNC or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(15) loans or advances to employees made in the ordinary course of business of GNC or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(16) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments of a Restricted Subsidiary of GNC acquired after the date of the Senior Notes Indenture or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of GNC in a transaction that is permitted by the Senior Notes Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment existing on the date of the Senior Notes Indenture and any modification, replacement, renewal or extension thereof; provided, however, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Senior Notes Indenture or (y) as otherwise permitted under the Senior Notes Indenture;

(19) any Investments representing amounts held for employees of GNC and its Restricted Subsidiaries under GNC’s deferred compensation plan; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by GNC under such plan; and

(20) other Investments not to exceed $50.0 million at any one time outstanding (with each Investment being valued as of the date made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens on properties or assets of GNC or any of its Restricted Subsidiaries securing Indebtedness under Credit Facilities that was permitted by the terms of the Senior Notes Indenture to be Incurred, including any and all Liens securing all or any part of the Indebtedness at any time and from time to time outstanding under our Senior Credit Facility; provided that the aggregate principal amount of outstanding Indebtedness secured pursuant to Liens created under this clause (1) may not, at any date on which any such Indebtedness or Liens are Incurred, exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (1) of the definition of Permitted Debt or (y) the maximum principal amount of Consolidated Secured Debt that will not cause the Consolidated Secured Leverage Ratio of GNC to exceed 4.0 to 1.0.

(2) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on GNC and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of GNC or such Subsidiary, as the case may be, in accordance with GAAP;

(3) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(4) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations, including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(5) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts, other than for borrowed money, obligations and deposits for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(6) easements, including reciprocal easement agreements, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of GNC and its Subsidiaries, taken as a whole;

(7) Liens existing on, or provided for underwritten arrangements existing on, the date of the Senior Notes Indenture, or, in the case of any such Liens securing Indebtedness of GNC or any of its Subsidiaries existing or arising under written arrangements existing on the date of the Senior Notes Indenture, securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or under such written arrangements could secure, the original Indebtedness;

(8) Liens securing Hedging Obligations Incurred in compliance with the covenant described under “— Certain Covenants — Limitations on Indebtedness;”

(9) Liens arising out of judgments, decrees, orders or awards in respect of which GNC shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired and Liens arising from final judgments only to the extent, in an amount and for a period not resulting in an Event of Default with respect thereto;

(10) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of GNC, or at the time GNC or a Restricted Subsidiary acquires such property or assets; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a

Subsidiary, or such acquisition of such property or assets, and that such Liens are limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which such Liens arose, could secure, the obligations to which such Liens relate;

(11) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(12) Liens securing the Exchange Senior Notes or the Exchange Senior Notes guarantees;

(13) Liens on assets of GNC or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(14) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate;

(15) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(16) Liens to secure Indebtedness permitted by clause (7) of the definition of Permitted Debt; provided that (a) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition, construction or capital improvement thereof, (b) such Lien attaches solely to the assets so acquired, constructed or improved in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(18) licenses of intellectual property granted in the ordinary course of business;

(19) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens in favor of GNC or any Restricted Subsidiary;

(21) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the “Limitations on indebtedness” covenant; and

(22) Other Liens securing Indebtedness in an aggregate principal amount not to exceed $20.0 million at any one time outstanding.

“Permitted Payments to Parent” means, payments (directly or in the form of dividends, loans or otherwise) to, a direct or indirect parent entity of GNC in amounts required for such Person to pay:

(1) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(2) for so long as GNC is a member of a group filing a consolidated, combined or other similar group tax return with such Person, payments to such Person not to exceed the amount of any relevant tax (including any penalties and interest) (“Tax Payments”) that GNC would owe if GNC and its Subsidiaries were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of GNC and such Subsidiaries from other taxable years (as reduced by the use of such carryovers and carrybacks by the group of which such Person is a member). Any Tax Payments received from GNC shall, to the extent not already paid, be paid over to the appropriate taxing authority, or to Stockholders (as defined in the Acquisition Agreement) pursuant to Schedule A to the Acquisition Agreement, within 45 days of the Person’s receipt of such Tax Payments or refunded to GNC;

(3) taxes which are not defined by reference to income, but which are imposed on such Person as a result of its ownership of the equity of GNC, but only if and to the extent that such Person has not received cash or other property in connection with the events or transactions giving rise to such taxes;

(4) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent entity of GNC to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of GNC and its Restricted Subsidiaries, and general corporate overhead expenses for such direct or indirect parent entity of GNC to the extent such expenses are attributable to the ownership or operation of GNC and its Restricted Subsidiaries; provided that the aggregate amount contemplated by this clause (3) does not exceed $1.0 million per annum; and

(5) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent entity of GNC.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pro Forma Cost Savings” means any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur in the reasonable judgment of the chief financial officer of GNC (regardless of whether those cost savings or operating improvement could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).

“Qualified Proceeds” means assets, measured at their Fair Market Value, that are used or useful in, or Capital Stock of any Person engaged in, the business of GNC and its Restricted Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by GNC or any of its Restricted Subsidiaries pursuant to which GNC or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by GNC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any franchise accounts receivable (whether now existing or arising in the future) of GNC or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such franchise accounts receivable, all contracts and all guarantees or other obligations in respect of such franchise accounts receivable, proceeds of such franchise accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving franchise accounts receivable.

“Receivables Subsidiary” means a Restricted Subsidiary that engages in no activities other than in connection with the financing of franchise accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a) is guaranteed by GNC or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(b) is recourse to or obligates GNC or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

(c) subjects any property or asset of GNC or any Restricted Subsidiary (other than franchise accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither GNC nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to GNC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GNC, other than fees payable in the ordinary course of business in connection with servicing franchise accounts receivable; and

(3) with which neither GNC nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism (collectively, “refinances,” and “refinanced” shall have a correlative meaning), any Indebtedness existing on the date of the Senior Notes Indenture or Incurred in compliance with the Senior Notes Indenture, including Indebtedness of GNC that refinances Indebtedness of any Restricted Subsidiary, to the extent permitted in the Senior Notes Indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (a) the Stated Maturity of the Indebtedness being refinanced and (b) 91 days after the Stated Maturity of the Exchange Senior Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the shorter of (a) the Average Life of the Indebtedness being refinanced and (b) the sum of the Average Life of the Exchange Senior Notes and 91 days;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of GNC; or

(b) Indebtedness of GNC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(4) in the case of Indebtedness of GNC or a Guarantor, such Refinancing Indebtedness is Incurred by GNC, a Guarantor or by the Subsidiary who is the obligor on the Indebtedness being refinanced.

“Related Business” means those businesses in which GNC or any of its Subsidiaries is engaged on the date of the Senior Notes Indenture or that are reasonably related, incidental or complementary thereto.

“Related Party” means:

(1) any controlling equityholder, managing general partner or majority-owned Subsidiary, of any Permitted Holder;

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

(3) any investment fund or similar entity managed by any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1) or (2).

“Representative” means the trustee, agent or representative, if any, for an issue of Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of GNC other than an Unrestricted Subsidiary, unless the context indicates reference to a restricted subsidiary of a Person other than GNC, in which event such reference shall be to a Restricted Subsidiary of the Person to whom such reference is made.

“SEC” means the Securities and Exchange Commission.

“Senior Credit Facility” means the credit agreement dated as of March 16, 2007, among GNC, the banks and other financial institutions party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the other parties thereto, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with GNC, or any subsidiary of GNC as borrower, whether with the original agent and lenders or other agents and lenders or otherwise.

“Senior Note Indenture” means the Senior Notes Indenture dated as of March 16, 2007, among General Nutrition Centers, Inc., the guarantors party thereto and LaSalle Bank National Association, as trustee, relating to the Exchange Senior Notes.

“Senior Subordinated Notes” means General Nutrition Centers, Inc.’s Senior Subordinated Notes due 2015 issued pursuant to an indenture dated as of March 16, 2007, among General Nutrition Centers, Inc., the guarantors party thereto and LaSalle Bank National Association, as trustee.

“Significant Subsidiary” means:

(1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Senior Notes Indenture; and

(2) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

“special interest” means all special interest then owing pursuant to the registration rights agreement.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

“Stockholders Agreement” shall mean the Stockholders’ Agreement, to be dated the closing date of the Acquisition, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers’ Pension Plan Board and the other stockholders party thereto, as amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Subordinated Obligation” means any Indebtedness of GNC or any Guarantor, whether outstanding on the date of the Senior Notes Indenture or thereafter Incurred, which is expressly subordinate or junior in right of payment to the Exchange Senior Notes or the Note Guarantees pursuant to a written agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Company” shall have the meaning assigned thereto in clause (1) under “— Merger and consolidation.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Senior Notes Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“trustee” means the party named as such in the Senior Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the trustee, any officer within the corporate trust department of the trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Senior Notes Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of GNC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of GNC, including any newly acquired or newly formed Subsidiary of GNC, to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, GNC or any other Subsidiary of GNC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under “— Certain Covenants — Limitations on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such designation.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of GNC’s Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

DESCRIPTION OF EXCHANGE SENIOR SUBORDINATED NOTES

GNC issued the Outstanding Senior Subordinated Notes, and will issue the Exchange Senior Subordinated Notes, under the Senior Notes Subordinated Indenture among itself, the Guarantors and LaSalle Bank National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Senior Subordinated Notes Indenture and those made part of the Senior Subordinated Notes Indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Senior Subordinated Notes are identical in all material respects to the Outstanding Senior Subordinated Notes, except that the Exchange Senior Subordinated Notes will have been registered under the Securities Act and, therefore, will not contain certain provisions regarding liquidated damages under certain circumstances relating to the registration rights agreement, which provisions will terminate upon the consummation of the exchange offer.

You can find the definitions of certain terms used in this description under the subheading “— Certain definitions.” In this description, “we,” “our,” “us” and “GNC” refer only to General Nutrition Centers, Inc. and not to any of its Subsidiaries.

The following description is a summary of the material provisions of the Senior Subordinated Notes Indenture. It does not restate that agreement in its entirety. Although we believe that we have disclosed in this prospectus all the material provisions of the Senior Subordinated Notes Indenture, we urge you to read the Senior Subordinated Notes Indenture because it, and not this description, defines your rights as holders of the Exchange Senior Subordinated Notes. Copies of the Senior Subordinated Notes Indenture are available as set forth below under “— Additional information.” Certain defined terms used in this description but not defined below under “— Certain definitions” have the meanings assigned to them in the Senior Notes Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Senior Subordinated Notes Indenture.

Brief Description of the Notes

The Exchange Senior Subordinated Notes:

•	will be general unsecured obligations of GNC;

•	will be guaranteed on a senior subordinated basis by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of GNC and the Guarantors, including all indebtedness and other obligations under our Senior Credit Facility and our new Senior Notes;

•	will be pari passu in right of payment with any future Senior Subordinated Indebtedness of GNC; and

•	will be structurally subordinated to all indebtedness and other obligations (including trade payables) of our non-guarantor Subsidiaries.

Brief Description of the Note Guarantees

The Exchange Senior Subordinated Notes will be guaranteed by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries.

Each guarantee of the Exchange Senior Subordinated Notes:

•	will be a general unsecured obligation of that Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of that Guarantor, including its guarantee of our Senior Credit Facility and our new Senior Notes; and

•	will be pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of that Guarantor.

The Exchange Senior Subordinated Notes and the Note Guarantees will be subordinated to all of GNC’s and the Guarantors’ Senior Indebtedness (including indebtedness under our Senior Credit Facility and our new Senior Notes). As of March 31, 2007, the Exchange Senior Subordinated Notes and the guarantees were subordinated to $685.7 million of senior and secured indebtedness and approximately $50.6 million of additional senior indebtedness would have been available for borrowing under our Senior Credit Facility. See “Risk factors — The Exchange Senior Subordinated Notes and guarantees will be junior to all of our outstanding senior debt.”

Not all of our Subsidiaries will guarantee the Exchange Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 6% of our pro forma consolidated revenue for the three months ended March 31, 2007 and held approximately 2% of our pro forma consolidated total assets as of March 31, 2007.

As of the date of the Senior Subordinated Notes Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described under “— Certain Covenants — Designation of Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Senior Subordinated Notes Indenture. Our Unrestricted Subsidiaries will not guarantee the Exchange Senior Subordinated Notes.

Principal, Maturity and Interest

The Exchange Senior Subordinated Notes will mature on March 15, 2015. GNC issued $110.0 million in aggregate principal amount of Exchange Senior Subordinated Notes on March 16, 2007. GNC may issue additional Exchange Senior Subordinated Notes under the Senior Subordinated Notes Indenture from time to time after this offering in an unlimited principal amount without the consent of the holders of outstanding Exchange Senior Subordinated Notes. Any issuance of additional Exchange Senior Subordinated Notes is subject to all of the covenants in the Senior Subordinated Notes Indenture, including the covenant described below under the caption “— Certain Covenants — Limitations on Indebtedness.” The Exchange Senior Subordinated Notes and any additional Exchange Senior Subordinated Notes subsequently issued under the Senior Subordinated Notes Indenture will be treated as a single class for all purposes under the Senior Subordinated Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. GNC will issue Exchange Senior Subordinated Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest on the Exchange Senior Subordinated Notes will accrue at the rate of 10.75% per annum from March 16, 2007 and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2007. GNC will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

Interest on the Exchange Senior Subordinated Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Exchange Senior Subordinated Notes has given wire transfer instructions to GNC, GNC will pay all required payments of principal, interest (including special interest, if any) and premium, if any, on that holder’s Exchange Senior Subordinated Notes in accordance with those instructions. All other payments on the Exchange Senior Subordinated Notes will be made at the office or agency of the paying agent and registrar unless GNC elects to make interest payments by check mailed to the Noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. GNC may change the paying agent or registrar without prior notice to the holders of the Exchange Senior Subordinated Notes, and GNC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Exchange Senior Subordinated Notes in accordance with the Senior Subordinated Notes Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Exchange Senior Subordinated Notes. Holders of the Exchange Senior Subordinated Notes will be required to pay all taxes due on transfer. GNC is not required to transfer or exchange any Exchange Senior Subordinated Note selected for redemption. Also, GNC is not required to transfer or exchange any Exchange Senior Subordinated Note for a period of 15 days before a selection of Exchange Senior Subordinated Notes to be redeemed.

The Note Guarantees

The Exchange Senior Subordinated Notes will be guaranteed by each of GNC’s current and future Domestic Subsidiaries, other than Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of that Guarantor. The obligations of each Guarantor under its Note Guarantees will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Under certain circumstances, a court could cancel the Exchange Notes or the related guarantees of our subsidiaries. The subsidiary guarantees may not be enforceable. In that event, you would cease to be our or our guarantors’ creditor and likely would have no source to recover amounts due under the Exchange Notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than GNC or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Senior Subordinated Notes Indenture, its Note Guarantees pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Senior Subordinated Notes Indenture.

The Note Guarantees of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) GNC or a Restricted Subsidiary of GNC, if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant of the Senior Subordinated Notes Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) GNC or a Restricted Subsidiary of GNC, if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant of the Senior Subordinated Notes Indenture;

(3) if GNC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Subordinated Notes Indenture; or

(4) upon legal defeasance or satisfaction and discharge of the Senior Subordinated Notes Indenture as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

See “— Certain Covenants — Limitations on Asset Sales.”

Subordination

The payment of principal, interest (including special interest, if any) and premium, if any, on the Exchange Senior Subordinated Notes will be subordinated to the prior payment in full of all Senior Indebtedness of GNC, including Senior Indebtedness incurred after the date of the Senior Subordinated Notes Indenture.

The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Exchange Senior Subordinated Notes will be entitled to receive any payment with respect to the Exchange Senior Subordinated Notes (except that holders of senior subordinated Exchange Senior Subordinated Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of GNC:

(1) in a liquidation or dissolution of GNC;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to GNC or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of GNC’s assets and liabilities.

GNC also may not make any payment in respect of the Exchange Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described under “— Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from GNC or the holders of any Designated Senior Indebtedness.

Payments on the Exchange Senior Subordinated Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 365 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium special interest, if any, on the Exchange Senior Subordinated Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

If the trustee or any holder of Exchange Senior Subordinated Notes receives a payment in respect of the Exchange Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described under “— Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

Each Note Guarantee will be subordinated to Senior Indebtedness of each Guarantor to the same extent as the Exchange Senior Subordinated Notes are subordinated to Senior Indebtedness of GNC.

GNC must promptly notify holders of Senior Indebtedness if payment on the Exchange Senior Subordinated Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of GNC, holders of Exchange Senior Subordinated Notes may recover less ratably than creditors of GNC who are holders of Senior Indebtedness. As a result of the obligation to deliver amounts received in trust to holders of Senior Indebtedness, holders of Exchange Senior Subordinated Notes may recover less ratably than trade creditors of GNC. See “Risk Factors — The Exchange Senior Subordinated Notes and guarantees will be junior to all of our outstanding senior debt.”

Optional Redemption

At any time prior to March 15, 2009, GNC may on any one or more occasions redeem up to 50% of the aggregate principal amount of Exchange Senior Subordinated Notes issued under the Senior Subordinated Notes Indenture at a redemption price of 105% of the principal amount, plus accrued and unpaid interest (including special interest, if any) to the redemption date, subject to the rights of holders of Exchange Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Proceeds of one or more Equity Offerings; provided that:

(1) at least 50% of the aggregate principal amount of Exchange Senior Subordinated Notes originally issued under the Senior Subordinated Notes Indenture (excluding Exchange Senior Subordinated Notes held by GNC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Exchange Senior Subordinated Notes will not be redeemable at GNC’s option prior to March 15, 2009.

Upon not less than 30 nor more than 60 days’ notice, the Exchange Senior Subordinated Notes are redeemable, at GNC’s option, in whole or in part, at any time and from time to time on and after March 15, 2009 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest (including special interest, if any) on the Exchange Senior Subordinated Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below, subject to the rights of holders of Exchange Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date:

Redemption
Period	Price

2009	105.000%
2010	103.000%
2011 and thereafter	100.000%

Selection and Notice of Redemption

In the event that less than all of the Exchange Senior Subordinated Notes are redeemed pursuant to an optional redemption, selection of the Exchange Senior Subordinated Notes for redemption will be made by the trustee on a pro rata basis, unless another method is required by stock exchange rule or other regulation. No Exchange Senior Subordinated Notes of $2,000 or less may be redeemed in part. Notices of redemption must be mailed by first-class mail at least 30, but not more than 60, days before the redemption date to each holder of Exchange Senior Subordinated Notes to be redeemed at the holder’s registered address. Notices of redemption may not be conditional.

If any Exchange Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Senior Subordinated Note must state the portion of the principal amount to be redeemed. A new Exchange Senior Subordinated Note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Exchange Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Exchange Senior Subordinated Notes or portions thereof called for redemption as long as GNC has deposited with the paying agent for the Exchange Senior Subordinated Notes funds in satisfaction of the applicable redemption price pursuant to the Senior Subordinated Notes Indenture.

Mandatory Redemption

GNC is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Senior Subordinated Notes.

Change of Control

The Senior Subordinated Notes Indenture provides that upon the occurrence of a Change of Control (as defined below), each holder of Exchange Senior Subordinated Notes will have the right to require GNC to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Exchange Senior Subordinated Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Subordinated Notes Indenture. In the Change of Control Offer, GNC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Exchange Senior Subordinated Notes repurchased plus accrued and unpaid interest (including special interest, if any) on the Exchange Senior Subordinated Notes repurchased to the date of purchase, subject to the rights of holders of Exchange Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, GNC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Senior Subordinated Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Senior Subordinated Notes Indenture and described in such notice. GNC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Exchange Senior Subordinated Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Senior Subordinated Notes Indenture, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Senior Subordinated Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, GNC will, to the extent lawful:

(1) accept for payment all Exchange Senior Subordinated Notes or portions of Exchange Senior Subordinated Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Senior Subordinated Notes or portions of Exchange Senior Subordinated Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Exchange Senior Subordinated Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Senior Subordinated Notes or portions of Exchange Senior Subordinated Notes being purchased by GNC.

The paying agent will promptly mail to each holder of Exchange Senior Subordinated Notes properly tendered the Change of Control Payment for such Exchange Senior Subordinated Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Exchange Senior Subordinated Note equal in principal amount to any unpurchased portion of the Exchange Senior Subordinated Notes surrendered, if any. GNC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Senior Subordinated Notes Indenture provides that prior to complying with any of the provisions of this Change of Control covenant but in any event within 90 days following a Change of Control, GNC will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Exchange Senior Subordinated Notes required by this covenant.

The provisions described above that require GNC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Senior Subordinated Notes Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Subordinated Notes Indenture does not contain provisions that permit the holders of the Exchange Senior Subordinated Notes to require that GNC repurchase or redeem the Exchange Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

GNC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Notes Indenture applicable to a Change of Control Offer made by GNC and purchases all Exchange Senior Subordinated Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Senior Subordinated Notes Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The occurrence of a Change of Control may constitute a default under our Senior Credit Facility, and will require us to offer to repurchase all of our new Senior Notes which are then outstanding. Future Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require GNC to repurchase the Exchange Senior Subordinated Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on GNC. Finally, GNC’s ability to pay cash to the holders upon a repurchase may be limited by GNC’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — We may not be able to satisfy our obligations to holders of the Exchange Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of GNC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Senior Subordinated Notes to require GNC to repurchase its Exchange Senior Subordinated Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GNC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Senior Subordinated Notes Indenture contains covenants, including, among others, the following:

Limitations on Indebtedness

The Senior Subordinated Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that GNC and any Restricted Subsidiary of GNC that is a Guarantor may incur Indebtedness if, on the date of the Incurrence of such Indebtedness, GNC’s Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by GNC and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GNC and its Subsidiaries thereunder) not to exceed the greater of (a) $785.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by GNC or any of its Restricted Subsidiaries since the date of the Senior Subordinated Notes Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described below under the caption “— Certain Covenants — Limitations on Asset Sales” or (b) the amount of the Borrowing Base as of the date of such Incurrence, in each case less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by GNC or any of its Restricted Subsidiaries resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction;

(2) the Guarantee by GNC or any Guarantor of Indebtedness of GNC or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(3) the Incurrence by GNC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among GNC and any of its Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than GNC or a Restricted Subsidiary of GNC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not GNC or a Restricted Subsidiary of GNC, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by GNC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(4) the Incurrence by GNC and the Guarantors of Indebtedness represented by the Exchange Senior Subordinated Notes and the Note Guarantees to be issued on the date of the Senior Subordinated Notes Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(5) the Incurrence by GNC and any Restricted Subsidiary of Indebtedness existing on the date of the Senior Subordinated Notes Indenture;

(6) the Incurrence by GNC or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Subordinated Notes Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (7), (14), (15) or (16) of this paragraph;

(7) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of GNC or a Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding measured at the time of Incurrence;

(8) the Incurrence by GNC or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(9) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business to secure workers’ compensation and other insurance coverage;

(10) the Incurrence by the Foreign Subsidiaries of Indebtedness if, at the time of Incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries Incurred pursuant to this clause (10) and then outstanding does not exceed the greater of (x) $50.0 million and (y) an amount equal to 50% of the consolidated book value of the inventories of the Foreign Subsidiaries measured at the time of Incurrence;

(11) the Incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to GNC or to any other Restricted Subsidiary of GNC or their assets (other than such Receivables Subsidiary and its assets and, as to GNC or any Restricted Subsidiary of GNC, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not Guaranteed by any such Person;

(12) the Incurrence by GNC or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, letters of credit (not supporting Indebtedness for borrowed money), bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(13) Indebtedness arising from agreements of GNC or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of GNC or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness Incurred pursuant to this clause (13) shall at no time exceed the gross proceeds actually received by GNC and its Restricted Subsidiaries in connection with such dispositions;

(14) Contribution Indebtedness;

(15) Indebtedness of Persons that are acquired by GNC or any Restricted Subsidiary or merged into GNC or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Notes Indenture; provided that (a) such Indebtedness is not incurred in contemplation of such acquisition or merger; and (b) after giving effect to such acquisition or merger, either (x) GNC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Consolidated Coverage Ratio of GNC and its Restricted Subsidiaries is no less than such Consolidated Coverage Ratio immediately prior to such acquisition or merger; and

(16) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness, which may include Indebtedness under Credit Facilities, in an aggregate principal amount not to exceed $50.0 million outstanding at any one time.

For purposes of determining compliance with this “Limitations on indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, GNC will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness outstanding under our Senior Credit Facility on the date on which Exchange Senior Subordinated Notes are first issued and authenticated under the Senior Subordinated Notes Indenture will initially be deemed to have been Incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, for purposes of determining compliance with this “Limitations on Indebtedness” covenant, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount thereof shall be included in Consolidated Interest Expense of GNC as accrued.

GNC will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt. However, if any such Indebtedness ceases to be Non-Recourse Debt, then such event shall constitute an Incurrence of Indebtedness by GNC or a Restricted Subsidiary.

Limitations on Layering

The Senior Subordinated Notes Indenture provides that GNC will not Incur any Indebtedness that is contractually subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is subordinated in right of payment to Senior Subordinated Indebtedness by contract.

In addition, no Guarantor will Incur any Indebtedness that is contractually subordinate in right of payment to any Senior Indebtedness of such Guarantor, unless such Indebtedness is Senior Subordinated Indebtedness of such Guarantor, or is subordinated in right of payment to Senior Subordinated Indebtedness of such Guarantor by contract.

Unsecured Indebtedness will not be considered to be subordinate to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular person is not deemed to be subordinate to Indebtedness that is so guaranteed, merely because it is not Guaranteed. No Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Limitations On Restricted Payments

The Senior Subordinated Notes Indenture provides that:

(A) GNC will not, and will not permit any of its Restricted Subsidiaries to, take any of the following actions:

(1) declare or pay any dividend or make any other payment or distribution on account of GNC’s or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving GNC or any of its Restricted Subsidiaries) or to the direct or indirect holders of GNC’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of GNC or to GNC or a Restricted Subsidiary of GNC and other than payments of dividends on, and mandatory repurchases at Stated Maturity of, Disqualified Stock that was issued after the date of the Senior Subordinated Notes Indenture in compliance with the covenant described under “— Limitations on Indebtedness”);

(2) purchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger or consolidation involving GNC) any Capital Stock of GNC or any direct or indirect parent of GNC;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation before scheduled maturity, scheduled repayment or scheduled sinking fund payment; provided that this restriction does not apply to a purchase, repurchase, redemption or other acquisition made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption or acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

if at the time GNC or its Restricted Subsidiary makes a Restricted Payment:

(1) a Default or Event of Default has occurred and is continuing or would result therefrom;

(2) GNC would not, after giving effect to such Restricted Payment, be permitted to Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— Limitations on indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the date of the Senior Subordinated Notes Indenture (excluding Restricted Payments permitted by clauses (1) through (3), (5) through (8) and (10) through (16) of paragraph (B) below) would exceed, without duplication, the sum of:

(a) 50% of the Consolidated Net Income of GNC accrued during the period, treated as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the Senior Subordinated Notes Indenture to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of GNC are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

(b) 100% of the aggregate net proceeds received by GNC since the date of the Senior Subordinated Notes Indenture as a contribution to its common equity capital or from the issue or sale of Capital Stock of GNC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of GNC that have been converted into or exchanged for such Capital Stock (other than (x) Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of GNC, (y) any contribution to capital that was used to permit an Incurrence of Contribution Indebtedness and (z) Excluded Contributions), less the amount of any such net proceeds that are utilized for an Investment pursuant to clause (12) of the definition of “Permitted Investments;”

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to 100% of the net proceeds (including the Fair Market Value of any non-cash proceeds) of such disposition or repayment;

(d) to the extent that any Unrestricted Subsidiary of GNC designated as such after the date of the Senior Subordinated Notes Indenture is redesignated as a Restricted Subsidiary after the date of the Senior Subordinated Notes Indenture, the lesser of (i) the Fair Market Value of GNC’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Senior Subordinated Notes Indenture; and

(e) 100% of any dividends (including the Fair Market Value of any non-cash assets) received by GNC or any of its Restricted Subsidiaries after the date of the Senior Subordinated Notes Indenture from an Unrestricted Subsidiary of GNC, to the extent such dividends were not already included pursuant to clause 3(a) above.

(B) The provisions of paragraph (A) above will not prohibit the following actions:

(1) any Restricted Payment made in exchange for or out of the proceeds of the substantially concurrent sale of, Capital Stock of GNC, other than (x) Disqualified Stock, (y) any such proceeds that were used to permit an Incurrence of Contribution Indebtedness or that were designated as Excluded Contributions and (z) any sale of Capital Stock to a Subsidiary or an employee stock ownership plan or other trust established by GNC or any of its Subsidiaries; and provided that the net proceeds from any such sale of Capital Stock will be excluded from clause 3(b) of paragraph (A) above;

(2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of GNC that is permitted to be Incurred by the covenant described under “— Limitations on Indebtedness;”

(3) within 60 days after completion of a Change of Control Offer or an Asset Sale Offer (including the purchase of all Exchange Senior Subordinated Notes tendered pursuant thereto), any purchase or redemption of Subordinated Obligations that are required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale;

(4) the payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above;

(5) any purchase or redemption of any shares of Capital Stock of GNC from current or former employees or directors of GNC and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors or in connection with the termination of such position in an aggregate amount after the date of the Senior Subordinated Notes Indenture not in excess of $5.0 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years; provided that such amount may be increased by an amount equal to (x) the cash proceeds received by GNC or any Restricted Subsidiary from the sale of Capital Stock of GNC (other than Disqualified Stock) or of Parent (to the extent contributed to GNC as common equity) to members of management, directors or consultants of GNC, any Restricted Subsidiary or Parent (other than any such proceeds (x) that were used to permit an Incurrence of Contribution Indebtedness or that were designated as Excluded Contributions, or (y) that were included for purposes of clause 3(b) of paragraph (A) above); plus (y) the cash proceeds of key man life insurance policies received since the date of the Senior Subordinated Notes Indenture by GNC or Parent (to the extent contributed to GNC as common equity) or any Restricted Subsidiary;

(6) the payment of any dividend by a Restricted Subsidiary to the holders of all of its common equity interests on a pro rata basis;

(7) the payments described above under the caption “Use of Proceeds,” including making a loan (the “Closing Date Loan”) to Parent as described therein, and any Restricted Payment deemed to occur upon a forgiveness of the Closing Date Loan or any accrued interest thereon;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(9) the payment of dividends on GNC’s common stock (or the payment of dividends to Parent to fund the payment by Parent of dividends on its common stock) following any public offering of common stock of Parent or GNC, as the case may be, after the date of this indenture, of up to 6.0% per annum of the net proceeds received by GNC (or by Parent and contributed to GNC as common equity) from such public offering other than any public offering constituting an Excluded Contribution or that was used as a basis to Incur Contribution Indebtedness; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of Net Proceeds received by GNC (or by Parent and contributed to GNC as common equity) from such public offering;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of GNC or any Restricted Subsidiary of GNC issued after the date of the Senior Subordinated Notes Indenture in accordance with the terms of the Senior Subordinated Notes Indenture;

(11) upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Exchange Senior Subordinated Notes pursuant to “— Change of control” (including the purchase of all Exchange Senior Subordinated Notes tendered), any purchase or redemption of Subordinated Obligations that are required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(12) the distribution, as a dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to GNC or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(13) Investments that are made with Excluded Contributions;

(14) Restricted Payments to permit the making of payments pursuant to the Management Agreement as the same is in effect on the date of the Senior Subordinated Notes Indenture or as it may be amended from time to time (so long as no such amendment is less advantageous to the holders of the

Exchange Senior Subordinated Notes in any material respect than the Management Agreement as in effect on the date of the Senior Subordinated Notes Indenture) or for any other reasonable financial advisory, financing, underwriting or placement fees or other reasonable fees in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of GNC in good faith;

(15) any Permitted Payments to Parent; and

(16) Restricted Payments not to exceed $50.0 million in the aggregate since the date of the Senior Subordinated Notes Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by GNC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Designation of Unrestricted Subsidiaries

The Senior Subordinated Notes Indenture provides that the Board of Directors of GNC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by GNC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “— Limitations on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by GNC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of GNC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of GNC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Limitations on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Subordinated Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of GNC as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under “— Limitations on Indebtedness,” GNC will be in default of such covenant. The Board of Directors of GNC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GNC; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of GNC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Limitations on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Restrictions on Distributions from Restricted Subsidiaries

The Senior Subordinated Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to take the following actions:

(1) pay dividends or make any other distributions on its Capital Stock to GNC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to GNC or any of its Restricted Subsidiaries;

(2) make any loans or advances to GNC or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its property or assets to GNC or any of its Restricted Subsidiaries.

However, this prohibition does not apply to:

(1) our Senior Credit Facility, and any additional agreements governing Indebtedness existing on the date of the Senior Subordinated Notes Indenture, in each case, as in effect on the date of the Senior Subordinated Notes Indenture, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Senior Subordinated Notes Indenture;

(2) the Senior Subordinated Notes Indenture, the Exchange Senior Subordinated Notes and the Note Guarantees;

(3) any restriction with respect to a Restricted Subsidiary that is either:

(a) pursuant to an agreement relating to any Indebtedness (i) Incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by GNC, or (ii) of another Person that is assumed by GNC or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person and is outstanding on the date of such acquisition, merger or consolidation; provided that any restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to Indebtedness Incurred either as consideration in, or for the provision of any portion of the funds or credit support used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by GNC, or such acquisition of assets, merger or consolidation shall not be permitted pursuant to this clause (a); or

(b) pursuant to any agreement, not relating to any Indebtedness, existing when a Person becomes a Subsidiary of GNC or acquired by GNC or any of its Subsidiaries, that, in each case, is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (it being understood for purposes of this clause (b) that if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed by GNC when such Person becomes the Successor Company), and, in the case of clauses (a) and (b), which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(4) any restriction with respect to a Restricted Subsidiary pursuant to an agreement (a “Refinancing Agreement”) that effects a refinancing, extension, renewal or replacement of Indebtedness under an agreement referred to in this covenant (an “Initial Agreement”) or contained in any amendment to an Initial Agreement; provided that the restrictions contained in any such Refinancing Agreement or amendment are not materially more restrictive, taken as a whole, than the restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

(5) any restriction that is a customary restriction on subletting, assignment or transfer of any property or asset that is subject to a lease, license, asset sale or similar contract, or on the assignment or transfer of any lease, license or other contract;

(6) any restriction by virtue of a transfer, agreement to transfer, option, right, or Lien with respect to any property or assets of GNC or any Restricted Subsidiary not otherwise prohibited by the Senior Subordinated Notes Indenture;

(7) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of GNC or a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements;

(8) any restriction with respect to a Restricted Subsidiary, or any of its property or assets, imposed pursuant to an agreement for the sale or disposition of all or substantially all the Capital Stock or assets of such

Restricted Subsidiary, or the property or assets that are subject to such restriction, pending the closing of such sale or disposition;

(9) any restriction existing by reason of applicable law, rule, regulation or order;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of GNC’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions existing under Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

(13) restrictions contained in Indebtedness incurred by a Foreign Subsidiary that is permitted to be incurred pursuant to the covenant entitled “— Limitations on Indebtedness;” provided that such restrictions relate only to one or more Foreign Subsidiaries; or

(14) restrictions contained in Indebtedness that is permitted to be incurred pursuant to the covenant entitled “— Limitations on Indebtedness;” provided that such restrictions are not materially more restrictive, taken as a whole, than the restrictions permitted by clauses (1) and (2) of this paragraph.

Limitations on Asset Sales

The Senior Subordinated Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) GNC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by GNC or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) the assumption of Indebtedness of GNC, other than Disqualified Stock of GNC, or any Restricted Subsidiary;

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale;

(d) securities received by GNC or any Restricted Subsidiary from the transferee that are converted by GNC or such Restricted Subsidiary into cash within 60 days after the Asset Sale;

(e) an amount equal to the fair market value of Indebtedness of GNC or any Restricted Subsidiary received by GNC or a Restricted Subsidiary as consideration for any Asset Sale, determined at the time of receipt of such Indebtedness by GNC or such Restricted Subsidiary; and

(f) consideration consisting of Additional Assets;

(3) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, GNC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(a) to repay Senior Indebtedness and, if the Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(b) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of GNC;

(c) to make a capital expenditure; or

(d) to acquire Additional Assets.

Pending the final application of any Net Proceeds, GNC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Senior Subordinated Notes Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clause (3) of the first paragraph of this covenant will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, GNC will make an Asset Sale Offer to all holders of Exchange Senior Subordinated Notes and, at GNC’s option, holders of other Indebtedness that is pari passu with the Exchange Senior Subordinated Notes to purchase the maximum principal amount of Exchange Senior Subordinated Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest (including special interest, if any) to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, GNC may use those Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Notes Indenture. If the aggregate principal amount of Exchange Senior Subordinated Notes and other pari passu Indebtedness tendered into any Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Exchange Senior Subordinated Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

GNC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws or regulations are applicable in connection with the repurchase of Exchange Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Senior Subordinated Notes Indenture, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Subordinated Notes Indenture by virtue of such compliance.

Our Senior Credit Facility will contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the Exchange Senior Subordinated Notes. The exercise by the holders of Exchange Senior Subordinated Notes of their right to require GNC to repurchase Exchange Senior Subordinated Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on GNC. In the event an Asset Sale occurs at a time when GNC is prohibited from purchasing Exchange Senior Subordinated Notes, GNC could seek the consent of its other lenders and Noteholders to the purchase of Exchange Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If GNC does not obtain such a consent or repay such borrowings, GNC will remain prohibited from purchasing Exchange Senior Subordinated Notes. In that case, GNC’s failure to purchase tendered Exchange Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Notes Indenture which could, in turn constitute a default under the other Indebtedness. Finally, GNC’s ability to pay cash to the holders upon a repurchase may be limited by GNC’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Limitations on Transactions with Affiliates

The Senior Subordinated Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, engage in any transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of GNC (an “Affiliate Transaction”) on terms that:

(1) taken as a whole are less favorable to GNC or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm’s-length dealings with a nonaffiliate; and

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15.0 million, has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then GNC must obtain a fairness opinion. A fairness opinion means an opinion from an independent investment banking firm, accounting firm or appraiser of national standing which indicates that the terms of such transaction are fair to GNC or such Restricted Subsidiary from a financial point of view.

The provisions of the paragraphs above shall not prohibit the following actions:

(1) any Restricted Payment permitted by the covenant described under “— Limitations on Restricted Payments” (including payments permitted pursuant to paragraph (B) of such covenant) or any Permitted Investment;

(2) the performance of the obligations of GNC or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement, severance agreement or any other similar arrangement entered into in the ordinary course of business;

(3) payment of compensation, performance of indemnification or contribution obligations in the ordinary course of business;

(4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors;

(5) any transaction between GNC and a Restricted Subsidiary or between Restricted Subsidiaries or any transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(6) any other transaction arising out of agreements existing on the date of the Senior Subordinated Notes Indenture and described in the “Certain relationships and related transactions” section of this prospectus relating to the initial offering of the Exchange Senior Subordinated Notes;

(7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to GNC or the Restricted Subsidiary than those that could be obtained at such time in arm’s-length dealings with a nonaffiliate;

(8) transactions with a Person (other than an Unrestricted Subsidiary of GNC) that is an Affiliate of GNC solely because GNC owns, directly or through a Restricted Subsidiary, Capital Stock of, or controls, such Person;

(9) payments described above under the caption “Use of Proceeds”;

(10) the issuance of Capital Stock (other than Disqualified Stock) of GNC to any Person, or a contribution to the common equity capital of GNC;

(11) the payment of rent due under the Master Lease, dated as of March 23, 1999, between Gustine Sixth Avenue Associates, Ltd. and General Nutrition, Incorporated, as in effect on the date of the Senior Subordinated Notes Indenture or as amended in compliance with the provisions of this covenant; and

(12) payments made pursuant to the Management Agreement as the same is in effect on the date of the Senior Subordinated Notes Indenture or as it may be amended from time to time (so long as no such amendment is less advantageous to the holders of the Exchange Senior Subordinated Notes in any material respect than the Management Agreement as in effect on the date of the Senior Subordinated Notes Indenture) or any financial advisory, financing, underwriting or placement fees or other reasonable fees in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of GNC in good faith.

Limitation on Liens

The Senior Subordinated Notes Indenture provides that GNC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of its properties or assets, including Capital Stock, whether owned on the date of the Senior Subordinated Notes Indenture or thereafter acquired, except Permitted Liens.

Reporting Requirements

The Senior Subordinated Notes Indenture provides that whether or not required by the SEC’s rules and regulations, so long as any Exchange Senior Subordinated Notes are outstanding, GNC will furnish to the holders of the Exchange Senior Subordinated Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K (beginning with a Form 10-K for the year ending December 31, 2006, which Form 10-K need not be filed with the SEC or furnished to holders until April 15, 2007) if GNC were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if GNC were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on GNC’s consolidated financial statements by GNC’s certified independent accountants. In addition, following the consummation of the exchange offers contemplated by the registration rights agreement, GNC will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, GNC will not be required to file or furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K, except to the extent the rules and regulations of the SEC actually require it to do so.

If at any time, GNC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GNC will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. GNC agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GNC’s filings for any reason, GNC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GNC were required to file those reports with the SEC.

In the event that Parent or any other direct or indirect parent company of GNC is or becomes a Guarantor of the Exchange Senior Subordinated Notes, the Senior Subordinated Notes Indenture will permit GNC to satisfy its obligations in this covenant by filing and furnishing reports relating to Parent or such other direct or indirect parent company in lieu of reports relating to GNC; provided, however, that such reports are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent or such other direct or indirect parent company and any of its Subsidiaries other than GNC and its Restricted Subsidiaries, on the one hand, and the information relating to GNC, the Guarantors and the other Restricted Subsidiaries of GNC on a standalone basis, on the other hand.

In addition, GNC and the Guarantors agree that, for so long as any Exchange Senior Subordinated Notes remain outstanding, at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Future Guarantors

The Senior Subordinated Notes Indenture provides that if GNC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Senior Subordinated Notes Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor of the Exchange Senior Subordinated Notes (on a senior subordinated basis) and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Merger and Consolidation

The Senior Subordinated Notes Indenture provides that GNC will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, and GNC will not, and will not permit any of its Restricted Subsidiaries to, convey or transfer all or substantially all the consolidated assets of GNC and its Restricted Subsidiaries to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2) the Successor Company, if not GNC, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of GNC under the Exchange Senior Subordinated Notes, the Senior Subordinated Notes Indenture and the registration rights agreement;

(3) immediately after giving effect to such transaction or series of transactions no Default or Event of Default exists;

(4) either (a) GNC or the Successor Company, if GNC is not the continuing obligor under the Senior Subordinated Notes Indenture, will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of “— Limitations on Indebtedness” or (b) the pro forma Consolidated Coverage Ratio of the Successor Company immediately after giving effect to such transaction would be no less than the Consolidated Coverage Ratio of GNC immediately prior to such transaction; and

(5) GNC will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Senior Subordinated Notes Indenture; provided that:

(a) in giving such opinion such counsel may rely on such Officer’s Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

(b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

In addition, GNC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

The Successor Company will be substituted for, and may exercise every right and power of, GNC under the Senior Subordinated Notes Indenture. Thereafter, GNC (if it is not the Successor Company) will be relieved of all obligations and covenants under the Senior Subordinated Notes Indenture, except that, in the case of a conveyance or transfer of less than all its assets, GNC will not be released from the obligation to pay the principal of and interest on the Exchange Senior Subordinated Notes.

The provisions of this covenant do not prohibit:

(1) any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to GNC or any other Restricted Subsidiary; and

(2) a merger of GNC with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing GNC in another jurisdiction to realize tax or other benefits.

Defaults

An Event of Default under the Senior Subordinated Notes Indenture is defined as:

(1) a default in any payment of interest (including special interest, if any) on or with respect to any Exchange Senior Subordinated Note when due, continued for 30 days, whether or not prohibited by the subordination provisions of the Senior Subordinated Notes Indenture;

(2) a default in the payment of principal of, or premium, if any, on any Exchange Senior Subordinated Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the subordination provisions of the Senior Subordinated Notes Indenture;

(3) the failure by GNC or any of its Restricted Subsidiaries to comply with its obligations under the covenant described under “— Certain covenants — Merger and consolidation” above;

(4) the failure by GNC or any of its Restricted Subsidiaries to comply with its other agreements contained in the Exchange Senior Subordinated Notes or the Senior Subordinated Notes Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding Exchange Senior Subordinated Notes;

(5) the failure by GNC or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “Cross Acceleration Provision”);

(6) events of bankruptcy, insolvency or reorganization of GNC or a Significant Subsidiary (the “Bankruptcy Provisions”);

(7) the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $25.0 million against GNC or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 90 days and is not discharged, waived or stayed (the “Judgment Default Provision”); or

(8) the failure of any Note Guarantees of the Exchange Senior Subordinated Notes by a Guarantor that is a Significant Subsidiary to be in full force, except as contemplated by the terms thereof or of the Senior Subordinated Notes Indenture, or the denial in writing by any such Guarantor of its obligations under the Senior Subordinated Notes Indenture or any such Guarantee if such Default continues for 10 days.

The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.

If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of GNC or any Significant Subsidiary, occurs and is continuing, either the trustee, by notice to GNC, or the holders of at least a majority in principal amount of the outstanding Exchange Senior Subordinated Notes, by notice to GNC and the trustee, may declare the principal of and accrued but unpaid interest on all of such Exchange Senior Subordinated Notes to be due and payable.

Upon such a declaration, such principal and interest will be due and payable immediately; provided that so long as any Designated Senior Indebtedness is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Designated Senior Indebtedness and (2) five Business Days after the holders of such Designated Senior Indebtedness or the Representative thereof receive notice from GNC of the acceleration with respect to the payment of the Exchange Senior Subordinated Notes. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of GNC occurs and is continuing, the Exchange Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Exchange Senior Subordinated Notes may rescind any such acceleration with respect to the Exchange Senior Subordinated Notes and its consequences.

Subject to the provisions of the Senior Subordinated Notes Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Notes Indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest (including special interest, if any) and premium, if any, when due, no holder may pursue any remedy with respect to the Senior Subordinated Notes Indenture or the Exchange Senior Subordinated Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Exchange Senior Subordinated Notes have requested the trustee to pursue the remedy;

(3) such holders have offered and, if requested, provided, the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the Exchange Senior Subordinated Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the Exchange Senior Subordinated Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that:

(1) conflicts with law or the Senior Subordinated Notes Indenture;

(2) the trustee determines is unduly prejudicial to the rights of any other holder; or

(3) would involve the trustee in personal liability.

Before taking any action under the Senior Subordinated Notes Indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, interest (including special interest, if any) and premium, if any, on any Exchange Senior Subordinated Note, the trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, GNC is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. GNC also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action GNC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of GNC or any Guarantor, as such, will have any liability for any obligations of GNC or any Guarantor under the Exchange Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Senior Subordinated Notes by accepting a Exchange Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and Waivers

Subject to certain exceptions, the Senior Subordinated Notes Indenture or the Exchange Senior Subordinated Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Exchange Senior Subordinated Notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the Exchange Senior Subordinated Notes then outstanding. However, without the consent of each holder, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Exchange Senior Subordinated Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Exchange Senior Subordinated Note;

(3) reduce the principal amount of or extend the Stated Maturity of any Exchange Senior Subordinated Note;

(4) reduce the premium payable upon the redemption or repurchase of any Exchange Senior Subordinated Note or change the time at which any Exchange Senior Subordinated Note may be redeemed as described under “— Optional redemption” above;

(5) make any Exchange Senior Subordinated Note payable in money other than that stated in the Exchange Senior Subordinated Note;

(6) make any change in the provisions of the Senior Subordinated Notes Indenture relating to the rights of holders of, Exchange Senior Subordinated Notes to receive payment of principal, interest (including special interest, if any) and premium, if any, on the Exchange Senior Subordinated Notes on or after the respective due dates expressed in the Exchange Senior Subordinated Notes or impair the rights of any holder of Exchange Senior Subordinated Notes to sue for the enforcement of any payment of principal, interest (including special interest, if any) and premium, if any, on such holder’s Exchange Senior Subordinated Notes on or after the respective due dates;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Senior Subordinated Notes Indenture, except in accordance with the terms of the Senior Subordinated Notes Indenture; or

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The Senior Subordinated Notes Indenture provides that any amendment to, or waiver of, the provisions of the Senior Subordinated Notes Indenture relating to subordination that adversely affects the rights of the holders of the Exchange Senior Subordinated Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of Exchange Senior Subordinated Notes then outstanding.

Without the consent of any holder, GNC, the Guarantors and the trustee may amend or supplement the Senior Subordinated Notes Indenture or Exchange Senior Subordinated Notes in the following manner:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of GNC under the Senior Subordinated Notes Indenture;

(3) to provide for uncertificated Exchange Senior Subordinated Notes in addition to or in place of certificated Exchange Senior Subordinated Notes; provided, however, that the uncertificated Exchange Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Senior Subordinated Notes are described in Section 163 (f) (2) (B) of the Code;

(4) to add guarantees with respect to the Exchange Senior Subordinated Notes, to secure the Exchange Senior Subordinated Notes, to add to the covenants of GNC for the benefit of the Noteholders or to surrender any right or power conferred upon GNC;

(5) to make any change that does not adversely affect the rights of any holder;

(6) to comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Notes Indenture under the TIA; or

(7) to conform the text of the Senior Subordinated Notes Indenture, the Note Guarantees or the Exchange Senior Subordinated Notes to any provision of the description of Exchange Senior Subordinated Notes in this section of the offering memorandum to the extent that such provision in this description of Exchange Senior Subordinated Notes was intended to be a verbatim recitation of a provision of the Senior Subordinated Notes Indenture, the Note Guarantees or the Exchange Senior Subordinated Notes.

However, no amendment may be made to the subordination provisions of the Senior Subordinated Notes Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative thereof authorized to give a consent, consent to such change.

The consent of the Noteholders is not necessary under the Senior Subordinated Notes Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Senior Subordinated Notes Indenture becomes effective, GNC is required to mail to the Noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such Noteholders, or any defect in such notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Senior Subordinated Notes Indenture provides that GNC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Exchange Senior Subordinated Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Exchange Senior Subordinated Notes to receive payments in respect of the principal of, or interest or premium (including special interest, if any) on, such Exchange Senior Subordinated Notes when such payments are due from the trust referred to below;

(2) GNC’s obligations with respect to the Exchange Senior Subordinated Notes concerning issuing temporary Exchange Senior Subordinated Notes, registration of Exchange Senior Subordinated Notes, mutilated, destroyed, lost or stolen Exchange Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and GNC’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Senior Subordinated Notes Indenture.

In addition, GNC may, at its option and at any time, elect to have the obligations of GNC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Senior Subordinated Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Exchange Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Exchange Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) GNC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Exchange Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium (including special interest, if any) on, the outstanding Exchange Senior Subordinated Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and GNC must specify whether the Exchange Senior Subordinated Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, GNC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) GNC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Subordinated Notes Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Exchange Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, GNC must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Exchange Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GNC or any Guarantor is a party or by which GNC or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Senior Subordinated Notes Indenture) to which GNC or any of its Subsidiaries is a party or by which GNC or any of its Subsidiaries is bound;

(6) GNC must deliver to the trustee an officers’ certificate stating that the deposit was not made by GNC with the intent of preferring the holders of Exchange Senior Subordinated Notes over the other creditors of GNC with the intent of defeating, hindering, delaying or defrauding any creditors of GNC or others; and

(7) GNC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Senior Subordinated Notes Indenture will be discharged and will cease to be of further effect as to all Exchange Senior Subordinated Notes issued thereunder, when:

(1) either:

(a) all Exchange Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Exchange Senior Subordinated Notes that have been replaced or paid and Exchange Senior Subordinated Notes for whose payment money has been deposited in trust and thereafter repaid to GNC, have been delivered to the trustee for cancellation; or

(b) all Exchange Senior Subordinated Notes issued under the Senior Subordinated Notes Indenture that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and GNC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of Exchange Senior Subordinated Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Exchange Senior Subordinated Notes not delivered to the trustee for cancellation for principal, premium and accrued interest (including special interest, if any) to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GNC or any Guarantor is a party or by which GNC or any Guarantor is bound;

(3) GNC or any Guarantor has paid or caused to be paid all sums payable by it under the Senior Subordinated Notes Indenture; and

(4) GNC has delivered irrevocable instructions to the trustee under the Senior Subordinated Notes Indenture to apply the deposited money toward the payment of the Exchange Senior Subordinated Notes at maturity or on the redemption date, as the case may be.

In addition, GNC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning The Trustee

LaSalle Bank National Association will serve as the trustee for the Exchange Senior Subordinated Notes.

Governing Law

Both the Senior Subordinated Notes Indenture and the Exchange Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Senior Subordinated Notes Indenture and registration rights agreement without charge by writing to General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222; Attention: Secretary.

Certain Definitions

“Acquisition” means the acquisition of GNC Parent Corporation pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated February 8, 2007 by and among GNC Acquisition Holding Inc., a Delaware corporation, GNC Acquisition Inc. and GNC Parent Corporation, as in effect on the date of the Senior Subordinated Notes Indenture.

“Additional Assets” means

(1) any property or assets (other than assets that would be classified as short-term, in accordance with GAAP) to be used by GNC or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by GNC or another Restricted Subsidiary; provided that such Restricted Subsidiary is primarily engaged in a Related Business;

(3) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided that such Restricted Subsidiary is primarily engaged in a Related Business; and

(4) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under “— Certain Covenants — Limitations on Asset Sales,” the aggregate amount of Net Proceeds permitted to be invested pursuant to this clause (4) shall not exceed at any one time outstanding 2.5% of Consolidated Tangible Assets.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than GNC or any Subsidiary of GNC) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified

Receivables Transaction will be deemed to be an Affiliate of GNC or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary, other than directors’ qualifying shares, property or other assets, each referred to for the purposes of this definition as a “disposition,” by GNC or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

(1) disposition by a Restricted Subsidiary to GNC or by GNC or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition in the ordinary course of business of inventory, equipment, obsolete or surplus assets or other assets no longer used or useful in the conduct of the business of GNC and its Restricted Subsidiaries;

(3) the sale of Cash Equivalents in the ordinary course of business;

(4) a transaction or a series of related transactions in which the fair market value of the assets disposed of, in the aggregate, does not exceed $5.0 million;

(5) the sale or discount, with or without recourse, and on commercially reasonable terms, of accounts receivable or Exchange Senior Subordinated Notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for Exchange Senior Subordinated Notes receivable;

(6) the licensing of intellectual property in the ordinary course of business;

(7) for purposes of the covenant described under “— Certain Covenants — Limitations on Asset Sales” only, a disposition subject to the covenant described under “— Certain Covenants — Limitations on Restricted Payments” or a Permitted Investment;

(8) a disposition of property or assets that is governed by the provisions described under “— Merger and Consolidation;”

(9) the sale of franchisee accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (9), Exchange Senior Subordinated Notes received in exchange for the transfer of franchisee accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said Exchange Senior Subordinated Notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

(10) the transfer of franchise accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(11) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(12) the granting of Liens (and foreclosure thereon) not prohibited by the Senior Subordinated Notes Indenture;

(13) the closure and disposition of retail stores or distribution centers and any sales of a store owned by GNC to a franchisee, in each case in the ordinary course of business;

(14) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(15) any sublease of real property by GNC or any Restricted Subsidiary to a franchisee in the ordinary course of business.

“Asset Sale Offer” has the meaning assigned to that term in the Senior Subordinated Notes Indenture governing the Exchange Senior Subordinated Notes.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of GNC or any committee thereof duly authorized to act on behalf of such board, unless the context indicates reference to the board of directors of a Person other than GNC, in which event such reference shall be to the board of directors of the Person to whom such reference is made, or any committee thereof duly authorized to act on behalf of such board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; provided, however, that any accounts receivable owned by a Receivables Subsidiary, or that GNC or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

(2) 50% of the book value of all inventory, net of reserves, owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means any of the following:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to our Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means:

(1) any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holder or any of its Related Parties or a Permitted Group, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of GNC, including, without limitation, through a merger or consolidation or purchase of Voting Stock of GNC; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of GNC;

(2) after an Equity Offering that is an initial public offering of Capital Stock of GNC, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of GNC, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of GNC then in office;

(3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of GNC and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(4) the adoption of a plan relating to the liquidation or dissolution of GNC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of

(1) the aggregate amount of EBITDA of GNC and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements of GNC are available, to

(2) Consolidated Interest Expense of GNC for such four fiscal quarters; provided, however, that:

(a) if GNC or any Restricted Subsidiary:

(i) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (including the use of the proceeds therefrom) as if such Indebtedness had been Incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation shall be computed based on

(A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(ii) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, in each case other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period GNC or any Restricted Subsidiary has made any Asset Sale of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GNC or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to GNC and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GNC and its continuing Restricted Subsidiaries are no longer liable for, or are indemnified from, such Indebtedness after such sale;

(c) if since the beginning of such period GNC or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including all Pro Forma Cost Savings, as if such Investment or acquisition had occurred on the first day of such period; and

(d) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into GNC or any Restricted Subsidiary since the beginning of such period, has made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by GNC or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including all Pro Forma Cost Savings, as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition of assets, or any transaction governed by the provisions described under “— Certain Covenants — Merger and Consolidation,” or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of GNC, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness bears, at the option of GNC or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of GNC or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under any revolving Credit Facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Interest Expense” means, as to any Person, for any period, the total consolidated interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent Incurred by such Person and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations determined as if such lease were a capitalized lease, in accordance with GAAP;

(2) amortization of debt discount;

(3) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Restricted Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary;

(4) non-cash interest expense;

(5) net costs associated with Hedging Obligations;

(6) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Restricted Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Restricted Subsidiary; and

(7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person, other than the referent Person or any Subsidiary thereof, in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to GNC, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by GNC or any Restricted Subsidiary.

For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not (as to GNC) a Restricted Subsidiary and, as to any other Person, an unconsolidated Person, except that:

(a) the referent Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below, and

(b) the net loss of such Person shall be included to the extent funded by the referent Person or any of its Restricted Subsidiaries;

(2) any extraordinary, unusual or non-recurring gain, loss or expense (together with any provision for taxes related thereto);

(3) the cumulative effect of a change in accounting principles;

(4) any reduction to the Consolidated Net Income of any Person caused by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation;

(5) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with any asset sale (other than in the ordinary course of business);

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(8) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the March 2007 Merger or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed);

(9) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141;

(10) unrealized gains and losses relating to hedging transactions and mark-to-market Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52; and

(11) fees, expenses and charges in connection with the March 2007 Merger.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles, other than patents, trademarks, copyrights, licenses and other intellectual property, shown on the balance sheet of GNC and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups, other than write-ups in connection with acquisitions, subsequent to the date of the Senior Subordinated Notes Indenture in the book value of any asset, except any such intangible assets, owned by GNC or any of its Restricted Subsidiaries.

“Contribution Indebtedness” means Indebtedness of GNC or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the common equity capital of GNC after the date of the Senior Subordinated Notes Indenture; provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an officer’s certificate on the Incurrence date thereof. Any equity contribution that forms the basis of an Incurrence of Contribution Indebtedness will be disregarded for purposes of the calculations called for by the first paragraph of the “Limitations on Restricted Payments” covenant and will not be considered to be an Equity Offering (for purposes of the “Optional Redemption” provisions of the Senior Subordinated Notes Indenture) or an Excluded Contribution.

“Credit Facilities” means, one or more debt facilities (including, without limitation, our Senior Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means, as to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means

(1) any Indebtedness under the Senior Credit Facility; and

(2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by GNC in the instrument evidencing or governing such Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Notes Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of clauses (1), (2) and (3), prior to the 91st day after the Stated Maturity of the Exchange Senior Subordinated Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GNC to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GNC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “Certain Covenants — Limitations on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of GNC that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

“EBITDA” means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income:

(1) income tax expense;

(2) Consolidated Interest Expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(3) depreciation expense;

(4) amortization expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

(5) other non-cash charges or non-cash losses;

(6) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Senior Subordinated Notes Indenture (in each case whether or not consummated) or pursuant to the March 2007 Merger;

(7) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees);

(8) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid pursuant to the Management Agreement; and

(9) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Capital Stock (other than Disqualified Stock and other than to GNC or any of its Subsidiaries), or a contribution to the equity capital (other than by a Subsidiary of GNC or an Excluded Contribution), of GNC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means, with respect to a series of Exchange Senior Subordinated Notes, the registered Exchange Senior Subordinated Notes that will be exchanged for the Outstanding Senior Subordinated Notes, pursuant to the terms of the registration rights agreement, having substantially the same terms as such Outstanding Senior Subordinated Notes.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by GNC from (a) contributions to its common equity capital; and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of GNC or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an officer’s certificate. Excluded Contributions will not be permitted to be used as a basis for Incurring Contribution Indebtedness or for the purpose of permitting any Restricted Payment, other than pursuant to clause (14) of paragraph (B) under “Limitations on Restricted Payments.” Also, Excluded Contributions will not be considered an “Equity Offering” for purposes of the “Optional Redemption” provisions of the Senior Subordinated Notes Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of GNC.

“Foreign Subsidiary” means any Restricted Subsidiary of GNC that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“GNC” means General Nutrition Centers, Inc., a Delaware corporation, and its successors and assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or such other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposits made in the ordinary course of business.

The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” means

(1) GNC’s direct and indirect Domestic Subsidiaries existing on the date of the Senior Subordinated Notes Indenture; and

(2) any Domestic Subsidiary created or acquired by GNC after the date of the Senior Subordinated Notes Indenture, other than any Immaterial Subsidiary, that becomes a Guarantor pursuant to the provisions of the Senior Subordinated Notes Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $2.0 million and whose total revenues for the most recent 12-month period do not exceed $2.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount, including Indebtedness on which interest is payable through the issuance of additional Indebtedness, shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of Indebtedness of such Person for borrowed money if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(2) the principal of obligations of such Person evidenced by bonds, debentures, Exchange Senior Subordinated Notes or other similar instruments if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(3) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments, the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

(5) all Capitalized Lease Obligations of such Person;

(6) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, if such Person is a Subsidiary of GNC, any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends, the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors of such Person or the board of directors of the issuer of such Capital Stock;

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(a) the fair market value of such asset at such date of determination; and

(b) the amount of such Indebtedness of such other Persons;

(8) all Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person, such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time; and

(10) the aggregate liquidation preference of any Preferred Stock issued by any Restricted Subsidiary of GNC (other than to GNC or another Restricted Subsidiary).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Senior Subordinated Notes Indenture, or otherwise in accordance with GAAP.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is party or a beneficiary.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If GNC or any Restricted Subsidiary of GNC sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of GNC such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of GNC, GNC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

“Management Agreement” means the Management Services Agreement, to be dated the closing date of the Acquisition, by and between GNC and GNC Acquisition Holdings Inc., as in effect on the date of the Senior Subordinated Notes Indenture.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Proceeds” from an Asset Sale means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a Exchange Senior Subordinated Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form, therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or to any other Person, other than GNC or any Restricted Subsidiary, owning a beneficial interest in the assets disposed of in such Asset Sale; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by GNC or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither GNC nor any Restricted Subsidiary;

(a) provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness; or

(b) is directly or indirectly liable, as a guarantor or otherwise; and

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of GNC or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Guarantee” means, individually, any Guarantee of payment of the Exchange Senior Subordinated Notes by a Guarantor pursuant to the terms of the Senior Subordinated Notes Indenture and, collectively, all such Note Guarantees. Each such Note Guarantee will be in the form prescribed in the Senior Subordinated Notes Indenture.

“Exchange Senior Subordinated Notes” means General Nutrition Centers, Inc.’s 10.75% Senior Subordinated Notes due 2015 issued pursuant to the Senior Subordinated Notes Indenture.

“Officer” means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of GNC.

“Officer’s Certificate” means a certificate signed by at least one Officer.

“Opinion of Counsel” means a written opinion from legal counsel satisfactory to the trustee. The counsel may be an employee of or counsel to GNC or the trustee.

“Parent” means GNC Parent Corporation, a Delaware corporation, and its successors and assigns.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to GNC’s initial public offering of common stock, by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Permitted Holders and their Related Parties) beneficially owns (together with its Affiliates) more of the Voting Stock of GNC that is beneficially owned by such group of investors than is then collectively beneficially owned by the Permitted Holders and their Related Parties in the aggregate.

“Permitted Holder” means Ares Corporate Opportunities Fund II, L.P., Ares Management, Inc., Ares Management LLC and Ontario Teachers’ Pension Plan Board.

“Permitted Investment” means:

(1) any Investment by GNC or any Restricted Subsidiary in a Restricted Subsidiary, GNC or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) any Investment by GNC or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, GNC or a Restricted Subsidiary;

(3) any Investment by GNC or any Restricted Subsidiary in Cash Equivalents;

(4) any Investment by GNC or any Restricted Subsidiary in receivables owing to GNC or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as GNC or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received as consideration in sales or other dispositions of property or assets made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales;”

(6) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to GNC or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(7) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the Senior Subordinated Notes Indenture;

(8) any Investment by GNC or any Restricted Subsidiary in Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “— Certain Covenants — Limitations on Indebtedness;”

(9) any Investment by GNC or any Restricted Subsidiary in pledges or deposits:

(a) with respect to leases or utilities provided to third parties in the ordinary course of business; or

(b) otherwise described in the definition of “Permitted Liens;”

(10) loans by GNC or any Restricted Subsidiary to franchisees in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

(11) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by GNC or a Restricted Subsidiary of GNC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a Exchange Senior Subordinated Note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

(12) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of GNC or an employee stock ownership plan or similar trust) of Capital Stock of GNC (other than Disqualified Stock); provided that the amount of any Net Proceeds that are utilized for any such Investment will be excluded from clause 3(b) of the first paragraph set forth under “Certain Covenants — Restricted Payments”; provided, however, that the value of any non-cash net proceeds shall be as conclusively determined by the Board of Directors of GNC in good faith;

(13) any sublease of real property to a franchisee, any advertising cooperative with franchisees and any trade credit extended to franchisees, in each case in the ordinary course of business;

(14) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of GNC or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(15) loans or advances to employees made in the ordinary course of business of GNC or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(16) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments of a Restricted Subsidiary of GNC acquired after the date of the Senior Subordinated Notes Indenture or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of GNC in a transaction that is permitted by the Senior Subordinated Notes Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) any Investment existing on the date of the Senior Subordinated Notes Indenture and any modification, replacement, renewal or extension thereof; provided, however, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Senior Subordinated Notes Indenture or (y) as otherwise permitted under the Senior Subordinated Notes Indenture;

(19) any Investments representing amounts held for employees of GNC and its Restricted Subsidiaries under GNC’s deferred compensation plan; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by GNC under such plan; and

(20) other Investments not to exceed $50.0 million at any one time outstanding (with each Investment being valued as of the date made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means:

(1) Equity Interests in GNC or any Guarantor; or

(2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Exchange Senior Subordinated Notes and the Note Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Notes Indenture.

“Permitted Liens” means:

(1) Liens on properties or assets of GNC or any of its Restricted Subsidiaries securing Senior Indebtedness that was permitted by the terms of the Senior Subordinated Notes Indenture to be Incurred, including any and all Liens securing all or any part of the Indebtedness at any time and from time to time outstanding under our Senior Credit Facility;

(2) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on GNC and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of GNC or such Subsidiary, as the case may be, in accordance with GAAP;

(3) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(4) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations, including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(5) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts, other than for borrowed money, obligations and deposits for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(6) easements, including reciprocal easement agreements, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of GNC and its Subsidiaries, taken as a whole;

(7) Liens existing on, or provided for underwritten arrangements existing on, the date of the Senior Subordinated Notes Indenture, or, in the case of any such Liens securing Indebtedness of GNC or any of its Subsidiaries existing or arising under written arrangements existing on the date of the Senior Subordinated Notes Indenture, securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or under such written arrangements could secure, the original Indebtedness;

(8) Liens securing Hedging Obligations Incurred in compliance with the covenant described under “— Certain Covenants — Limitations on Indebtedness;”

(9) Liens arising out of judgments, decrees, orders or awards in respect of which GNC shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired and Liens arising from final judgments only to the extent, in an amount and for a period not resulting in an Event of Default with respect thereto;

(10) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of GNC, or at the time GNC or a Restricted Subsidiary acquires such property or assets; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary, or such acquisition of such property or assets, and that such Liens are limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which such Liens arose, could secure, the obligations to which such Liens relate;

(11) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(12) Liens securing the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Notes guarantees;

(13) Liens on assets of GNC or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(14) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate;

(15) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(16) Liens to secure Indebtedness permitted by clause (7) of the definition of Permitted Debt; provided that (a) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition, construction or capital improvement thereof, (b) such Lien attaches solely to the assets so acquired, constructed or improved in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(18) licenses of intellectual property granted in the ordinary course of business;

(19) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens in favor of GNC or any Restricted Subsidiary;

(21) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the “— Certain Covenants — Limitations on Indebtedness” covenant; and

(22) other Liens securing Indebtedness in an aggregate principal amount not to exceed $20.0 million at any one time outstanding.

“Permitted Payments to Parent” means, payments (directly or in the form of dividends, loans or otherwise) to, a direct or indirect parent entity of GNC in amounts required for such Person to pay:

(1) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(2) for so long as GNC is a member of a group filing a consolidated, combined or other similar group tax return with such Person, payments to such Person not to exceed the amount of any relevant tax (including any penalties and interest) (“Tax Payments”) that GNC would owe if GNC and its Subsidiaries were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of GNC and such Subsidiaries from other taxable years (as reduced by the use of such carryovers and carrybacks by the group of which such Person is a member). Any Tax Payments received from GNC shall, to the extent not already paid, be paid over to the appropriate taxing authority, or to Stockholders (as defined in the Acquisition Agreement) pursuant to Schedule A to the Acquisition Agreement, within 45 days of the Person’s receipt of such Tax Payments or refunded to GNC;

(3) taxes which are not determined by reference to income, but which are imposed on such Person as a result of its ownership of the equity of GNC, but only if and to the extent that such Person has not received cash or other property in connection with the events or transactions giving rise to such taxes;

(4) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent entity of GNC to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of GNC and its Restricted Subsidiaries, and general corporate overhead expenses for such direct or indirect parent entity of GNC to the extent such expenses are attributable to the ownership or operation of GNC and its Restricted Subsidiaries; provided that the aggregate amount contemplated by this clause (3) does not exceed $1.0 million per annum; and

(5) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent entity of GNC.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pro Forma Cost Savings” means any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur in the reasonable judgment of the chief financial officer of GNC (regardless of whether those cost savings or operating improvement could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).

“Qualified Proceeds” means assets, measured at their Fair Market Value, that are used or useful in, or Capital Stock of any Person engaged in, the business of GNC and its Restricted Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by GNC or any of its Restricted Subsidiaries pursuant to which GNC or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by GNC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any franchise accounts receivable (whether now existing or arising in the future) of GNC or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such franchise accounts receivable, all contracts and all guarantees or other obligations in respect of such franchise accounts receivable, proceeds of such franchise accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving franchise accounts receivable.

“Receivables Subsidiary” means a Restricted Subsidiary that engages in no activities other than in connection with the financing of franchise accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a) is guaranteed by GNC or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(b) is recourse to or obligates GNC or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

(c) subjects any property or asset of GNC or any Restricted Subsidiary (other than franchise accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither GNC nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to GNC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GNC, other than fees payable in the ordinary course of business in connection with servicing franchise accounts receivable; and

(3) with which neither GNC nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism (collectively, “refinances,” and “refinanced” shall have a correlative meaning), any Indebtedness existing on the date of the Senior Subordinated Notes Indenture or Incurred in compliance with the Senior Subordinated Notes Indenture, including Indebtedness of GNC that refinances Indebtedness of any Restricted Subsidiary, to the extent permitted in the Senior Subordinated Notes Indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (a) the Stated Maturity of the Indebtedness being refinanced and (b) 91 days after the Stated Maturity of the Exchange Senior Subordinated Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the shorter of (a) the Average Life of the Indebtedness being refinanced and (b) the sum of the Average Life of the Exchange Senior Subordinated Notes and 91 days;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of GNC; or

(b) Indebtedness of GNC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(4) in the case of Indebtedness of GNC or a Guarantor, such Refinancing Indebtedness is Incurred by GNC, a Guarantor or by the Subsidiary who is the obligor on the Indebtedness being refinanced.

“Related Business” means those businesses in which GNC or any of its Subsidiaries is engaged on the date of the Senior Subordinated Notes Indenture or that are reasonably related, incidental or complementary thereto.

“Related Party” means:

(1) any controlling equityholder, managing general partner or majority-owned Subsidiary, of any Permitted Holder;

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

(3) any investment fund or similar entity managed by any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1) or (2).

“Representative” means the trustee, agent or representative, if any, for an issue of Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of GNC other than an Unrestricted Subsidiary, unless the context indicates reference to a restricted subsidiary of a Person other than GNC, in which event such reference shall be to a Restricted Subsidiary of the Person to whom such reference is made.

“SEC” means the Securities and Exchange Commission.

“Senior Credit Facility” means the credit agreement dated as of March 16, 2007, among GNC, the banks and other financial institutions party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the other parties thereto, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with GNC, or any subsidiary of GNC as borrower, whether with the original agent and lenders or other agents and lenders or otherwise.

“Senior Indebtedness” means the following obligations of GNC, whether outstanding on the date of the Senior Subordinated Notes Indenture or thereafter Incurred, without duplication:

(1) all obligations under our Senior Credit Facility; and

(2) all obligations consisting of the principal of and premium and liquidated damages, if any, and accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to GNC regardless of whether post-filing interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of GNC, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the Exchange Senior Subordinated Notes; provided, however, that Senior Indebtedness will not include:

(a) any obligations of GNC to any Subsidiary of GNC;

(b) any liability for Federal, state, foreign, local or other taxes owed or owing by GNC;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities;

(d) any Indebtedness, Guarantee or obligation of GNC that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of GNC, including any Senior Subordinated Indebtedness and any Subordinated Obligations of GNC;

(e) Indebtedness that is represented by redeemable Capital Stock; or

(f) that portion of any Indebtedness that is Incurred in violation of the Senior Subordinated Notes Indenture; provided that Indebtedness under the Senior Credit Facility will not cease to be Senior Indebtedness under this clause (f) if the lenders of such Indebtedness obtained a certificate from an Officer of GNC as of the date of Incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be Incurred by the Senior Subordinated Notes Indenture.

If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the U.S. Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior Subordinated Indebtedness” means the Exchange Senior Subordinated Notes and any other Indebtedness of GNC, whether outstanding on the date of the Senior Subordinated Notes Indenture or thereafter Incurred, that:

(1) specifically provides that such Indebtedness is to rank pari passu in right of payment with the Exchange Senior Subordinated Notes; and

(2) is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of GNC that is not Senior Indebtedness.

“Senior Subordinated Notes Indenture” means the Senior Subordinated Notes Indenture dated as of March 16, 2007, among General Nutrition Centers, Inc., the guarantors party thereto and LaSalle Bank National Association, as trustee, relating to the Exchange Senior Subordinated Notes.

“Significant Subsidiary” means:

(1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Senior Subordinated Notes Indenture; and

(2) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

“special interest” means all special interest then owing pursuant to the registration rights agreement.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

“Stockholders Agreement” shall mean the Stockholders’ Agreement, to be dated the closing date of the Acquisition, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers’ Pension Plan Board and the other stockholders party thereto, as amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Subordinated Obligation” means any Indebtedness of GNC or any Guarantor, whether outstanding on the date of the Senior Subordinated Notes Indenture or thereafter Incurred, which is expressly subordinate or junior in right of payment to the Exchange Senior Subordinated Notes or the Note Guarantees pursuant to a written agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Company” shall have the meaning assigned thereto in clause (1) under “— Merger and Consolidation.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Senior Subordinated Notes Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“trustee” means the party named as such in the Senior Subordinated Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the trustee, any officer within the corporate trust department of the trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Senior Subordinated Notes Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of GNC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of GNC, including any newly acquired or newly formed Subsidiary of GNC, to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, GNC or any other Subsidiary of GNC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under “— Certain covenants — Limitations on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such designation.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of GNC’s Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND
ESTATE TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences, relating to beneficial owners of Outstanding Notes who:

(1) acquired the Outstanding Notes at their original issue price for cash,

(2) exchange the Outstanding Senior Notes for Exchange Senior Notes or exchange the Outstanding Senior Subordinated Notes for Exchange Senior Subordinated Notes in this exchange offer, and

(3) held the Outstanding Notes and hold the Exchange Notes as “capital assets” (generally property held for investment) as defined in the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based upon the Code, existing U.S. Treasury regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences relating to the purchase, ownership, and disposition of the Outstanding Notes or the Exchange Notes or the exchange of the Outstanding Notes for the Exchange Notes.

In this discussion, we do not purport to address all tax consequences that may be important to a particular holder in light of the holder’s circumstances, or the tax consequences applicable to certain categories of investors subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities, partnerships or other pass-through entities, persons who hold the Notes through partnerships or other pass-through entities, United States expatriates, a trader in securities that has elected the mark-to-market method of accounting for its securities, a person liable for alternative minimum tax, a U.S. Holder, as defined below, whose “functional currency” is not the U.S. dollar, or persons who hold the Outstanding Notes or the Exchange Notes as part of a hedge, conversion transaction, straddle, or other risk reduction transaction. This summary assumes that the Outstanding Notes and the Exchange Notes will be treated as debt for U.S. federal income tax purposes. This discussion does not address the tax consequences arising under the laws of any foreign, state, or local jurisdiction.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Exchange Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Exchange Notes, you should consult your own tax advisors.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THIS EXCHANGE OFFER AND HOLDING THE EXCHANGE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, OR FOREIGN TAX LAWS OR ANY TAX TREATY.

Classification of the Exchange Senior Notes

No statutory, administrative, or judicial authority directly addresses the treatment of the Exchange Senior Notes for U.S. federal income tax purposes and as a result, the treatment of the Exchange Senior Notes is not entirely clear. In particular, the existence of the option to pay PIK interest, as well as the optional redemption and mandatory redemption provisions (see “Description of New Senior Notes — ” Optional Redemption” and “Change of Control”) may cause the IRS to seek to apply the U.S. Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Exchange Senior Notes, the timing and character of income thereon would be significantly affected. Among other things, a holder would be required to accrue original issue discount (“OID”) on the notes every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a holder at maturity or upon a sale or other disposition of an Exchange Senior Note would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the holder’s prior accruals of OID, and as capital loss thereafter.

We believe and intend to take the position that the option to pay PIK interest and the optional redemption provision are ignored and that the possibility of a mandatory redemption upon a change in control is remote. Therefore, we intend to take the position that the Exchange Senior Notes should not be treated as a contingent payment debt instrument and instead, should be treated as a variable rate debt instrument issued at a single qualified floating rate of interest. Accordingly, the remainder of this discussion assumes that the Exchange Senior Notes are subject to the rules applicable to variable rate debt instruments. No assurance can be given, however, that the IRS will accept or that a court will uphold the characterization and treatment described below. Holders are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Exchange Senior Notes.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of Exchange Notes. “U.S. Holder” means a beneficial owner of an Exchange Note that is for U.S. federal income tax purposes:

(1) an individual who is a citizen or resident of the United States (including an individual who meets the “substantial presence” test under Section 7701(b) of the Code;

(2) a corporation or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4) a trust that either (a) is subject to the primary supervision of a court within the United States and which has one or more United States persons (within the meaning of the Code) with authority to control all substantial decisions or (b) was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The following summary applies equally to all Exchange Notes, except where expressly stated otherwise.

Exchange of Outstanding Notes for Exchange Notes

The exchange of the Outstanding Notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize a taxable gain or loss as a result of exchanging your Outstanding Notes for Exchange Notes; (2) the holding period of the Exchange Notes will include the holding period of the Outstanding Notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes will be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. In addition, because the Exchange Senior Notes are treated for U.S. federal income tax purposes as issued with OID, as described below in “— Original Issue Discount — Exchange Senior Notes,” a U.S. Holder will be required to include OID in income with respect to such Exchange Senior Notes in the same manner and amount as with respect to the Outstanding Senior Notes.

Original Issue Discount — Exchange Senior Notes

Because the Exchange Senior Notes provide us with the option to pay PIK interest or partial PIK interest in lieu of paying cash interest (as described in “Description of New Senior Notes — ” Principal, Maturity and Interest”), we will treat the Exchange Senior Notes as issued with original issue discount (“OID”), as described below. The issuance of additional Exchange Senior Notes or, alternatively, increasing the principal amount of the Exchange Senior Notes for any interest period for PIK interest or partial PIK interest is generally not treated as a payment of interest. Instead, the Exchange Senior Notes and any additional Exchange Senior Notes issued in respect of PIK interest or partial PIK interest thereon are treated as a single debt instrument under the OID rules. The Exchange Senior Notes will be treated as issued with OID in an amount equal to the difference between their “stated

redemption price at maturity” (the sum of all payments to be made on the Exchange Senior Notes other than “qualified stated interest”) and their “issue price.” You generally must include OID in gross income in advance of the receipt of cash attributable to that income.

The “issue price” of each Exchange Senior Note is the first price at which a substantial amount of the Outstanding Senior Notes was sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option to pay PIK interest in lieu of paying cash interest, none of the stated interest payments on the Exchange Senior Notes are qualified stated interest.

The amount of OID that you must include in income if you are the initial holder of an Exchange Senior Note generally equals the sum of the “daily portions” of OID with respect to the Exchange Senior Note for each day during the taxable year or portion of the taxable year in which you held such Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period,” a pro rata portion of the OID allocable to the “accrual period.” The “accrual period” for an Exchange Senior Note may be of any length and may vary in length over the term of the Exchange Senior Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of (1) the Exchange Senior Note’s “adjusted issue price” at the beginning of the accrual period and (2) the Exchange Senior Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of the Exchange Senior Note generally is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. Because the Exchange Senior Notes provide for interest at a floating rate, the amount of OID includible in income during a taxable year is determined under the rules described above by assuming that the floating rate is a fixed rate equal to the value, as of the issue date, of the floating rate. OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period. For purposes of determining the yield to maturity, the assumption is that we will pay cash interest and not exercise the option to pay PIK interest or partial PIK interest except in respect of any period in which we actually elect to pay PIK interest. In addition, we do not believe that our ability to redeem the Exchange Senior Notes at our option prior to their stated maturity or the mandatory redemption in the event of a change of control (see “— Mandatory redemption upon a change of control”) would affect the yield of the Exchange Senior Notes for U.S. federal income tax purposes.

The “adjusted issue price” of an Exchange Senior Note at the beginning of an accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period, and reduced by any cash payments made with respect to such Note on or before the first day of the accrual period. Under these rules, you may have to include in income increasingly greater amounts of OID in successive accrual periods.

If we in fact pay cash interest on the Exchange Senior Notes, you will not be required to adjust your OID inclusions, and each payment made in cash under an Exchange Senior Note generally will be treated first as a payment of any accrued OID that has not been allocated to prior payments. You generally will not be required to include separately in income cash payments received on the Exchange Senior Notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

If, for any interest payment period, we exercise our option to pay interest in the form of PIK interest or partial PIK interest, your OID calculation for future periods will be adjusted by treating the Exchange Senior Note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and recalculating the yield to maturity of the reissued Exchange Senior Note by treating the amount of PIK interest or partial PIK interest (and of any prior PIK interest or partial PIK interest) as a payment that will be made on the maturity date of such Exchange Senior Note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Stated Interest — Exchange Senior Subordinated Notes

Interest that accrues on the Exchange Senior Subordinated Notes will generally be included, as ordinary income, in the gross income of a U.S. Holder at the time the interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Optional Redemption

We do not believe that our ability to redeem the Exchange Notes at our option prior to their stated maturity would affect the yield on the Notes for U.S. federal income tax purposes. Upon any optional redemption of the Exchange Senior Notes, any amounts received in excess of the sum of the principal amount and accrued OID, less the amount of cash payments made with respect to the Exchange Senior Notes, should be included in the U.S. Holder’s amount realized upon such disposition. Similarly, upon any redemption of the Exchange Senior Subordinated Notes, any amounts received in excess of the sum of the principal amount and accrued and unpaid interest, if any, should be included in the U.S. Holder’s amount realized upon such disposition. See below “— Sale or Other Disposition of Notes.”

Mandatory Redemption Upon a Change of Control

In the event there is a change of control, holders of the Exchange Notes will have the right to require us to repurchase their Exchange Notes (see “Description of New Senior Notes — Change of Control” and “Description of New Senior Subordinated Notes — Change of Control”). According to applicable U.S. Treasury regulations, we intend to take the position that the possibility of a change in control and subsequent repurchase of our Exchange Notes is remote and, therefore, do not intend to treat this possibility as affecting the yield to maturity of the Exchange Notes (for purposes of the OID provisions of the Code).

Accordingly, if a U.S. Holder’s Exchange Senior Notes are repurchased as a result of a change of control, any amounts received in excess of the sum of the principal amount and accrued OID, less the amount of cash payments made with respect to the Exchange Senior Notes prior to such repurchase, should be included in the U.S. Holder’s amount realized upon such disposition (see below ‘‘— Sale or Other Disposition of Exchange Notes”). Similarly, if a U.S. Holder’s Exchange Senior Subordinated Notes are repurchased as a result of a change of control, any amounts received in excess of the sum of the principal amount and accrued and unpaid interest, if any, should be included in the U.S. Holder’s amount realized upon such disposition (see below “— Sale or Other Disposition of Exchange Notes”).

Our determination that this possibility is remote is binding on a U.S. Holder, unless such U.S. Holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.

Impact of Applicable High Yield Discount Obligation Rules to the Exchange Senior Notes

The Exchange Senior Notes constitute applicable high yield discount obligations for U.S. federal income tax purposes. Accordingly, we will not be permitted to deduct for U.S. federal income tax purposes OID accrued on the Exchange Senior Notes until such time as we actually pay such OID in cash. Moreover, the lesser of (a) the amount of OID on the Exchange Senior Notes and (b) the product of the total OID on the Exchange Senior Notes times the ratio of (i) the excess of the Exchange Senior Note’s yield to maturity (computed based on the assumption that payments on the Exchange Senior Notes are made on the last day permitted under the terms of the Exchange Senior Notes and payments in additional Exchange Senior Notes are deemed paid on the day such Notes are required to be paid in cash), over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the “Dividend-Equivalent Interest”) will not be deductible at any time by us for U.S. federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash). If you are a corporate U.S. Holder, you will be eligible for the dividends-received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

Sale or Other Disposition of Exchange Notes

Other than in a tax-free transaction, you generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition (other than amounts attributable to accrued but unpaid interest on any Exchange Senior Subordinated Notes, which will be treated as interest paid on such Exchange Senior Subordinated Notes) and your adjusted tax basis in the Note. Any gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations.

Your adjusted tax basis in an Exchange Senior Note generally will be your original purchase price for the Exchange Senior Note, increased by any accrued OID, and decreased by the amount of any cash payments made with respect to the Exchange Senior Note. Your adjusted tax basis in an Exchange Senior Subordinated Note generally will be your original purchase price for the Note.

Sale or Other Disposition of Additional Exchange Senior Notes

For U.S. federal income tax purposes, additional Exchange Senior Notes issued as payment of PIK interest or partial PIK interest on an original Exchange Senior Note will not be treated as a payment of the original Exchange Senior Note and will be aggregated with such original Exchange Senior Note and treated as a single debt instrument for U.S. federal income tax purposes.

The discussion above in “Sale or Other Disposition of Exchange Notes” as applied to the Exchange Senior Notes assumes that the sale, exchange, retirement, or other disposition of an Exchange Senior Note by you is a disposition of a single debt instrument (i.e., a disposition of your interest in the original Exchange Senior Note and any additional Exchange Senior Notes received with respect thereto). If, contrary to this assumption, the sale, exchange, retirement, or other disposition of the original Exchange Senior Note or any additional Exchange Senior Notes received with respect thereto occurs in separate transactions, although not free from doubt, you would likely be required to allocate the adjusted issue price of your Exchange Senior Note (which, as described above, is treated as a single debt instrument for U.S. federal income tax purposes) between the original Exchange Senior Note and any additional Exchange Senior Notes received as PIK interest or partial PIK interest with respect thereto in proportion to their relative principal amounts. In such case, your holding period in any additional Exchange Senior Notes with respect to an original Exchange Senior Note would likely be identical to your holding period for the original Exchange Senior Note with respect to which the additional Exchange Senior Notes were received. Prospective holders of Exchange Senior Notes are advised to consult their own tax advisors as to the U.S. federal income tax consequences of disposing of the original Exchange Senior Note and any additional Exchange Senior Notes received with respect thereto in separate transactions.

Information Reporting and Backup Withholding

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments received on the Notes and proceeds upon the sale or disposition of the Notes and, for U.S. Holders of Exchange Senior Notes, accruals of OID. Backup withholding applies if you are not an exempt recipient and you (1) fail to furnish your social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (2) furnish an incorrect TIN, (3) are notified by the IRS that you failed to report interest or dividends properly, or (4) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. If you fail to provide a correct TIN upon request, you may be subject to penalties imposed by the IRS.

The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a “Non-U.S. Holder” of Exchange Notes. Except as described in the discussion of estate tax below, a “Non-U.S. Holder” means a beneficial owner of an Exchange Note who is not a U.S. Holder. If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the foreign and U.S. federal, state, local and other tax consequences that may be relevant to you.

United States Federal Withholding Tax

Under the “portfolio interest” rule, the 30% U.S. federal withholding tax will not apply to any payment with respect to OID on the Exchange Senior Notes, or payment of interest on the Exchange Senior Subordinated Notes, provided that:

(1) you do not actually or constructively own 10% or more of the total combined voting power of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

(2) you are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

(3) you are not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code; and

(4) either (1) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person (within the meaning of the Code) or (2) you hold your Exchange Notes through certain financial intermediaries and you or the financial intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments with respect to OID made to you as a Non-U.S. Holder of an Exchange Senior Note, or payments of interest made to you as a Non-U.S. Holder of an Exchange Senior Subordinated Note, will be subject to a 30% U.S. federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that payments on the Exchange Note are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States (see “— United States Trade or Business”).

Optional Redemption

Upon any optional redemption of the Exchange Senior Notes, any amounts received in excess of the sum of the principal amount and accrued OID, less the amount of cash payments made with respect to the Exchange Senior Notes, should be included in the Non-U.S. Holder’s amount realized upon such disposition. Similarly, upon any optional redemption of the Exchange Senior Subordinated Notes, any amounts received in excess of the sum of the principal amount and accrued and unpaid interest, if any, should be included in the Non-U.S. Holder’s amount realized upon such disposition. See below “— Sale or Other Disposition Of Exchange Notes.”

Mandatory Redemption Upon a Change of Control

In the event there is a change of control, holders of the Exchange Notes will have the right to require us to repurchase their Exchange Notes (see “Description of New Senior Notes — Change of Control” and “Description of New Senior Subordinated Notes — Change of Control”). According to applicable U.S. Treasury regulations, we intend to take the position that the possibility of a change in control and subsequent repurchase of our Exchange Notes is remote and, therefore, do not intend to treat this possibility as affecting the yield to maturity of the Exchange Notes (for purposes of the OID provisions of the Code).

Accordingly, if a Non-U.S. Holder’s Exchange Senior Notes are repurchased as a result of a change of control, any amounts received in excess of the sum of the principal amount and accrued OID, less the amount of cash payments made with respect to the Exchange Senior Notes prior to such repurchase, should be included in the

Non-U.S. Holder’s amount realized upon such disposition (see below “— Sale or Other Disposition of Exchange Notes”). Similarly, if a Non-U.S. Holder’s Exchange Senior Subordinated Notes are repurchased as a result of a change of control, any amounts received in excess of the sum of the principal amount and accrued and unpaid interest, if any, should be included in the Non-U.S. Holder’s amount realized upon such disposition (see below “— Sale or Other Disposition of Exchange Notes”).

Our determination of this possibility being remote is binding on a Non-U.S. Holder, unless such Non-U.S. Holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.

Sale or Other Disposition of Exchange Notes

You generally will not be subject to U.S. federal income tax or withholding tax on the amount realized on the sale, exchange, retirement or other taxable disposition of an Exchange Note that is not effectively connected with your conduct of a United States trade or business (as described in “— United States Trade or Business”). However, if you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, you may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

If you are engaged in a trade or business in the United States and OID (in the case of an Exchange Senior Note), interest (in the case of an Exchange Senior Subordinated Note), or gain on your Exchange Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by you), you will be subject to U.S. federal income tax on such OID, interest or gain on a net income basis at regular graduated rates (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “— United States Federal Withholding Tax” are satisfied) generally in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such OID, interest or gain, subject to adjustments.

Exchange Offers

As discussed above with respect to U.S. Holders, the exchange of the Outstanding Notes for the Exchange Notes will not constitute a taxable exchange for U.S. federal income tax purposes for a beneficial owner that is a Non-U.S. Holder.

United States Federal Estate Tax

Except as otherwise provided by an applicable estate tax treaty, if you are an individual and are not a United States citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes), your estate will not be subject to U.S. federal estate tax on Exchange Notes beneficially owned by you at the time of your death, provided that (1) you do not actually or constructively own more than 10% of the total combined voting power of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations and (2) OID on the Exchange Senior Notes or interest on the Exchange Senior Subordinated Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

We must annually report to the IRS and to you the OID accrued on the Exchange Senior Notes, the interest paid on the Exchange Senior Subordinated Notes and the amount of tax, if any, withheld with respect to payments on the Exchange Notes. Copies of these information returns also may be available to the tax authorities of the country in which you reside pursuant to the provisions of various treaties or agreements for the exchange of information. In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the required certification that you are a Non-U.S. Holder described above in the fourth bullet point under “— United States Federal Withholding Tax.”

Under current U.S. Treasury regulations, payments on the sale, exchange, retirement, or other disposition of an Exchange Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (1) a United States person for U.S. federal income tax purposes, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (4) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell Exchange Notes, provided that such period will not exceed the period specified in the registration rights agreements.

We will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account in the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offers and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period of time specified in the registration rights agreements, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and all expenses incident to the exchange offer, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of Notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

We have not entered into any arrangements or understanding with any person to distribute the Exchange Notes to be received in the exchange offers.

LEGAL MATTERS

Certain legal matters as to the validity and enforceability of the Notes will be passed upon for us by Proskauer Rose LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the guarantors and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and the guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we and the guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indentures, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will furnish to the trustee and the holders of the Notes, and upon written request, to prospective investors, and file with the SEC, all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, as applicable, if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accounts, in each case within the periods specified in the rules and regulations of the SEC. In addition, for so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we have agreed to make available to prospective investors any holder of the Notes or prospective purchaser of the Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

GENERAL NUTRITION CENTERS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets As of December 31, 2006 and December 31, 2005	F-3
Consolidated Statements of Operations and Comprehensive Income For years ended December 31, 2006, 2005, and 2004	F-4
Consolidated Statements of Stockholders’ Equity For years ended December 31, 2006, 2005, and 2004	F-5
Consolidated Statements of Cash Flows For years ended December 31, 2006, 2005, and 2004	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Consolidated Statements of Operations and Comprehensive Income for the sixteen days ended March 31, 2007, the period ended March 15, 2007, and the three months ended March 31, 2006	F-45
Unaudited Consolidated Statement of Stockholder’s Equity for the sixteen days ended March 31, 2007 and the period ended March 15, 2007	F-46
Unaudited Consolidated Statements of Cash Flows for the sixteen days ended March 31, 2007, the period ended March 15, 2007, and the three months ended March 31, 2006	F-47
Summarized Notes to Unaudited Consolidated Financial Statements	F-48

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
General Nutrition Centers, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of General Nutrition Centers, Inc. and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under item 21, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 18, the Company changed its method of accounting for stock-based compensation in 2006.

/s/  PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
April 13, 2007

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
	(In thousands, except share data)

Current assets:
Cash and cash equivalents	$24,080	$86,013
Receivables, net (Note 3)	74,827	72,439
Inventories, net (Note 4)	319,382	298,166
Deferred tax assets, net	16,738	13,861
Other current assets	29,898	30,826

Total current assets	464,925	501,305
Long-term assets:
Goodwill (Note 7)	81,022	80,109
Brands (Note 7)	212,000	212,000
Other intangible assets, net (Note 7)	23,062	26,460
Property, plant and equipment, net	168,708	179,482
Deferred financing fees, net	12,269	16,125
Deferred tax assets, net	675	45
Other long-term assets	6,124	10,114

Total long-term assets	503,860	524,335

Total assets	$968,785	$1,025,640

Current liabilities:
Accounts payable, including cash overdraft	$104,121	$104,595
Accrued payroll and related liabilities	30,988	20,812
Accrued income taxes	4,968	2,431
Accrued interest	7,531	7,877
Current portion, long-term debt	1,765	2,117
Other current liabilities	65,977	64,793

Total current liabilities	215,350	202,625
Long-term liabilities:
Long-term debt	429,590	471,244
Other long-term liabilities	11,514	10,891

Total long-term liabilities	441,104	482,135

Total liabilities	656,454	684,760
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Paid-in-capital	261,899	277,989
Retained earnings	49,108	61,667
Accumulated other comprehensive income	1,324	1,224

Total stockholder’s equity	312,331	340,880
Total liabilities and stockholder’s equity	$968,785	$1,025,640

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Revenue	$1,487,116	$1,317,708	$1,344,742
Cost of sales, including costs of warehousing, distribution and occupancy	983,530	898,740	895,235

Gross profit	503,586	418,968	449,507
Compensation and related benefits	260,825	228,626	229,957
Advertising and promotion	50,745	44,661	43,955
Other selling, general and administrative	92,310	76,111	73,728
Foreign currency gain	(666)	(555)	(290)
Other expense (income)	1,203	(2,500)	—

Operating income	99,169	72,625	102,157
Interest expense, net (Note 13)	39,568	43,078	34,432

Income before income taxes	59,601	29,547	67,725
Income tax expense (Note 5)	22,226	10,881	25,078

Net income	37,375	18,666	42,647
Other comprehensive income	100	61	861

Comprehensive income	$37,475	$18,727	$43,508

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

					Accumulated
					Other	Total
	Common Stock			Retained	Comprehensive	Stockholder’s
	Shares	Dollars	Paid-in-Capital	Earnings	Income	Equity
	(In thousands, except share data)

Balance at December 31, 2003	100	—	277,500	354	302	278,156
GNC Corporation investment in General Nutrition Centers, Inc.	—	—	758	—	—	758
Net income	—	—	—	42,647	—	42,647
Foreign currency translation adjustments	—	—	—	—	861	861

Balance at December 31, 2004	100	—	278,258	43,001	1,163	322,422
GNC Corporation investment in General Nutrition Centers, Inc.	—	—	(901)	—	—	(901)
Non-cash stock-based compensation	—	—	632	—	—	632
Net income	—	—	—	18,666	—	18,666
Foreign currency translation adjustments	—	—	—	—	61	61

Balance at December 31, 2005	100	$—	$277,989	$61,667	$1,224	$340,880

GNC Corporation investment in General Nutrition Centers, Inc.	—	—	(18,618)	—	—	(18,618)
Non-cash stock-based compensation	—	—	2,528	—	—	2,528
Net income	—	—	—	37,375	—	37,375
Restricted payment made by General Nutrition Centers, Inc. to GNC Corporation Common Stockholders	—	—	—	(49,934)	—	(49,934)
Foreign currency translation adjustments	—	—	—	—	100	100

Balance at December 31, 2006	100	$—	$261,899	$49,108	$1,324	$312,331

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,375	$18,666	$42,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	34,583	37,045	34,778
Fixed asset write-off	220	665	—
Loss on sale of subsidiary	1,203	—	—
Deferred fee writedown — early debt extinguishment	890	3,890	—
Amortization of intangible assets	4,595	3,990	4,015
Amortization of deferred financing fees	2,966	2,825	2,772
Increase in provision for inventory losses	9,816	9,353	9,588
Non-cash stock-based compensation	2,528	632	—
(Decrease) increase in provision for losses on accounts receivable	(1,982)	1,784	1,828
(Increase) decrease in net deferred taxes	(3,588)	1,321	24,154
Changes in assets and liabilities:
(Increase) decrease in receivables	(2,334)	(6,142)	1,590
Increase in inventory	(31,261)	(33,259)	(24,658)
Decrease in franchise note receivables	4,649	6,650	11,572
(Increase) decrease in other assets	(471)	6,078	(5,740)
Increase (decrease) in accounts payable	787	(2,853)	3,855
Increase (decrease) in accrued taxes	2,601	2,431	(438)
(Decrease) increase in interest payable	(346)	6,014	64
Increase (decrease) in accrued liabilities	12,342	5,096	(22,559)

Net cash provided by operating activities	74,573	64,186	83,468

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,846)	(20,825)	(28,329)
Proceeds from sale of subsidiary	1,356	—	—
Sales of corporate stores to franchisees	21	23	169
Store acquisition costs	(965)	(733)	(979)
Acquisition of General Nutrition Companies, Inc.	—	—	2,102

Net cash used in investing activities	(23,434)	(21,535)	(27,037)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in GNC Corporation investment in General Nutrition Centers, Inc.	(18,618)	(901)	758
Restricted payment made by General Nutrition Centers, Inc to GNC Corporation Common Stockholders	(49,934)	—	—
(Decrease) increase in cash overdrafts	(927)	919	(347)
Proceeds from senior notes issuance	—	150,000	—
Payments on long-term debt	(41,974)	(187,014)	(3,828)
Financing fees	(1,674)	(4,710)	(1,106)

Net cash used in financing activities	(113,127)	(41,706)	(4,523)

Effect of exchange rate on cash	55	(93)	77

Net increase (decrease) in cash	(61,933)	852	51,985
Beginning balance, cash	86,013	85,161	33,176

Ending balance, cash	$24,080	$86,013	$85,161

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	NATURE OF BUSINESS

General Nature of Business.  General Nutrition Centers, Inc. (“GNC” or the “Company”), a Delaware corporation, is a leading specialty retailer of nutritional supplements, which include: vitamins, minerals and herbal supplements (“VMHS”), sports nutrition products, diet products and other wellness products.

The Company’s organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail; Franchising; and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico and in addition the Company offers products domestically through gnc.com and drugstore.com. Franchise stores are located in the United States and 48 international markets. The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

The processing, formulation, packaging, labeling and advertising of the Company’s products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company’s products are sold.

Acquisition of the Company.  On October 16, 2003, the Company entered into a purchase agreement (the “Purchase Agreement”) with Numico and Numico USA, Inc. to acquire 100% of the outstanding equity interest of General Nutrition Companies, Inc. (“GNCI”) from Numico USA, Inc. on December 5, 2003, (the “Acquisition”). The purchase equity contribution was made by GNC Investors, LLC (“GNC LLC”), an affiliate of Apollo Management LP (“Apollo”), together with additional institutional investors and certain management of the Company. The equity contribution from GNC LLC was recorded by GNC Corporation (our “Parent”). Our Parent utilized this equity contribution to purchase its investment in the Company. The transaction closed on December 5, 2003 and was accounted for under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”.

In November 2006, GNC Parent Corporation, a newly formed holding company of our Parent was created. On February 8, 2007, GNC Parent Corporation, our ultimate parent company at that time, entered into an Agreement and Plan of Merger with GNC Acquisition Inc. and its parent company, GNC Acquisition Holdings Inc. On March 16, 2007, the merger (the “March 2007 Merger”) was consummated. Pursuant to the merger agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation with GNC Parent Corporation surviving the merger. Subsequently on March 16, 2007, GNC Parent was converted into a Delaware limited liability company and renamed GNC Parent LLC. Refer to Note 25, “Subsequent Events,” to our consolidated financial statements included in this report for additional information.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-K and Regulation S-X. The Company’s normal reporting period is based on a calendar year.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Significant Accounting Policies

Principles of Consolidation.  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The equity method of accounting is used for investment ownership ranging from 20% to 50%. Investment ownership of less than 20% is accounted for on the cost method. All material intercompany transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Cash and Cash Equivalents.  The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. The majority of payments due from banks for third-party credit cards process within 24-48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. All credit card transactions are classified as cash and the amounts due from these transactions totaled $3.9 million at December 31, 2006 and $2.6 million at December 31, 2005.

Inventories.  Inventory components consist of raw materials, finished product and packaging supplies. Inventories are stated at the lower of cost or market on a first in/first out (“FIFO”) basis. Cost is determined using a standard costing system which approximates actual costs. The Company regularly reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product. Upon analysis, the Company has established certain valuation allowances to reserve for such inventory. When allowances are considered necessary, after such reviews, the inventory balances are adjusted and reflected net in the accompanying financial statements.

Accounts Receivable and Allowance for Doubtful Accounts.  The Company sells product to its franchisees and, to a lesser extent, various third parties. See the footnote, “Receivables”, for the components of accounts receivable. To determine the allowance for doubtful accounts in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan (as amended)”, factors that affect collectibility from the Company’s franchisees or third-party customers include their financial strength, payment history, reported sales and the overall retail economy. The Company establishes an allowance for doubtful accounts for franchisees based on an assessment of the franchisees’ operations which includes analysis of their operating cash flows, sales levels, and status of amounts due to the Company, such as rent, interest and advertising. In addition, the Company considers the franchisees’ inventory and fixed assets, which the Company can use as collateral in the event of a default by the franchisee. An allowance for international franchisees is calculated based on unpaid, unsecured amounts associated with their receivable balance. An allowance for receivable balances due from third parties is recognized, if considered necessary, based on facts and circumstances. These allowances are deducted from the related receivables and reflected net in the accompanying financial statements.

Notes Receivable.  The Company offers financing to qualified franchisees in connection with the initial purchase of a franchise store. The notes offered by the Company to its franchisees are demand notes, payable monthly over a period ranging from five to seven years. Interest accrues principally at an annual rate that ranges from 9.25% to 13.75%, based on the amount of initial deposit, and is payable monthly. Allowances for these receivables are recognized in accordance with the Company’s policy described in the Accounts Receivable and Allowance for Doubtful Accounts policy.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment.  Property, plant and equipment expenditures are recorded at cost. Depreciation and amortization are recognized using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to eight years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three years. Amortization of improvements to retail leased premises is recognized using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases including renewals that are reasonably assured, whichever period is shorter. Buildings are depreciated over 40 years and building improvements are depreciated over the remaining useful life of the building. The Company records tax depreciation in conformity with the provisions of applicable tax law.

Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and maintenance costs incurred in the normal operations of business are expensed as incurred. Gains from the sale of property, plant and equipment are recognized in current operations.

The Company recognized depreciation expense of property, plant and equipment of $34.6 million, $37.0 million and $34.8 million for the years ended December 31, 2006, 2005 and 2004.

Goodwill and Intangible Assets.  Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. The Company completes its annual impairment test in the fourth quarter. The Company records goodwill and franchise rights upon the acquisition of franchisee stores when the consideration given to the franchisee exceeds the fair value of the identifiable assets acquired and liabilities assumed of the store. This goodwill is accounted for in accordance with the above policy. See the footnote, “Goodwill and Intangible Assets”.

Long-lived Assets.  The Company periodically performs reviews of underperforming businesses and other long-lived assets, including amortizable intangible assets, for impairment pursuant to the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” These reviews may include an analysis of the current operations and capacity utilization, in conjunction with an analysis of the markets in which the businesses are operating. A comparison is performed of the undiscounted projected cash flows of the current operating forecasts to the net book value of the related assets. If it is determined that the full value of the assets may not be recoverable, an appropriate charge to adjust the carrying value of the long-lived assets to fair value may be required.

Revenue Recognition.  The Company operates predominately as a retailer, through Company-owned stores, franchised stores and sales through its website, www.gnc.com and to a lesser extent through wholesale operations. For all years and periods presented herein, the Company has complied with and adopted Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.”

The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company’s point of sale system. Gross revenues are netted (decreased) by actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management’s estimate, which is derived from historical return data. Revenue is deferred on sales of the Company’s Gold Cards and subsequently amortized over 12 months. The length of the amortization period is determined based on matching the discounts associated with the Gold Card program to the revenue deferral during the twelve month membership period. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month. The Company also defers revenue for sales of gift cards until such time the gift cards are redeemed for products.

The Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. See the footnote, “Franchise Revenue”. These revenues are netted by actual franchisee returns and an allowance for projected returns. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are recognized by the Company at the time of a franchise store opening. Interest on the financing of franchisee notes receivable is recognized as it becomes due and payable. Gains from the sale of company-owned stores to franchisees are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate”. This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are satisfied regarding the collectibility of the related receivable and the seller’s remaining obligations. Remaining sources of franchise income, including royalties, are recognized as earned.

The Manufacturing/Wholesale segment sells product primarily to the other Company segments, third-party customers and historically to certain related parties. Revenue is recognized when risk of loss, title and insurable risks have transferred to the customer. The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

Cost of Sales.  The Company purchases products directly from third party manufacturers as well as manufactures its own products. The Company’s cost of sales includes product costs, costs of warehousing and distribution and occupancy costs. The cost of manufactured products includes depreciation expense related to the manufacturing facility and related equipment. The amortization of intangibles is included in cost of sales as the underlying intangibles relates to the Company’s retail and franchise operations.

Vendor Allowances.  The Company enters into two main types of arrangements with certain vendors, the most significant of which results in the Company receiving credits as sales rebates based on arrangements with such vendors (“sales rebates”). The Company also enters into arrangements with certain vendors through which the Company receives rebates for purchases during the year typically based on volume discounts (“volume rebates”). As the right of offset exists under these arrangements, rebates received under both arrangements are recorded as a reduction in the vendors’ accounts payable balances on the balance sheet and represent the estimated amounts due to GNC under the rebate provisions of such contracts. Rebates are presented as a reduction in accounts payable and are immaterial at December 31, 2006 and 2005. The corresponding rebate income is recorded as a reduction of cost of goods sold, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02- 16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. For volume rebates, the appropriate level of such income is derived from the level of actual purchases made by GNC from suppliers. The amount recorded as a reduction to cost of goods sold was $23.8 million, $19.9 million, and $13.8 million for the years ended December 31, 2006, 2005 and 2004.

Distribution and Shipping Costs.  The Company charges franchisees and third-party customers shipping and transportation costs and reflects these charges in revenue. The unreimbursed costs that are associated with these charges are included in cost of sales.

Research and Development.  Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recognized $0.8 million, $0.8 million and $1.7 million in research and development costs for the years ended December 31, 2006, 2005, and 2004. These costs are included in Other SG&A costs in the accompanying financial statements.

Advertising Expenditures.  The Company recognizes advertising, promotion and marketing program costs the first time the advertising takes place with exception to the costs of producing advertising, which are expensed as incurred during production. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising funds from the franchisees and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company recognized $50.7 million, $44.7 million, and $44.0 million in advertising expense for the years ended December 31, 2006, 2005, and 2004.

The Company has a balance of unused barter credits on account with a third-party barter agency. The Company generated these barter credits by exchanging inventory with a third-party barter vendor. In exchange, the barter vendor supplied us with barter credits. We did not record a sale on the transaction as the inventory sold was for expiring products that were previously fully reserved for on our balance sheet. In accordance with the SFAS 153,

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Exchanges of Nonmonetary Assets — an amendment of APB Option No. 29”, a sale is recorded based on either the value given up or the value received, whichever is more easily determinable. The value of the inventory was determined to be zero, as the inventory was fully reserved. Therefore, these credits were not recognized on the balance sheet and are only realized when we purchase services or products through the bartering company. The credits can be used to offset the cost of purchasing services or products. As of December 31, 2006 and 2005, the available credit balance was $8.5 and $9.5 million, respectively. The barter credits are available for use through March 31, 2009.

Other Expense/Income.  Other expense for the year ended December 31, 2006 was $1.2 million, as a result of the loss on the sale of our Australian subsidiary. Other income for the year ended December 31, 2005 was $2.5 million, which was the recognition of transaction fee income related to the transfer of our Australian franchise rights.

Leases.  The Company has various operating leases for company-owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. These reimbursements are amortized by the Company as an offset to rent expense over the life of the related lease. The Company determines the period used for the straight-line rent expense for leases with option periods and conforms it to the term used for amortizing improvements.

The Company leases a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to “fee-in-lieu-of-taxes” arrangements with the counties in which the facilities are located, but the Company retains the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. As part of a tax incentive arrangement, the Company assigned the facilities to the counties and leases them back under operating leases. The Company leases the facilities from the counties where located, in lieu of paying local property taxes. Upon exercising its right to purchase the facilities back from the counties, the Company will be subject to the applicable taxes levied by the counties. In accordance with SFAS No. 98, “Accounting for Leases,” the purchase option in the lease agreements prevent sale-leaseback accounting treatment. As a result, the original cost basis of the facilities remains on the balance sheet and continues to be depreciated.

The Company leases a 210,000 square foot distribution center in Leetsdale, Pennsylvania and an 112,000 square foot distribution center in Phoenix, Arizona. The Company conducts additional manufacturing that it performs for wholesalers or retailers of third-party products, and until the sale of the Australia facility, had additional warehousing at leased facilities located in New South Wales, Australia. The Company also has operating leases for its fleet of distribution tractors and trailers and fleet of field management vehicles. In addition, the Company also has a minimal amount of leased office space in California, Florida, Delaware and Illinois. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease. See the footnote, “Long-Term Lease Obligations.”

Lease Accounting Correction.  Like other companies in the retail industry, in the first quarter of 2005, the Company reviewed its accounting practices and policies with respect to leasing transactions. Following that review the Company corrected an error in our 2004 and prior lease accounting practices to conform the period used to determine straight-line rent expense for leases with option periods with the term used to amortize improvements. The Company recognized a one-time non-cash rent charge of $0.9 million pre-tax, ($0.6 million after tax) in the fourth quarter of 2004. The charge was cumulative and primarily related to prior periods. As the correction relates solely to accounting treatment, it does not affect historical or future cash flows or the timing of payments under the related leases. The effect on the Company’s current or prior results of operations, cash flows and financial position was immaterial.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies.  In Accordance with SFAS No. 5, “Accounting for Contingencies (as amended)” The Company accrues a loss contingency if it is probable and can be reasonably estimated that an asset had been impaired or a liability had been incurred at the date of the financial statements if those financial statements have not been issued.. If both of the conditions above are not met, or if an exposure to loss exists in excess of the amount accrued, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred. The Company accrues costs that are part of legal settlements when the settlement is determined by the court or is probable.

Pre-Opening Expenditures.  The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

Deferred Financing Fees.  Costs related to the financing of the Senior Subordinated Notes, Senior Notes and the senior credit facility were capitalized and are being amortized over the term of the respective debt. Accumulated amortization as of December 31, 2005 and 2004 is $5.8 million and $3.0 million, respectively.

Income Taxes.  The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” As prescribed by SFAS No. 109, the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See the footnote, “Income Taxes.”

For the year ended December 31, 2006 the Company will file a consolidated federal income tax return. For state income tax purposes, the Company will file on both a consolidated and separate return basis in the states in which it conducts business. The Company filed in a consistent manner for the year ended December 31, 2005 and 2004.

Self-Insurance.  The Company has procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. The Company is self-insured for such areas as: (1) medical benefits; (2) worker’s compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to the Company’s tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. We are not insured for certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. The Company’s associated liability for this self-insurance was not significant as of December 31, 2005 and 2004. Prior to the Acquisition, GNCI was included as an insured under several of Numico’s global insurance policies.

The Company carries product liability insurance with a retention of $1.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company carries general liability insurance with retention of $100,000 per claim with an aggregate cap on retained losses of $600,000. The majority of the Company’s workers’ compensation and auto insurance are in a deductible/retrospective plan. The Company reimburses the insurance company for the workers compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from Company employees. The Company maintains a specific stop loss provision of $250,000 per individual per plan year with a maximum lifetime benefit limit of $2.0 million per individual. The Company has no additional liability once a participant exceeds the $2.0 million ceiling. The Company’s liability for medical claims is included as a component of accrued benefits in the “Accrued Payroll and Related Liabilities” footnote and was $2.4 million and $3.0 million as of December 31, 2006 and 2005, respectively.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Compensation.  The Company adopted SFAS No. 123(R) effective January 1, 2006. The Company selected the modified prospective method, which does not require adjustment to prior period financial statements and measures expected future compensation cost for stock-based awards at fair value on grant date. The Company utilizes the Black-Scholes model to calculate the fair value of options under SFAS No. 123(R), which is consistent with disclosures previously included in prior year financial statements under SFAS No. 123 “Accounting for Stock-Based Compensation”, (“SFAS No. 123”). The resulting compensation cost is recognized in the Company’s financial statements over the option vesting period.

Prior to the adoption of SFAS No. 123(R) and as permitted under SFAS No. 123 the Company measured compensation expense related to stock options in accordance with APB No. 25 and related interpretations which use the intrinsic value method. If compensation expense were determined based on the estimated fair value of options granted, consistent with the fair market value method in SFAS No. 123, its net income for the years ended December 31, 2004 and 2005 would be reduced to the pro forma amounts indicated in our “Stock-Based Compensation Plans” note.

Foreign Currency.  For all foreign operations, the functional currency is the local currency. In accordance with SFAS No. 52, “Foreign Currency Translation”, assets and liabilities of those operations, denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. In accordance with SFAS No. 130, “Reporting Comprehensive Income,” translation adjustments are recognized as a separate component of stockholders’ equity (deficit) in other comprehensive income. At December 31, 2006 and 2005, the accumulated foreign currency gain amount was $2.0 million and $1.2 million, respectively. Gains or losses resulting from foreign currency transactions are included in results of operations.

Recently Issued Accounting Pronouncements.

In February 2007, the Financial Accounting Standards Board, (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We continue to evaluate the adoption of SFAS 159 and its impact on our consolidated financial statements or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements SFAS No. 157” (“SFAS No. 157”). Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company continues to evaluate the adoption of SFAS No. 157 and its impact on its consolidated financial statements or results of operations.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This bulletin expresses the SEC’s views regarding the process of quantifying financial statement misstatements. The interpretations in this bulletin were issued to address diversity in practice in quantifying financial statement misstatements and the potential, under current practice, for the build up of improper amounts on the balance sheet. This statement is effective for annual

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial statements with years ending December 31, 2006. We continue to evaluate the adoption of SAB 108 and its impact on our consolidated financial statements or results of operations. The Company has adopted SAB 108 for the year ended December 31, 2006. The Company has evaluated the effects of applying SAB 108 and have determined that its adoption does not have a material impact to its consolidated financial statements or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We continue to evaluate the adoption of FIN 48 and its impact on our consolidated financial statements or results of operations.

In March 2006, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF Abstract Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF 06-03”), that clarifies how a company discloses its recording of taxes collected that are imposed on revenue producing activities. EITF 06-03 is effective for the first interim reporting period beginning after December 15, 2006. The Company has evaluated the effects of applying EITF 06-03 and have determined that its adoption does not have a material impact to its consolidated financial statements or results of operations.

NOTE 3.	RECEIVABLES

Receivables at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Trade receivables	$68,992	$69,880
Other	5,666	9,648
Allowance for doubtful accounts	(3,466)	(8,898)
Related party	3,635	1,809

	$74,827	$72,439

NOTE 4.	INVENTORIES

Inventories at each respective period consisted of the following:

	December 31, 2006
			Net Carrying
	Gross Cost	Reserves	Value
	(In thousands)

Finished product ready for sale	$280,722	$(8,677)	$272,045
Work-in-process, bulk product and raw materials	44,630	(2,119)	42,511
Packaging supplies	4,826	—	4,826

	$330,178	$(10,796)	$319,382

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005
			Net Carrying
	Gross Cost	Reserves	Value
	(In thousands)

Finished product ready for sale	$257,525	$(10,025)	$247,500
Work-in-process, bulk product and raw materials	48,513	(2,128)	46,385
Packaging supplies	4,281	—	4,281

	$310,319	$(12,153)	$298,166

NOTE 5.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities at each respective period consisted of the following:

	December 31, 2006			December 31, 2005
	Assets	Liabilities	Net	Assets	Liabilities	Net
	(In thousands)

Deferred tax:
Current assets (liabilities):
Operating reserves	$3,956	$—	$3,956	$6,303	$—	$6,303
Inventory capitalization	4,191	—	4,191	—	(595)	(595)
Deferred revenue	11,804	—	11,804	10,394	—	10,394
Prepaid expenses	—	(8,289)	(8,289)	—	(8,060)	(8,060)
Accrued worker compensation	2,774	—	2,774	3,481	—	3,481
Stock compensation	1,061	—	1,061	230	—	230
Other	1,811	(570)	1,241	2,116	(8)	2,108

Total current	$25,597	$(8,859)	$16,738	$22,524	$(8,663)	$13,861
Non-current assets (liabilities):
Intangibles	$—	$(14,282)	$(14,282)	$—	$(9,777)	$(9,777)
Fixed assets	14,709	—	14,709	9,370	—	9,370
Other:	3,407	(3,159)	248	3,766	(3,314)	452

Total non-current	$18,116	$(17,441)	$675	$13,136	$(13,091)	$45

Total net deferred taxes	$43,713	$(26,300)	$17,413	$35,660	$(21,754)	$13,906

As of December 31, 2006, the Company believes, based on current available evidence, that future income will be sufficient to utilize the entire net deferred tax assets. For the years ending December 31, 2006, 2005, and 2004, deferred tax assets relating to state tax net operating losses (NOLs) in the amount of $13.2 million, $11.6 million and $7.2 million, respectively have been fully reserved. The Company believes that these NOLs, with lives ranging from five to twenty years, will not be utilizable prior to their expiration.

Deferred income taxes were not provided on cumulative undistributed earnings of international subsidiaries. At December 31, 2006, unremitted earnings of the Company’s non-U.S. subsidiaries were determined to be permanently reinvested.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income before income taxes consists of the following components:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Domestic	$56,453	$26,435	$64,227
Foreign	3,148	3,112	3,498

Total income before income taxes	$59,601	$29,547	$67,725

Income tax expense/(benefit) for all periods consisted of the following components:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Current:
Federal	$21,675	$7,024	$558
State	2,299	1,255	258
Foreign	1,840	1,281	108

	25,814	9,560	924
Deferred:
Federal	$(3,695)	$1,172	$22,365
State	107	149	1,852
Foreign	—	—	(63)

	(3,588)	1,321	24,154

Income tax expense	$22,226	$10,881	$25,078

The following table summarizes the differences between the Company’s effective tax rate for financial reporting purposes and the federal statutory tax rate.

	Year Ended December 31,
	2006	2005	2004

Percent of pretax earnings:
Statutory federal tax rate	35.0%	35.0%	35.0%
Increase/(decrease):
Other permanent differences	(1.1)%	(2.4)%	(0.4)%
State income tax, net of federal tax benefit	3.5%	3.9%	2.4%
Other	(0.1)%	0.3%	—

Effective income tax rate	37.3%	36.8%	37.0%

According to the Purchase Agreement, Numico has agreed to indemnify the Company for any subsequent tax liabilities arising from periods prior to the Acquisition.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6.	OTHER CURRENT ASSETS

Other current assets at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Current portion of franchise note receivables	$2,905	$3,727
Less: allowance for doubtful accounts	(22)	(105)
Prepaid Rent	12,009	11,696
Prepaid insurance	5,406	6,538
Other current assets	9,600	8,970

	$29,898	$30,826

NOTE 7.	GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS

For the years ended December 31, 2006 and 2005, the Company completed its annual valuation of the carrying value of its indefinite-lived intangible assets. As a result of valuations performed, as of October 1, 2006 and 2005, the Company did not have an impairment charge for goodwill and indefinite-lived intangibles in accordance with SFAS No. 142 for the years ended December 31, 2006 and 2005.

For the years ended December 31, 2006 and 2005, the Company acquired 73 and 101 franchise stores, respectively. These acquisitions were accounted for utilizing the purchase method of accounting. The total purchase price associated with these acquisitions was $3.6 million and $2.4 million for the years ended December 31, 2006 and 2005, respectively, of which $0.5 million and $0.7 million was paid in cash.

Goodwill associated with these acquisitions was $0.9 million for the year ended December 31, 2006. In accordance with EITF 04-01, “Accounting for Preexisting Relationships between the Parties to a Business Combination,” the Company recognized $1.0 million in acquired franchise rights during the year ended December 31, 2006 associated with these acquisitions. As a result of these acquisitions, the Company reclassified $2.8 million of goodwill and $7.8 million of brand intangibles from the franchise segment to the retail segment during the year ended December 31, 2006. The reclassification was determined based on the relative fair value of the acquired franchise stores.

In connection with the Acquisition, fair values were assigned to various other intangible assets as of December 5, 2003. The Company’s brands were assigned a fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned a fair value reflecting the opportunity to expand the Company stores within a major drug store chain and on military facilities. A fair value was assigned to the operating agreements with the Company’s franchisees, both domestic and international, to operate stores for a contractual period. Fair values were assigned to the Company’s manufacturing and wholesale segments for production and continued sales to certain customers.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s goodwill activity.

			Manufacturing/
	Retail	Franchising	Wholesale	Total
	(In thousands)

Goodwill balance at December 31, 2004	$17,634	$60,505	$446	$78,585
Additions: Acquired franchise stores	1,524	—	—	1,524
Reclassification: Due to franchise store acquisitions	3,812	(3,812)	—	—

Balance at December 31, 2005	22,970	56,693	446	80,109
Additions: Acquired franchise stores	913	—	—	913
Reclassification: Due to franchise store acquisitions	2,795	(2,795)	—	—

Balance at December 31, 2006	$26,678	$53,898	$446	$81,022

Intangible assets other than goodwill consisted of the following at each respective period.

	Gold	Retail	Franchise	Operating	Franchise
	Card	Brand	Brand	Agreements	Rights	Total
	(In thousands)

Balance at December 31, 2004	1,413	49,000	163,000	27,239	—	240,652
Additions: Acquired franchise stores	—	—	—	—	1,798	1,798
Reclassification: Due to franchise store acquisitions	—	10,659	(10,659)	—		—
Amortization expense	(899)	—	—	(2,943)	(148)	(3,990)

Balance at December 31, 2005	$514	$59,659	$152,341	$24,296	$1,650	$238,460
Additions: Acquired franchise stores	—	—	—	—	1,197	1,197
Reclassification: Due to franchise store acquisitions	—	7,817	(7,817)	—	—	—
Amortization expense	(514)	—	—	(2,944)	(1,137)	(4,595)

Balance at December 31, 2006	$—	$67,476	$144,524	$21,352	$1,710	$235,062

The following table represents the gross carrying amount and accumulated amortization for each major intangible asset:

	Estimated	December 31, 2006			December 31, 2005
	Life in		Accumulated	Carrying		Accumulated	Carrying
	Years	Cost	Amortization	Amount	Cost	Amortization	Amount
				(In thousands)

Brands — retail	—	$67,476	$—	$67,476	$59,659	$—	$59,659
Brands — franchise	—	144,524	—	144,524	152,341	—	152,341
Gold card — retail	3	2,230	(2,230)	—	2,230	(1,784)	446
Gold card — franchise	3	340	(340)	—	340	(272)	68
Retail agreements	5-10	8,500	(3,627)	4,873	8,500	(2,447)	6,053
Franchise agreements	10-15	21,900	(5,421)	16,479	21,900	(3,657)	18,243
Franchise rights	1-5	2,995	(1,285)	1,710	1,798	(148)	1,650

		$247,965	$(12,903)	$235,062	$246,768	$(8,308)	$238,460

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents future estimated amortization expense of intangible assets with finite lives:

Estimated
Amortization
Years Ending December 31,	Expense
(In thousands)

2007	3,773
2008	3,381
2009	2,514
2010	2,416
2011	2,314
Thereafter	8,664

Total	$23,062

NOTE 8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Land, buildings and improvements	$60,283	$60,198
Machinery and equipment	79,488	71,575
Leasehold improvements	52,859	47,314
Furniture and fixtures	59,741	54,514
Software	15,075	13,428
Construction in progress	1,262	1,967

Total property, plant and equipment	$268,708	$248,996
Less: accumulated depreciation	(100,000)	(69,514)

Net property, plant and equipment	$168,708	$179,482

General Nutrition, Incorporated, a subsidiary of the Company, is a 50% limited partner in a partnership that owns and manages the building that houses the Company’s corporate headquarters. The Company occupies the majority of the available lease space of the building. The general partner is responsible for the operation and management of the property and reports the results of the partnership to the Company. The Company has consolidated the limited partnership, net of elimination adjustments, in the accompanying financial statements. No minority interest has been reflected in the accompanying financial statements as the partnership has sustained cumulative net losses from inception through December 31, 2006.

NOTE 9.	OTHER LONG-TERM ASSETS

Other assets at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Long-term franchise notes receivables	$3,912	$9,028
Long-term deposit	3,105	2,702
Allowance for doubtful accounts	(893)	(1,616)

	$6,124	$10,114

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Annual maturities of the Company’s long term and current (see current portion in Note 6, “Other Current Assets”) franchise notes receivable at December 31, 2006 are as follows:

Years Ending December 31,	Receivables
(In thousands)

2007	$2,891
2008	2,058
2009	804
2010	198
2011	68
Thereafter	637

Total	$6,656

NOTE 10.	ACCOUNTS PAYABLE

Accounts payable at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Trade payables	$99,984	$99,532
Cash overdrafts	4,137	5,063

Total	$104,121	$104,595

NOTE 11.	ACCRUED PAYROLL AND RELATED LIABILITIES

Accrued payroll and related liabilities at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Accrued payroll	$23,871	$15,274
Accrued taxes & benefits	7,117	5,538

Total	$30,988	$20,812

NOTE 12.	OTHER CURRENT LIABILITIES

Other current liabilities at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Deferred revenue	$32,821	$28,555
Accrued occupancy	4,428	4,127
Accrued worker compensation	7,806	9,725
Accrued taxes	7,887	7,691
Other current liabilities	13,035	14,695

Total	$65,977	$64,793

Deferred revenue consists primarily of Gold Card and gift card deferrals.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13.	LONG-TERM DEBT / INTEREST

Long-term debt at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Senior credit facility	$55,290	$96,168
8 5/8% Senior Notes	150,000	150,000
8 1/2% Senior Subordinated Notes	215,000	215,000
Mortgage	11,065	12,167
Capital leases	—	26
Less: current maturities	(1,765)	(2,117)

Total	$429,590	$471,244

At December 31, 2006, the Company’s total debt principal maturities are as follows:

	Senior	8 5/8%	8 1/2% Senior	Mortgage
	Credit	Senior	Subordinated	Loan/Capital
Years Ending December 31,	Facility	Notes	Notes	Leases	Total
	(In thousands)

2007	$570	$—	$—	$1,195	$1,765
2008	570	—	—	1,281	1,851
2009	54,150	—	—	1,373	55,523
2010	—	—	—	1,472	1,472
2011	—	—	215,000	1,577	216,577
Thereafter	—	150,000	—	4,167	154,167

	$55,290	$150,000	$215,000	$11,065	$431,355

Prior to 1999, GNCI moved its corporate offices into a new building and financed the move with its internal cashflow and a credit facility. Subsequent to the move, in May 1999, GNCI secured a mortgage through the 50%-owned partnership that owns and manages the building. The original principal amount was $17.9 million, which carries a fixed annual interest rate of 6.95%, with principal and interest payable monthly over a period of 15 years. In conjunction with the Acquisition, the Company assumed the outstanding balance of this mortgage as part of the purchase price. The outstanding balance as of December 31, 2006 was $11.1 million.

The Company’s net interest expense for each respective period is as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Senior credit facility
Term Loan	$7,327	$6,646	$12,932
Revolver	639	613	553
8 5/8% Senior Notes	12,938	12,327	—
8 1/2% Senior Subordinated Notes	18,275	18,275	18,224
Deferred financing fees	3,856	2,825	2,772
Deferred fee writedown — early extinguishment	—	3,890	—
Mortgage	628	890	955
Interest income — other	(4,095)	(2,388)	(1,004)

Interest expense, net	$39,568	$43,078	$34,432

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued interest at each respective period consisted of the following:

	December 31,	December 31,
	2006	2005
	(In thousands)

Senior credit facility	$43	$389
8 5/8% Senior Notes	5,965	5,965
8 1/2% Senior subordinated Notes	1,523	1,523

Total	$7,531	$7,877

Senior Credit Facility.  In connection with the Acquisition, the Company entered into a senior credit facility with a syndicate of lenders. Our Parent and our domestic subsidiaries have guaranteed our obligations under the senior credit facility. The senior credit facility at December 31, 2004 consisted of a $285.0 million term loan facility and a $75.0 million revolving credit facility. This facility was subsequently amended in December 2004. In January 2005, as a stipulation of the December 2004 amendment, we used the net proceeds of their Senior Notes offering of $145.6 million, together with $39.4 million of cash on hand, to repay a portion of the indebtedness under the prior $285.0 million term loan facility. At December 31, 2006, the amended credit facility consisted of a $55.3 million term loan facility and a $75.0 million revolving credit facility. See the “Senior Notes” section below.

The senior credit facility is secured by first priority perfected security interests in primarily all of the Company’s assets and also the assets of the subsidiary guarantors, except that the capital stock of the first-tier foreign subsidiaries is secured only up to 65%. All borrowings under the senior credit facility bear interest at a rate per annum equal to either (a) the greater of the prime rate as quoted on the British Banking Association Telerate, and the federal funds effective rate plus one half percent per annum, plus in each case, additional margins of 2.0% per annum for both the term loan facility and the revolving credit facility, or (b) the Eurodollar rate plus additional margins of 3.0% per annum for both the term loan facility and the revolving credit facility. In addition to paying the above stated interest rates, we are also required to pay a commitment fee relating to the unused portion of the revolving credit facility at a rate of 0.5% per annum. The senior credit facility, as amended, matures on December 5, 2009 and permits us to prepay a portion or all of the outstanding balance without incurring penalties. The revolving credit facility matures on December 5, 2008. Interest on the term loan facility is payable quarterly in arrears and at December 31, 2006 and 2005, carried an average interest rate of 8.1% and 7.4%, respectively. The senior credit facility contains covenants including financial tests (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations such as the Company’s and its subsidiaries ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. The senior credit facility also contains covenants requiring the Company to submit to each agent and lender certain audited financial reports within 90 days of each fiscal year end and certain unaudited statements within 45 days after the end of each quarter. The Company is also required to submit to the Administrative Agent monthly management sales and revenue reports.

The Company issues letters of credit as a guarantee of payment to third-party vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. The revolving credit facility allows for $50.0 million of the $75.0 million revolving credit facility to be used as collateral for outstanding letters of credit. The Company pays interest based on the aggregate available amount of the credit facility at a per annum rate equal to the applicable margin in effect with respect to the Eurodollar loan rate. As of December 31, 2006, this rate was 0.5%. The Company also pays an additional interest rate of 1/4 of 1% per annum on all outstanding letters of credit issued. As of December 31, 2006 and 2005, $9.3 million and $8.6 million, respectively, of the revolving credit facility was utilized to secure letters of credit.

Senior Notes.  In January 2005, the Company issued $150.0 million of its Senior Notes. The Senior Notes mature on January 15, 2011, and bear interest at the rate of 8 5/8% per annum, which is payable semi-annually in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrears on January 15 and July 15 of each year, beginning with the first payment due on July 15, 2005. We used the net proceeds of this offering of $145.6 million, together with $39.4 million of cash on hand, to repay a portion of the indebtedness under the prior $285.0 million term loan facility. Prior to January 15, 2008, under certain circumstances, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price of 108.625% of the principal amount, plus any accrued and unpaid interest. Under certain circumstances, the Company may also redeem all or part of the Senior Notes on or after January 15, 2008 according to the following redemption table, which includes the principal amount plus accrued and unpaid interest:

Redemption
Period	Price

2008	104.313%
2009	102.156%
2010 and after	100.000%

The Senior Notes are general unsecured obligations and are guaranteed on a senior basis by certain of the Company’s domestic subsidiaries and rank secondary to the Company’s senior credit facility. The Senior Notes contain covenants including certain limitations and restrictions on the Company’s ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers, and declare or pay dividends. The Senior Notes also contain covenants requiring the Company to submit to the Trustee or holders of the notes certain financial reports that would be required to be filed with the SEC. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

Senior Subordinated Notes.  In conjunction with the Acquisition, the Company issued $215.0 million of its Senior Subordinated Notes. The Senior Subordinated Notes mature on December 1, 2010, and bear interest at the rate of 8 1/2% per annum, which is payable semi-annually in arrears on June 1 and December 1 of each year, beginning with the first payment due on June 1, 2004. Prior to December 1, 2006, under certain circumstances, the Company may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes at a redemption price of 108.50% of the principal amount, plus any accrued and unpaid interest. Under certain circumstances, the Company may also redeem all or part of the Senior Subordinated Notes on or after December 1, 2007 according to the following redemption table, which includes the principal amount plus accrued and unpaid interest:

Redemption
Period	Price

2007	104.250%
2008	102.125%
2009 and after	100.000%

The Senior Subordinated Notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company’s domestic subsidiaries and rank secondary to the Company’s senior credit facility and Senior Notes. The Senior Subordinated Notes contain covenants including certain limitations and restrictions on the Company’s ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers and declare or pay dividends. The Senior Subordinated Notes also contain covenants requiring the Company to submit to the Trustee or holders of the notes certain financial reports that would be required to be filed with the SEC. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

The Senior Notes and Senior Subordinated Notes contain events of default, including: (i) a default in any required payment of interest, principal, or premium (ii) the failure to comply with its obligations under the covenants (iii) the failure to comply with its agreements contained in the notes or the indenture; (iv) the failure to pay any Indebtedness because of a default relating to the Cross Acceleration Provision; (v) events of bankruptcy, insolvency or reorganization; (vi) the rendering of any material judgments (vii) the failure of any Guarantee of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

notes. If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of GNC, occurs and is continuing, the Trustee, may declare the principal of and accrued but unpaid interest on all of such notes to be due and payable immediately. The Senior Notes and Senior Subordinated Notes contain customary covenants including certain limitations and restrictions on the Company’s ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers, and declare or pay dividends. At December 31, 2006 the Company was in compliance with its covenant reporting and compliance requirements under the Senior Notes and Senior Subordinated Notes in all material respects.

In November 2006, GNC Parent Corporation, a newly formed holding company of our Parent, completed an offering of $425.0 million Floating Rate Senior PIK Notes that will mature in 2011. In connection with this issuance and the redemption by our Parent of its Series A preferred stock on December 4, 2006, the Company paid a $19.0 million dividend to our Parent to fund a portion of the preferred stock redemption price and repaid $40.0 million of the debt outstanding under the then existing senior credit facility. In addition, the Company made discretionary payments to Parent’s vested option holders in December 2006 totaling approximately $17.2 million.

NOTE 14.	FINANCIAL INSTRUMENTS

At December 31, 2006 and 2005, the Company’s financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recognized according to Company policy. The carrying amount of senior credit facility and mortgage is considered to approximate fair value since they carry an interest rate that is currently available to the Company for issuance of debt with similar terms and remaining maturities. The Company determined the estimated fair values by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)

Cash and cash equivalents	$24,080	$24,080	$86,013	$86,013
Receivables	74,827	74,827	72,439	72,439
Franchise notes receivable	5,902	5,902	11,034	11,034
Accounts payable	104,121	104,121	104,595	104,595
Long term debt	431,355	445,143	473,361	433,611

NOTE 15.	LONG-TERM LEASE OBLIGATIONS

The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels (“Percent Rent”). According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lease expenses relate to and include distribution facilities, transportation equipment, data processing equipment and automobiles.

As the Company is the primary lessee for the majority of the franchise store locations, it is ultimately liable for the lease payments to the landlord. The Company makes the payments to the landlord directly, and then bills the franchisee for reimbursement of this cost. If a franchisee defaults on its sub-lease and its sub-lease is terminated, the Company has in the past converted, and expects in the future to, convert any such franchise store into a corporate store and fulfill the remaining lease obligation.

The composition of the Company’s rental expense for all periods presented included the following components:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Retail stores:
Rent on long-term operating leases, net of sublease income	$99,194	$96,952	$94,998
Landlord related taxes	14,920	13,678	12,951
Common operating expenses	28,143	26,619	27,097
Percent rent	12,035	9,571	8,943

	154,292	146,820	143,989
Truck fleet	4,295	4,413	4,943
Other	10,505	10,131	10,107

	$169,092	$161,364	$159,039

Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2006 are as follows:

	Company	Franchise
	Retail	Retail		Sublease
	Stores	Stores	Other	Income	Total
	(In thousands)

2007	89,849	31,893	7,299	(31,893)	97,148
2008	68,620	22,913	5,968	(22,913)	74,588
2009	48,681	13,016	4,679	(13,016)	53,360
2010	34,271	6,782	4,145	(6,782)	38,416
2011	22,804	2,972	3,257	(2,972)	26,061
Thereafter	36,831	2,522	4,337	(2,522)	41,168

	$301,056	$80,098	$29,685	$(80,098)	$330,741

NOTE 16.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is engaged in various legal actions, claims and proceedings arising out of the normal course of business, including claims related to breach of contracts, product liabilities, intellectual property matters and employment-related matters resulting from the Company’s business activities. As is inherent with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess its requirement to account for additional contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company is currently of the opinion that the amount of any potential liability

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from these actions, when taking into consideration the Company’s general and product liability coverage, and the indemnification provided by Numico under the Purchase Agreement, will not have a material adverse impact on its financial position, results of operations or liquidity. However, if the Company is required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on its financial condition and operating results.

As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse impact on its financial condition and operating results. The Company currently maintains product liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as additional insured under most of such parties’ insurance policies. The Company is also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

Ephedra (Ephedrine Alkaloids).  As of December 31, 2006, the Company has been named as a defendant in 92 pending cases involving the sale of third-party products that contain ephedra. Of those cases, one involves a proprietary GNC product. Ephedra products have been the subject of adverse publicity and regulatory scrutiny in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. In early 2003, the Company instructed all of its locations to stop selling products containing ephedra that were manufactured by GNC or one of its affiliates. Subsequently, the Company instructed all of its locations to stop selling any products containing ephedra by June 30, 2003. In April 2004, the FDA banned the sale of products containing ephedra. All claims to date have been tendered to the third-party manufacturer or to the Company insurer and the Company has incurred no expense to date with respect to litigation involving ephedra products. Furthermore, the Company is entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra sold prior to December 5, 2003. All of the pending cases relate to products sold prior to such time and, accordingly, the Company is entitled to indemnification from Numico for all of the pending cases.

Pro-Hormone/Androstenedione Cases.  The Company is currently defending against certain class action lawsuits (the “Andro Actions”) relating to the sale by GNC of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, “Andro Products”). In each case, plaintiffs seek to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased certain nutritional supplements from us alleged to contain one or more Andro Products. The original state court proceedings for the Andro Actions include the following:

•	Harry Rodriguez v. General Nutrition Companies, Inc. (previously pending in the Supreme Court of the State of New York, New York County, New York, Index No. 02/126277). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 6, 2002, alleged claims for unjust enrichment, violation of General Business Law Section 349 (misleading and deceptive trade practices), and violation of General Business Law Section 350 (false advertising). On July 2, 2003, the court granted part of the GNC motion to dismiss and dismissed the unjust enrichment cause of action. On January 4, 2006, the court conducted a hearing on the GNC motion for summary judgment and plaintiffs’ motion for class certification, both of which remain pending.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Everett Abrams v. General Nutrition Companies, Inc. (previously pending in the Superior Court of New Jersey, Mercer County, New Jersey, Docket No. L-3789-02). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 20, 2002, alleged claims for false and deceptive marketing and omissions and violations of the New Jersey Consumer Fraud Act. On November 18, 2003, the court signed an order dismissing plaintiff’s claims for affirmative misrepresentation and sponsorship with prejudice. The claim for knowing omissions remains pending.

•	Shawn Brown, Ozan Cirak, Thomas Hannon, and Luke Smith v. General Nutrition Companies, Inc. (previously pending in the 15th Judicial Circuit Court, Palm Beach County, Florida, Index. No. CA-02-14221AB). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about November 27, 2002, alleged claims for violations of the Florida Deceptive and Unfair Trade Practices Act, unjust enrichment, and violation of Florida Civil Remedies for Criminal Practices Act. These claims remain pending.

•	Andrew Toth v. General Nutrition Companies, Inc., et al. (previously pending in the Common Pleas Court of Philadelphia County, Philadelphia, Class Action No. 02-703886). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 8, 2003, alleged claims for violations of the Unfair Trade Practices and Consumer Protection Law, and unjust enrichment. The court denied the plaintiffs’ motion for class certification, and that order has been affirmed on appeal. Plaintiffs thereafter filed a petition in the Pennsylvania Supreme Court asking that the court consider an appeal of the order denying class certification. The Pennsylvania Supreme Court denied the petition after the case against GNC was removed as described below.

•	David Pio and Ty Stephens, individually and on behalf of all others similarly situated v. General Nutrition Companies, Inc. (previously pending in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 02-CH-14122). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 4, 2004, alleged claims for violations of the Illinois Consumer Fraud Act, and unjust enrichment. The motion for class certification was stricken, but the court afforded leave to the plaintiffs to file another motion. Plaintiffs have not yet filed another motion.

•	Santiago Guzman, individually, on behalf of all others similarly situated, and on behalf of the general public v. General Nutrition Companies, Inc. (previously pending on the California Judicial Counsel Coordination Proceeding No. 4363, Los Angeles County Superior Court). Plaintiffs filed this putative class action on or about February 17, 2004. The Second Amended Complaint, filed on or about November 27, 2006, alleged claims for violations of the Consumers Legal Remedies Act, violation of the Unfair Competition Act, and unjust enrichment. These claims remain pending.

On April 17 and 18, 2006, GNCI filed pleadings seeking to remove each of the Andro Actions to the respective federal district courts for the districts in which the respective Andro Actions are pending. At the same time, GNCI filed motions seeking to transfer each of the Andro Actions to the United States District Court for the Southern District of New York so that they may be consolidated with the recently-commenced bankruptcy case of MuscleTech Research and Development, Inc. and certain of its affiliates, which is currently pending in the Superior Court of Justice, Ontario, Canada under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, Case No. 06-CL-6241, with a related proceeding styled In re MuscleTech Research and Development, Inc., et al., Case No. 06 Civ 538 (JSR) and pending in district court in the Southern District of New York pursuant to chapter 15 of title 11 of the United States Code. The Company believes that the pending Andro Actions are related to MuscleTech’s bankruptcy case by virtue of the fact that MuscleTech is contractually obligated to indemnify GNC for certain liabilities arising from the standard product indemnity stated in our purchase order terms and conditions or otherwise under state law. In response to GNCI’s removal and motions to transfer, the New York, Florida, New Jersey, and Pennsylvania suits are pending before or being transferred to the United States District Court for the Southern District of New York. The California suit and the Illinois suit have been remanded to state court.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Class Action Settlement.  Five class action lawsuits were filed against us in the state courts of Alabama, California, Illinois, and Texas with respect to claims that the labeling, packaging, and advertising with respect to a third-party product sold by the Company were misleading and deceptive. The Company denied any wrongdoing and is pursuing indemnification claims against the manufacturer. As a result of mediation, the parties agreed to a national settlement of the lawsuits, which has been approved by the court. Notice to the class has been published in mass advertising media publications. In addition, notice has been mailed to approximately 2.4 million GNC Gold Card members. Each person who purchased the third-party product and who is part of the class and who presented a cash register receipt or original product packaging will receive a cash reimbursement equal to the retail price paid, net of sales tax. Class members who purchased the product, but who do not have a cash register receipt or original product packaging, were given an opportunity to submit a signed affidavit that would then entitle them to receive one or more coupons. The deadline for submission of register receipts, original product packaging, or signed affidavits, was January 5, 2007. The number of coupons will be based on the total amount of purchases of the product subject to a maximum of five coupons per purchaser. Each coupon will have a cash value of $10.00 valid toward any purchase of $25.00 or more at a GNC store. The coupons will not be redeemable by any GNC Gold Card member during Gold Card Week and will not be redeemable for products subject to any other price discount. The coupons are to be redeemed at point of sale and are not mail-in rebates. They will be redeemable for a 90-day period from the date of issuance. The Company also agreed to donate 100,000 coupons to the United Way. In addition to the cash reimbursements and coupons, as part of the settlement the Company paid legal fees of approximately $1.0 million and incurred advertising and postage costs of approximately $0.4 million in 2006. Additionally, as of December 31, 2006, an accrual of $0.3 million existed for additional advertising and postage costs related to the notification letters. The deadline for class members to opt out of the settlement class or object to the terms of the settlement was July 6, 2006. A final fairness hearing took place on January 27, 2007. Due to the uncertainty that exists as to the extent of future sales to the purchasers, the coupons are an incentive for the purchasers to buy products or services from the Company (at a reduced gross margin). Accordingly, the Company will recognize the settlement by reducing revenue in future periods when the purchasers utilize the coupons.

Nutrition 21.  On June 23, 2005, General Nutrition Corporation, one of the Company’s wholly owned subsidiaries, was sued by Nutrition 21, LLC in the United States District Court for the Eastern District of Texas. Nutrition 21 alleged that the GNC subsidiary has infringed, and was continuing to infringe, United States Patent No. 5,087,623, United States Patent No. 5,087,624, and United States Patent No. 5,175,156, all of which are entitled Chromic Picolinate Treatment, by offering for sale, selling, marketing, advertising, and promoting finished chromium picolinate products for uses set forth in these patents. Nutrition 21 requested an injunction prohibiting the GNC subsidiary from infringing these patents and sought recovery of unspecified damages resulting from the infringement, including lost profits. Nutrition 21 asserted that lost profits should be trebled due to the GNC subsidiary’s alleged willful infringement, together with attorneys’ fees, interest, and costs. The subsidiary disputed the claims. In its answer and counterclaims, the GNC subsidiary asserted, and sought a declaratory judgment, that these patents are invalid, not infringed, and unenforceable. The GNC subsidiary also asserted counterclaims in the suit for false patent marking and false advertising. The GNC subsidiary entered into a settlement agreement effective on December 18, 2006, and the case was dismissed pursuant to a Final Order and Dismissal with Prejudice, which was signed on December 20, 2006. Terms of the settlement included payment of $2.6 million by the GNC subsidiary and acknowledgment of the validity of the U.S. patents owned by Nutrition 21 that were involved in the litigation. The GNC subsidiary also agreed to purchase during each of 2007 and 2008 a minimum of 30,000 bottles of Nutrition 21 brand Chromax® Standalone Chromium Picolinate products at a fixed price and to purchase from Nutrition 21 all of its requirements for GNC branded Chromium Picolinate products sold or offered for sale in the United States through the end of 2009.

Franklin Publications.  On October 26, 2005, General Nutrition Corporation, a wholly owned subsidiary of the Company was sued in the Common Pleas Court of Franklin County, Ohio by Franklin Publications, Inc. (“Franklin”). The case was subsequently removed to the United States District Court for the Southern District of Ohio, Eastern Division. The lawsuit is based upon the GNC subsidiary’s termination, effective as of December 31,

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005, of two contracts for the publication of two monthly magazines mailed to certain GNC customers. Franklin is seeking a declaratory judgment as to its rights and obligations under the contracts and monetary damages for the GNC subsidiary’s alleged breach of the contracts. Franklin also alleges that the GNC subsidiary has interfered with Franklin’s business relationships with the advertisers in the publications, who are primarily GNC vendors, and has been unjustly enriched. Franklin does not specify the amount of damages sought, only that they are in excess of $25,000. The Company disputes the claims and intends to vigorously defend the lawsuit. The Company believes that the lawsuit will not have a material adverse effect on its liquidity, financial condition or results of operations.

Wage and Hour Claim.  On August 11, 2006, the Company and General Nutrition Corporation, one of the Company’s wholly owned subsidiaries, were sued in federal district court for the District of Kansas by Michelle L. Most and Mark A. Kelso, on behalf of themselves and all others similarly situated. The lawsuit purports to certify a nationwide class of GNC store managers and assistant managers and alleges that GNC failed to pay time and a half for working more than 40 hours per week. Counsel for the plaintiffs contends that the Company and General Nutrition Corporation improperly applied fluctuating work week calculations and procedures for docking pay for working less than 40 hours per week under a fluctuating work week. The parties have agreed to a 90-day stay of discovery and the statute of limitations in order to pursue settlement negotiations.

Visa/MasterCard antitrust litigation.  The terms of a significant portion of the Visa/MasterCard antitrust litigation settlement were finalized during 2005. Accordingly, we have recognized a $1.2 million gain in December 2005 for our expected portion of the proceeds and we collected this settlement in the fourth quarter of 2006.

Product Claim Settlement.  In March 2005, an individual purchased a nutritional supplement containing whey at one of our stores and, within minutes after preparing the mix, went into anaphylactic shock, allegedly as a result of an allergy to dairy products, and subsequently died. A pre-litigation complaint was presented to the Company alleging wrongful death among other claims. The product was labeled in accordance with FDA regulations in effect at the time. On July 18, 2006, the Company entered into a settlement agreement with the individual’s estate pursuant to which the Company did not admit liability, but agreed to pay approximately $1.3 million to the estate, which includes a $100,000 payment to a bona fide insurer on behalf of the individual’s sister in exchange for full general releases in favor of the Company. Under the applicable insurance policy covering the claim, the Company has a retention of $1.0 million, which was accrued in the second quarter of 2006. In the third quarter of 2006, the Company paid the $1.0 million retention and our insurance carrier funded the balance of the settlement.

Commitments

The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled of approximately $16.1 million. The future purchase commitments consisted of $3.5 million of advertising and inventory commitments, and $12.6 million management services agreement and bank fees. Other commitments related to the Company’s business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company’s operations or financial condition.

Contingencies

Due to the nature of the Company’s business operations having a presence in multiple taxing jurisdictions, the Company periodically receives inquiries and/or audits from various state and local taxing authorities. Any probable and reasonably estimatable liabilities that may arise from these inquiries have been accrued and reflected in the accompanying financial statements. In conjunction with the Acquisition by Apollo Funds V, certain other contingencies will be indemnified by Numico. These indemnifications include certain legal costs associated with certain identified cases as well as any tax costs, including audit settlements, that would be for liabilities incurred prior to December 5, 2003.

Pennsylvania Claim.  The Commonwealth of Pennsylvania has conducted an unclaimed property audit of General Nutrition, Inc., a wholly owned subsidiary of the Company for the period January 1, 1992 to December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1997 generally and January 1, 1992 to December 31, 1999 for payroll and wages. As a result of the audit, the Pennsylvania Treasury Department made an assessment of an alleged unclaimed property liability of the subsidiary in the amount of $4.1 million. The subsidiary, which regularly records normal course liabilities for actual unclaimed properties, did not agree with the assessment and filed an appeal. Through discussions with the Pennsylvania Department of Treasury staff, the dispute was resolved in December 2006 when a settlement in principle was reached.

NOTE 17.	STOCKHOLDER’S EQUITY

At December 31, 2006 there were 100 shares of Common Stock, par value $.01 per share, outstanding. All of our outstanding stock was owned by our Parent at December 31, 2006.

NOTE 18.	STOCK-BASED COMPENSATION PLANS

Stock Options

In 2006, the Board of Directors of the Company and our Parent (the “Board”) approved and adopted the GNC Corporation 2006 Omnibus Stock Incentive Plan (the “2006 Plan”). In 2003 the Board approved and adopted the GNC Corporation (f/k/a General Nutrition Centers Holding Company) 2003 Omnibus Stock Incentive Plan (the 2003 “Plan”). Hereafter, collectively referred to as the (“Plans”). The purpose of the Plans is to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company. The Plans provide for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and performance shares. The Plans are available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the Board. The total number of shares of our Parent’s Common Stock reserved and available for the 2006 Plan is 3.8 million shares and under the 2003 Plan is 4.0 million shares. Stock options under the Plans generally are granted fair market value, vest over a four-year vesting schedule and expire after seven years from date of grant. As of December 31, 2006 the Company had 4.8 million outstanding stock options under the Plans. If stock options are granted at an exercise price that is less than fair market value at the date of grant, compensation expense is recognized immediately for the intrinsic value. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the Plans as of December 31, 2006.

The following table outlines our Parent’s total stock options activity:

		Weighted
		Average	Aggregate
	Total	Exercise	Intrinsic
	Options	Price	Value
			(In thousands)

Outstanding at December 31, 2003	4,446,679	$3.52
Granted	617,968	3.52
Forfeited	(907,442)	3.52

Outstanding at December 31, 2004	4,157,205	3.52
Granted	2,177,247	3.52
Forfeited	(1,628,049)	3.52

Outstanding at December 31, 2005	4,706,403	3.52
Granted	562,456	6.56
Exercised	(170,700)	3.52
Forfeited	(285,323)	5.04

Outstanding at December 31, 2006	4,812,836	$3.65	$41,123

Exercisable at December 31, 2006	3,124,605	$3.67	$27,057

The Company adopted SFAS No. 123(R), effective January 1, 2006. The Company selected the modified prospective method, which does not require adjustment to prior period financial statements and measures expected

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future compensation cost for stock-based awards at fair value on grant date. The Company utilizes the Black-Scholes model to calculate the fair value of options under SFAS No. 123(R), which is consistent with disclosures previously included in prior year financial statements under SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The resulting compensation cost is recognized in the Company’s financial statements over the option vesting period. As of the date of adoption of SFAS No 123(R), the net unrecognized compensation cost, after taking into consideration estimated forfeitures, related to options outstanding was $4.4 million and at December 31, 2006 was $4.0 million and is expected to be recognized over a weighted average period of approximately 1.8 years.

As of December 31, 2006, the weighted average remaining contractual life of outstanding options was 4.8 years and the weighted average remaining contractual life of exercisable options was 4.5 years. The weighted average fair value of options granted during 2006, 2005 and 2004 was $3.74, $4.48 and $1.23, respectively. The amount of cash received from the exercise of stock options for the year ended December 31, 2006 was $0.6 million and the related tax benefit was $0.2 million.

SFAS No. 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Stock-based compensation expense for the year ended December 31, 2006 includes $2.3 million of stock option expense recorded as a result of the adoption of SFAS No. 123(R).

As stated above, SFAS 123(R) established a fair-value-based method of accounting for generally all share-based payment transactions. The Company utilizes the Black-Scholes valuation method to establish fair value of all awards. The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, option exercise price, expected option term, risk-free interest rate, expected dividend yield, and expected stock price volatility over the option’s expected term. As the Company has had minimal exercises of stock options through December 31, 2006, the expected option term has been estimated by considering both the vesting period, which is typically four years, and the contractual term of seven years. As the Company’s underlying stock is not publicly traded on an open market, the Company utilized a historical industry average to estimate the expected volatility. The assumptions used in the Company’s Black-Scholes valuation related to stock option grants made as of December 31, 2006 and 2005 were as follows:

	December 31,
	2006	2005

Dividend yield	0.00%	0.00%
Expected option life	5 years	5 years
Volatility factor percentage of market price	22.00%	24.00%
Discount rate	4.47% - 5.10%	3.84% - 4.35%

As the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

Had compensation costs for stock options been determined using the fair market value method of SFAS No. 123, the effect on net income (loss) income for each of the periods presented would have been as follows:

	Year Ended
	December 31,	December 31,
	2005	2004
	(In thousands)

Net income as reported	$18,396	$41,667
Add: total stock-based employee compensation costs determined using intrinsic value method, net of tax	399	—
Less: total stock-based employee compensation costs determined using fair value method, net of tax	(1,294)	(873)

Adjusted net income	$17,501	$40,794

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19.	SEGMENTS

The following operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company’s business segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail segment includes the Company’s corporate store operations in the United States and Canada. The Franchise segment represents the Company’s franchise operations, both domestically and internationally. The Manufacturing/Wholesale segment represents the Company’s manufacturing operations in South Carolina and Australia and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution, Corporate Costs, and Other Unallocated Costs represent the Company’s administrative expenses. The accounting policies of the segments are the same as those described in the “Basis of Presentation and Summary of Significant Accounting Policies”.

The following table represents key financial information of the Company’s business segments:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Revenue:
Retail	$1,122,670	$989,493	$1,001,836
Franchise	232,289	212,750	226,506
Manufacturing/Wholesale:
Intersegment(1)	170,310	163,847	150,254
Third Party	132,157	115,465	116,400

Sub total Manufacturing/Wholesale	302,467	279,312	266,654
Sub total segment revenues	1,657,426	1,481,555	1,494,996
Intersegment elimination(1)	(170,310)	(163,847)	(150,254)

Total revenue	1,487,116	1,317,708	1,344,742
Operating income:
Retail	127,444	77,191	107,696
Franchise	64,060	51,976	62,432
Manufacturing/Wholesale	51,040	45,960	38,640
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(50,706)	(49,986)	(49,322)
Corporate costs	(91,466)	(55,016)	(57,289)
Other (expense) income	(1,203)	2,500	—

Sub total unallocated corporate and other (costs) income	(143,375)	(102,502)	(106,611)

Total operating income	99,169	72,625	102,157
Interest expense, net	39,568	43,078	34,432

Income before income taxes	59,601	29,547	67,725
Income tax expense	22,226	10,881	25,078

Net income	$37,375	$18,666	$42,647

(1)	Intersegment revenues are eliminated from consolidated revenue.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Depreciation and amortization
Retail	$22,143	$24,313	$19,347
Franchise	1,837	1,889	1,922
Manufacturing/Wholesale	8,364	8,414	8,877
Corporate/Other	6,834	6,420	8,647

Total depreciation and amortization	$39,178	$41,036	$38,793

Capital expenditures
Retail	$15,439	$11,657	$18,267
Franchise	—	—	—
Manufacturing/Wholesale	5,933	6,033	6,939
Corporate/Other	2,473	3,135	3,123

Total capital expenditures	$23,845	$20,825	$28,329

Total assets Retail	$485,153	$441,364	$418,136
Franchise	275,530	290,092	314,836
Manufacturing/Wholesale	133,899	148,445	143,151
Corporate/Other	74,203	145,739	156,475

Total assets	$968,785	$1,025,640	$1,032,598

Geographic areas
Total revenues:
United States	$1,413,650	$1,255,468	$1,283,041
Foreign	73,466	62,240	61,701

Total revenues	$1,487,116	$1,317,708	$1,344,742

Long-lived assets:
United States	$487,548	$503,452	$529,756
Foreign	3,369	4,713	6,284

Total long-lived assets	$490,917	$508,165	$536,040

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents sales by general product category. The category Other includes other wellness products sales from the Company’s point of sales system and certain required accounting adjustments of $0.1 million for 2006, $3.0 million for 2005, $3.4 million for 2004, and sales from gnc.com of $17.1 million in 2006.

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

U.S. Retail Product Categories:
VMHS	$415,344	$377,699	$362,592
Sports Nutrition Products	369,731	330,308	293,156
Diet and Weight Management Products	158,693	135,219	193,068
Other	111,140	90,800	98,619

Total U.S. Retail revenues	1,054,908	934,026	947,435
Canada retail revenues(1)	67,762	55,467	54,401

Total Retail revenue	$1,122,670	$989,493	$1,001,836

(1)	Product sales for Canada are managed in local currency, therefore total results are reflected in this table

In addition to the Retail product categories discussed above, Franchise revenues are primarily generated from (1) product sales to franchisees, (2) royalties from franchise retail sales and (3) franchise fees, and Manufacturing/ Wholesale sales are generated from sales of manufactured products to third parties, primarily in the VMHS product category.

NOTE 20.	FRANCHISE REVENUE

The Company’s Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat franchise fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than the initial fee.

Once the franchised store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the contract period is renewed. The Company recognized initial franchise fees of $1.5 million, $1.3 million and $1.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of our franchise revenue by type:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Product sales	$191,707	$173,427	$184,485
Royalties	32,641	31,380	32,452
Franchise fees	3,532	3,565	3,514
Other	4,409	4,378	6,055

Total franchise revenue	$232,289	$212,750	$226,506

NOTE 21.	SUPPLEMENTAL CASH FLOW INFORMATION

The Company remitted cash payments for federal and state income taxes of $23.2 million, $2.9 million and $5.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company remitted cash payments for interest expense related to the senior credit facility, Senior Notes and Senior Subordinated Notes of $40.2 million and $32.7 million for the years ended December 31, 2006 and 2005, respectively. The Company remitted cash payments for interest expense related to the senior credit facility and Senior Subordinated Notes of $32.7 million for the year ended December 31, 2004.

NOTE 22.	RETIREMENT PLANS

The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 80% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions upon the employee meeting the eligibility requirements. The contribution match was temporarily suspended as of June 30, 2003, and was reinstated in January 2004. Effective April 1, 2005, the Company match consists of both a fixed and a discretionary match. The fixed match is 50% on the first 3% of the salary that an employee defers and the discretionary match could be up to an additional 100% match on the 3% deferral. A discretionary match can be approved at any time by the Company.

An employee becomes vested in the Company match portion as follows:

Percent
Years of Service	Vested

0-1	0%
1-2	33%
2-3	66%
3+	100%

The Company made cash contributions of $1.2 million, $1.4 million and $2.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company also made a discretionary match for the 2006 plan year of $1.2 million in February 2007.

The Company has a Non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

The Company has a Non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. This plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies. As of December 31, 2006, plan assets approximated plan liabilities.

NOTE 23.	RELATED PARTY TRANSACTIONS

During the normal course of operations, for the years ended December 31, 2006, 2005 and 2004 , we entered into transactions with entities that were under common ownership and control of the Company and Apollo Management V. In accordance with SFAS No. 57, “Related Party Disclosures”, the nature of these material transactions is described in the following footnotes.

Management Service Fees.  As of December 5, 2003 the Company and our Parent entered into a management services agreement with Apollo Management V. The agreement provides that Apollo Management V furnish certain investment banking, management, consulting, financial planning, and financial advisory services on an ongoing basis and for any significant financial transactions that may be undertaken in the future. The length of the agreement is ten years. There is an annual general services fee of $1.5 million which is payable in monthly installments. There are also major transaction services fees for services that Apollo Management V may provide which would be based on normal and customary fees of like kind. In addition, the Company reimburses expenses that are incurred and paid by Apollo Management V on behalf of the Company.

Cost of Sales.  On February 4, 2004, the Company, through its manufacturing subsidiary, entered into an agreement with Nalco, an Apollo Management V owned company, for water treatment programs at its South Carolina manufacturing facility. The initial agreement allowed for water treatment to occur at the facility for a one year period, at a total cost of fifteen thousand dollars, to be billed in equal monthly installments that began January, 2005 and ended December 2005. We renewed this contract with Nalco though December 2006 for approximately twenty-six thousand dollars. We also had approximately $0.8 million in invoices from Berry Plastics, a packaging supplier that we utilize in our manufacturing facility, and which became an Apollo Management owned company in 2006.

NOTE 24.	SUPPLEMENTAL GUARANTOR INFORMATION

As of December 31, 2006, the Company’s debt includes our senior credit facility, Senior Notes and Senior Subordinated Notes. The senior credit facility has been guaranteed by our Parent and its domestic subsidiaries. The Senior Notes are general unsecured obligations of the Company and rank secondary to our senior credit facility and are senior in right of payment to all our existing and future subordinated obligations, including our Senior Subordinated Notes. The Senior Notes are unconditionally guaranteed on an unsecured basis by all of our existing and future material domestic subsidiaries. The Senior Subordinated Notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of our domestic subsidiaries and rank secondary to our senior credit facility and Senior Notes. Guarantor subsidiaries include certain of the Company’s direct and indirect domestic subsidiaries as of the respective balance sheet dates. Non-guarantor subsidiaries include the remaining direct and indirect subsidiaries. The subsidiary guarantors are 100% owned by the Company. The guarantees are full and unconditional and joint and several.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Presented below are condensed consolidated financial statements of the Company as the parent/issuer, and the combined guarantor and non-guarantor subsidiaries as of, and for the years ended December 31, 2006, 2005 and 2004. The guarantor and non-guarantor subsidiaries are presented in a combined format as their individual operations are not material to the Company’s consolidated financial statements. Investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Intercompany balances and transactions have been eliminated.

Supplemental Condensed Consolidating Balance Sheets

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
December 31, 2006	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Current assets
Cash and cash equivalents	$—	$20,469	$3,611	$—	$24,080
Receivables, net	3,636	71,053	138	—	74,827
Intercompany receivables	—	71,584	—	(71,584)	—
Inventories, net	—	304,340	15,042	—	319,382
Other current assets	213	42,231	4,192	—	46,636

Total current assets	3,849	509,677	22,983	(71,584)	464,925
Goodwill	—	80,592	430	—	81,022
Brands	—	209,000	3,000	—	212,000
Property, plant and equipment, net	—	148,948	19,760	—	168,708
Investment in subsidiaries	784,757	7,525	—	(792,282)	—
Other assets	12,475	38,435	—	(8,780)	42,130

Total assets	$801,081	$994,177	$46,173	$(872,646)	$968,785

Current liabilities
Current liabilities	$4,421	$198,044	$12,885	$—	$215,350
Intercompany payables	64,609	—	6,976	(71,585)	—

Total current liabilities	69,030	198,044	19,861	(71,585)	215,350
Long-term debt	419,720	—	18,650	(8,780)	429,590
Other long-term liabilities	—	11,377	137	—	11,514

Total liabilities	488,750	209,421	38,648	(80,365)	656,454
Total stockholder’s equity (deficit)	312,331	784,757	7,525	(792,282)	312,331

Total liabilities and stockholder’s equity (deficit)	$801,081	$994,178	$46,173	$(872,647)	$968,785

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Balance Sheets — (Continued)

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
December 31, 2005	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Current assets
Cash and cash equivalents	$—	$83,143	$2,870	$—	$86,013
Receivables, net	1,809	69,518	1,112	—	72,439
Intercompany receivables	—	33,079	—	(33,079)	—
Inventories, net	—	283,511	14,655	—	298,166
Other current assets	97	39,825	4,765	—	44,687

Total current assets	1,906	509,076	23,402	(33,079)	501,305
Goodwill, net	—	79,167	942	—	80,109
Brands, net	—	209,000	3,000	—	212,000
Property, plant and equipment, net	—	158,877	20,605	—	179,482
Investment in subsidiaries	809,105	7,081	—	(816,186)	—
Other assets	16,331	45,120	73	(8,780)	52,744

Total assets	$827,342	$1,008,321	$48,022	$(858,045)	$1,025,640

Current liabilities
Current liabilities	$5,801	$188,362	$8,462	$—	$202,625
Intercompany payables	20,474	—	12,605	(33,079)	—

Total current liabilities	26,275	188,362	21,067	(33,079)	202,625
Long-term debt	460,187	—	19,837	(8,780)	471,244
Other long-term liabilities	—	10,854	37	—	10,891

Total liabilities	486,462	199,216	40,941	(41,859)	684,760
Total stockholder’s equity (deficit)	340,880	809,105	7,081	(816,186)	340,880

Total liabilities and stockholder’s equity (deficit)	$827,342	$1,008,321	$48,022	$(858,045)	$1,025,640

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2006	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Revenue	$—	$1,413,308	$84,405	$(10,597)	$1,487,116
Cost of sales, including costs of warehousing, distribution and occupancy	—	932,705	61,422	(10,597)	983,530

Gross profit	—	480,603	22,983	—	503,586
Compensation and related benefits	—	247,314	13,511	—	260,825
Advertising and promotion	—	50,078	667	—	50,745
Other selling, general and administrative	5,142	83,854	3,314	—	92,310
Subsidiary (income) expense	(43,224)	(1,807)	—	45,031	—
Other (income) expense	—	(52)	589	—	537

Operating income (loss)	38,082	101,216	4,902	(45,031)	99,169
Interest expense, net	3,856	34,457	1,255	—	39,568

Income (loss) before income taxes	34,226	66,759	3,647	(45,031)	59,601
Income tax (benefit) expense	(3,149)	23,535	1,840	—	22,226

Net income (loss)	$37,375	$43,224	$1,807	$(45,031)	$37,375

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2005	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Revenue	$—	$1,255,357	$72,898	$(10,547)	$1,317,708
Cost of sales, including costs of warehousing, distribution and occupancy	—	855,900	53,387	(10,547)	898,740

Gross profit	—	399,457	19,511	—	418,968
Compensation and related benefits	—	216,437	12,189	—	228,626
Advertising and promotion	—	44,179	482	—	44,661
Other selling, general and administrative	1,923	72,657	1,531	—	76,111
Subsidiary (income) expense	(24,185)	(3,067)	—	27,252	—
Other income	—	(2,441)	(614)	—	(3,055)

Operating income (loss)	22,262	71,692	5,923	(27,252)	72,625
Interest expense, net	6,715	34,788	1,575	—	43,078

Income (loss) before income taxes	15,547	36,904	4,348	(27,252)	29,547
Income tax (benefit) expense	(3,119)	12,719	1,281	—	10,881

Net income (loss)	$18,666	$24,185	$3,067	$(27,252)	$18,666

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations — (Continued)

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2004	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Revenue	$—	$1,281,774	$72,611	$(9,643)	$1,344,742
Cost of sales, including costs of warehousing, distribution and occupancy	—	852,190	52,688	(9,643)	895,235

Gross profit	—	429,584	19,923	—	449,507
Compensation and related benefits	—	217,959	11,998	—	229,957
Advertising and promotion	—	43,620	335	—	43,955
Other selling, general and administrative	1,745	66,104	5,879	—	73,728
Subsidiary (income) expense	(43,918)	(325)	—	44,243	—
Other income	—	(52)	(238)	—	(290)

Operating income (loss)	42,173	102,278	1,949	(44,243)	102,157
Interest expense, net	—	32,853	1,579	—	34,432

Income (loss) before income taxes	42,173	69,425	370	(44,243)	67,725
Income tax (benefit) expense :	(474)	25,507	45	—	25,078

Net income (loss)	$42,647	$43,918	$325	$(44,243)	$42,647

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2006	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$71,117	$3,456	$74,573
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(22,171)	(1,675)	(23,846)
Investment/distribution	111,105	(111,105)	—	—
Other investing	—	412	—	412

Net cash provided by (used in) investing activities	111,105	(132,864)	(1,675)	(23,434)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in GNC Corporation investment in General Nutrition Centers, Inc.	(20,292)	—	—	(20,292)
Restricted payment made to GNC Corporation shareholders	(49,934)	—	—	(49,934)
Payments on long-term debt	(40,879)	—	(1,095)	(41,974)
Other financing	—	(927)	—	(927)

Net cash (used in) provided by financing activities	(111,105)	(927)	(1,095)	(113,127)
Effect of exchange rate on cash	—	—	55	55

Net (decrease) increase in cash	—	(62,674)	741	(61,933)
Beginning balance, cash	—	83,143	2,870	86,013

Ending balance, cash	$—	$20,469	$3,611	$24,080

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2005	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES:	$4,710	$57,720	$1,756	$64,186
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(20,626)	(199)	(20,825)
Investment/distribution	36,882	(36,882)	—	—
Other investing	—	(710)	—	(710)
Net cash provided by (used in) investing activities	36,882	(58,218)	(199)	(21,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
GNC Corporation return of capital from General Nutrition Centers, Inc.	(901)	—	—	(901)
Payments on long-term debt — third parties	(185,981)	—	(1,033)	(187,014)
Proceeds from senior notes issuance	150,000	—	—	150,000
Other financing	(4,710)	919	—	(3,791)

Net cash (used in) provided by financing activities	(41,592)	919	(1,033)	(41,706)
Effect of exchange rate on cash	—	—	(93)	(93)

Net increase in cash	—	421	431	852
Beginning balance, cash	—	82,722	2,439	85,161

Ending balance, cash	$—	$83,143	$2,870	$86,013

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows — (Continued)

			Combined
		Combined	Non-
	Parent/	Guarantor	Guarantor
Year Ended December 31, 2004	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(In thousands)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:	$(1,754)	$83,675	$1,547	$83,468
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(27,588)	(741)	(28,329)
Acquisition of General Nutrition Companies, Inc.	2,102	—	—	2,102
Investment/distribution	2,850	(2,850)	—	—
Other investing	—	(810)	—	(810)

Net cash provided by (used in) investing activities	4,952	(31,248)	(741)	(27,037)
CASH FLOWS FROM FINANCING ACTIVITIES:
GNC Corporation investment in General Nutrition Centers, Inc.	758	—	—	758
Payments on long-term debt — third parties	(2,850)	—	(978)	(3,828)
Other financing	(1,106)	(347)	—	(1,453)

Net cash used in financing activities	(3,198)	(347)	(978)	(4,523)
Effect of exchange rate on cash	—	—	77	77

Net increase (decrease) in cash	—	52,080	(95)	51,985
Beginning balance, cash	—	30,642	2,534	33,176

Ending balance, cash	$—	$82,722	$2,439	$85,161

NOTE 25.	SUBSEQUENT EVENTS

On February 8, 2007, GNC Parent Corporation entered into an Agreement and Plan of Merger with GNC Acquisition Inc. and its parent company, GNC Acquisition Holdings Inc., pursuant to which GNC Acquisition Inc. agreed to merge with and into GNC Parent Corporation, and as a result GNC Parent Corporation would continue as the surviving corporation and a wholly owned subsidiary of GNC Acquisition Holding Inc. The merger was consummated on March 16, 2007. GNC Acquisition Holdings Inc. is owned by affiliates and designees of Ares Management LLC and Ontario Teachers’ Pension Plan Board (collectively, the “Sponsors”). The merger consideration totaled $1.65 billion, including the repayment of existing debt, and was funded with a combination of equity contributions and the Company’s issuance of new debt. The new debt, which was entered into or issued on the closing, consisted of a new senior credit facility comprised of a $675.0 million term loan facility and a $60.0 million revolving credit facility, $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014, and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015. The Company utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% senior notes issued in January 2005, and its 8 1/2% senior subordinated notes issued in December 2003. The Company contributed the remainder of the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to repay GNC Parent Corporation’s outstanding floating rate senior PIK

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

notes issued in November 2006, pay the merger consideration, and pay fees and expenses related to the merger transactions.

According to the terms of the new senior credit facility, the Company is subject to certain reporting covenants, one of which requires the audited annual financial reports to be provided to the agent and lenders within 90 days of year end. The Company did not submit to the agent the audited annual financial reports within 90 days of December 31, 2006. The Company has completed the financial statements as of the date of this report, and will submit them to its agent and lenders, along with the certificates required to accompany the financial statements, upon completion.

Pennsylvania claim.  The Company’s subsidiary and the Pennsylvania Department of Treasury have now entered into a settlement agreement, and in April 2007 the subsidiary paid in full the settlement amount of $2.0 million to the Commonwealth of Pennsylvania.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	Successor	Predecessor
	March 31,	December 31,
	2007	2006*
	(Unaudited)
	(In thousands, except
	share data)

Current assets:
Cash and cash equivalents	$7,085	$24,080
Receivables, net	76,338	74,827
Inventories, net (Note 3)	329,119	319,382
Deferred tax assets, net	22,868	16,738
Other current assets	41,981	29,898

Total current assets	477,391	464,925
Long-term assets:
Goodwill (Note 4)	574,623	81,022
Brands (Note 4)	720,000	212,000
Other intangible assets, net (Note 4)	182,579	23,062
Property, plant and equipment, net	177,423	168,708
Deferred financing fees, net	28,708	12,269
Deferred tax assets, net	—	675
Other long-term assets	17,563	6,124

Total long-term assets	1,700,896	503,860
Total assets	$2,178,287	$968,785

Current liabilities:
Accounts payable, includes cash overdraft of $5,381 and $4,136 respectively	$109,843	$104,121
Accrued payroll and related liabilities	18,562	30,988
Accrued income taxes	—	4,967
Accrued interest (Note 5)	4,007	7,531
Current portion, long-term debt (Note 5)	7,945	1,765
Other current liabilities	99,887	65,977

Total current liabilities	240,244	215,349
Long-term liabilities:
Long-term debt (Note 5)	1,084,752	429,591
Deferred tax liabilities, net	239,222	—
Other long-term liabilities	23,815	11,514

Total long-term liabilities	1,347,789	441,105

Total liabilities	1,588,033	656,454
Stockholder’s equity
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Paid-in-capital	589,099	261,899
Retained earnings	864	49,108
Accumulated other comprehensive income	291	1,324

Total stockholder’s equity	590,254	312,331
Total liabilities and stockholder’s equity	$2,178,287	$968,785

*	Footnotes summarized from the Audited Financial Statements.

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Successor	Predecessor
	Sixteen Days		Three Months
	Ended	Period Ended	Ended
	March 31,	March 15,	March 31,
	2007	2007	2006
	(Unaudited)
	(In thousands)
Revenue	$62,080	$329,829	$386,892
Cost of sales, including costs of warehousing, distribution and occupancy	42,776	212,175	256,872

Gross profit	19,304	117,654	130,020
Compensation and related benefits	10,059	64,311	65,852
Advertising and promotion	229	20,473	15,839
Other selling, general and administrative	3,373	17,396	20,971
Foreign currency gain	—	(154)	(588)
Merger-related costs (Note 1)	—	34,603	—

Operating income (loss)	5,643	(18,975)	27,946
Interest expense, net (Note 5)	4,238	43,036	9,676

Income (loss) before income taxes	1,405	(62,011)	18,270
Income tax expense (benefit) (Note 10)	541	(10,697)	6,777

Net income (loss)	864	(51,314)	11,493
Other comprehensive income (loss)	291	(283)	(620)

Comprehensive income (loss)	$1,155	$(51,597)	$10,873

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

					Accumulated
					Other	Total
	Common Stock		Paid-in-	Retained	Comprehensive	Stockholder’s
	Shares	Dollars	Capital	Earnings	Income/(Loss)	Equity
	(In thousands, except share data)

Predecessor
Balance at December 31, 2006	100	$—	$261,899	$49,108	$1,324	$312,331

Adoption of FIN 48	—	—	—	(418)	—	(418)
Cancellation of stock options	—	—	(47,018)	—	—	(47,018)
Non-cash stock based compensation	—	—	4,124	—	—	4,124
Net loss	—	—	—	(51,314)	—	(51,314)
Foreign currency translation adjustments	—	—	—	—	(283)	(283)
Capital contribution from selling shareholder	—	—	463,393	—	—	463,393

Balance at March 15, 2007 (unaudited)	$100	$—	$682,398	$(2,624)	$1,041	$680,815

Successor
Parent company investment in General Nutrition Centers, Inc.	100	—	589,000	—	—	589,000
Non-cash stock based compensation	—	—	99	—	—	99
Net loss	—	—	—	864	—	864
Foreign currency translation adjustments	—	—	—	—	291	291

Balance at March 31, 2007 (unaudited)	$100	$—	$589,099	$864	$291	$590,254

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Successor	Predecessor
			Three
	Sixteen Days	Period	Months
	Ended	Ended	Ended
	March 31,	March 15,	March 31,
	2007	2007	2006
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$864	$(51,314)	$11,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,419	6,510	8,656
Deferred fee writedown — early debt extinguishment	—	11,680	—
Amortization of intangible assets	382	866	978
Amortization of deferred financing fees	148	589	735
Amortization of original issue discount	13	—	—
Increase in provision for inventory losses	186	2,247	909
Non-cash stock-based compensation	99	4,124	676
Decrease in provision for losses on accounts receivable	—	(39)	(395)
Decrease in net deferred taxes	—	(3,874)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(3,514)	1,676	(7,061)
Decrease (increase) in inventory, net	4,270	(2,128)	(42,217)
Decrease in franchise note receivables, net	233	912	1,109
(Increase) decrease in other assets	(8,000)	3,394	348
Increase in accounts payable	727	3,749	25,846
(Increase) decrease in accrued taxes	—	(4,967)	6,584
Increase (decrease) in interest payable	4,006	(7,531)	1,303
Increase (decrease) in accrued liabilities	1,368	(12,682)	3,509

Net cash provided by (used in) operating activities	2,201	(46,788)	12,473

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(642)	(5,693)	(3,692)
Acquisition of the Company	(1,615,843)
Store acquisition costs	(10)	(555)	(131)

Net cash used in investing activities	(1,616,495)	(6,248)	(3,823)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of new equity	552,291	—	(68)
Restricted payment made by General Nutrition Centers, Inc. to GNC Corporation Common Stockholders	—	—	(49,934)
Contribution from selling shareholders	—	463,393	—
Increase (decrease) in cash overdrafts	5,381	(4,136)	156
Borrowings from new revolving credit facility	10,500	—	—
Payments on new revolving credit facility	(10,500)	—	—
Borrowings from new senior credit facility	675,000	—	—
Proceeds from issuance of new senior sub notes	110,000	—	—
Proceeds from issuance of new senior notes	297,000	—	—
Redemption of 8 5/8% senior notes	—	(150,000)	—
Redemption of 8 1/2% senior notes	—	(215,000)	—
Payment of 2003 senior credit facility	—	(55,290)	—
Payments on long-term debt	(47)	(334)	(517)
Financing fees	(27,877)	—	—

Net cash provided by (used in) financing activities	1,611,748	38,633	(50,363)

Effect of exchange rate on cash	119	(165)	(10)

Net decrease in cash	(2,427)	(14,568)	(41,723)
Beginning balance, cash	9,512	24,080	86,013

Ending balance, cash	$7,085	$9,512	$44,290

The accompanying notes are an integral part of the consolidated financial statements.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.	NATURE OF BUSINESS

General Nature of Business.  General Nutrition Centers, Inc. (“GNC” or the “Company”), a Delaware corporation, is a leading specialty retailer of nutritional supplements, which include: vitamins, minerals and herbal supplements (“VMHS”), sports nutrition products, diet products and other wellness products.

The Company’s organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail; Franchising; and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico, and in addition the Company offers products domestically through gnc.com and drugstore.com. Franchise stores are located in the United States and 48 international markets. The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

The processing, formulation, packaging, labeling and advertising of the Company’s products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), Federal Trade Commission (“FTC”), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company’s products are sold.

On October 16, 2003, the Company, through its parent, GNC Corporation, was purchased by Apollo Management LP (“Apollo”), together with additional institutional investors and certain management of the Company. In November 2006, GNC Parent Corporation was formed and the stock of GNC Corporation was contributed to this new entity.

Merger of the Company.  On February 8, 2007, GNC Parent Corporation entered into an Agreement and Plan of Merger with GNC Acquisition Inc. and its parent company, GNC Acquisition Holdings Inc., pursuant to which GNC Acquisition Inc. agreed to merge with and into GNC Parent Corporation, and as a result GNC Parent Corporation would continue as the surviving corporation and a wholly owned subsidiary of GNC Acquisition Holdings Inc. (the “Merger”). The purchase equity contribution was made by Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers’ Pension Plan Board (collectively, the “Sponsors”), together with additional institutional investors and certain management of the Company. The transaction closed on March 16, 2007 and was accounted for under the purchase method of accounting. The transaction occurred between unrelated parties and no common control existed. The merger consideration (excluding acquisition costs of $13.3 million) totaled $1.65 billion, including the repayment of existing debt and other liabilities, and was funded with a combination of equity contributions and the issuance of new debt. The following reconciles the total merger consideration to the cash purchase price:

March 16,
2007
(In thousands)

Merger consideration	$1,650,000
Acquisition costs	13,325
Debt assumed by buyer	(10,773)
Non-cash rollover of shares	(36,709)

Cash paid at Acquisition	$1,615,843

In connection with the Merger on March 16, 2007, the company issued $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015. In addition, the Company obtained a new senior credit facility

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

comprised of a $675.0 million term loan facility and a $60 million revolving credit facility. The Company borrowed the entire $675.0 million under the term loan facility and $10.5 million under the revolving credit facility to fund a portion of the acquisition price. The Company utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% senior notes issued in January 2005, and its 8 1/2% senior subordinated notes issued in December 2003. The Company contributed the remainder of the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to repay GNC Parent Corporation’s outstanding floating rate senior PIK notes issued in November 2006, pay the merger consideration, and pay fees and expenses related to the merger transactions.

In connection with the Merger, the Company recorded charges of $34.6 million in the period ending March 15, 2007. In addition, the Company recorded compensation charges associated with the Merger of $15.3 million in the period ending March 15, 2007 and non-cash purchase accounting adjustments of $1.4 million.

Pursuant to the Merger agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation with GNC Parent Corporation surviving the merger. Subsequently on March 16, 2007, GNC Parent was converted into a Delaware limited liability company and renamed GNC Parent LLC.

The Company is subject to certain working capital adjustments related to the merger consideration. These adjustments will be finalized by June 30, 2007. Also, the Company is subject to certain tax adjustments that will be settled upon filing of the predecessor’s final tax return.

In conjunction with the Merger, preliminary fair value adjustments were made to the Company’s financial statements as of March 16, 2007. As a result of the Merger and the fair values assigned, the accompanying financial statements as of March 31, 2007 reflect these preliminary adjustments made in accordance with Statement of Financial

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Accounting Standards (“SFAS”) No. 141, Business Combinations. The following table summarizes the preliminary fair values assigned at March 16, 2007 to the Company’s assets and liabilities in connection with the Merger.

March 16, 2007
(In thousands)

Assets
Current assets	$457,900
Goodwill	574,623
Other intangible assets	902,961
Property, plant and equipment	178,136
Other assets	20,946

Total assets	$2,134,566

Liabilities:
Current liabilities	204,857
Long-term debt	10,773
Deferred tax liability	243,355
Other liabilities	23,029

Total liabilities	$482,014

Preliminary fair value of net assets acquired	$1,652,552

Total equity contribution	$589,000
Debt issued in connection with Merger	1,092,500
Deferred financing fees	(28,948)

Preliminary fair value of net assets acquired	$1,652,552

NOTE 2.	BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and related footnotes that would normally be required by accounting principles generally accepted in the United States of America for complete financial reporting. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006. The audited financial statements are included in the Company’s Form 10-K Equivalent Report for the year ended December 31, 2006, which is available on the Company’s web site www.gnc.com.

The accounting policies of the Company are consistent with the policies disclosed in the Company’s Form 10-K Equivalent Report for the year ended December 31, 2006. There have been no significant changes to these policies since the Merger.

The accompanying unaudited consolidated financial statements include all adjustments (consisting of a normal and recurring nature) that management considers necessary for a fair statement of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2007.

The financial statements as of March 31, 2007 reflect periods subsequent to the Merger and include the accounts of the Company and its wholly owned subsidiaries. Included for the period ending March 31, 2007 are

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

preliminary fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Accordingly, the accompanying financial statements for the periods prior to the Merger are labeled as “Predecessor” and the periods subsequent to the Merger are labeled as “Successor”.

Principles of Consolidation.  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany transactions have been eliminated in consolidation.

The Company has no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. The Company adopted FIN 48 on January 1, 2007. Please refer to note 10 to our unaudited consolidated financial statements. There have been no other material changes to our critical accounting estimates since December 31, 2006, as disclosed in our Form 10-K Equivalent.

Cash and Cash Equivalents.  The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. The majority of payments due from banks for third-party credit cards process within 24-48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. All credit card transactions are classified as cash and the amounts due from these transactions totaled $2.7 million at March 31, 2007 and $3.9 million at December 31, 2006.

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board, (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company continues to evaluate the adoption of SFAS 159 and its impact on our consolidated financial statements or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company continues to evaluate the adoption of SFAS No. 157 and its impact on its consolidated financial statements or results of operations.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

In September 2006, the Securities and Exchange Commission (“SEC”), issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This bulletin expresses the SEC’s views regarding the process of quantifying financial statement misstatements. The interpretations in this bulletin were issued to address diversity in practice in quantifying financial statement misstatements and the potential, under current practice, for the build up of improper amounts on the balance sheet. This statement is effective for annual financial statements with years ending December 31, 2006. The Company continues to evaluate the adoption of SAB 108 and its impact on our consolidated financial statements or results of operations. The Company has adopted SAB 108 for the year ended December 31, 2006. The Company evaluated the effects of applying SAB 108 and determined that its adoption did not have a material impact to the Company’s consolidated financial statements or results of operations.

In March 2006, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF Abstract Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF 06-03”), that clarifies how a company discloses its recording of taxes collected that are imposed on revenue producing activities. EITF 06-03 is effective for the first interim reporting period beginning after December 15, 2006. The Company evaluated the effects of applying EITF 06-03 and determined that its adoption did not have a material impact to its consolidated financial statements or results of operations.

NOTE 3.	INVENTORIES, NET

Inventories at each respective period consisted of the following:

	Successor
	March 31, 2007
			Net Carrying
	Gross cost	Reserves	Value
	(Unaudited)
	(In thousands)

Finished product ready for sale	$276,061	$(8,356)	$267,705
Work-in-process, bulk product and raw minerals	46,224	(1,905)	44,319
Packaging supplies	4,583	—	4,583
Preliminary fair value adjustment	12,512	—	12,512
	$339,380	$(10,261)	$329,119

	Predecessor
	December 31, 2006
			Net Carrying
	Gross cost	Reserves	Value
	(In thousands)

Finished product ready for sale	$280,722	$(8,677)	$272,045
Work-in process, bulk product and raw materials	44,630	(2,119)	42,511
Packaging supplies	4,826	—	4,826
	$330,178	$(10,796)	$319,382

NOTE 4.	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Other intangible assets with finite lives are amortized on a straight-line basis over periods not exceeding 35 years.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As stated in Note 1, Nature of Business, management utilized various resources including an independent appraisal specialist, preliminary fair value adjustments were made to the Company’s financial statements as of March 16, 2007. In connection with the Merger, preliminary fair values were assigned to various other intangible assets. The Company’s brands were assigned a preliminary fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a preliminary fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned preliminary fair value reflecting the opportunity to expand the Company stores within a major drug store chain and on military facilities. A preliminary fair value was assigned to the agreements with the Company’s franchisees, both domestic and international, to operate stores for a contractual period. Preliminary fair values were assigned to the Company’s manufacturing and wholesale segments for production and continued sales to certain customers.

For the three months ended March 31, 2007, the Company acquired 16 franchise stores. These acquisitions are accounted for utilizing the purchase method of accounting and the Company records the acquired inventory, fixed assets, franchise rights and goodwill, with an applicable reduction to receivables and cash. The total purchase price associated with these acquisitions was $0.7 million, of which $0.1 million was paid in cash.

The following table summarizes the Company’s goodwill activity from December 31, 2006 to March 31, 2007.

			Manufacturing/
	Retail	Franchising	Wholesale	Total
	(In thousands)

Predecessor
Balance at December 31, 2006	$26,678	$53,898	$446	$81,022
Additions: acquired franchise stores	$161	$—	$—	$161

Balance at March 15, 2007 (unaudited)	$26,839	$53,898	$446	$81,183

Successor

Balance at March 31, 2007 (unaudited)	$238,296	$126,971	$209,356	$574,623

The following table summarizes the Company’s intangible asset activity from December 31, 2006 to March 31, 2007.

	Gold	Retail	Franchise	Operating	Franchise
	Card	Brand	Brand	Agreements	Rights	Total
	(In thousands)

Predecessor
Balance at December 31, 2006	$—	$67,476	$144,524	$21,352	$1,710	$235,062

Additions: Acquired franchise stores	—	—	—	—	207	207
Amortization expense	—	—	—	(609)	(256)	(865)

Balance at March 15, 2007 (unaudited)	$—	$67,476	$144,524	$20,743	$1,661	$234,404

Successor
Balance at March 16, 2007 (unaudited)	$3,300	$500,000	$220,000	$178,000	$1,661	$902,961
Amortization expense	(46)	—	—	(280)	(56)	(382)
Balance at March 31, 2007 (unaudited)	$3,254	$500,000	$220,000	$177,720	$1,605	$902,579

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SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table reflects the gross carrying amount and accumulated amortization for each major intangible asset:

		Successor			Predecessor
	Estimated	March 31, 2007			December 31, 2006
	Life in		Accumulated	Carrying		Accumulated	Carrying
	Years	Cost	Amortization	Amount	Cost	Amortization	Amount
			(Unaudited)
		(In thousands)
Brands — retail	—	$500,000	$—	$500,000	$67,476	$—	$67,476
Brands — franchise	—	220,000	—	220,000	144,524	—	144,524
Gold card — retail	3	1,300	(18)	1,282	2,230	(2,230)	—
Gold card — franchise	3	2,000	(28)	1,972	340	(340)	—
Retail agreements	25-35	54,000	(74)	53,926	8,500	(3,627)	4,873
Franchise agreements	25	69,000	(114)	68,886	21,900	(5,421)	16,479
Manufacturing agreements	25	55,000	(92)	54,908	—	—	—
Franchise rights	1-5	1,661	(56)	1,605	2,995	(1,285)	1,710

		$902,961	$(382)	$902,579	$247,965	$(12,903)	$235,062

The following table represents future estimated amortization expense of other intangible assets, net, with definite lives at March 31, 2007:

Estimated
Amortization
Years Ending December 31,	Expense
(In thousands)

2007	6,275
2008	8,366
2009	8,366
2010	7,072
2011	6,731
Thereafter	145,769

Total	$182,579

NOTE 5.	LONG TERM DEBT / INTEREST EXPENSE

In conjunction with the Merger, the Company repaid certain of its existing debt, and issued new debt. The new debt, which was entered into or issued on the closing, consisted of a senior credit facility comprised of a $675.0 million term loan facility and a $60.0 million revolving credit facility (the “2007 Senior Credit Facility”), $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the “Senior Toggle Notes”), and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015 (the “10.75% Senior Subordinated Notes”). The Company utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% Senior notes issued in January 2005, and its 8 1/2% Senior Subordinated notes issued in December 2003.

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Long term debt at each respective period consisted of the following:

	Successor	Predecessor
	March 31,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)
2007 Senior credit facility	$675,000	$—
Senior Toggle Notes	297,013	—
10.75% Senior Subordinated Notes	110,000	—
2003 Senior credit facility	—	55,290
8 5/8% Senior Notes	—	150,000
8 1/2% Senior Subordinated Notes	—	215,000
Mortgage	10,684	11,065
Less: current maturities	(7,945)	(1,764)

Total	$1,084,752	$429,591

At March 31, 2007, the Company’s total debt principal maturities are as follows:

			10.75%
		Senior	Senior
	2007 Senior	Toggle	Subordinated	Mortgage
Years Ending December 31,	Credit Facility	Notes	Notes	Loan	Total

2007	$5,063	$—	$—	$904	$5,967
2008	6,750	—	—	1,281	8,031
2009	6,750	—	—	1,373	8,123
2010	6,750	—	—	1,472	8,222
2011	6,750	—	—	1,577	8,327
Thereafter	642,937	300,000	110,000	4,077	1,057,014

	$675,000	$300,000	$110,000	$10,684	$1,095,684

(a) The Senior Toggle Notes include the balance of the initial original issue discount of approximately $3.0 million.

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The Company’s net interest expense for each respective period is as follows:

	Successor	Predecessor
	Sixteen Days		Three Months
	Ended	Period Ended	Ended
	March 31,	March 15,	March 31,
	2007	2007	2006
	(Unaudited)
	(In thousands)
2003 Senior credit facility
Term Loan	$—	$918	$1,812
Revolver	—	132	159
8 5/8% Senior Notes	—	3,807	3,234
8 1/2% Senior Subordinated Notes	—	2,695	4,569
Call premiums		23,159	—
Deferred financing fees	—	589	736
Deferred fee writedown — early extinguishment		11,680	—
2007 Senior credit facility
Term Loan	2,268	—	—
Revolver	21	—	—
Senior Toggle Notes	1,225	—	—
10.75% Senior Subordinated Notes	493	—	—
Deferred financing fees	148	—	—
OID amortization	13	—
Mortgage	33	392	152
Interest income — other	37	(336)	(986)

Interest expense, net	$4,238	$43,036	$9,676

Accrued interest at each respective period consisted of the following:

	Successor	Predecessor
	March 31,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)
2003 Senior credit facility	$—	$43
8 5/8% Senior Notes	—	5,965
8 1/2% Senior Subordinated Notes	—	1,523
2007 Senior credit facility	2,289	—
Senior Toggle Notes	1,225	—
10.75% Senior Subordinated Notes	493	—

Total	$4,007	$7,531

Description of Debt:

2007 Senior Credit Facility.  In connection with the Merger, the Company entered into the 2007 Senior Credit Facility with a syndicate of lenders. The 2007 Senior Credit Facility consists of a $675.0 million term loan facility and a $60.0 million revolving credit facility. The Company borrowed the entire $675.0 million under the term loan facility, as well as approximately $10.5 million of the $60.0 million revolving credit facility (excluding

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approximately $9.4 million of letters of credit), to fund the March 2007 Merger and related transactions. The $10.5 million borrowing under the new senior revolving credit facility was repaid by the end of March 2007. The term loan facility will mature in September 2013. The revolving credit facility will mature in March 2012. The 2007 Senior Credit Facility permits the Company to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, the Credit Agreement requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage of excess cash flow for each fiscal year must be used to pay down outstanding borrowings. GNC Corporation, the Company’s direct parent company, and the Company’s existing and future direct and indirect domestic subsidiaries have guaranteed the Company’s obligations under the 2007 Senior Credit Facility. In addition, the 2007 Senior Credit Facility is secured by first priority pledges (subject to permitted liens) of the Company’s equity interests and the equity interests of the Company’s domestic subsidiaries and the Company’s first-tier foreign subsidiaries.

All borrowings under the 2007 Senior Credit Facility bear interest, at the Company’s option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JP Morgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, in each case, applicable margins of 1.25% per annum for the term loan facility and 1.25% per annum for the revolving credit facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.25% per annum for the revolving credit facility. In addition to paying interest on outstanding principal under the 2007 Senior Credit Facility, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

The 2007 Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, the Company, and its subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict the Company’s and its subsidiaries’ ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation.

The 2007 Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the senior credit facility when due, (2) breach of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the senior credit facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

Senior Toggle Notes.  In connection with the Merger, the Company completed a private offering of $300.0 million of the Company’s Senior Floating Rate Toggle Notes due 2014 at 99% of par value. The Senior Toggle Notes are the Company’s senior unsecured obligations and are effectively subordinated to all of the Company’s existing and future secured debt, including the 2007 Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all the Company’s existing and future unsecured senior debt and rank senior to all the Company’s existing and future senior subordinated debt, including the 10.75% Senior Subordinated Notes. The Senior Toggle Notes are guaranteed on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries (as defined in the Senior Toggle Notes indenture). If the Company fails to make payments on the Senior Toggle Notes, the notes guarantors must make them instead.

The Company may elect in its sole discretion to pay interest on the Senior Toggle Notes in cash, entirely by increasing the principal amount of the Senior Toggle Notes or issuing new Senior Toggle Notes (“PIK interest”), or

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on 50% of the outstanding principal amount of the Senior Toggle Notes in cash and on 50% of the outstanding principal amount of the Senior Toggle Notes by increasing the principal amount of the Senior Toggle Notes or by issuing new Senior Toggle Notes (“partial PIK interest”). Cash interest on the Senior Toggle Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If the Company elects to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Toggle Notes or issue new Senior Toggle Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Toggle Notes on the relevant record date. The Senior Toggle Notes are treated as having been issued with original issue discount for U.S. federal income tax purposes.

The Company may redeem some or all of the Senior Toggle Notes at any time after March 15, 2009, at specified redemption prices. In addition, at any time prior to March 15, 2009, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Toggle Notes with the net proceeds of certain equity offerings if at least 65% of the original aggregate principal amount of the notes remain outstanding immediately after such redemption. If the Company experiences certain kinds of changes in control, it must offer to purchase the notes at 101% of par plus accrued interest to the purchase date.

The Senior Toggle Notes indenture contains certain limitations and restrictions on the Company’s and the Company’s restricted subsidiaries’ ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase the Company’s stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict the Company’s ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Toggle Notes indenture restricts the Company’s and certain of the Company’s subsidiaries’ ability to declare or pay dividends to its stockholders.

10.75% Senior Subordinated Notes.  In connection with the March 2007 Merger, the Company completed a private offering of $110.0 million of its 10.75% Senior Subordinated Notes due 2015. The 10.75% Senior Subordinated Notes are the Company’s senior subordinated unsecured obligations and are subordinated to all the Company’s existing and future senior debt, including the Company’s 2007 Senior Credit Facility and the Senior Toggle Notes and rank equally with all of the Company’s existing and future senior subordinated debt and rank senior to all the Company’s existing and future subordinated debt. The 10.75% Senior Subordinated Notes are guaranteed on a senior subordinated unsecured basis by each of the Company’s existing and future domestic subsidiaries (as defined in the 10.75% Senior Subordinated Notes indenture). If the Company fails to make payments on the 10.75% Senior Subordinated Notes, the notes guarantors must make them instead. Interest on the 10.75% Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

The Company may redeem some or all of the 10.75% Senior Subordinated Notes at any time after March 15, 2009, at specified redemption prices. At any time prior to March 15, 2009, the Company may on one or more occasions redeem up to 50% of the aggregate principal amount of the 10.75% Senior Subordinated Notes at a redemption price of 105% of the principal amount, plus accrued and unpaid interest (including special interest, if any) to the redemption date with net cash proceeds of certain equity offerings if at least 50% of the original aggregate principal amount of the 10.75% Senior Subordinated Notes remains outstanding after the redemption. If the Company experiences certain kinds of changes in control, it must offer to purchase the 10.75% Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

The 10.75% Senior Subordinated Notes indenture contains certain limitations and restrictions on the Company’s and its restricted subsidiaries’ ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase the Company’s stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict the Company’s ability to pay dividends or grant liens, and engage in transactions with

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SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

affiliates. In addition, the 10.75% Senior Subordinated Notes indenture restricts the Company’s and certain of the Company’s subsidiaries’ ability to declare or pay dividends to the Company’s stockholders.

The Company expects to fund its operations through internally generated cash and, if necessary, from borrowings under the amount remaining available under the Company’s $60.0 million revolving credit facility. The Company expects its primary uses of cash in the near future will be debt service requirements, capital expenditures and working capital requirements. The Company anticipates that cash generated from operations, together with amounts available under the Company’s revolving credit facility, will be sufficient to meet its future operating expenses, capital expenditures and debt service obligations as they become due. However, the Company’s ability to make scheduled payments of principal on, to pay interest on, or to refinance the Company’s indebtedness and to satisfy the Company’s other debt obligations will depend on the Company’s future operating performance, which will be affected by general economic, financial and other factors beyond the Company’s control. The Company believes that it has complied with the Company’s covenant reporting and compliance in all material respects for the quarter ended March 31, 2007.

NOTE 6.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is engaged in various legal actions, claims and proceedings arising out of the normal course of business, including claims related to breach of contracts, product liabilities, intellectual property matters and employment-related matters resulting from the Company’s business activities. As is inherent with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess its requirement to account for additional contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company is currently of the opinion that the amount of any potential liability resulting from these actions, when taking into consideration the Company’s general and product liability coverage, and the indemnification provided by the December 2003 Purchase Agreement between the Company and Koninklijke (Royal) Numico N.V. (“Numico”) and Numico U.S.A., Inc. (The “Numico Acquisition”) under the Purchase Agreement, will not have a material adverse impact on its financial position, results of operations or liquidity. However, if the Company is required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on its financial condition and operating results.

As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse impact on its financial condition and operating results. The Company currently maintains product liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as additional insured under most of such parties’ insurance policies. The Company is also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

Ephedra (Ephedrine Alkaloids).  As of March 31, 2007, the Company has been named as a defendant in 92 pending cases involving the sale of third-party products that contain ephedra. Of those cases, one involves a proprietary GNC product. Ephedra products have been the subject of adverse publicity and regulatory scrutiny in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. In early 2003, the Company instructed all of its locations to stop selling products containing ephedra that were

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manufactured by GNC or one of its affiliates. Subsequently, the Company instructed all of its locations to stop selling any products containing ephedra by June 30, 2003. In April 2004, the FDA banned the sale of products containing ephedra. All claims to date have been tendered to the third-party manufacturer or to the Company insurer and the Company has incurred no expense to date with respect to litigation involving ephedra products. Furthermore, the Company is entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra sold prior to December 5, 2003. All of the pending cases relate to products sold prior to such time and, accordingly, the Company is entitled to indemnification from Numico for all of the pending cases.

Pro-Hormone/Androstenedione Cases.  The Company is currently defending against certain class action lawsuits (the “Andro Actions”) relating to the sale by GNC of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, “Andro Products”). In each case, plaintiffs seek to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased certain nutritional supplements from the Company alleged to contain one or more Andro Products. The original state court proceedings for the Andro Actions include the following:

•	Harry Rodriguez v. General Nutrition Companies, Inc. (previously pending in the Supreme Court of the State of New York, New York County, New York, Index No. 02/126277). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 6, 2002, alleged claims for unjust enrichment, violation of General Business Law Section 349 (misleading and deceptive trade practices), and violation of General Business Law Section 350 (false advertising). On July 2, 2003, the court granted part of the GNC motion to dismiss and dismissed the unjust enrichment cause of action. On January 4, 2006, the court conducted a hearing on the GNC motion for summary judgment and plaintiffs’ motion for class certification, both of which remain pending.

•	Everett Abrams v. General Nutrition Companies, Inc. (previously pending in the Superior Court of New Jersey, Mercer County, New Jersey, Docket No. L-3789-02). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about December 20, 2002, alleged claims for false and deceptive marketing and omissions and violations of the New Jersey Consumer Fraud Act. On November 18, 2003, the court signed an order dismissing plaintiff’s claims for affirmative misrepresentation and sponsorship with prejudice. The claim for knowing omissions remains pending.

•	Shawn Brown, Ozan Cirak, Thomas Hannon, and Luke Smith v. General Nutrition Companies, Inc. (previously pending in the 15th Judicial Circuit Court, Palm Beach County, Florida, Index. No. CA-02-14221AB). Plaintiffs filed this putative class action on or about July 25, 2002. The Second Amended Complaint, filed thereafter on or about November 27, 2002, alleged claims for violations of the Florida Deceptive and Unfair Trade Practices Act, unjust enrichment, and violation of Florida Civil Remedies for Criminal Practices Act. These claims remain pending.

•	Andrew Toth v. General Nutrition Companies, Inc., et al. (previously pending in the Common Pleas Court of Philadelphia County, Philadelphia, Class Action No. 02-703886). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 8, 2003, alleged claims for violations of the Unfair Trade Practices and Consumer Protection Law, and unjust enrichment. The court denied the plaintiffs’ motion for class certification, and that order has been affirmed on appeal. Plaintiffs thereafter filed a petition in the Pennsylvania Supreme Court asking that the court consider an appeal of the order denying class certification. The Pennsylvania Supreme Court denied the petition after the case against GNC was removed as described below.

•	David Pio and Ty Stephens, individually and on behalf of all others similarly situated v. General Nutrition Companies, Inc. (previously pending in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 02-CH-14122). Plaintiffs filed this putative class action on or about July 25, 2002. The Amended Complaint, filed thereafter on or about April 4, 2004, alleged claims for violations of

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the Illinois Consumer Fraud Act, and unjust enrichment. The motion for class certification was stricken, but the court afforded leave to the plaintiffs to file another motion. Plaintiffs have not yet filed another motion.

•	Santiago Guzman, individually, on behalf of all others similarly situated, and on behalf of the general public v. General Nutrition Companies, Inc. (previously pending on the California Judicial Counsel Coordination Proceeding No. 4363, Los Angeles County Superior Court). Plaintiffs filed this putative class action on or about February 17, 2004. The Second Amended Complaint, filed on or about November 27, 2006, alleged claims for violations of the Consumers Legal Remedies Act, violation of the Unfair Competition Act, and unjust enrichment. These claims remain pending.

On April 17 and 18, 2006, General Nutrition Companies, Inc. (“GNCI”) filed pleadings seeking to remove each of the Andro Actions to the respective federal district courts for the districts in which the respective Andro Actions are pending. At the same time, GNCI filed motions seeking to transfer each of the Andro Actions to the United States District Court for the Southern District of New York so that they may be consolidated with the recently-commenced bankruptcy case of MuscleTech Research and Development, Inc. and certain of its affiliates, which is currently pending in the Superior Court of Justice, Ontario, Canada under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, Case No. 06-CL-6241, with a related proceeding styled In re MuscleTech Research and Development, Inc., et al., Case No. 06 Civ 538 (JSR) and pending in district court in the Southern District of New York pursuant to chapter 15 of title 11 of the United States Code. The Company believes that the pending Andro Actions are related to MuscleTech’s bankruptcy case by virtue of the fact that MuscleTech is contractually obligated to indemnify GNC for certain liabilities arising from the standard product indemnity stated in our purchase order terms and conditions or otherwise under state law. In response to GNCI’s removal and motions to transfer, the New York, Florida, New Jersey, and Pennsylvania suits are pending before or being transferred to the United States District Court for the Southern District of New York. The California suit and the Illinois suit have been remanded to state court.

Class Action Settlement.  Five class action lawsuits were filed against the Company in the state courts of Alabama, California, Illinois, and Texas with respect to claims that the labeling, packaging, and advertising with respect to a third-party product sold by the Company were misleading and deceptive. The Company denied any wrongdoing and is pursuing indemnification claims against the manufacturer. As a result of mediation, the parties agreed to a national settlement of the lawsuits, which has been approved by the court. Notice to the class has been published in mass advertising media publications. In addition, notice has been mailed to approximately 2.4 million GNC Gold Card members. Each person who purchased the third-party product and who is part of the class and who presented a cash register receipt or original product packaging will receive a cash reimbursement equal to the retail price paid, net of sales tax. Class members who purchased the product, but who do not have a cash register receipt or original product packaging, were given an opportunity to submit a signed affidavit that would then entitle them to receive one or more coupons. The deadline for submission of register receipts, original product packaging, or signed affidavits, was January 5, 2007. The number of coupons will be based on the total amount of purchases of the product subject to a maximum of five coupons per purchaser. Each coupon will have a cash value of $10.00 valid toward any purchase of $25.00 or more at a GNC store. The coupons will not be redeemable by any GNC Gold Card member during Gold Card Week and will not be redeemable for products subject to any other price discount. The coupons are to be redeemed at point of sale and are not mail-in rebates. They will be redeemable for a 90-day period from the date of issuance. The Company also agreed to donate 100,000 coupons to the United Way. In addition to the cash reimbursements and coupons, as part of the settlement the Company paid legal fees of approximately $1.0 million and incurred advertising and postage costs of approximately $0.4 million in 2006. Additionally, as of March 31, 2007, an accrual of $0.3 million existed for additional advertising and postage costs related to the notification letters. The deadline for class members to opt out of the settlement class or object to the terms of the settlement was July 6, 2006. A final fairness hearing took place on January 27, 2007. Due to the uncertainty that exists as to the extent of future sales to the purchasers, the coupons are an incentive for the purchasers to buy products or services from the Company (at a reduced gross margin). Accordingly, the Company will recognize the settlement by reducing revenue in future periods when the purchasers utilize the coupons.

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SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Nutrition 21.  On June 23, 2005, General Nutrition Corporation, one of the Company’s wholly owned subsidiaries, was sued by Nutrition 21, LLC in the United States District Court for the Eastern District of Texas. Nutrition 21 alleged that the GNC subsidiary has infringed, and was continuing to infringe, United States Patent No. 5,087,623, United States Patent No. 5,087,624, and United States Patent No. 5,175,156, all of which are entitled Chromic Picolinate Treatment, by offering for sale, selling, marketing, advertising, and promoting finished chromium picolinate products for uses set forth in these patents. Nutrition 21 requested an injunction prohibiting the GNC subsidiary from infringing these patents and sought recovery of unspecified damages resulting from the infringement, including lost profits. Nutrition 21 asserted that lost profits should be trebled due to the GNC subsidiary’s alleged willful infringement, together with attorneys’ fees, interest, and costs. The subsidiary disputed the claims. In its answer and counterclaims, the GNC subsidiary asserted, and sought a declaratory judgment, that these patents are invalid, not infringed, and unenforceable. The GNC subsidiary also asserted counterclaims in the suit for false patent marking and false advertising. The GNC subsidiary entered into a settlement agreement effective on December 18, 2006, and the case was dismissed pursuant to a Final Order and Dismissal with Prejudice, which was signed on December 20, 2006. Terms of the settlement included payment of $2.6 million by the GNC subsidiary and acknowledgment of the validity of the U.S. patents owned by Nutrition 21 that were involved in the litigation. The GNC subsidiary also agreed to purchase during each of 2007 and 2008 a minimum of 30,000 bottles of Nutrition 21 brand Chromax® Standalone Chromium Picolinate products at a fixed price and to purchase from Nutrition 21 all of its requirements for GNC branded Chromium Picolinate products sold or offered for sale in the United States through the end of 2009.

Franklin Publications.  On October 26, 2005, General Nutrition Corporation, a wholly owned subsidiary of the Company was sued in the Common Pleas Court of Franklin County, Ohio by Franklin Publications, Inc. (“Franklin”). The case was subsequently removed to the United States District Court for the Southern District of Ohio, Eastern Division. The lawsuit is based upon the GNC subsidiary’s termination, effective as of December 31, 2005, of two contracts for the publication of two monthly magazines mailed to certain GNC customers. Franklin is seeking a declaratory judgment as to its rights and obligations under the contracts and monetary damages for the GNC subsidiary’s alleged breach of the contracts. Franklin also alleges that the GNC subsidiary has interfered with Franklin’s business relationships with the advertisers in the publications, who are primarily GNC vendors, and has been unjustly enriched. Franklin does not specify the amount of damages sought, only that they are in excess of $25,000. In January 2007, Franklin advised the GNC subsidiary that it believes that its damages exceed $15 million. The Company disputes the claims and intends to vigorously defend the lawsuit. The Company believes that the lawsuit will not have a material adverse effect on its liquidity, financial condition, or results of operations. As any liabilities that may arise from this case are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

Wage and Hour Claim.  On August 11, 2006, the Company and General Nutrition Corporation, one of the Company’s wholly owned subsidiaries, were sued in federal district court for the District of Kansas by Michelle L. Most and Mark A. Kelso, on behalf of themselves and all others similarly situated. The lawsuit purports to certify a nationwide class of GNC store managers and assistant managers and alleges that GNC failed to pay time and a half for working more than 40 hours per week. Counsel for the plaintiffs contends that the Company and General Nutrition Corporation improperly applied fluctuating work week calculations and procedures for docking pay for working less than 40 hours per week under a fluctuating work week. The parties have agreed to a 90-day stay of discovery and the statute of limitations in order to pursue settlement negotiations.

Product Claim Settlement.  In March 2005, an individual purchased a nutritional supplement containing whey at one of our stores and, within minutes after preparing the mix, went into anaphylactic shock, allegedly as a result of an allergy to dairy products, and subsequently died. A pre-litigation complaint was presented to the Company alleging wrongful death among other claims. The product was labeled in accordance with FDA regulations in effect at the time. On July 18, 2006, the Company entered into a settlement agreement with the individual’s estate pursuant to which the Company did not admit liability, but agreed to pay approximately $1.3 million to the estate, which includes a $100,000 payment to a bona fide insurer on behalf of the individual’s

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

sister in exchange for full general releases in favor of the Company. Under the applicable insurance policy covering the claim, the Company has a retention of $1.0 million, which was accrued in the second quarter of 2006. In the third quarter of 2006, the Company paid the $1.0 million retention and its insurance carrier funded the balance of the settlement.

Commitments

The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled of approximately $16.1 million. The future purchase commitments consisted of $3.5 million of advertising and inventory commitments, and $12.6 million management fees, amount to investors and bank fees. Other commitments related to the Company’s business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company’s operations or financial condition.

Contingencies

Due to the nature of the Company’s business operations having a presence in multiple taxing jurisdictions, the Company periodically receives inquiries and/or audits from various state and local taxing authorities. Any probable and reasonably estimatable liabilities that may arise from these inquiries have been accrued and reflected in the accompanying financial statements. In conjunction with the Numico Acquisition, certain other contingencies are indemnified by Numico. These indemnifications include certain legal costs associated with certain identified cases as well as any tax costs, including audit settlements, that would be for liabilities incurred prior to December 5, 2003.

Pennsylvania Claim.  The Commonwealth of Pennsylvania has conducted an unclaimed property audit of General Nutrition, Inc., one of the Company’s wholly owned subsidiaries, for the period January 1, 1992 to December 31, 1997 generally and January 1, 1992 to December 31, 1999 for payroll and wages. As a result of the audit, the Pennsylvania Treasury Department made an assessment of an alleged unclaimed property liability of the subsidiary in the amount of $4.1 million. The subsidiary, which regularly records normal course liabilities for actual unclaimed properties, did not agree with the assessment and filed an appeal. Through discussions with the Pennsylvania Department of Treasury staff, the dispute was resolved in December 2006 when a settlement in principle was reached. The subsidiary and the Pennsylvania Department of Treasury have now entered into a settlement agreement, and in April 2007 the subsidiary paid in full the settlement amount of $2.0 million to the Commonwealth of Pennsylvania.

NOTE 7.	STOCK-BASED COMPENSATION PLANS

Stock Options

In 2007, the Board of Directors of the Company of the Parent (the “Board”) and Parent’s stockholders approved and adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Plan”). The purpose of the Plan is to enable the Parent to attract and retain highly qualified personnel who will contribute to the success of the Company. The Plan provides for the granting of stock options, restricted stock, and other stock-based awards. The Plan is available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the Board. The total number of shares of our Parent’s Class A common stock reserved and available for the Plan is 8.4 million shares. Stock options under the Plan generally are granted with exercise prices at or above fair market value, typically vest over a four or five-year period and expire ten years from date of grant. As of March 31, 2007 the Company had 6.7 million outstanding stock options under the Plan. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the Plan.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table outlines the Parent’s stock option activity:

		Weighted
		Average
	Total Options	Exercise Price

Predecessor
Outstanding at December 31, 2006	4,812,836	$3.65
Cancellation at March 15, 2007	(4,812,836)

Outstanding at March 15, 2007 (unaudited)	—

Successor
Granted	6,717,808	$6.25

Outstanding at March 31, 2007 (unaudited)	6,717,808	$6.25

Exercisable at March 31, 2007 (unaudited)	—	$—

The Company utilizes the Black-Scholes model to calculate the fair value of options under SFAS No. 123(R)., The resulting compensation cost is recognized in the Company’s financial statements over the option vesting period. As of March 31, 2007, the net unrecognized compensation cost, after taking into consideration estimated forfeitures, related to options outstanding was $10.8 million and is expected to be recognized over a weighted average period of approximately 4.6 years. As of March 31, 2007, the weighted average remaining contractual life of outstanding options was 10.0 years and management estimates that the aggregate intrinsic value of options outstanding was negative as certain options were granted with exercise prices in excess of estimated fair value. The weighted average Black-Scholes value of options granted during 2007 was $1.62.

SFAS No. 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Stock-based compensation expense for the sixteen days ended March 31, 2007 was $0.1 million.

The Company utilizes the Black-Scholes valuation method to establish fair value of all awards. The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, option exercise price, expected option term, risk-free interest rate, expected dividend yield, and expected stock price volatility over the option’s expected term. As the Company has had no exercises of stock options for the sixteen days ended March 31, 2007, the expected option term has been estimated by considering both the vesting period, which is typically five years, and the contractual term of ten years. As the Parent’s underlying stock is not publicly traded on an open market, the Company utilized a historical industry average to estimate the expected volatility. The assumptions used in the Company’s Black-Scholes valuation related to stock option grants made during the sixteen days ended March 31, 2007 are as follows:

March 31,
2007
(Unaudited)

Dividend yield	0.00%
Expected option life	7 years
Volatility factor percentage of market price	25.00%
Discount rate	4.58%

As the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Predecessor

In 2006, the Board of Directors of GNC Corporation (the “GNC Corporation Board”), and its stockholders, approved and adopted the GNC Corporation 2006 Omnibus Stock Incentive Plan (the “2006 Plan”). In 2003 the Board approved and adopted the GNC Corporation (f/k/a General Nutrition Centers Holding Company) 2003 Omnibus Stock Incentive Plan (the “2003 Plan”). Hereafter, collectively referred to as the (“Predecessor Plans”). The purpose of the Predecessor Plans was to enable GNC Corporation to attract and retain highly qualified personnel who will contribute to the success of the Company. The Predecessor Plans were available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the Board.

For the period ended March 15, 2007, the Company recognized total compensation expense of $4.1 million, of which $3.8 million related to the acceleration of the vesting of these options. The Company recorded $47.0 million as a reduction in equity on March 15, 2007 related to the cancellation of these options.

NOTE 8.	SEGMENTS

The Company has three operating segments, each of which is a reportable segment. The operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company’s management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as warehousing and distribution costs and other corporate costs. The following table represents key financial information for each of the Company’s operating segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail segment includes the Company’s corporate store operations in the United States and Canada and the sales generated through www.gnc.com. The Franchise segment represents the Company’s franchise operations, both domestically and internationally. The Manufacturing/Wholesale segment represents the Company’s manufacturing operations in South Carolina and Australia and the wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution costs, Corporate costs, and other unallocated costs represent the Company’s administrative expenses. The accounting policies of the segments are the same as those described in Note 2 “Basis of Presentation and Summary of Significant Accounting Policies” to the Company’s audited financial statements included in its Form 10-K Equivalent Report for the year ended December 31, 2006.

	Successor	Predecessor
	Sixteen Days		Three Months
	Ended	Period Ended	Ended
	March 31,	March 15,	March 31,
in thousands	2007	2007	2006
(Unaudited)
Revenues:
Retail	$45,350	$259,313	$294,890
Franchise	11,558	47,237	60,337
Manufacturing/Wholesale:
Intersegment(1)	8,739	35,477	43,931
Third Party	5,172	23,279	31,665

Sub total Manufacturing/Wholesale	13,911	58,756	75,596
Sub total segment revenues	70,819	365,306	430,823
Intersegment elimination(1)	(8,739)	(35,477)	(43,931)

Total revenue	$62,080	$329,829	$386,892

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(1)	Intersegment revenues are eliminated from consolidated revenue.

Operating income:
Retail	$5,289	$28,249	$35,263
Franchise	2,949	14,518	16,088
Manufacturing/Wholesale	1,990	10,267	11,159
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(2,036)	(10,667)	(12,846)
Corporate costs	(2,549)	(61,342)	(21,718)

Subtotal unallocated corporate and other costs net	(4,585)	(72,009)	(34,564)

Total operating income (loss)	$5,643	$(18,975)	$27,946

	March 31,	December 31,
	2007	2006
	(In thousands)
	(Unaudited)
Total assets Retail	$1,177,549	$485,153
Franchise	479,535	275,530
Manufacturing/Wholesale	405,423	133,899
Corporate/Other	115,780	74,203

Total assets	$2,178,287	$968,785

NOTE 9.	SUPPLEMENTAL GUARANTOR INFORMATION

As of March 31, 2007 the Company’s debt included its 2007 Senior Credit Facility, Senior Toggle Notes and 10.75% Senior Subordinated Notes. The 2007 Senior Credit Facility has been guaranteed by GNC Corporation and the Company’s direct and indirect domestic subsidiaries. The Senior Toggle Notes are general unsecured obligations of the Company and rank secondary to the Company’s 2007 Senior Credit Facility and are senior in right of payment to all existing and future subordinated obligations of the Company, including its 10.75% Senior Subordinated Notes. The Senior Toggle Notes are unconditionally guaranteed on an unsecured basis by all of its existing and future material domestic subsidiaries. The 10.75%% Senior Subordinated Notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of its domestic subsidiaries and rank secondary to its 2007 Senior Credit Facility and Senior Toggle Notes. Guarantor subsidiaries include the Company’s direct and indirect domestic subsidiaries as of the respective balance sheet dates. Non-guarantor subsidiaries include the remaining direct and indirect foreign subsidiaries. The subsidiary guarantors are 100% owned by the Company. The guarantees are full and unconditional and joint and several.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Presented below are condensed consolidated financial statements of the Company as the parent/issuer, and the combined guarantor and non-guarantor subsidiaries as of March 31, 2007 and the three months ended March 31, 2007. The guarantor and non-guarantor subsidiaries are presented in a combined format as their individual operations are not material to the Company’s consolidated financial statements. Investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Intercompany balances and transactions have been eliminated.

Supplemental Condensed Consolidating Balance Sheets

		Combined	Combined
Successor	Parent/	Guarantor	Non-Guarantor
March 31, 2007	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Unaudited)
	(In thousands)

Current assets
Cash and cash equivalents	$—	$6,224	$861	$—	$7,085
Receivables, net	3,942	72,270	126	—	76,338
Intercompany receivables	—	123,445	—	(123,445)	—
Inventories, net	—	311,903	17,216	—	329,119
Other current assets	18,614	43,394	2,841	—	64,849

Total current assets	22,556	557,236	21,044	(123,445)	477,391
Goodwill	—	574,193	430	—	574,623
Brands	—	720,000	—	—	720,000
Property, plant and equipment, net	—	156,370	21,053	—	177,423
Investment in subsidiaries	1,740,905	4,821	—	(1,745,726)	—
Other assets	28,914	208,717	—	(8,781)	228,850

Total assets	$1,792,375	$2,221,337	$42,527	$(1,877,952)	$2,178,287

Current liabilities
Current liabilities	$11,939	$217,437	$10,868	$—	$240,244
Intercompany payables	114,919	—	8,526	(123,445)	—

Total current liabilities	126,858	217,437	19,394	(123,445)	240,244
Long-term debt	1,075,263	—	18,270	(8,781)	1,084,752
Other long-term liabilities	—	262,995	42	—	263,037

Total liabilities	1,202,121	480,432	37,706	(132,226)	1,588,033
Total stockholder’s equity (deficit)	590,254	1,740,905	4,821	(1,745,726)	590,254

Total liabilities and stockholder’s equity (deficit)	$1,792,375	$2,221,337	$42,527	$(1,877,952)	$2,178,287

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Balance Sheets — (Continued)

		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
December 31, 2006	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Current assets
Cash and cash equivalents	$—	$20,469	$3,611	$—	$24,080
Receivables, net	3,636	71,053	138	—	74,827
Intercompany receivables	—	71,585	—	(71,585)	—
Inventories, net	—	304,340	15,042	—	319,382
Other current assets	213	42,231	4,192	—	46,636

Total current assets	3,849	509,678	22,983	(71,585)	464,925
Goodwill	—	80,592	430	—	81,022
Brands	—	209,000	3,000	—	212,000
Property, plant and equipment, net	—	148,948	19,760	—	168,708
Investment in subsidiaries	784,757	7,525	—	(792,282)	—
Other assets	12,475	38,435	—	(8,780)	42,130

Total assets	$801,081	$994,178	$46,173	$(872,647)	$968,785

Current liabilities
Current liabilities	$4,421	$198,044	$12,885	$—	$215,350
Intercompany payables	64,609	—	6,976	(71,585)	—

Total current liabilities	69,030	198,044	19,861	(71,585)	215,350
Long-term debt	419,720	—	18,650	(8,780)	429,590
Other long-term liabilities	—	11,377	137	—	11,514

Total liabilities	488,750	209,421	38,648	(80,365)	656,454
Total stockholder’s equity (deficit)	312,331	784,757	7,525	(792,282)	312,331

Total liabilities and stockholder’s equity (deficit)	$801,081	$994,178	$46,173	$(872,647)	$968,785

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Operations

		Combined	Combined
Successor	Parent/	Guarantor	Non-Guarantor
Sixteen Days Ended March 31, 2007	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Unaudited)
	(In thousands)

Revenue	$—	$58,807	$3,856	$(583)	$62,080

Cost of sales, including costs of warehousing, distribution and occupancy	—	40,762	2,597	(583)	42,776

Gross profit	—	18,045	1,259	—	19,304
Compensation and related benefits	—	9,524	535	—	10,059
Advertising and promotion	—	177	52	—	229
Other selling, general and administrative	—	3,207	166	—	3,373
Subsidiary (income) expense	(3,511)	(192)	—	3,703	—
Other (income) expense	—	—	—	—	—

Operating income (loss)	3,511	5,329	506	(3,703)	5,643
Interest expense, net	4,167	(46)	117	—	4,238

Income (loss) before income taxes	(656)	5,375	389	(3,703)	1,405
Income tax (benefit) expense	(1,520)	1,864	197	—	541

Net income (loss)	$864	$3,511	$192	$(3,703)	$864

		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
Period Ended March 15, 2007	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Unaudited)
	(In thousands)

Revenue	$—	$314,632	$17,489	$(2,292)	$329,829
Cost of sales, including costs of warehousing, distribution and occupancy	—	201,973	12,494	(2,292)	212,175

Gross profit	—	112,659	4,995	—	117,654
Compensation and related benefits	—	61,615	2,696	—	64,311
Advertising and promotion	—	20,435	38	—	20,473
Other selling, general and administrative	34,689	17,514	(204)	—	51,999
Subsidiary (income) expense	(12,958)	(1,581)	—	14,539	—
Other (income) expense	—	—	(154)	—	(154)

Operating income (loss)	(21,731)	14,676	2,619	(14,539)	(18,975)
Interest expense, net	42,981	(539)	594	—	43,036

Income (loss) before income taxes	(64,712)	15,215	2,025	(14,539)	(62,011)
Income tax (benefit) expense	(13,398)	2,257	444	—	(10,697)

Net income (loss)	$(51,314)	$12,958	$1,581	$(14,539)	$(51,314)

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Operations — (Continued)

		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
Three Months Ended March 31, 2006	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Unaudited)
	(In thousands)

Revenue	$—	$369,164	$20,896	$(3,168)	$386,892
Cost of sales, including costs of warehousing, distribution and occupancy	—	245,126	14,914	(3,168)	256,872

Gross profit	—	124,038	5,982	—	130,020
Compensation and related benefits	—	62,600	3,252	—	65,852
Advertising and promotion	—	15,745	94	—	15,839
Other selling, general and administrative	1,029	19,414	528	—	20,971
Subsidiary (income) expense	(12,603)	(1,596)	—	14,199	—
Other income	—	26	(614)	—	(588)

Operating income (loss)	11,574	27,849	2,722	(14,199)	27,946
Interest expense, net	735	8,558	383	—	9,676

Income (loss) before income taxes	10,839	19,291	2,339	(14,199)	18,270
Income tax (benefit) expense	(654)	6,688	743	—	6,777

Net income (loss)	$11,493	$12,603	$1,596	$(14,199)	$11,493

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

		Combined	Combined
Successor	Parent/	Guarantor	Non-Guarantor
Sixteen Days Ended March 31, 2007	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(Unaudited)
	(In thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$3,364	$(1,163)	$2,201
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(641)	(1)	(642)
Investment/distribution	9,429	(9,429)	—	—
Acquisition of the Company	(1,615,843)	—	—	(1,615,843)
Other investing	—	(10)	—	(10)

Net cash provided by (used in) investing activities	(1,606,414)	(10,080)	(1)	(1,616,495)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of new equity	552,291	—	—	552,291
Borrowings from new senior credit facility	675,000	—	—	675,000
Proceeds from issuance of new senior sub notes	110,000	—	—	110,000
Proceeds from issuance of new senior notes	297,000	—	—	297,000
Financing fees	(27,877)	—	—	(27,877)
Other financing	—	5,381	(47)	5,334

Net cash provided by (used in) financing activities	1,606,414	5,381	(47)	1,611,748
Effect of exchange rate on cash	—	—	119	119

Net decrease in cash	—	(1,335)	(1,092)	(2,427)
Beginning balance, cash	—	7,559	1,953	9,512

Ending balance, cash	$—	$6,224	$861	$7,085

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows — (Continued)

		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
Period Ended March 15, 2007	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(Unaudited)
	(In thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES:	$(43,103)	$(3,102)	$(583)	$(46,788)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(5,117)	(576)	(5,693)
Investment/distribution	—	—	—	—
Other investing	—	(555)	—	(555)

Net cash provided by (used in) investing activities	—	(5,672)	(576)	(6,248)
CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from selling shareholders	463,393	—		463,393
Redemption of 8 5/8% senior notes	(150,000)	—		(150,000)
Redemption of 8 1/2% senior notes	(215,000)	—		(215,000)
Payment of 2003 senior credit facility	(55,290)	—		(55,290)
Other financing	—	(4,136)	(334)	(4,470)

Net cash provided by (used in) financing activities	43,103	(4,136)	(334)	38,633
Effect of exchange rate on cash	—	—	(165)	(165)

Net increase (decrease) in cash	—	(12,910)	(1,658)	(14,568)
Beginning balance, cash	—	20,469	3,611	24,080

Ending balance, cash	$—	$7,559	$1,953	$9,512

		Combined	Combined
Predecessor		Guarantor	Non-Guarantor
Three Months Ended March 31, 2006	Issuer	Subsidiaries	Subsidiaries	Consolidated
	(Unaudited)
	(In thousands)

NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$10,778	$1,695	$12,473
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(3,357)	(335)	(3,692)
Investment/distribution	50,247	(50,247)	—	—
Other investing	—	(131)	—	(131)

Net cash provided by (used in) investing activities	50,247	(53,735)	(335)	(3,823)
CASH FLOWS FROM FINANCING ACTIVITIES
GNC Corporation return of capital from
General Nutrition Centers, Inc.	(68)	—	—	(68)
Restricted payment made to GNC Corporation shareholders	(49,934)	—	—	(49,934)
Payments on long-term debt	(245)	—	(272)	(517)
Other financing	—	156	—	156

Net cash (used in) provided by financing activities	(50,247)	156	(272)	(50,363)
Effect of exchange rate on cash	—	—	(10)	(10)

Net (decrease) increase in cash	—	(42,801)	1,078	(41,723)
Beginning balance, cash	—	83,143	2,870	86,013

Ending balance, cash	$—	$40,342	$3,948	$44,290

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 10.	INCOME TAXES

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

At the adoption date of January 1, 2007, the Company had $15.4 million of unrecognized tax benefits, all of which could potentially affect the effective tax rate if recognized. At March 31, 2007, the Company has $19.9 million of unrecognized tax benefits. Included in these amounts are $11.3 million of unrecognized tax benefits related to periods that are subject to the indemnification provisions of the purchase agreement between the Company and Numico. Under these provisions Numico is responsible for the satisfaction of these claims, and, as such the Company has recorded a corresponding receivable of $11.3 million.

The Company files a consolidated federal tax return and various consolidated and separate tax returns as prescribed by the tax laws of the state and local jurisdictions in which it operates. The Company has been audited by the Internal Revenue Service through its December 5, 2003 tax year. The Company has various state and local jurisdiction tax years open to examination (earliest open period 1997), and the Company also has certain state and local jurisdictions currently under audit.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of March 31, 2007, the Company recognized approximately $0.7 million in potential interest and penalties associated with uncertain tax positions. To the extent interest and penalties are not assessed with respect to the ultimate settlement of uncertain tax positions, amounts previously accrued will be reduced and reflected as a reduction of the overall income tax provision.

The effective tax rate of (17.3%) for the period ending March 15, 2007 includes the Company’s preliminary conclusions related to the income tax treatment of the merger costs, and will be subject to additional analysis as information related to these costs is reviewed by management. The effective tax rate differed from the federal statutory rate of 35% primarily due to the amount of loss before tax and the preliminary treatment of merger costs.

NOTE 11.	RELATED PARTY TRANSACTIONS

Successor

Management Services Agreement.  Upon consummation of the Merger, the Company entered into a services agreement with its Parent, GNC Acquisition Holdings Inc. (“Holdings”). Under the agreement, Holdings agreed to provide the Company and its subsidiaries with certain services in exchange for an annual fee of $1.5 million, as well as customary fees for services rendered in connection with certain major financial transactions, plus reimbursement of expenses and a tax gross-up relating to as non-tax deductible portion of the fee. The company agreed to provide customary indemnifications to Holdings and its affiliates and those providing services on its behalf. In addition, upon consummation of the Merger, the Company incurred an aggregate fee of $10.0 million, plus reimbursement of expenses, payable to Holdings for services rendered in connection with the Merger.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

SUMMARIZED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Credit Facility.  Upon consummation of the Merger, the Company entered into a $735.0 million credit agreement, of which various Ares fund portfolios, which are related to one of our sponsors, are investors. As of May 4, 2007, certain affiliates of Ares Management LLC held approximately $67.0 million of term loans under our 2007 Senior Credit Facility.

Predecessor

Management Service Fees.  As of December 5, 2003, the Company and our Parent entered into a management services agreement with Apollo Management V. The agreement provides that Apollo Management V furnish certain investment banking, management, consulting, financial planning, and financial advisory services on an ongoing basis and for any significant financial transactions that may be undertaken in the future. The length of the agreement was ten years. There was an annual general services fee of $1.5 million, which was payable in monthly installments. These were also major transaction services fees for services that Apollo Management V may provide which would be based on normal and customary fees of like kind. In addition, the Company reimburses expenses that are incurred and paid by Apollo Management V on behalf of the Company. For the three months ended March 31, 2006, $375,000 was paid to Apollo Management V under the terms of this agreement.

GENERAL NUTRITION CENTERS, INC.

Offers to Exchange
Senior Floating Rate Toggle Exchange Notes due 2014
for all Outstanding
Senior Floating Rate Toggle Notes due 2014
and
10.75% Senior Subordinated Exchange Notes due 2015
for all Outstanding
10.75% Senior Subordinated Notes due 2015

PROSPECTUS

          , 2007

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Delaware Entities — General Nutrition Centers, Inc., General Nutrition Companies, Inc., General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition International, Inc., General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC Canada Limited, GNC US Delaware, Inc. and GN Investment, Inc.

General Nutrition Centers, Inc., General Nutrition Companies, Inc., General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition International, Inc., General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC Canada Limited, GNC US Delaware, Inc. and GN Investment, Inc., which we refer to as the Delaware entities, are each Delaware corporations, and as a Delaware corporation, are each subject to the Delaware General Corporation Law (“DGCL”) and the exculpation from liability and indemnification provisions contained therein.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

General Nutrition Centers, Inc.

Article Sixth of General Nutrition Centers, Inc.’s certificate of incorporation provides that a director of General Nutrition Centers, Inc. shall not be liable to General Nutrition Centers, Inc. or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article VIII of the bylaws of General Nutrition Centers, Inc. provides that the corporation shall indemnify any person made party to any action or proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another entity, if such person acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Any such person is also entitled to have the corporation pay by General Nutrition Centers, Inc. the expenses incurred in defending in any proceeding in advance of its final disposition.

Article VIII, Section 8 of the bylaws of General Nutrition Centers, Inc. provides that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another entity against any liability incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Article VIII of the bylaws.

General Nutrition Centers, Inc. entered into indemnification agreements with its directors and officers. These indemnification agreements provide for indemnification of the directors and officers to the fullest extent permitted by Delaware law and the articles of incorporation and bylaws of the company. Each director and officer is entitled to receive advanced payment for all expenses, including attorneys’ fees and retainers, which are incurred by such director or officer in connection with the action, subject to recoupment by the Company if required under applicable law. Additionally, we maintain insurance policies that cover our directors and officers, in accordance with their terms.

General Nutrition Companies, Inc.

Article Eighth of the certificate of incorporation of General Nutrition Companies, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth.

Article Eleventh of the certificate of incorporation of General Nutrition Companies, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

The bylaws of General Nutrition Companies, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition Distribution Company

Article 10 of the certificate of incorporation of General Nutrition Distribution Company provides that, to the fullest extent permitted by the DGCL, a director of General Nutrition Distribution Company shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The bylaws of General Nutrition Distribution Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition Government Services, Inc.

Article Seventh of the certificate of incorporation of General Nutrition Government Services, Inc. provides that a director of General Nutrition Government Services, Inc. shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The bylaws of General Nutrition Government Services, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition International, Inc.

Article 10 of the certificate of incorporation of General Nutrition International, Inc. provides that, to the fullest extent permitted by the DGCL, a director of General Nutrition International, Inc. shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The bylaws of General Nutrition International, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition Systems, Inc.

Article 10 of the certificate of incorporation of General Nutrition Systems, Inc. provides that a director of General Nutrition Systems, Inc. shall not be personally liable to the corporation or its stockholders for breach of fiduciary duty except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article 11 of the certificate of incorporation of General Nutrition Systems, Inc. provides that the corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by Section 145 of the DGCL.

The bylaws of General Nutrition Systems, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC (Canada) Holding Company

Article Seventh of the certificate of incorporation of GNC (Canada) Holding Company provides that a director of GNC (Canada) Holding Company shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The bylaws of GNC (Canada) Holding Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC Canada Limited

Article Seventh of the certificate of incorporation of GNC Canada Limited provides that a director of GNC Canada Limited shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The bylaws of GNC Canada Limited do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC US Delaware, Inc.

Article Eighth of the certificate of incorporation of GNC US Delaware, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the bylaws.

Article Eleventh of the certificate of incorporation of GNC US Delaware, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,

(iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

The bylaws of GNC US Delaware, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GN Investment, Inc.

Article Eighth of the certificate of incorporation of GN Investment, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the bylaws.

Article Eleventh of the certificate of incorporation of GN Investment, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

The bylaws of GN Investment, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC Funding, Inc.

Article Nine of GNC Funding, Inc.’s certificate of incorporation provides that a director of GNC Funding, Inc. shall not, to the extent permitted under Section 174 of the DGCL be liable to GNC Funding, Inc. or any of its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Article VIII of the bylaws of GNC Funding, Inc. provides that the corporation shall indemnify any person made party to any action or proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another entity, if such person acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

The Pennsylvania Entities — General Nutrition Corporation, General Nutrition, Incorporated, General Nutrition Distribution, L.P. and GNC Franchising, LLC (f/k/a GNC Franchising, Inc.)

General Nutrition Corporation, General Nutrition, Incorporated are each Pennsylvania corporations, and as a Pennsylvania corporation, are each subject to the Pennsylvania Business Corporation Law (“PBCL”). GNC Franchising, LLC (f/k/a GNC Franchising, Inc.) is a Pennsylvania limited liability company and as a Pennsylvania limited liability company is subject to the Pennsylvania Limited Liability Company Law (“PLLCL”). General Nutrition Distribution, L.P. is a limited partnership and as a Pennsylvania limited partnership is subject to the Pennsylvania Revised Limited Partnership Act (“RLPA”).

Sections 1741 and 1742 of the PBCL provide that a corporation may indemnify, under specified circumstances, persons who were or are directors, officers or employees of the corporation or who served or serve other business entities at the request of the corporation. Under these provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the corporation if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not entitled to be indemnified.

Section 1746 of the PBCL provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. Section 1746 also provides for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the PBCL described above.

Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Section 8945 of the PLLCL provides that, subject to such standards and restrictions, if any, as are set forth in the operating agreement, a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, except that indemnification shall not be made where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Any such indemnification may be granted for any action taken and may be made whether or not the company would have the power to indemnify the person under any other provision of law except as provided in section 8945 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the company.

Section 8945 of the PLLCL also provides that expenses incurred by a member, manager or other person in defending any action or proceeding against which indemnification may be made under section 8945 may be paid by the company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company.

Section 8510 of the RLPA provides that subject to any standards and restrictions set forth in the partnership agreement, a limited partnership shall have the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, except that indemnification shall not be made where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Any such indemnification may be granted for any action taken and may be made whether or not the limited partnership would have the power to indemnify the person under any other provision of law except as provided in section 8510 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the limited partnership.

Section 8510 of the RLPA also provides that expenses incurred by a partner or other person in defending any action or proceeding against which indemnification may be made pursuant to section 8510 may be paid by the limited partnership in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the limited partnership.

General Nutrition Corporation

The articles of incorporation and the bylaws of General Nutrition Corporation do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition, Incorporated

The articles of incorporation and the bylaws of General Nutrition, Incorporated do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC Franchising, LLC (f/k/a GNC Franchising, Inc.)

The certificate of organization and the limited liability company operating agreement of GNC Franchising, LLC (f/k/a GNC Franchising, Inc.) do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

General Nutrition Distribution, L.P.

Section 19.1 of the agreement of limited partnership of General Nutrition Distribution, L.P. provides that the partnership shall indemnify any partner (or employee of a partner) against any liabilities losses, judgments, claims and/or in connection with the defense of any action or proceeding action where the person who was, is or is threatened to be named in the proceeding was named because the person is or was a partner of the partnership (or an employee of the same). Such indemnification is conditioned upon a finding by the majority vote of the partnership that such person conducted himself in good faith, reasonably believed that his conduct was in the partnership’s best interest (or in the case of conduct not in his official capacity, personally believed that his conduct was not opposed to the partnership’s best interest), and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The Arizona Entities — General Nutrition Investment Company and Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation)

General Nutrition Investment Company and Nutra Sales Corporation (f/k/a/ General Nutrition Sales Corporation), which we refer to as the Arizona entities, are each Arizona corporations, and as an Arizona corporation, are each subject to the Arizona Revised Statutes (“A.R.S.”).

Sections 10-850 to 10-858 of the A.R.S. grant a corporation broad powers to indemnify any person in connection with legal proceedings made a party to a proceeding by reason of his present or past status as an officer or director of the corporation, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification may be made in connection with any action by or in the right of the corporation, if such person is adjudged to be liable to the corporation, or in connection with any proceeding charging improper personal benefit to the person whether or not involving action in the person’s official capacity, in which the person was held liable on the basis that the personal benefit was improperly received by the person. Indemnification by the corporation is mandatory in the case of a director who was the prevailing party, on the merits or otherwise, in the defense of any such proceeding, and also in the case of an outside director against reasonable expenses incurred in connection with such a proceeding (in advance of final disposition of the proceeding upon a specified affidavit from the director), in either case subject to the limitations noted above and to any limitations in the articles of incorporation.

The A.R.S. also gives a corporation power to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the indemnification provisions of the A.R.S.

General Nutrition Investment Company

Article Eighth of the articles of incorporation of General Nutrition Investment Company provides that the corporation shall indemnify to the full extent permitted by applicable law, any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the articles of incorporation.

Article Eleventh of the articles of incorporation of General Nutrition Investment Company provides that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Chapter 8 of the A.R.S., or (iv) for any transaction in which the director received an improper personal benefit.

The bylaws of General Nutrition Investment Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation)

Article Eighth of the articles of incorporation of Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the articles of incorporation.

Article Eleventh of the articles of incorporation of Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) provides that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Chapter 8 of the A.R.S., or (iv) for any transaction in which the director received an improper personal benefit.

The bylaws of Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

Informed Nutrition, Inc.

Informed Nutrition, Inc. is a Florida corporation. Section 607.0850(1) of the Florida Business Corporation Act (the “FBCA”) empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to the conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding (including any appeal thereof), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification may be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Section 607.0850(3) of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) and (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Subsection (4) provides that any indemnification under subsections (1) and (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination by the board of directors, a committee of the board of directors or independent legal counsel, in accordance with subsection (4), that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) of Section 607.0850.

Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

Section 607.0850(7) of the FBCA states that indemnification and advancement of expenses are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses of it directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director, officer, employee or agent were material to the cause of action adjudicated and constituted (a) a violation of criminal law (unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful), (b) a transaction from which the director, officer, agent or employee derived an improper personal benefit, (c) in the case of a director, a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

Section 607.0850(12) of the FBCA permits a corporation to purchase and maintain insurance for a director, officer, employee or agent against any liability incurred in his or her official capacity or arising out of his or her status as such regardless of the corporation’s power to indemnify him or her against such liability under Section 607.0850.

The articles of incorporation and the bylaws of Informed Nutrition, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.)

Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.) is a South Carolina corporation. Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988 (the “Act”) provides a corporation with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of a corporation’s directors under certain circumstances.

A corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith, and he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

A corporation may also purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

The articles of incorporation and the bylaws of Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.) do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons’ capacity as such.

GNC Card Services, Inc.

GNC Card Services, Inc. is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers, against certain liabilities they actually and reasonably incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made to any director or officer in respect of any claim, issue, or matter as to which (a) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (b) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

GNC Card Services, Inc. has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers to the fullest extent provided by, or permissible under, Section 1701.13(E). GNC Card Services, Inc. is specifically authorized to take any and all further action to effectuate any indemnification of any director or officer that any Ohio corporation may have the power to take by any vote of the shareholders, vote of disinterested directors, by any agreement, or otherwise. GNC Card Services, Inc. may purchase and maintain contracts insuring the company against any liability to directors and officers they may incur under the above provisions for indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

(b) Financial Statement Schedules

SCHEDULE I

GENERAL NUTRITION CENTERS, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2006	2005

Current assets:
Cash and cash equivalents	$—	$—
Receivables, net	3,636	1,809
Intercompany receivables	—	—
Inventories, net	—	—
Other current assets	213	97

Total current assets	3,849	1,906
Goodwill, net	—	—
Brands, net	—	—
Property, plant and equipment, net	—	—
Investment in subsidiaries	784,757	809,105
Other assets	12,475	16,331

Total assets	$801,081	$827,342

Current liabilities:
Current liabilities	$4,421	$5,801
Intercompany payables	64,609	20,474

Total current liabilities	69,030	26,275
Long-term liabilities:
Long-term debt	419,720	460,187
Other long-term liabilities	—	—

Total liabilities	$488,750	$486,462
Total Stockholder’s equity:	312,331	340,880

Total liabilities and stockholder’s equity	$801,081	$827,342

SCHEDULE I

GENERAL NUTRITION CENTERS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	In thousands

Revenue:	$—	$—	$—
Cost of sales, including warehousing, distribution and occupancy costs	—	—	—

Gross profit	—	—	—
Compensation and related benefits	—	—	—
Advertising and promotion	—	—	—
Other selling, general and administrative expenses	5,142	1,923	1,745
Subsidiary income	(43,224)	(24,185)	(43,918)
Other expense	—	—	—

Operating income	38,082	22,262	42,173
Interest expense, net	3,856	6,715	—
Income before income taxes	34,226	15,547	42,173
Income tax benefit	(3,149)	(3,119)	(474)

Net income	$37,375	$18,666	$42,647

SCHEDULE I

GENERAL NUTRITION CENTERS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	In thousands

Net cash provided by Operating Activities:	$—	$4,710	$(1,754)
Cash Flows from Investing Activities:
Investment/distributions	111,105	36,882	2,850
Capital expenditures	—	—	—
Acquisition of General Nutrition Companies, Inc.	—	—	2,102

Net cash used in investing activities	111,105	36,882	4,952
Cash Flow from Financing Activities
Decrease in GNC Corporation investment in General Nutrition Centers, Inc.	(20,292)	(901)	758
Restricted payment made to GNC Corporation shareholders	(49,934)	—	—
Payments on long term debt	(40,879)	(185,981)	(2,850)
Proceeds from senior notes issuance	—	150,000	—
Other Financing	—	(4,710)	(1,106)

Net cash provided by financing activities	(111,105)	(41,592)	(3,198)
Effect of exchange rate on cash	—	—	—
Net increase in cash	—	—	—
Beginning balance, cash	—	—	—

Ending balance, cash	$—	$—	$—

SCHEDULE I

GENERAL NUTRITION CENTERS, INC

CONDENSED STATEMENTS OF STOCKHOLDER’S EQUITY

					Other	Total
	Common Stock		Additional	Retained	Comprehensive	Stockholder
	Shares	Dollars	Paid-in-Capital	Earnings	Income	Equity (Deficit)
	(In thousands, except share data)

Balance at December 31, 2004	100	$—	$278,258	$43,001	$1,163	$322,422
GNC Corporation investment in General Nutrition Centers, Inc.	—		(901)	—	—	(901)
Non-cash stock compensation	—		632	—	—	632
Net income	—		—	18,666	—	18,666
Foreign currency translation adjustments	—		—	—	61	61
Balance at December 31, 2005	100	$—	$277,989	$61,667	$1,224	$340,880
GNC Corp investment in Centers, Inc.	—		(18,618)	—	—	(18,618)
Net income	—		—	37,375	—	37,375
Non-cash stock compensation	—		2,528	—	—	2,528
Payments to GNC Corporation shareholders	—		—	(49,934)	—	(49,934)
Foreign currency translation	—		—	—	100	100

Balance at December 31, 2006	100	$—	$261,899	$49,108	$1,324	$312,331

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

GENERAL NUTRITION CENTER, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
	Period	Expense	Deductions	Period
	(In thousands)

Allowance for doubtful accounts(1)
Twelve months ended December 31, 2004	$14,990	$8,431	$(11,163)	$12,258
Twelve months ended December 31, 2005	$12,258	$9,736	$(11,375)	$10,619
Twelve months ended December 31, 2006	$10,619	$4,693	$(10,930)	$4,382
Inventory reserves
Twelve months ended December 31, 2004	$19,251	$17,344	$(22,034)	$14,561
Twelve months ended December 31, 2005	$14,561	$3,864	$(6,272)	$12,153
Twelve months ended December 31, 2006	$12,153	$3,755	$(5,112)	$10,796

(1)	These balances are the total allowances for doubtful accounts for trade accounts receivable and the current and long-term franchise note receivable.

Item 22.	Undertakings.

The undersigned registrants hereby undertake that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “Securities Act”), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrants hereby undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrants pursuant to the foregoing provisions, or otherwise, the undersigned registrants have been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrants of expenses incurred or paid by a director, officer or controlling person of the undersigned registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake:

To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION CENTERS, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	Director, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Norman Axelrod Norman Axelrod	Chairman of the Board of Directors

By:	/s/ David B. Kaplan David B. Kaplan	Director

By:	/s/ Jeffrey B. Schwartz Jeffrey B. Schwartz	Director

Signature		Title

By:	/s/ Lee Sienna Lee Sienna	Director

By:	/s/ Josef Prosperi Josef Prosperi	Director

By:	/s/ Michele J. Buchignani Michele J. Buchignani	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION INVESTMENT COMPANY

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC (CANADA) HOLDING COMPANY

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION DISTRIBUTION COMPANY

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION GOVERNMENT SERVICES, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION INTERNATIONAL, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GN INVESTMENT, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC US DELAWARE, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION SYSTEMS, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

INFORMED NUTRITION, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION CORPORATION

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION DISTRIBUTION, L.P.

By: General Nutrition, Incorporated, its general partner

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer of General Nutrition, Incorporated (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer of General Nutrition, Incorporated (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director of General Nutrition, Incorporated

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director of General Nutrition, Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION, INCORPORATED

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

NUTRA MANUFACTURING, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GENERAL NUTRITION COMPANIES, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC CANADA LIMITED

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC FRANCHISING, LLC

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Manager

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

NUTRA SALES CORPORATION

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC FUNDING, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 6th day of July, 2007.

GNC CARD SERVICES, INC.

By:	/s/ Curtis J. Larrimer
Name: Curtis J. Larrimer

Title:	Executive Vice President and Chief
Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes Curtis J. Larrimer and Mark L. Weintrub or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments including post-effective amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which either such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature		Title

By:	/s/ Joseph Fortunato Joseph Fortunato	President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Joseph Fortunato Joseph Fortunato	Director

By:	/s/ Curtis J. Larrimer Curtis J. Larrimer	Director

INDEX TO EXHIBITS

3.1	Certificate of Incorporation of General Nutrition Centers, Inc. (the “Company”) (f/k/a Apollo GNC Holding, Inc.). (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (File No. 333-114502) (the “Form S-4”), filed April 15, 2004.)
3.2	Certificate of Amendment of Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.3	By-Laws of the Company. (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.4	Articles of Incorporation of General Nutrition, Incorporated, filed October 28, 2003. (Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.5	By-laws of General Nutrition, Incorporated. (Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.6	Articles of Incorporation of General Nutrition Corporation, filed October 28, 2003. (Incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.7	By-laws of General Nutrition Corporation. (Incorporated by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.8	Articles of Incorporation of Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.), filed October 31, 2003. (Incorporated by reference to Exhibit 3.8 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.9	Amendment to Articles of Incorporation of Nutricia Manufacturing USA, Inc. (changing name to Nutra Manufacturing, Inc.), filed March 25, 2004. (Incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.10	By-laws of Nutra Manufacturing, Inc. (Incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.11	Certificate of Organization of GNC Franchising, LLC, filed December 31, 2003. (Incorporated by reference to Exhibit 3.11 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.12	Limited Liability Company Operating Agreement of GNC Franchising, LLC, dated January 1, 2004. (Incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.13	Certificate of Incorporation of General Nutrition International, Inc. (f/k/a GND Investment Company), filed March 1, 1989. (Incorporated by reference to Exhibit 3.13 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.14	Certificate of Amendment to Certificate of Incorporation of GND Investment Company (changing name to General Nutrition International, Inc.), filed April 12, 1990. (Incorporated by reference to Exhibit 3.14 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.15	By-Laws of General Nutrition International, Inc. (Incorporated by reference to Exhibit 3.15 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.16	Articles of Incorporation of General Nutrition Investment Company, filed October 28, 2003. (Incorporated by reference to Exhibit 3.16 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.17	By-Laws of General Nutrition Investment Company. (Incorporated by reference to Exhibit 3.17 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.18	Certificate of Incorporation of General Nutrition Systems, Inc., dated September 21, 1999. (Incorporated by reference to Exhibit 3.18 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.19	By-Laws of General Nutrition Systems, Inc. (Incorporated by reference to Exhibit 3.19 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.20	Certificate of Incorporation of General Nutrition Distribution Company, filed September 29, 1992. (Incorporated by reference to Exhibit 3.20 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.21	Certificate of Amendment to Certificate of Incorporation of General Nutrition Distribution Company (changing name to General Nutrition Services, Inc.), filed January 13, 1993. (Incorporated by reference to Exhibit 3.21 to the Company’s Registration Statement on Form S-4, April 15, 2004.)

3.22	Certificate of Amendment to Certificate of Incorporation of General Nutrition Services, Inc. (changing name to General Nutrition Distribution Company), filed February 1, 1998. (Incorporated by reference to Exhibit 3.22 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.23	By-Laws of General Nutrition Distribution Company. (Incorporated by reference to Exhibit 3.23 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.24	Certificate of Incorporation of GNC, Limited (n/k/a GNC Canada Limited), filed April 3, 1996. (Incorporated by reference to Exhibit 3.24 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.25	Certificate of Amendment to Certificate of Incorporation of GNC, Limited (changing name to GNC Canada Limited), filed May 27, 2004. (Incorporated by reference to Exhibit 3.25 to the Company’s Registration Statement on Form S-4, [April 15, 2004].)
3.26	By-Laws of GNC Canada Limited. (Incorporated by reference to Exhibit 3.26 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.27	Certificate of Incorporation of GNC (Canada) Holding Company, filed April 3, 1996. (Incorporated by reference to Exhibit 3.27 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.28	By-Laws of GNC (Canada) Holding Company. (Incorporated by reference to Exhibit 3.28 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.29	Articles of Incorporation of Informed Nutrition, Inc., filed November 16, 1995. (Incorporated by reference to Exhibit 3.29 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.30	By-Laws of Informed Nutrition, Inc. (Incorporated by reference to Exhibit 3.30 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.31	Certificate of Incorporation of General Nutrition Government Services, Inc., filed August 14, 1996. (Incorporated by reference to Exhibit 3.31 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.32	Certificate of Amendment to Certificate of Incorporation of General Nutrition Government Services, Inc. (changing name to GN Government Oldco Services, Inc.), filed October 29, 2003. (Incorporated by reference to Exhibit 3.32 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.33	Certificate of Amendment to Certificate of Incorporation of GN Government Oldco Services, Inc. (changing name to General Nutrition Government Services, Inc.), filed November 7, 2003. (Incorporated by reference to Exhibit 3.33 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.34	By-Laws of General Nutrition Government Services, Inc. (Incorporated by reference to Exhibit 3.34 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.35	Certificate of Incorporation of GN Investment, Inc., filed October 29, 2003. (Incorporated by reference to Exhibit 3.35 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.36	By-Laws of GN Investment, Inc. (Incorporated by reference to Exhibit 3.36 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.37	Articles of Incorporation of Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation), filed October 28, 2003. (Incorporated by reference to Exhibit 3.37 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.38	Amendment to Articles of Incorporation of General Nutrition Sales Corporation (changing name to Nutra Sales Corporation) filed September 20, 2004. (Incorporated by reference to Exhibit 3.38 to the Company’s Registration Statement on Form S-4, [April 15, 2004].)
3.39	By-Laws of Nutra Sales Corporation. (Incorporated by reference to Exhibit 3.39 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.40	Certificate of Incorporation of GNC US Delaware, Inc., filed October 29, 2003. (Incorporated by reference to Exhibit 3.40 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.41	By-Laws of GNC US Delaware, Inc. (Incorporated by reference to Exhibit 3.41 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.42	Certificate of Limited Partnership of General Nutrition Distribution, L.P., filed January 28, 1998. (Incorporated by reference to Exhibit 3.42 to the Company’s Registration Statement on Form S-4, April 15, 2004.)

3.43	Agreement of Limited Partnership of General Nutrition Distribution, L.P., dated January 27, 1998. (Incorporated by reference to Exhibit 3.43 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.44	Certificate of Incorporation of General Nutrition Companies, Inc., dated October 29, 2003. (Incorporated by reference to Exhibit 3.44 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.45	By-Laws of General Nutrition Companies, Inc. (Incorporated by reference to Exhibit 3.45 to the Company’s Registration Statement on Form S-4, April 15, 2004.)
3.46	Certificate of Incorporation of GNC Funding, Inc.**
3.47	By-Laws of GNC Funding, Inc.**
3.48	Articles of Incorporation of GNC Card Services, Inc.**
3.49	Regulations of GNC Card Services, Inc.*
4.1	Stockholders’ Agreement, dated November 10, 2006, by and among GNC Parent Corporation and certain stockholders.**
4.2	Supplemental Indenture, dated as of April 6, 2004, by and among GNC Franchising, LLC, the Company, the other Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to the Company’s 8 1/2% Senior Subordinated Notes due 2010. (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
4.3	Form of 8 1/2% Senior Subordinated Note due 2010. (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
4.4	Indenture, dated as of January 18, 2005, by and among the Company, each of the Guarantors party thereto and U.S. Bank National Association, as trustee relating to the Company’s 8 5/8% Senior Notes due 2011. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed January 19, 2005.)
4.5	Form of 8 5/8% Senior Note due 2011. (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed January 19, 2005.)
4.6	Supplemental Indenture, dated as of April 6, 2004, by and among GNC Franchising, LLC, the Company, the other Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to the Company’s 8 1/2% Senior Subordinated Notes due 2010. (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
4.7	Second Supplemental Indenture, dated as of March 5, 2007, by and among the Company, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to the Company’s 8 1/2% Senior Subordinated Notes due 2010.**
4.8	Supplemental Indenture, dated as of March 5, 2007, by and among the Company, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to the Company’s 8 5/8% Senior Notes due 2011.**
4.9	Indenture, dated as of March 16, 2007, among General Nutrition Centers, Inc., the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the Senior Floating Rate Toggle Notes due 2014.*
4.10	Form of Senior Floating Rate Toggle Note due 2014 (Incorporated by reference to Exhibit 4.9 above)
4.11	Indenture, dated as of March 16, 2007, among General Nutrition Centers, Inc., the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the 10.75% Senior Subordinated Notes due 2015.*
4.12	Form of 10.75% Senior Subordinated Note due 2015 (Incorporated by reference to Exhibit 4.11 above)
4.13	Registration Rights Agreement, dated as of March 16, 2007, by and among General Nutrition Centers, Inc. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers Inc. with respect to the Senior Floating Rate Toggle Notes due 2014.*
4.14	Registration Rights Agreement, dated as of March 16, 2007, by and among General Nutrition Centers, Inc. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers Inc. with respect to the 10.75% Senior Subordinated Notes due 2014.*
5.1	Opinion of Proskauer Rose LLP (including the consent of such firm) regarding legality of securities being offered.**

10.1	Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.2	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.3	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.4	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.5	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.6	Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.7	Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.8	Know-How License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia. (Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.9	Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V. (Incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.9	GNC Live Well Later Non-Qualified Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.10	GNC Corporation 2006 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.21 to GNC Corp’s Registration Statement on Form S-1/A, filed July 28, 2006.)
10.11	GNC Parent Corporation 2006 Stock Incentive Plan.**
10.12	Form of GNC Parent Corporation 2006 Stock Incentive Plan Stock Option Agreement.**
10.13	GNC Parent Corporation 2007 Stock Incentive Plan.**
10.14	Form of GNC Parent Corporation 2007 Stock Incentive Plan Stock Option Agreement.**
10.15	Employment Agreement, dated as of December 22, 2005, by and among Centers, GNC and Robert J. DiNicola. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 22, 2005.)
10.16	Amended and Restated Employment Agreement, dated as of December 8, 2006, by and between the Company and Joseph Fortunato. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 8, 2006).
10.17	Employment Agreement, dated as of December 14, 2004, amended and restated as of March 14, 2005, by and between General Nutrition Centers, Inc., and Curtis Larrimer. (Incorporated by reference to Exhibit 10.1 the Company’s Form 8-K, filed March 14, 2005.)
10.18	Employment Agreement, dated as of December [ ], 2004, by and between the Company and Tom Dowd.**
10.19	GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Corporation.*** (Incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-4, filed August 9, 2004.)

10.20	Amendment to the GNC/Rite Aid Retail Agreement, dated as of November 20, 2000, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp.*** (Incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-4, filed August 9, 2004.)
10.21	Amendment to the GNC/Rite Aid Retail Agreement dated as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-4, filed August 9, 2004.)
10.22	Form of indemnification agreement for directors and executive officers. **
10.23	Amended and Restated Stock Purchase Agreement, dated as of November 21, 2006, by and among GNC Parent and GNC Corp. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed November 28, 2006).
10.24	Management Services Agreement, dated as of December 5, 2003, by and among the Company, General Nutrition Centers Holding Company (n/k/a GNC Corp) and Apollo Management V, L.P. (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.25	Management Services Agreement, dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc. and the Company.**
10.26	Credit Agreement, dated as of December 5, 2003, by and among General Nutrition Centers Holding Company (n/k/a GNC Corporation (“GNC Corp”)), the Company, as borrower, the several other banks and other financial institutions or entities from time to time party thereto, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, as syndication agent, and Lehman Commercial Paper Inc., as administrative agent. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.27	First Amendment to the Credit Agreement, dated as of December 14, 2004, by and among GNC Corp, the Company, as borrower, the several banks and other financial institutions or entities from time to time party to the Credit Agreement referred to therein and Lehman Commercial Paper Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 16, 2004.)
10.28	Second Amendment to the Credit Agreement, dated as of May 25, 2006, by and among GNC Corp, the Company, as borrower, the several banks and other financial institutions or entities from time to time party to the Credit Agreement referred to therein and Lehman Commercial Paper Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed May 31, 2006.)
10.29	Guarantee and Collateral Agreement, dated as of December 5, 2003, made by General Nutrition Centers Holding Company (n/k/a GNC Corp), the Company and certain of its subsidiaries in favor of Lehman Commercial Paper Inc., as administrative agent. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.30	Form of Intellectual Property Security Agreement, dated as of December 5, 2003, made in favor of Lehman Commercial Paper Inc., as administrative agent. (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4, filed April 15, 2004.)
10.31	Credit Agreement, dated as of March 16, 2007, among GNC Corp., the Company, the lenders party thereto, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Goldman Sachs Credit Partners L.P., as syndication agent, Merrill Lynch Capital Corporation and Lehman Commercial Paper Inc., as documentation agents and JPMorgan Chase Bank, N.A., as administrative agent.**
10.32	Guarantee and Collateral Agreement, dated as of March 16, 2007, by GNC Corp, the Company and the guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
10.33	Form of Intellectual Property Security Agreement, dated as of March 16, 2007, by GNC Corp, the Company and the guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges**
21.1	Subsidiaries of the Company.**
23.1	Consent of Proskauer Rose LLP (included as part of its opinion filed as Exhibit 5 hereto)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accountants for the Company
24.1	Powers of Attorney (included on signature pages)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of LaSalle Bank National Association with respect to the Indenture governing the Senior Floating Rate Toggle Notes due 2014.**

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of LaSalle Bank National Association with respect to the Indenture governing the 10.75% Senior Subordinated Notes due 2015.**
99.1	Form of Letter of Transmittal**
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**
99.3	Form of Letter to Clients**
99.4	Form of Notice of Guaranteed Delivery**

*	Filed herewith.

**	To be filed by amendment

***	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.